Form 10-K, Exhibit 13
period 1999-12-31
FARMERS & MERCHANTS BANCORP
filed 2000-03-23
CIK 1085913

                                                                      EXHIBIT 13



                            Farmers & Merchants Bank
                             of Central California




                                      1999
                                     Annual
                                     Report

Dear Shareholders:


Farmers & Merchants Bancorp's roots go back to 1916 when Farmers & Merchants Bank was founded to provide banking services to citizens living in California's Great Central Valley. Today the Bank maintains 18 conveniently located branch offices serving 9 Central Valley communities from Sacramento to Modesto and Turlock. Over the past 83 years, the Bank's Directors and Management have consistently embraced the time tested core values adopted when Farmers & Merchants Bank was first organized. Maximizing shareholder value, exceeding customers' expectations, fostering employee commitment and satisfaction, and actively supporting the communities served have been key components of the Bank's formula for success through the years.

We are extremely pleased to announce that 1999 was the most profitable and successful year in Farmers & Merchants Bancorp's history. Net income for 1999 totaled $9,216,000 and exceeded the prior year by 14.3%. The strong growth in profits occurred because of a 25.6% increase in total loans outstanding, a 9.2% rise in total deposits, and an 11.3% jump in service fee income. Throughout 1999 we focused on improving the Bank's financial fundamentals. Our emphasis on operating leverage enabled us to hold operating expense growth well below operating revenue growth. In 1999, we achieved a 4.3% spread between revenue growth and expense growth which produced the strong increase in operating income. As a result, return on equity increased 94 basis points over the prior year.

We have imposed heightened capital management discipline throughout the company to insure that returns on each business transaction exceed the cost of capital. Emphasis has been placed on increasing the profitability of core businesses, as well as lowering delivery costs. We are pleased with the operational efficiencies and improved customer service gained from the new Loan Processing Center and are optimistic about the economies to be derived once the new Operations Service Center opens in March 2000. Management continues to evaluate solutions for further leveraging the Bank's existing infrastructure. In addition, the Common Stock Repurchase Program approved by the shareholders was utilized throughout 1999.

In the future, Farmers & Merchants Bancorp will continue to differentiate itself through customer convenience and the delivery of quality products and service in a friendly and personal manner. The Bank's products and services are constantly being reviewed to ensure that customer expectations are being satisfied. We also remain committed to augmenting the level of volunteer and financial assistance donated to community support organizations. Our contribution levels were further increased in 1999. Reinvesting in the communities we serve is essential to Farmers & Merchants Bancorp's long term success.

We greatly appreciate the Board of Directors' assistance and guidance this past year. We are also grateful for the extraordinary effort put forth by the Bank's employees. The Bank's strong performance in 1999 is the direct result of their dedication, hard work, and exceptional contributions. A special thank you is also extended to our customers. We immensely value your business and feel privileged to be able to serve you.

As we begin the new millenium, your Board of Directors and Management remain optimistic about Farmers & Merchants Bancorp's future and ability to successfully meet the many challenges ahead. Our shareholders have always been a source of strength for the Bank. We greatly appreciate your continuing confidence and support. Please keep in mind that you can enhance your investment by transacting all of your personal business with the Bank and by recommending Farmers and Merchants Bank to your friends, associates and new acquaintances.



Kent A. Steinwert                                Ole R. Mettler
President & Chief Executive Officer              Chairman of the Board

Report of Management

The management of Farmers & Merchants Bancorp (the Company) and its subsidiary has the responsibility for the preparation, integrity and reliability of the consolidated financial statements and related financial information contained in this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and prevailing practices of the banking industry. Where amounts must be based on estimates and judgments, they represent the best estimates and judgments of management.

Management has established and is responsible for maintaining an adequate internal control structure designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, safeguarding of assets against loss from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The internal control structure includes: an effective financial accounting environment; a comprehensive internal audit function; an independent audit committee of the Board of Directors; and extensive financial and operating policies and procedures. Management also recognizes its responsibility for fostering a strong ethical climate which is supported by a code of conduct, appropriate levels of management authority and responsibility, an effective corporate organizational structure and appropriate selection and training of personnel.

The Board of Directors, primarily through its audit committee, oversees the adequacy of the Company's internal control structure. The audit committee, whose members are neither officers nor employees of the Company, meet periodically with management, internal auditors and internal credit examiners to review the functioning of each and to ensure that each is properly discharging its responsibilities. In addition, Arthur Andersen LLP, independent auditors, are engaged to audit the Company's financial statements.

Arthur Andersen LLP obtains and maintains an understanding of the Company's accounting and financial controls and conducts its audit in accordance with generally accepted auditing standards which includes such audit procedures as it considers necessary to express the opinion in the report that follows.

Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. However, management has assessed and believes that, as of December 31, 1999, the Company's internal control structure, as described above, provides reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

Management also is responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, Management believes that the Bank complied with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1999.



Kent A. Steinwert                               John R. Olson
President &                                     Executive Vice President &
Chief Executive Officer                         Chief Financial Officer

                                                          [ARTHUR ANDERSEN LOGO]


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and the Board of
Directors of Farmers & Merchants Bancorp:

We have audited the accompanying consolidated balance sheets of Farmers & Merchants Bancorp (a Delaware corporation) and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


                                         /s/ Arthur Andersen LLP


San Francisco, California
February 4, 2000


Consolidated Statements of Income
------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                              Year Ended December 31,
                                                                                        ---------------------------------
                                                                                         1999        1998         1997
-------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and Fees on Loans                                                             $34,593      $29,706      $26,304
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                                               793          943          724
Interest on Investment Securities:
  Taxable                                                                               17,398       17,141       15,298
  Tax-Exempt                                                                             3,271        3,404        3,649
-------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                                                             56,055       51,194       45,975
-------------------------------------------------------------------------------------------------------------------------

Interest Expense
Interest on Deposits                                                                    16,500       15,780       16,322
Interest on Borrowed Funds                                                               2,362        1,648          100
-------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                            18,862       17,428       16,422
-------------------------------------------------------------------------------------------------------------------------

      Net Interest Income                                                               37,193       33,766       29,553
Provision for Loan Losses                                                                1,700        1,400        5,450
-------------------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision for Loan Losses                               35,493       32,366       24,103
-------------------------------------------------------------------------------------------------------------------------

Non-Interest Income
Service Charges on Deposit Accounts                                                      3,163        2,842        2,693
Net Gain (Loss) on Sale of Investment Securities                                          (302)         333          202
Credit Card Merchant Fees                                                                  783          611          543
Other                                                                                    2,014        2,033        1,674
-------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                                          5,658        5,819        5,112
-------------------------------------------------------------------------------------------------------------------------

Non-Interest Expense
Salaries and Employee Benefits                                                          15,351       14,493       12,816
Occupancy Expense                                                                        1,691        1,787        1,842
Equipment Expense                                                                        2,268        2,103        1,956
Other                                                                                    7,711        7,712        7,563
-------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Expense                                                        27,021       26,095       24,177
-------------------------------------------------------------------------------------------------------------------------

Income Before Income Taxes                                                              14,130       12,090        5,038
Provision for Income Taxes                                                               4,914        4,030        1,027
-------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                       $ 9,216      $ 8,060      $ 4,011
=========================================================================================================================

Earnings Per Share                                                                     $ 13.92      $ 12.13       $ 6.03
=========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements


Consolidated Balance Sheets
--------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                                        December 31,
                                                                                                 -------------------------
Assets                                                                                             1999            1998
--------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks                                                                         $ 30,384         $ 27,572
Federal Funds Sold and Securities Purchased Under Agreements to Resell                            11,600           12,140
Investment Securities:
  Available-for-Sale                                                                             297,580          312,305
  Held-to-Maturity                                                                                49,275           60,152
--------------------------------------------------------------------------------------------------------------------------
      Total Investment Securities                                                                346,855          372,457
--------------------------------------------------------------------------------------------------------------------------

Loans                                                                                            413,409          329,178
  Less: Reserve for Loan Losses                                                                    9,787            8,589
--------------------------------------------------------------------------------------------------------------------------
      Loans, Net                                                                                 403,622          320,589
--------------------------------------------------------------------------------------------------------------------------

Premises and Equipment, Net                                                                       12,707           11,714
Interest Receivable and Other Assets                                                              14,713           14,327
--------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                                           $819,881         $758,799
==========================================================================================================================

Liabilities
Deposits:
   Demand                                                                                       $163,658         $156,586
   Interest-Bearing Transaction Accounts                                                          86,503           75,575
   Savings                                                                                       179,294          166,495
   Time                                                                                          255,688          228,731
--------------------------------------------------------------------------------------------------------------------------
      Total Deposits                                                                             685,143          627,387
--------------------------------------------------------------------------------------------------------------------------

Federal Funds Purchased                                                                               -             2,000
Federal Home Loan Bank Advances                                                                   41,064           41,093
Interest Payable and Other Liabilities                                                            13,473            8,914
--------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                       739,680          679,394
--------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding                     -                -
Common Stock:  Stated Value $0.01, 2,000,000 Shares Authorized, 660,989
   and 663,295 Issued and Outstanding at December 31, 1999 and 1998, Respectively                      7                6
Additional Paid-In Capital                                                                        47,993           43,576
Retained Earnings                                                                                 36,040           34,991
Accumulated Other Comprehensive Income (Loss)                                                     (3,839)             832
--------------------------------------------------------------------------------------------------------------------------
         Total Shareholders' Equity                                                               80,201           79,405
--------------------------------------------------------------------------------------------------------------------------
         Total Liabilities and Shareholders' Equity                                             $819,881         $758,799
==========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                                        Accumulated
                                                 Common                    Additional                      Other           Total
                                                 Shares         Common      Paid-In      Retained      Comprehensive   Shareholders'
                                               Outstanding      Stock       Capital      Earnings      Income (Loss)      Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                      575,681         $  6      $35,585       $37,206           $   (80)          $72,717
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                4,011                               4,011
Cash Dividends Declared on
   Common Stock                                                                          (2,869)                             (2,869)
5% Stock Dividend                                28,304                     3,821        (3,821)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                         (62)                                (62)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                            1,026             1,026
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                      603,985         $  6      $39,406       $34,465           $   946           $74,823
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                8,060                               8,060
Cash Dividends Declared on
   Common Stock                                                                          (3,070)                             (3,070)
5% Stock Dividend                                29,720                     4,399        (4,399)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                         (65)                                (65)
Redemption of Stock                              (1,520)                     (229)                                             (229)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                             (114)             (114)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                      632,185         $  6      $43,576       $34,991           $   832           $79,405
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                9,216                               9,216
Cash Dividends Declared on
   Common Stock                                                                          (3,273)                             (3,273)
5% Stock Dividend                                31,110            1        4,821        (4,822)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                         (72)                                (72)
Redemption of Stock                              (2,306)                     (404)                                             (404)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                           (4,671)           (4,671)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                      660,989         $  7      $47,993       $36,040           $(3,839)          $80,201
====================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows
------------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                             Year Ended December 31,
                                                                                      -------------------------------------
                                                                                         1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                            $   9,216      $   8,060      $   4,011
Adjustments to Reconcile Net Income to Net Cash Provided
   by Operating Activities:
      Provision for Loan Losses                                                           1,700          1,400          5,450
      Depreciation and Amortization                                                       1,770          1,637          1,571
      Provision for Deferred Income Taxes                                                  (457)          (542)         1,146
      Net Amortization of Investment Security Premium & Discounts                           674            221            449
      Net (Gain) Loss on Sale of Investment Securities                                      302           (333)          (202)
      Net (Increase) Decrease in Interest Receivable and Other Assets                     3,338           (552)            23
      Net Increase in Interest Payable and Other Liabilities                              4,559          2,454            989
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                       21,102         12,345         13,437
------------------------------------------------------------------------------------------------------------------------------
Investing Activities
Trading Securities:
      Purchased                                                                         (15,490)       (30,345)             -
      Sold or Matured                                                                    15,478         30,454              -
Securities Available-for-Sale:
      Purchased                                                                        (171,788)      (171,197)      (159,351)
      Sold or Matured                                                                   177,675        105,926        111,788
Securities Held-to-Maturity:
      Purchased                                                                          (2,114)        (4,070)        (3,518)
      Matured                                                                            12,927         42,819         21,336
Net Increase in Loans                                                                   (85,540)       (58,003)       (17,056)
Principal Collected on Loans Previously Charged Off                                         807            432            444
Net Additions to Premises and Equipment                                                  (2,763)        (1,742)        (1,475)
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Used for Investing Activities                                         (70,808)       (85,726)       (47,832)
------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction,
   and Savings Accounts                                                                  30,189         29,520         15,587
Net Increase in Time Deposits                                                            27,567         15,834         11,829
Net Increase (Decrease) in Federal Funds Purchased                                       (2,000)         2,000              -
Net Increase (Decrease) in Federal Home Loan Bank Advances                                  (29)        41,093              -
Stock Redemption                                                                           (404)          (229)             -
Cash Dividends                                                                           (3,345)        (3,135)        (2,932)
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Financing Activities                                       51,978         85,083         24,484
------------------------------------------------------------------------------------------------------------------------------
         Increase (Decrease) in Cash and Cash Equivalents                                 2,272         11,702         (9,911)
         Cash and Cash Equivalents at Beginning of Year                                  39,712         28,010         37,921
------------------------------------------------------------------------------------------------------------------------------
         Cash and Cash Equivalents at End of Year                                     $  41,984      $  39,712      $  28,010
==============================================================================================================================
Supplementary Data
Cash Payments made for Income Taxes                                                   $   4,520      $   5,436      $     800
Interest Paid                                                                         $  18,743      $  17,685      $  16,335
==============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income
-------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                             Year Ended December 31,
                                                                                        ---------------------------------
                                                                                         1999         1998         1997
-------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                       $ 9,216       $8,060       $4,011

      Other Comprehensive Income (Loss)

          Unrealized Gains (Losses) on Securities:

              Unrealized  holding gains (losses) arising during the
               period, net of income tax effects of $(3,386), $12
               and $795 for the years ended December 31, 1999, 1998
               and 1997, respectively.                                                  (4,841)          18        1,135

              Less: Reclassification adjustment for realized gains (losses)
               included in net income, net of related income tax effects
               of $(119), $92 and $76 for the years ended December 31,
               1999, 1998 and 1997, respectively.                                          170         (132)        (109)
-------------------------------------------------------------------------------------------------------------------------
                  Total Other Comprehensive Income (Loss)                               (4,671)        (114)       1,026
-------------------------------------------------------------------------------------------------------------------------
      Comprehensive Income                                                             $ 4,545       $7,946       $5,037
=========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1.   Significant Accounting Policies

Farmers & Merchants Bancorp (the Company) was organized April 30, 1999. Its primary operations are related to traditional banking activities through its subsidiary, Farmers & Merchants Bank of Central California (the Bank). The consolidated financial statements of the Company and its subsidiary, the Bank, are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiary, the Bank, along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Significant intercompany transactions have been eliminated in consolidation. Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

Certain amounts in the prior years' financial statements have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported income.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and Due from Banks and Federal Funds Sold and Securities Purchased Under Agreements to Resell. Generally, these transactions are for one-day periods. For these instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities

Investment securities are classified at the time of purchase as held-to-maturity if it is management's intent and the Company has the ability to hold the securities until maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discount using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Losses, reflecting a decline in value judged by the Company to be other than temporary, are recognized in the period in which they become known.

Securities are classified as available-for-sale if it is management's intent, at the time of purchase, to hold the securities for an indefinite period of time and/or to use the securities as part of the Company's asset/liability management strategy. Securities classified as available-for-sale include securities which may be sold to effectively manage interest rate risk exposure, prepayment risk, satisfy liquidity demands and other factors. These securities are reported at fair value with aggregate, unrealized gains or losses excluded from income and included as a separate component of shareholders' equity, net of related income taxes. Fair values are based on quoted market prices or broker/dealer price quotations on a specific identification basis. Gains or losses on the sale of these securities are computed using the specific identification method. Unrealized losses on these securities, reflecting a decline in value judged by the Company to be other than temporary, are recognized in the period in which they become known.

Trading securities are acquired for short-term appreciation and are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in non-interest income.

Loans

Loans are reported at the principal amount outstanding net of unearned discounts and deferred loan fees. Interest income on loans is accrued daily on the outstanding balances using the simple interest method. Loan origination fees are deferred and recognized over the contractual life of the loan as an adjustment to the yield. Loans are placed on a non-accrual status when the collection of principal or interest is in doubt or when they become past due for 90 days or more unless they are both well-secured and in the process of collection. For this purpose a loan is considered well-secured if it is collateralized by property having a net realizable value in excess of the amount of the loan or is guaranteed by a financially capable party. When a loan is placed on non-accrual status, the accrued and unpaid interest receivable is reversed and charged against current income. Non-accrual loans are returned to accrual status when the loans are paid current as to principal and interest and future payments are expected to be made in accordance with the contractual terms of the loan.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. Cash payments are first applied as a reduction of the principal balance until collection of the remaining principal and interest can be reasonably assured.

Reserve for Loan Losses

As a financial institution which assumes lending and credit risks as a principal element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the reserve for loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs. Management reviews the credit quality of the loan portfolio on a quarterly basis and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the reserve balance. The reserve is based on estimates, and ultimate losses may vary from current estimates. The estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become known. Management has allocated specific reserves to various loan categories. Nevertheless, the reserve is general in nature and is available for the loan portfolio as a whole.

Premises and Equipment

Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight line method over the estimated useful lives of the assets. Estimated useful lives of buildings range from 30 to 40 years, and for furniture and equipment from 3 to 8 years. Leasehold improvements are amortized over the lesser of the terms of the respective leases, or their useful lives, which are generally 5 to 10 years. Remodeling and capital improvements are capitalized while maintenance and repairs are charged directly to occupancy expense.

Other Real Estate

Other real estate owned, which is included in other assets, is comprised of properties acquired through foreclosures in satisfaction of indebtedness. These properties are carried at the lower of the recorded loan balance or their estimated net realizable value based on current appraisals. Initial losses on properties acquired through full or partial satisfaction of debt are treated as credit losses and charged to the Reserve for Loan Losses at the time of acquisition. Subsequent declines in value from the recorded amounts, routine holding costs, and gains or losses upon disposition, if any, are included in non-interest income or expense as incurred.

Income Taxes

As required, the Company uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the
deferred tax asset and deferred tax liability balances during the year.   This
amount combined with the current taxes payable or refundable results in the income tax expense for the current year.

Earnings Per Share

Earnings per share amounts are computed by dividing net income by the weighted
average number of common shares outstanding at the end of the year.   Prior
years have been restated for the 5% stock dividend paid in each of the years presented.

Comprehensive Income

On January 1, 1998, the Company adopted the Statement of Financial Accounting Standards, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in fair value of its available-for-sale investment securities.

2.   Securities Purchased Under Agreements to Resell

The Bank enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated
AA or better.   During 1999, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities.

3.   Investment Securities

The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows: (in thousands)

                                                                                 Gross Unrealized
                                                                  Amortized   ------------------------  Fair/Book
  December 31, 1999                                                 Cost         Gains        Losses      Value
-------------------------------------------------------------------------------------------------------------------
  U.S. Treasury Securities                                        $ 12,158        $    3       $  286      $ 11,875
  Securities of U.S. Government Agencies and Corporations            7,156             -          143         7,013
  Obligations of States and Political Subdivisions                  24,093             3        1,054        23,042
  Mortgage-Backed Securities                                       256,051           108        5,156       251,003
  Other                                                              4,647             -            -         4,647
-------------------------------------------------------------------------------------------------------------------
    Total                                                         $304,105        $  114       $6,639      $297,580
===================================================================================================================
  December 31, 1998
-------------------------------------------------------------------------------------------------------------------
  U.S. Treasury Securities                                        $  9,030        $   69       $    -      $  9,099
  Securities of U.S. Government Agencies and Corporations           11,974           164            -        12,138
  Obligations of States and Political Subdivisions                  23,823           298           74        24,047
  Mortgage-Backed Securities                                       256,685         1,442          483       257,644
  Other                                                              9,377             -            -         9,377
-------------------------------------------------------------------------------------------------------------------
    Total                                                         $310,889        $1,973       $  557      $312,305
===================================================================================================================

The book values, estimated fair values, and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                                                 Gross Unrealized
                                                                  Book        ------------------------    Fair
  December 31, 1999                                               Value          Gains        Losses      Value
-------------------------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies and Corporations        $ 1,995        $    -       $    10     $  1,985
  Obligations of States and Political Subdivisions                46,423           344           257       46,510
  Other                                                              857            59             -          916
-------------------------------------------------------------------------------------------------------------------
    Total                                                        $49,275        $  403       $   267     $ 49,411
===================================================================================================================
  December 31, 1998
-------------------------------------------------------------------------------------------------------------------
  U.S. Treasury Securities                                       $ 2,006        $   11       $     -     $  2,017
  Securities of U.S. Government Agencies and Corporations          1,990            41             -        2,031
  Obligations of States and Political Subdivisions                55,088         1,845             -       56,933
  Other                                                            1,068           100             -        1,168
-------------------------------------------------------------------------------------------------------------------
    Total                                                        $60,152        $1,997       $     -     $ 62,149
===================================================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 1999 and 1998 are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  After 1       After 5                    Total
       Securities Available-for-Sale               Within           but           but         Over         Fair
      December 31, 1999 (in thousands)             1 Year        Within 5      Within 10    10 years       Value
-------------------------------------------------------------------------------------------------------------------
  U.S. Treasury Securities                          $ 2,006      $ 9 ,869       $     -      $     -     $ 11,875
  Securities of U.S. Government
    Agencies and Corporations                             -         7,013             -            -        7,013
  Obligations of States and Political
    Subdivisions                                      1,000         5,157        13,381        3,504       23,042
  Mortgage-Backed Securities                          8,759       194,843        46,640          761      251,003
  Other                                               4,647             -             -            -        4,647
-------------------------------------------------------------------------------------------------------------------
    Total                                           $16,412      $216,882       $60,021      $ 4,265     $297,580
===================================================================================================================
  1998 Totals                                     $  57,078      $203,462       $38,972      $12,793     $312,305
===================================================================================================================

                                                                 After 1        After 5                    Total
        Securities Held-to-Maturity                Within          but            but         Over         Book
      December 31, 1999 (in thousands)             1 Year        Within 5      Within 10    10 years       Value
-------------------------------------------------------------------------------------------------------------------
  Securities of U.S. Government
    Agencies and Corporations                     $      -       $  1,995       $     -      $     -        1,995
  Obligations of States and Political
    Subdivisions                                     7,494         21,884        16,691          354       46,423
  Other                                                  -              -             -          857          857
-------------------------------------------------------------------------------------------------------------------
    Total                                         $  7,494       $ 23,879       $16,691      $ 1,211     $ 49,275
===================================================================================================================
  1998 Totals                                     $  8,260       $ 29,883       $18,760      $ 3,249     $ 60,152
===================================================================================================================

Proceeds from sales of securities available-for-sale were as follows: (in thousands)

                                                                                 Gross          Gross       Gross
                                                                               Proceeds         Gains       Losses
-------------------------------------------------------------------------------------------------------------------
1999                                                                              $54,231         $285         $118
1998                                                                              $16,254         $137         $  1
1997                                                                              $89,018         $150         $466

As of December 31, 1999, securities carried at $131,848,000 were pledged to secure public and other deposits as required by law.

4. Loans and Reserve for Loan Losses

Loans as of December 31, consisted of the following: (in thousands)

                                                                                            1999           1998
------------------------------------------------------------------------------------------------------------------
  Real Estate                                                                              $222,354       $180,468
  Real Estate Construction                                                                   39,186         26,529
  Commercial                                                                                129,969        105,403
  Consumer                                                                                   22,248         17,088
------------------------------------------------------------------------------------------------------------------
                                                                                            413,757        329,488
  Less:  Unearned Income on Loans                                                              (348)          (310)
------------------------------------------------------------------------------------------------------------------
  Total Loans                                                                              $413,409       $329,178
==================================================================================================================
  Non-Accrual Loans                                                                        $  2,499       $  4,601
==================================================================================================================

The estimated fair value of the Company's net loan portfolio was $407,070,000 and $333,951,000 for the years ended December 31, 1999 and 1998, respectively. The fair value of the loan portfolio is estimated by discounting the future estimated cash flows using the Company's current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Changes in the reserve for loan losses consisted of the following:
(in thousands)

                                                                               1999         1998       1997
-------------------------------------------------------------------------------------------------------------
  Balance, January 1                                                          $ 8,589       $7,188    $10,031
  Provision Charged to Operating Expense                                        1,700        1,400      5,450
  Recoveries of Loans Previously Charged Off                                      807          432        444
  Loans Charged Off                                                            (1,309)        (431)    (8,737)
-------------------------------------------------------------------------------------------------------------
  Balance, December 31                                                        $ 9,787       $8,589    $ 7,188
=============================================================================================================

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. All impaired loans have been assigned a related reserve for credit losses. As of December 31, 1999 and 1998 the total recorded investment in impaired loans was $2,499,000 and $1,571,000, respectively. The related allowance for credit losses was $364,000 and $328,000 for the years ended 1999 and 1998, respectively. This reserve is included in the reserve for loan losses reported above. For income reporting purposes, impaired loans are placed on a non-accrual status and are more fully discussed in Note 1. Cash payments are first applied as a reduction of the loan's principal balance until collection of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash. The average balance of impaired loans was $3.4 million and $1.5 million for the years ended 1999 and 1998, respectively. There was no interest income forgone on loans placed on non-accrual status was $48,000, $681,000 and $813,000 as of December 31, 1999, 1998 and 1997, respectively.

5. Premises and Equipment

Premises and equipment as of December 31, consisted of the following:

(in thousands)                                                               1999         1998
-------------------------------------------------------------------------------------------------
Land and Buildings                                                           $15,226      $13,067
Furniture, Fixtures and Equipment                                             14,085       14,204
Leasehold Improvements                                                           835          839
-------------------------------------------------------------------------------------------------
                                                                              30,146       28,110
Less:  Accumulated Depreciation and Amortization                              17,439       16,396
-------------------------------------------------------------------------------------------------
   Total                                                                     $12,707      $11,714
=================================================================================================

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,770,000, $1,637,000 and $1,571,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Total rental expense for premises were $240,000, $228,000 and $221,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Rental income was $81,000, $68,000 and $87,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

6. Other Real Estate

Other real estate, included in Interest Receivable and Other Assets, totaled $204,000 and $636,000 at December 31, 1999 and 1998, respectively. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or estimated net realizable value determined at the date acquired. Losses arising from the acquisition of these properties are charged against the reserve for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.

7. Deposits

Deposits of $100,000 or more were as follows:

(in thousands)                                                               December 31,
                                                                  -----------------------------------
                                                                    1999         1998         1997
-----------------------------------------------------------------------------------------------------
Balance                                                             $74,259      $62,371      $66,937
=====================================================================================================

At December 31, 1999, the scheduled maturities of time deposits were as follows:

(in thousands)                                                      Scheduled
                                                                   Maturities
2000                                                                $218,413
2001                                                                  29,496
2002                                                                   7,418
2003                                                                     200
2004 and thereafter                                                      161
----------------------------------------------------------------------------
   Total                                                            $255,688
============================================================================

The fair values of the Company's deposit liabilities were $620,892,000 and $628,572,000 for the years ended December 31, 1999 and 1998, respectively. The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities.

8. Income Taxes

Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:

(in thousands)                                                         1999          1998          1997
---------------------------------------------------------------------------------------------------------
Current
  Federal                                                              $3,764        $3,220        $ (237)
  State                                                                 1,607         1,352           118
---------------------------------------------------------------------------------------------------------
    Total Current                                                       5,371         4,572          (119)
---------------------------------------------------------------------------------------------------------
  Deferred
    Federal                                                              (383)         (502)          717
    State                                                                 (74)          (40)          429
---------------------------------------------------------------------------------------------------------
     Total Deferred                                                      (457)         (542)        1,146
---------------------------------------------------------------------------------------------------------
        Total Provision for Taxes                                      $4,914        $4,030        $1,027
=========================================================================================================

The total provision for income taxes differs from the federal statutory rate as follows:

(in thousands)
                                                      1999                           1998                           1997
                                            --------------------------     --------------------------   --------------------------
                                              Amount          Rate           Amount          Rate           Amount          Rate
-----------------------------------------------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate        $ 4,804          34.0 %        $ 4,111          34.0 %        $ 1,713          34.0 %
Interest on Obligations of States
   and Political Subdivisions
   Exempt from Federal Taxation                 (1,008)         (7.1)%         (1,001)         (8.3)%         (1,099)        (21.8)%
State and Local Income Taxes,
   Net of Federal Income Tax Benefit             1,012           7.2 %            866           7.2 %            361           7.2 %
Other, Net                                         106           0.7 %             54           0.4 %             52           1.0 %
-----------------------------------------------------------------------------------------------------------------------------------
      Total Provision for Taxes                $ 4,914          34.8 %        $ 4,030          33.3 %        $ 1,027          20.4 %
===================================================================================================================================

The components of the net deferred tax assets as of December 31, are as follows:

(in thousands)                                                                                1999           1998
--------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets
   Reserve for Loan Losses                                                                    $ 3,720         $3,243
   Unrealized (Loss) Gain on Securities Available-for-Sale                                      2,685           (584)
   Accrued Liabilities                                                                          1,021            868
   Deferred Compensation                                                                          666            532
   Other Real Estate                                                                              468            360
   State Franchise Tax                                                                            521            446
   Interest on Non-Accrual Loans                                                                  108            330
--------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Assets                                                                 9,189          5,195
--------------------------------------------------------------------------------------------------------------------

Deferred Tax Liabilities
   Depreciation                                                                                  (532)          (623)
   Securities Accretion                                                                          (477)          (248)
   Other                                                                                         (226)           (96)
--------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Liabilities                                                           (1,235)          (967)
--------------------------------------------------------------------------------------------------------------------
         Net Deferred Tax Assets                                                              $ 7,954         $4,228
====================================================================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets. Prior year totals have been restated to conform with the tax return as filed.

9. Short Term Borrowings

As of December 31, 1999 and 1998, the Company had unused lines of credit available for short term liquidity purposes of $136 million. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.

10. Federal Home Loan Bank Advances

The Company's advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,

(in thousands)                                                                          1999             1998
-------------------------------------------------------------------------------------------------------------------
5.35% note payable due February 2, 2008 with interest due quarterly, callable
 February 2, 2003 and quarterly thereafter.                                                $25,000          $25,000
5.38% note payable due August 12, 2008 with interest due quarterly, callable
 August 12, 2003 and quarterly thereafter.                                                  15,000           15,000
5.60% amortizing note, interest and  principal payable monthly with final
 maturity of September 25, 2018.                                                             1,064            1,093
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                   $41,064          $41,093
===================================================================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the company and by agency and mortgage-backed securities with carrying values of $50,035,000 and approximate market values of $48,533,000.

The fair value of advances from the Federal Home Loan Bank was $38,936,000 and $41,088,000 at December 31, 1999 and 1998, respectively.

11. Shareholders' Equity

Beginning in 1975 and continuing through 1999, the Company has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to the Company without prior approval of the California State Department of Financial Institutions (DFI). These regulations limit total dividends declared by a state chartered bank to the lesser of (1) retained earnings or (2) the bank's net profits less distributions for the preceding three calendar years. As of December 31, 1999, the Bank could declare dividends of $11,875,000 without approval of the DFI. These regulations apply to all California state chartered banks.

The Accumulated Other Comprehensive Income is the result of the accounting standard, Reporting Comprehensive Income. This accounting principle requires securities classified as available-for-sale be reported at their fair values. Unrealized gains and losses are reported on a net-of-tax basis as a component of Shareholders' Equity.

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation. These guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and aid in making the definition of banking capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Failure to meet these minimum capital requirements can initiate certain disciplinary actions by regulators. As of December 31, 1999 and 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject and was categorized as a well capitalized bank by the FDIC. The following table illustrates the relationship between the regulatory capital requirements and the Company and Bank's capital position. (Bank only is presented for 1998.)

                                                                                                          To Be Well
                                                                                                      Capitalized Under
                                                                              Regulatory Capital      Prompt Corrective
(in thousands)                                              Actual               Requirements         Action Provisions
December 31, 1999                                      Amount      Ratio      Amount      Ratio       Amount      Ratio
-------------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $89,573      16.70%    $42,915        8.0%     $53,644       10.0%
Total Consolidated Capital to Risk Weighted Assets      $90,784      16.92%    $42,922        8.0%     $53,653       10.0%
Tier I Bank Capital to Risk Weighted Assets             $82,829      15.44%    $21,458        4.0%     $32,187        6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $84,040      15.66%    $21,461        4.0%     $32,192        6.0%
Tier I Bank Capital to Average Assets                   $82,829      10.37%    $31,938        4.0%     $39,923        5.0%

December 31, 1998
-------------------------------------------------------------------------------------------------------------------------
Total Capital to Risk Weighted Assets                   $84,106      20.80%    $32,344        8.0%     $40,431       10.0%
Tier I Capital to Risk Weighted Assets                  $79,009      19.54%    $16,172        4.0%     $24,258        6.0%
Tier I Capital to Average Assets                        $79,009      11.45%    $27,598        4.0%     $34,497        5.0%

12. Employee Benefit Plans

The Company, through the Bank, sponsors a defined benefit pension plan covering all employees of Farmers & Merchants Bank of Central California who have completed one year of service and attained age 21.

The Plan provides benefits, up to a maximum stated in the plan, based on each covered employee's years of service and highest five-year average compensation earned while a participant in the plan.

Plan benefits are fully vested after five years of plan service.

The Company's funding policy is to contribute annually an amount that is not less than the ERISA minimum funding requirement and not in excess of the maximum tax-deductible contribution as developed in accordance with the aggregate cost method.

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                                                                  1999          1998
--------------------------------------------------------------------------------------------------------------------
Benefit Obligation at Beginning of Year                                                         $5,009        $4,320
Service Cost                                                                                       536           441
Interest Cost                                                                                      360           331
Benefits Paid                                                                                     (779)         (762)
Actuarial Loss                                                                                     137           679
--------------------------------------------------------------------------------------------------------------------
      Total Benefit Obligation at End of Year                                                   $5,263        $5,009
====================================================================================================================

The Change in Plan Assets are as follows: (in thousands)                                          1999          1998
--------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                                                  $4,959        $4,520
Employer Contribution                                                                              666           612
Benefits Paid                                                                                     (779)         (762)
Actual Return on Plan Assets                                                                       659           589
--------------------------------------------------------------------------------------------------------------------
      Total Fair Value of Plan Assets at End of Year                                            $5,505        $4,959
====================================================================================================================

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31:

(in thousands)                                                                                  1999          1998
--------------------------------------------------------------------------------------------------------------------
Benefit Obligation                                                                              $5,263        $5,009
Fair Value of Plan Assets                                                                        5,505         4,959
--------------------------------------------------------------------------------------------------------------------
Funded Status                                                                                      242           (50)
Unrecognized Net (Asset) at Transition                                                            (114)         (142)
Unrecognized Prior Service Cost                                                                    (69)          (77)
Unrecognized Net Loss                                                                              492           684
--------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                    $  551        $  415
====================================================================================================================

Amounts Recognized:
--------------------------------------------------------------------------------------------------------------------
Prepaid Benefit Cost                                                                            $   551       $  415
Accrued Benefit Liability                                                                             -            -
Intangible Asset                                                                                      -            -
--------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                    $   551       $  415
====================================================================================================================

The components of the net periodic benefit costs are as follows:

(in thousands)                                                                         1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------
Service Cost                                                                            $ 536         $ 441         $ 402
Interest Cost                                                                             360           331           318
Expected Return on Plan Assets                                                           (426)         (355)         (265)
Amortization of
   Unrecognized Net Asset at Transition                                                   (28)          (28)          (28)
   Unrecognized Prior Service Cost                                                         (7)           (7)           (7)
   Unrecognized Net Loss                                                                   96            49            31
-------------------------------------------------------------------------------------------------------------------------
   Total Net Periodic Benefit Cost                                                      $ 531         $ 431         $ 451
=========================================================================================================================
Assumptions Used in the Accounting were:

Discount Rate (Settlement Rate)                                                          7.50%         6.50%         7.00%
Rate of Increase in Salary Levels                                                        4.00%         5.00%         5.00%
Expected Return on Assets                                                                9.00%         9.00%         8.00%
=========================================================================================================================

Substantially all full-time employees of the Bank with one or more years of service also participate in a defined contribution profit sharing plan. Contributions to this plan are made at the discretion of the Board of Directors and the Board can terminate the plan at any time. The Bank contributed $485,000, $465,000 and $420,000 for the years ended December 31, 1999, 1998 and
1997, respectively. The employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the Plan. The Bank does not match employee contributions within the 401(k) feature of the Plan.

The Bank sponsors a Deferred Bonus Plan for certain employees. Deferred bonuses are granted and benefits accumulate based on the cumulative profits during the employee's participation period. The Bank contributed $111,000 and $54,000 for the years ended December 31, 1999 and 1998, respectively.

13. Commitments and Contingencies

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These instruments include commitments to extend credit, letters of credit and financial guarantees that are not reflected in the Consolidated Balance Sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party with regards to standby letters of credit, undisbursed loan commitments and financial guarantees is represented by the contractual notional amount of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established
in the contract.   The Company uses the same credit policies in making
commitments and conditional obligations as it does for recorded balance sheet items. The Company may or may not require collateral or other security to support financial instruments with credit risk. Evaluations of each customer's creditworthiness are performed on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $6,635,000 at December 31, 1999, and $6,019,000 at December 31, 1998. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Undisbursed loan commitments totaled $153,329,000 and $123,598,000 as of December 31, 1999 and 1998, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company does not anticipate any loss as a result of these transactions.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 1999 were $117,000, and $43,000 for the years ended December 31, 2000 through 2001, respectively; and none thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 1999 or at December 31, 1999 and 1998.

14. Transactions with Related Parties

The Company, in the ordinary course of business, has had, and expects to have in the future, deposit and loan transactions with Directors, executive officers and their affiliated companies. These transactions were on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than normal credit risk or other unfavorable features.

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 1999, were as follows:

(in thousands)
------------------------------------------------------------------------------------------------------------------
Loan Balances December 31, 1998                                                                            $ 2,692
   Disbursements During 1999                                                                                   476
   Loan Reductions During 1999                                                                              (2,063)
------------------------------------------------------------------------------------------------------------------
Loan Balances December 31, 1999                                                                            $ 1,105
==================================================================================================================

15. Future Impact of Accounting Standards Not Yet Adopted

The Financial Accounting Standards Board (FASB) has issued an accounting statement that has yet to be adopted by the Company. The following is a brief description of this statement.

In June 1998, the FASB issued the accounting standard "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for fiscal years beginning after June 15, 2000. The Company does not believe that the adoption of this new accounting standard will have a material impact on its operations and financial position.

16. Parent Company Financial Information

Farmers & Merchants Bancorp was organized April 30, 1999.  As a result,
comparative financial information is not available.   The financial information
below is for the eight-month period ended December 31, 1999.

                          Farmers & Merchants Bancorp
                                 Balance Sheet

(in thousands)                                                                                           1999
----------------------------------------------------------------------------------------------------------------
Cash                                                                                                     $ 1,126
Investment in Farmers & Merchants Bank of Central California                                              78,991
Other Assets                                                                                                  84
----------------------------------------------------------------------------------------------------------------
   Total Assets                                                                                          $80,201
================================================================================================================

Liabilities                                                                                              $     -
Shareholders' Equity                                                                                      80,201
----------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders Equity                                                             $80,201
================================================================================================================


                          Farmers & Merchants Bancorp
                                Income Statement
                 for the eight month period ending December 31,

                                                                                                         1999
----------------------------------------------------------------------------------------------------------------
Equity Earnings in Farmers & Merchants Bank of Central California                                         $6,298
Other Expenses, Net                                                                                         (116)
----------------------------------------------------------------------------------------------------------------
   Net Income                                                                                             $6,182
================================================================================================================

                          Farmers & Merchants Bancorp
                            Statement of Cash Flows
                 for the eight month period ending December 31,

                                                                                                          1999
-----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net Income                                                                                                $ 6,182
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
  Earnings from Farmers & Merchants Bank of Central California                                             (6,298)
  Net (Increase) in Interest Receivable and Other Assets                                                      (84)
-----------------------------------------------------------------------------------------------------------------
     Net Cash Used in Operating Activities                                                                   (200)
-----------------------------------------------------------------------------------------------------------------
Investing Activities:
  Dividends Received from Farmers & Merchants Bank of Central California                                    5,075
-----------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Investing Activities                                                              5,075
-----------------------------------------------------------------------------------------------------------------
Financing Activities:
  Stock Redemption                                                                                           (404)
  Cash Dividends                                                                                           (3,345)
-----------------------------------------------------------------------------------------------------------------
     Net Cash Used by Financing Activities                                                                 (3,749)
-----------------------------------------------------------------------------------------------------------------
     Increase in Cash and Cash Equivalents                                                                  1,126
     Cash and Cash Equivalents at Beginning of Year                                                             -
-----------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at End of Year                                                               $ 1,126
=================================================================================================================

Five Year Financial Summary of Operations


(in thousands, except per share data)
                                           1999           1998           1997           1996           1995
--------------------------------------------------------------------------------------------------------------
Total Interest Income                     $ 56,055       $ 51,194       $ 45,975       $ 45,060       $ 42,381
Total Interest Expense                      18,862         17,428         16,422         15,557         15,238
--------------------------------------------------------------------------------------------------------------
Net Interest Income                         37,193         33,766         29,553         29,503         27,143
Provision for Loan Losses                    1,700          1,400          5,450          4,000          1,000
--------------------------------------------------------------------------------------------------------------
Net Interest income After
  Provision for Loan Losses                 35,493         32,366         24,103         25,503         26,143
Total Non-Interest Income                    5,658          5,819          5,112          5,157          4,687
Total Non-Interest Expense                  27,021         26,095         24,177         22,013         20,764
--------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                  14,130         12,090          5,038          8,647         10,066
Provision for Income Taxes                   4,914          4,030          1,027          1,566          3,033
--------------------------------------------------------------------------------------------------------------
  Net Income                              $  9,216       $  8,060       $  4,011       $  7,081       $  7,033
==============================================================================================================

Balance Sheet Data
Investment Securities                     $346,855       $374,170       $346,125       $314,881       $287,413
Loans                                      413,409        329,178        271,606        263,287        258,489
Reserve for Loan Losses                      9,787          8,589          7,188         10,031          7,089
Deposits                                   685,143        627,387        582,033        554,617        525,437
Federal Home Loan Bank Advances             41,064         41,093              -              -              -
Shareholders' Equity                        80,201         79,405         74,823         72,717         68,342

Selected Ratios
Return on Average Assets                      1.19%          1.17%           .63%          1.17%          1.22%
Return on Average Equity                     11.10%         10.16%          5.43%          9.89%         10.69%
Dividend Payout Ratio                        36.30%         38.91%         73.10%         39.08%         36.30%
Average Loan to Average Deposits             52.93%         48.93%         47.07%         50.28%         48.20%
Average Equity to Average Assets Ratio       10.86%         11.33%         11.65%         11.91%         11.63%

Per Share Data (1)
Net Income                                $   13.92      $  12.13       $   6.03       $  10.65       $  10.58
Cash Dividends Declared                   $    4.95      $   4.62       $   4.32       $   4.07       $   3.76

(1) Based on the weighted average number of shares outstanding of 662,268, 664,609 and 664,815 for the years ended December 31, 1999, 1998 and 1997 respectively. Prior years have been adjusted for 5% stock dividends issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)

                                          First       Second        Third       Fourth
1999                                     Quarter      Quarter      Quarter      Quarter       Total
-----------------------------------------------------------------------------------------------------
Total Interest Income                     $12,867      $13,804      $14,481      $14,903      $56,055
Total Interest Expense                      4,548        4,564        4,752        4,998       18,862
-----------------------------------------------------------------------------------------------------
Net Interest Income                         8,319        9,240        9,729        9,905       37,193
Provision for Loan Losses                     300          600          500          300        1,700
-----------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                 8,019        8,640        9,229        9,605       35,493
Total Non-Interest Income                   1,547        1,479        1,574        1,058        5,658
Total Non-Interest Expense                  6,040        6,584        7,084        7,313       27,021
-----------------------------------------------------------------------------------------------------
Income Before Income Taxes                  3,526        3,535        3,719        3,350       14,130
Provision for Income Taxes                  1,213        1,222        1,316        1,163        4,914
-----------------------------------------------------------------------------------------------------
  Net Income                              $ 2,313      $ 2,313      $ 2,403      $ 2,187      $ 9,216
=====================================================================================================
Earnings Per Share                          $3.49        $3.49        $3.63        $3.31       $13.92
=====================================================================================================
1998
-----------------------------------------------------------------------------------------------------
Total Interest Income                     $12,325      $12,946      $13,010      $12,913      $51,194
Total Interest Expense                      4,141        4,229        4,405        4,653       17,428
-----------------------------------------------------------------------------------------------------
Net Interest Income                         8,184        8,717        8,605        8,260       33,766
  Provision for Loan Losses                   300          300          300          500        1,400
-----------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                 7,884        8,417        8,305        7,760       32,366
Total Non-Interest Income                   1,409        1,446        1,367        1,597        5,819
Total Non-Interest Expense                  6,103        6,491        6,448        7,053       26,095
-----------------------------------------------------------------------------------------------------
Income Before Income Taxes                  3,190        3,372        3,224        2,304       12,090
Provision for Income Taxes                  1,114        1,155        1,096          665        4,030
-----------------------------------------------------------------------------------------------------
  Net Income                              $ 2,076      $ 2,217      $ 2,128      $ 1,639      $ 8,060
=====================================================================================================
Earnings Per Share                          $3.12        $3.33        $3.20        $2.47       $12.13
=====================================================================================================

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 1999, 1998 and 1997, $1.70, $1.57 and $1.45 per share, respectively, and for December 1999, 1998, and 1997, $3.25, $3.05 and $2.87 per share, respectively. Based on information from shareholders and from Company stock transfer records, the prices paid in 1999, 1998 and 1997 ranged from $135.00 to $210.00 per share

Management's Discussion and Analysis

Forward-Looking Statements

This annual report contains various forward-looking statements, usually containing the words "estimate," "project," "expect," "objective," "goal," or similar expressions and includes assumptions concerning the Company's operations, future results, and prospects. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995, the Company provides the following cautionary statement identifying important factors which could cause the actual results of events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, real estate, consumer, and other lending activities; (iv) changes in federal and state banking regulations;
(v) other external developments which could materially impact the Company's operational and financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Introduction

The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and subsidiaries' performance during 1999 and the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

Farmers & Merchants Bancorp is a bank holding company formed April 30, 1999.
Its subsidiary, Farmers & Merchants Bank of Central California is a state chartered bank with 18 offices located in Sacramento, San Joaquin and Stanislaus Counties. Virtually all of the Company's business activities are conducted within its market area.

This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report. Per share amounts for 1998 and 1997 have been restated to reflect the 5% stock dividend declared during 1999.

Overview

At the completion of our 83rd year, management is pleased to present the highest reported income in the Company's history. As of December 31, 1999, Farmers & Merchants Bancorp reported net income of $9,216,000, earnings per share of $13.92, return on average assets of 1.19% and return on average equity of 11.10%. For the year 1998, net income totaled $8,060,000, earnings per share was $12.13 for the year, return on average assets was 1.17%, and the return on average shareholders' equity totaled 10.16%. As for 1997, net income was $4,011,000, earnings per share was $6.03, while return on average assets was 0.63% and the return on average shareholders' equity was 5.43%.

As of December 31, 1999, consolidated assets were $819.9 million, gross loans were $413.4 million and deposits were $685.1 million. Total consolidated assets increased $61.1 million, gross loans increased $84.2 million and deposits grew $57.8 million.

The Company's improved financial performance in 1999 was due to a combination of increased revenue generated from its core business, improvement in the credit quality of the loan portfolio and effective capital management strategies.

The following is a summary of the financial accomplishments achieved during 1999:

 . Net interest income increased 10.2% to $37,193,000 from $33,766,000 reported during 1998.

 . The provision for loan losses increased to $1,700,000 during 1999 compared to $1,400,000 in 1998.

 . Non-interest income (net of securities transactions) increased 8.6% during 1999, when compared to 1998.

 . Non-interest expense increased $926,000 or 3.5% during 1999 compared to an increase of 7.9% in 1998.

 . Total assets increased 8.0% to $819,881,000.

 . Total loans increased 25.6% to $413,409,000.

 . Non-accrual loans decreased 45.7% and totaled $2.5 million at December 31.

 . Total investment securities decreased to $346,855,000 from $372,457,000 in 1998.

 . Total Shareholders' Equity increased to $80,201,000.

Net Interest Income

Net interest income is the amount by which the interest and fees on loans and interest earned on earning assets exceeds the interest paid on interest bearing sources of funds. For the purpose of analysis, the interest earned on tax-exempt investments and municipal loans is adjusted to an amount comparable to interest subject to normal income taxes. This adjustment is referred to as "taxable equivalent" and is noted wherever applicable. Interest income and expense are affected by changes in the volume and mix of average interest earning assets and average interest bearing liabilities, as well as fluctuations in interest rates. Therefore, increases or decreases in net interest income are analyzed as changes in volume, changes in rate and changes in the mix of assets and liabilities.

Net interest income grew 10.2% to $37.2 million during 1999. During 1998, net interest income was $33.8 million representing an increase of 14.3% over 1997. On a fully taxable equivalent basis, net interest income increased 9.5% and totaled $38.9 million during 1999, compared to $35.5 million for 1998. In 1997, on a taxable equivalent basis, net interest income declined 0.6% or $202 thousand from that of 1996. Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1999, the net interest margin was 5.31% compared to 5.46% in 1998. The decrease in net interest margin was the result of the yields on average earning assets declining at a greater rate than rates paid on interest bearing deposits during 1999.

The predominant reasons for the growth in net interest income during 1999 was the increase in the volume of average earning assets as well as the change in the mix of asset totals and deposit balances. As a result of aggressive marketing efforts and calling programs, average earning assets increased $82.4 million during 1999 while average interest bearing liabilities increased $60.1 million.

Loans, the Company's highest earning asset, increased $84.2 million as of December 31, 1999 compared to 1998. On an average balance basis, loans increased by $68.1 million during the year, which contributed to the corresponding increase in interest and fees on loans of $4.9 million. The yield on the loan portfolio was 9.5% in 1999 compared to 10.1% in 1998. The decrease in loan yields during 1999 was the result of a lower interest rate environment during the first two quarters of 1999 along with increased price competition for new loans.

The investment portfolio represents a significant portion of the Company's earning assets. The Company's investment policy is conservative. The Company primarily invests in mortgage-backed securities, U.S. Treasuries, U.S. Government Agencies, and high-grade municipals. Since the risk factor for these types of investments is significantly lower than that of loans, the yield earned on investments is substantially less than that of loans.

Average investment securities increased $16.3 million during 1999. This resulted in growth in interest income on investment securities by $73 thousand. The average yield, on a taxable equivalent basis, in the investment portfolio was 6.32% in 1999 and 6.60% in 1998. The tax equivalent yield in 1997 was 6.8%. The decrease in yield on the portfolio during 1999 and 1998 was due to the
relatively low interest rate environment in those years.   Securities that
matured in 1999 were reinvested in securities with yields below those of the maturing securities. Net interest income on a taxable equivalent basis is higher than net interest income on the Consolidated Statements of Income because it reflects adjustments that relate to income on certain securities that are exempt from federal income taxes.

Interest expense increased as a result of an increase in deposit balances and a general increase in interest rates (due to price competition and market rates) during the second half of 1999. Due to several deposit gathering promotions and the Company's prospect calling efforts, total deposits increased 9.2%. In addition to the growth in interest bearing deposits, customers' time deposits that matured during the year and were reinvested in higher yielding time certificates. Accordingly, interest expense increased 8.2%. Average interest cost on interest-bearing deposits declined to 3.3% in 1999, due to the growth in low cost demand accounts along with a general decrease in market rates. Total interest expense on deposit accounts for 1999 was $16.5 million. In 1998,
interest expense on deposits was $15.8 million.   The average rate paid on
interest-bearing deposits was 3.30% in 1999 and 3.52% in 1998.

The Company's earning assets and rate sensitive liabilities are subject to repricing at different times, which exposes the Company to income fluctuations when interest rates change. In order to minimize income fluctuations, the Company attempts to match asset and liability maturities. However, some maturity mismatch is inherent in the asset and liability mix.

Provision and Reserve for Loan Losses

As a financial institution that assumes lending and credit risks as a principal element of its business, the Company anticipates that credit losses will be experienced in the normal course of business. The provision for loan losses creates a reserve to absorb potential future losses. The reserve for loan losses is maintained at a level considered by management to be adequate to provide for risks inherent in the loan portfolio. In determining the adequacy of the reserve for loan losses, management takes into consideration examinations of bank supervisory authorities, results of internal credit reviews, financial condition of borrowers, loan concentrations, prior loan loss experience, and general economic conditions. The reserve is based on estimates and ultimate future losses may vary from the current estimates. Management reviews these estimates periodically and, when adjustments are necessary, they are reported in the period in which they become known.

The Provision for Loan Losses totaled $1.7 million in 1999, compared to $1.4 million in 1998. The increase in the provision was the result of management's evaluation of the credit quality of the loan portfolio, current loan losses, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes. After reviewing all factors, management concluded that an increase in the provision for loan losses was appropriate.

As of December 31, 1999, the reserve for loan losses was $9.8 million, which represented 2.4% of the total loan balance. In 1998, the reserve for loan losses was $8.6 million or 2.6% of the total loan balance.

Non-Interest Income

Non-Interest income for the Company includes income derived from services offered by the Bank, such as, merchant card, investment services and other miscellaneous business services; it also includes service charges and fees from deposit accounts and net gains and losses from the sale of investment securities and other real estate owned.

Before securities transactions, non-interest income increased 8.6% in 1999 over 1998. Total non-interest income was $5.7 million, which included $302,000 in security losses. The security losses were taken to restructure a portion of the investment portfolio by replacing lower yielding investments with securities with higher returns. In 1998, non-interest income was $5.8 million. In 1997, the Company recorded $5.1 million of non-interest income.

Non-Interest Expense

Non-interest expense totaled $27.0 million during 1999, an increase of $926 thousand or 3.6% over that reported in 1998. The increase in 1998 over 1997 was 7.9% with total non-interest expense reported at $26.1 million.

Salaries and employee benefits, the largest component of non-interest expense, increased $858 thousand in 1999, representing an increase of 5.9% over that of 1998. During 1998, the increase was $1.7 million or 13.1% over

1997. The increase was primarily the net result of merit increases for Company employees and an increase in accrued performance bonuses. At the end of 1999, the Company had 321.9 full time equivalent employees compared to 335.7 at the end of 1998.

Occupancy expense declined 5.4% during 1999. Equipment expense increased $165 thousand or 7.9% and reached $2.3 million during 1999. These equipment expenditures were for productivity enhancing computer equipment and in preparation for being year 2000 compliant. During 1998, equipment expense increased 7.5% or $147 thousand over the previous year. Other operating expense totaled $7.7 million and remained unchanged from the prior year.

Income Taxes

The provision for income taxes increased 21.9% during 1999 as a result of improved earnings. In 1998 the provision increased 292.4% due to the reversal from declining earnings experienced in 1997. The effective tax rate in 1999 was 34.8% compared to 33.3% in 1998. The increase in the effective tax rate in 1999 was due to a decline in tax advantaged investment securities during the year.

Current tax law causes the Company's current taxes payable to approximate or exceed the current provision for taxes on the income statement. Two provisions have had a significant effect on the Company's current income tax liability; the restrictions on the deductibility of loan losses and the mandatory use of accrual accounting for taxes rather than the cash basis method of accounting.

Balance Sheet Analysis

Investment Securities

The Financial Accounting Standards Board statement, Accounting for Certain Investments in Debt and Equity Securities, requires the Company to classify its investments as held-to-maturity, trading or available- for-sale. As of December 31, the Company classified securities as either held-to-maturity or available-for-sale. Trading securities are securities acquired for short-term appreciation and are carried at fair value, with unrealized gains and losses recorded in non-interest income. As of December 31, there were no securities in the trading portfolio.

Securities are classified as held-to-maturity and accounted for at amortized cost when the Company has the positive intent and ability to hold the securities to maturity.

Securities for which the Company does not have the intent to hold to maturity are classified as available-for-sale. This portion of the investment portfolio provides the Company with liquidity that may be required to meet the needs of Company borrowers and satisfy depositor's withdrawals.

The investment portfolio provides the Company with an income alternative to loans. The Company's total investment portfolio represented 42% of the Company's total assets during 1999 and 49% of the Company's total assets during 1998. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 1999, average Federal Funds Sold on a year to date basis was $15.6 million compared to $17.7 million in 1998.

The Company's investment portfolio at the end of 1999 decreased $25.6 million or 6.9% from 1998. The proceeds from the decline in the investment portfolio was used to fund the Company's loan growth during 1999. On an average balance basis, the Company increased its investment in Obligations of States and Political Subdivisions (municipals) by $2.3 million. The Company generally replaces maturities of municipal securities, to the point of a maximum tax benefit, with "qualified issues." Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from federal income taxes.

Note 3 in the Notes to Consolidated Financial Statements shows the classifications of the Company's investment portfolio, the market value of the Company's investment portfolio and the maturity distribution.

Loans

The Company's written lending policies, along with applicable laws and regulations governing the extension of credit, require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limits, ongoing credit reviews and approval policies prior to funding of any loan. The Company manages and controls credit risk through diversification, dollar limits on loans to one borrower and by primarily restricting loans made to its principal market area. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. Fixed-rate real estate loans are comprised primarily of loans with maturities of less than five years. Long-term residential loans are originated by the Company and sold in the secondary market.

As of December 31, 1999, loans increased $84.2 million, a 25.6% increase over that of 1998. On an average balance basis the Company's loan portfolio increased $68.1 million over the average balance in 1998. In 1998, average balances increased from the prior year by 12.2% or $32.1 million. This increase was due to strong loan demand in the Company's market area along with an aggressive calling program.

Non-Performing Loans

The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash.

As a result of events beyond the Company's control, problem loans can and do
occur.   As of December 31, 1999, non-accrual loans were $2.5 million compared to $4.6 million at the end of 1998. Reducing problem loans continues to be an important Company objective. The Company reported $204 thousand in foreclosed loans as other real estate in 1999, compared to the $636 thousand reported in 1998. Interest forgone on loans placed on a non-accrual status totaled $48 thousand at December 31, 1999. The reduction in the non-accrual loans and other real estate resulted from a focused effort to reduce problem assets.

Although management believes that non-performing loans are generally well secured and that potential losses are provided for in the Company's reserve for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits

At December 31, 1999, deposits totaled $685.1 million. This represents an increase of $57.8 million or 9.2% from the deposit totals of $627.4 million reported in 1998. The majority of the increase was focused in interest-bearing transaction and time deposits, which increased $10.9 million and $27.0 million, respectively. The Company increased its marketing efforts for deposits during 1999 and ran several successful deposit campaigns contributing to the strong growth in deposit balances. The change in the mix of deposits occurs as interest rates change. The expectations our customers have of future interest rates, dictates their maturity and account selections. As rates increased during 1999, some customers locked in rates in anticipation of future declines while other customers placed their funds in transaction accounts because they anticipated rates would rise and were unwilling to commit their deposits to long term investments at the current rates.

The most volatile deposits in any financial institution are certificates of deposit over $100,000. The Company has not found its certificates of deposit over $100,000 to be as volatile as some other financial institutions as it does not solicit these types of deposits from brokers nor does it offer interest rate premiums. It has been the Company's experience that large depositors have placed their funds with the Company due to its strong reputation for safety, security and liquidity.

Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank are used to match fund long-term real estate loans and, as opportunities exist, the Bank borrows funds and invests the proceeds at a positive spread through the investment portfolio. These activities contribute to the Bank and Company's earnings as well as help offset the Bank's interest rate risk. The average rate paid for other borrowed funds was 5.42% in 1999 compared to 5.51% in 1998.

Capital

The Company relies on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $80.2 million at December 31, 1999 and $79.4 million at the end of 1998.

The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation have adopted risk-based capital guidelines. The guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform. Company assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Under these guidelines the Company is currently required to maintain regulatory risk based capital equal to at least 8.0%.

As of December 31, 1999, the Company's risk based capital was 18.5%, well above regulatory risk based capital guidelines.

In 1998, the Shareholders approved a stock repurchase program. During 1999, the company repurchased 2,306 shares at an average share price of $175 per share.
In 1998, the Company repurchased 1,520 shares at an average share price of $150.

Risk Management

The Company has adopted a Risk Management Plan to ensure the proper control and management of all risk factors inherent in the operation of the Company and the Bank. Specifically, credit risk, interest rate risk, liquidity risk, compliance risk, strategic risk, reputation risk and price risk can all affect the market risk of the Company. These specific risk factors are not mutually exclusive.
It is recognized that any product or service offered by the Company may expose the Company and Bank to one or more of these risk factors.

Credit Risk

Credit risk is the risk to earnings or capital arising from an obligor's failure to meet the terms of any contract or otherwise fail to perform as agreed.
Credit risk is found in all activities where success depends on counterparty, issuer, or borrower performance.

Central to the Company's credit risk management is a proven loan risk rating system. Limitations on industry concentration, aggregate customer borrowings and geographic boundaries also reduce loan credit risk. Credit risk in the investment portfolio is minimized through clearly defined limits in the Bank's policy statements. Senior Management, Directors' Committees, and the Board of Directors are provided with timely and accurate information to appropriately identify, measure, control and monitor the credit risk of the Company and the Bank.

The reserve for loan losses is based on estimates of probable losses inherent in the loan portfolio. The amount actually incurred with respect to these losses can vary significantly from the estimated amounts. The Company's methodology includes several features which are intended to reduce the difference between estimated and actual losses.

Implicit in lending activities is the risk that losses will and do occur and that the amount of such losses will vary over time. Consequently, the Company maintains a reserve for loan losses by charging a provision for loan losses to earnings. Loans determined to be losses are charged against the reserve for loan losses. The Company's reserve for loan losses is maintained at a level considered by management to be adequate to provide for estimated losses inherent in the existing portfolio along with unused commitments to provide financing including commitments under commercial and standby letters of credit.

The Company's methodology for assessing the appropriateness of the reserve consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. Specific allowances are established in cases where management has identified conditions or circumstances related to credit that management believes indicate the possibility that a loss may be incurred in excess of the amount determined by the application of the formula reserve. Management performs a detailed analysis of these loans, including, but not limited to appraisals of the collateral, conditions of the marketplace for liquidating the collateral and assessment of the guarantors. Management then determines the loss potential and allocates a portion of the reserve for losses as a specific allowance for each of these credits.

Management believes that the allowance for loan losses at December 31, 1999 was adequate to provide for both recognized and potential losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan chargeoffs that would increase the provision for loan losses and thereby adversely affect the results of operations.

Asset / Liability Management - Interest Rate Risk

The mismatch between maturities of interest sensitive assets and liabilities results in uncertainty in the Company's earnings and economic value and is referred to as interest rate risk. Farmers & Merchants Bancorp's primary objective in managing interest rate risk is to minimize the potential for significant loss as a result of changes in interest rates.

The Company measures interest rate risk in terms of potential impact on both its economic value and earnings. The methods for governing the amount of interest rate risk include: analysis of asset and liability mismatches (GAP analysis), the utilization of a simulation model and limits on maturities of investment, loan and deposit products to relatively short periods which reduces the market volatility of those instruments.

The gap analysis measures, at specific time intervals, the divergence between earning assets and interest bearing liabilities for which repricing opportunities will occur. A positive difference, or gap, indicates that earning assets will reprice faster than interest-bearing liabilities. This will generally produce a greater net interest margin during periods of rising interest rates, and a lower net interest margin during periods of declining interest rates. Conversely, a negative gap will generally produce a lower net interest margin during periods of rising interest rates and a greater net interest margin during periods of decreasing interest rates.

The interest rates paid on deposit accounts do not always move in unison with the rates charged on loans. In addition, the magnitude of changes in the rates charged on loans is not always proportionate to the magnitude of changes in the rate paid for deposits. Consequently, changes in interest rates do not necessarily result in an increase or decrease in the net interest margin solely as a result of the differences between repricing opportunities of earning assets or interest bearing liabilities.

The Company also utilizes the results of a dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. The sensitivity of the Company's net interest income is measured over a rolling one-year horizon.

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 1999, the Bank's estimated net interest income sensitivity, as a percent of net interest income, for a parallel change in interest rates of 200 basis points was 3.87% for rates up and (4.87)% in rates down.

The estimated sensitivity does not necessarily represent a Company forecast and the results may not be indicative of actual changes to the Company's net interest income. These estimates are based upon a number of assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, pricing strategies on loans and deposits, replacement of asset and liability cashflows, and other assumptions. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change.

Liquidity

Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses. It includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets or acquire funds quickly and with minimum loss of value. The Company endeavors to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits.

In general, liquidity risk is managed daily by controlling the level of Fed Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Fed Funds as a cushion for temporary liquidity needs. During 1999, Federal Funds averaged $15.6 million. In addition, the Company maintains Federal Fund credit lines of $136 million with major correspondent banks subject to the customary terms and conditions for such arrangements.

At December 31, 1999, the Company had available liquid assets, which included cash and unpledged investment securities of approximately $339.6 million, which represents 41.4% of total assets.

Year 2000 Update
The Company is pleased to report that its efforts to prepare for the year 2000 were completely successful. The following is a summary of the more relevant facts:

 . There were no system interruptions as a result of the date change.

 . There are no further costs anticipated related to the year 2000.

 . The costs to become compliant approximate the $1,571,000 previously reported.

 . During the fourth quarter of 1999, there was no significant change in the Company's revenue or spending patterns.

 . The Company has not postponed any material project or capital improvements due to the year 2000.

 . The Company is not aware of any customer or third party vendor that will not be able to perform in accordance with existing contracts or service agreements.