Form 10-K, Exhibit 13
period 2000-12-31
FARMERS & MERCHANTS BANCORP
filed 2001-03-16
CIK 1085913

                                                                      Exhibit 13

================================================================================


                              Farmers & Merchants
                                    Bancorp



                                      2000
                                     Annual
                                     Report


================================================================================

To the Shareholders:

It is with great pleasure and tremendous pride that we present to you Farmers & Merchants Bancorp's annual financial reports for 2000; a record year in the Institution's 84-year history. Throughout 2000, the Board of Directors and management team remained steadfast in their longstanding commitment to maximize Shareholder value, exceed customers' expectations, reinvest in the communities served and foster employee commitment and satisfaction. Our emphasis on increasing market penetration, improving operating efficiency and increasing capital management discipline also contributed to the strong financial results in 2000.

We are pleased to report that 2000 was the most profitable and successful year in Farmers & Merchants Bancorp's history. Net income after taxes totaled $11,020,000, a 19.6% increase over the prior year. The growth in profits was driven by an 11.2% increase in net interest income, a 17.5% surge in non-interest income and aggressive cost containment measures which limited the growth in total expenses to only 1.95%. Loans outstanding grew by 20% and deposits expanded by 11.6% contributing to the jump in net interest income.

Other key financial yardsticks also showed significant improvement. Operating leverage continued to strengthen as the revenue growth rate exceeded the growth rate of expenses. In 2000, we achieved a 7.93% spread between revenue and expense growth, up from 4.3% in 1999. We also continued to exercise the "Common Stock Repurchase" program originally approved by Shareholders and employed in 1998. As a result, return on equity increased by 184 basis points over the prior year.

In the future, Management will remain focused on increasing market penetration, improving operating leverage and further strengthening capital management discipline. Efforts to enhance our delivery and distribution capabilities will be ongoing. In June 2001, we will convert our data processing to a state-of-the-art core operating system. The new computer system will further enhanced our ability to service customers and enable us to offer several new and improved products and services. In addition, expanding the Bank's presence in key markets in order to capitalize on growth opportunities is being evaluated. It is also important to note that the Board of Directors and management are anticipating and preparing for greater financial performance challenges in 2001 and 2002 due to the slowing economy, the Federal Reserve Bank's decision to reduce interest rates, weak agricultural commodity prices and the current disruption and imbalance in California's energy supplies.

We deeply appreciate the significant contributions made by the Board of Directors during 2000. We also wish to acknowledge the Directors' ongoing commitment to represent the Shareholders' best interests. The record 2000 financial performance would not have been possible without the Bank employees' extraordinary accomplishments. We are proud of our loyal and talented staff and extend a special "thank you" for their outstanding results in 2000.

The support provided by our Shareholders has always been a major source of strength for the Bank. Your continued confidence and satisfaction with your investment in Farmers & Merchants Bancorp remains of the utmost importance to us. Please remember that you can help to strengthen your investment by recommending Farmers & Merchants Bank to your friends, associates and new acquaintances.


/s/ Kent A. Steinwert                            /s/ Ole R. Mettler

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

The Board of Directors, primarily through its audit committee, oversees the adequacy of the Company's internal control structure. The audit committee, whose members are neither officers nor employees of the Company, meet periodically with management, internal auditors and internal credit examiners to review the functioning of each and to ensure that each is properly discharging its responsibilities. In addition, PricewaterhouseCoopers LLP, independent auditors, are engaged to audit the Company's financial statements.

PricewaterhouseCoopers LLP, obtains and maintains an understanding of the Company's accounting and financial controls and conducts its audit in accordance with generally accepted auditing standards which includes such audit procedures as it considers necessary to express the opinion in the report that follows.

Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. However, management has assessed and believes that, as of December 31, 2000, the Company's internal control structure, as described above, provides reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

Management also is responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, Management believes that the Bank complied with the designated laws and regulations relating to safety and soundness for the year ended December 31, 2000.



/s/ Kent A. Steinwert                    /s/ John R. Olson

Kent A. Steinwert                        John R. Olson
President &                              Executive Vice President &
Chief Executive Officer                  Chief Financial Officer

                    [LETTERHEAD OF PRICEWATERHOUSECOOPERS]


                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Farmers & Merchants Bancorp:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2000 and the related consolidated statement of income, changes in shareholders' equity, comprehensive income and cash flows present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 1999 and for the two years then ended were audited by other independent accountants whose report dated February 4, 2000 expressed an unqualified opinion on those statements.


/s/ PricewaterhouseCoopers LLP

February 9, 2001

Consolidated Statements of Income
------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                          Year Ended December 31,
                                                                                         2000      1999        1998
------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and Fees on Loans                                                             $44,171    $34,593     $29,706
Interest on Federal Funds Sold and Securities Purchased
 Under Agreements to Resell                                                              1,300        793         943
Interest on Investment Securities:
 Taxable                                                                                17,574     17,398      17,141
 Tax-Exempt                                                                              3,082      3,271       3,404
   Total Interest Income                                                                66,127     56,055      51,194
------------------------------------------------------------------------------------------------------------------------

Interest Expense
Interest on Deposits                                                                    21,845     16,500      15,780
Interest on Borrowed Funds                                                               2,912      2,362       1,648
   Total Interest Expense                                                               24,757     18,862      17,428
------------------------------------------------------------------------------------------------------------------------

   Net Interest Income                                                                  41,370     37,193      33,766
Provision for Loan Losses                                                                2,800      1,700       1,400
   Net Interest Income After Provision for Loan Losses                                  38,570     35,493      32,366
------------------------------------------------------------------------------------------------------------------------

Non-Interest Income
Service Charges on Deposit Accounts                                                      3,464      3,163       2,842
Net Gain (Loss) on Sale of Investment Securities                                          (120)      (302)        333
Credit Card Merchant Fees                                                                  976        783         611
Other                                                                                    2,328      2,014       2,033
   Total Non-Interest Income                                                             6,648      5,658       5,819
------------------------------------------------------------------------------------------------------------------------

Non-Interest Expense
Salaries and Employee Benefits                                                          16,235     15,351      14,493
Occupancy Expense                                                                        1,730      1,691       1,787
Equipment Expense                                                                        1,916      2,268       2,103
Other                                                                                    7,667      7,711       7,712
   Total Non-Interest Expense                                                           27,548     27,021      26,095
------------------------------------------------------------------------------------------------------------------------

Income Before Income Taxes                                                              17,670     14,130      12,090
Provision for Income Taxes                                                               6,650      4,914       4,030
------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                          $11,020    $ 9,216     $ 8,060
========================================================================================================================

Earnings Per Share                                                                     $ 15.98    $ 13.26     $ 11.56
========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Balance Sheets
----------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                                          December 31,
Assets                                                                                              2000              1999
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents:
 Cash and Due from Banks                                                                         $ 33,290          $ 30,384
 Federal Funds Sold and Securities Purchased Under Agreements to Resell                            41,000            11,600
   Total Cash and Cash Equivalents                                                                 74,290            41,984
----------------------------------------------------------------------------------------------------------------------------
Investment Securities:
 Available-for-Sale                                                                               279,386           297,580
 Held-to-Maturity                                                                                  41,268            49,275
   Total Investment Securities                                                                    320,654           346,855
----------------------------------------------------------------------------------------------------------------------------

Loans:                                                                                            497,397           413,409
 Less: Reserve for Loan Losses                                                                     11,876             9,787
   Loans, Net                                                                                     485,521           403,622
----------------------------------------------------------------------------------------------------------------------------

Premises and Equipment, Net                                                                        11,556            12,707
Interest Receivable and Other Assets                                                               13,530            14,713
      Total Assets                                                                               $905,551          $819,881
============================================================================================================================


Liabilities
Deposits:
 Demand                                                                                          $183,779          $163,658
 Interest-Bearing Transaction Accounts                                                             81,271            73,120
 Savings                                                                                          175,140           192,677
 Time                                                                                             324,488           255,688
      Total Deposits                                                                              764,678           685,143
----------------------------------------------------------------------------------------------------------------------------

Federal Home Loan Bank Advances                                                                    41,033            41,064
Interest Payable and Other Liabilities                                                              8,957            13,473
      Total Liabilities                                                                           814,668           739,680
----------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding                       -                 -
Common Stock:  Par Value $0.01, 2,000,000 Shares Authorized, 687,491 and
 660,989 Issued and Outstanding at December 31, 2000 and 1999, Respectively                             7                 7
Additional Paid-In Capital                                                                         53,559            47,993
Retained Earnings                                                                                  36,527            36,040
Accumulated Other Comprehensive Income (Loss)                                                         790            (3,839)
      Total Shareholders' Equity                                                                   90,883            80,201
----------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity                                                 $905,551          $819,881
============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity
----------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                            Accumulated
                                           Common                 Additional                   Other            Total
                                           Shares       Common     Paid-In     Retained    Comprehensive    Shareholders'
                                         Outstanding     Stock     Capital     Earnings     Income(Loss)       Equity
Balance, December 31, 1997                  603,985      $  6      $39,406      $34,465      $   946           $74,823
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        8,060                          8,060
Cash Dividends Declared on
   Common Stock                                                                  (3,070)                        (3,070)
5% Stock Dividend                            29,720                  4,399       (4,399)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                 (65)                           (65)
Redemption of Stock                          (1,520)                  (229)                                       (229)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                (114)             (114)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                  632,185      $  6      $43,576      $34,991      $   832           $79,405
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        9,216                          9,216
Cash Dividends Declared on
   Common Stock                                                                  (3,273)                        (3,273)
5% Stock Dividend                            31,110         1        4,821       (4,822)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                 (72)                           (72)
Redemption of Stock                          (2,306)                  (404)                                       (404)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                              (4,671)           (4,671)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                  660,989      $  7      $47,993      $36,040      $(3,839)          $80,201
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       11,020                         11,020
Cash Dividends Declared on
   Common Stock                                                                  (3,609)                        (3,609)
5% Stock Dividend                            32,496                  6,824       (6,824)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                (100)                          (100)
Redemption of Stock                          (5,994)                (1,258)                                     (1,258)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                               4,629             4,629
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                  687,491      $  7      $53,559      $36,527      $   790           $90,883
==========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income
--------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                              Year Ended December 31,
                                                                                           2000        1999         1998
-------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                       $11,020      $ 9,216       $8,060

      Other Comprehensive Income (Loss)

          Unrealized Gains (Losses) on Securities:

              Unrealized holding gains (losses) arising during the period, net of income tax effects of $3,188, $(3,386) and $12 for the
              years ended December 31, 2000, 1999 and 1998, respectively.                4,558       (4,841)          18


              Less: Reclassification adjustment for realized gains (losses)
              included in net income, net of related income tax effects
              of $49, $119 and $(92) for the years ended December 31,
              2000, 1999 and 1998, respectively.                                            71          170         (132)
-------------------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income (Loss)                                  4,629       (4,671)        (114)
-------------------------------------------------------------------------------------------------------------------------

      Comprehensive Income                                                             $15,649      $ 4,545       $7,946
=========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows
==========================================================================================================================
(in thousands)
                                                                                            Year Ended December 31,
                                                                                       2000          1999           1998
--------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                         $  11,020      $   9,216    $    8,060
Adjustments to Reconcile Net Income to Net Cash Provided
   by Operating Activities:
      Provision for Loan Losses                                                        2,800          1,700         1,400
      Depreciation and Amortization                                                    1,760          1,770         1,637
      Provision for Deferred Income Taxes                                               (730)          (457)         (542)
      Net Amortization of Investment Security Premium & Discounts                       (435)           674           221
      Net (Gain) Loss on Sale of Investment Securities                                   120            302          (333)
Trading Securities:
      Purchased                                                                            -        (15,490)      (30,345)
      Sold or Matured                                                                      -         15,478        30,454
      Net (Increase) Decrease in Interest Receivable and Other Assets                 (1,325)         3,338          (552)
      Net Increase in Interest Payable and Other Liabilities                          (4,516)         4,559         2,454
--------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                     8,694         21,090        12,454
--------------------------------------------------------------------------------------------------------------------------
Investing Activities
Securities Available-for-Sale:
      Purchased                                                                      (42,873)      (171,788)     (171,197)
      Sold or Matured                                                                 69,161        177,675       105,926
Securities Held-to-Maturity:
      Purchased                                                                         (398)        (2,114)       (4,070)
      Matured                                                                          8,493         12,927        42,819
Net Increase in Loans                                                                (84,916)       (85,540)      (58,003)
Principal Collected on Loans Previously Charged Off                                      217            807           432
Net Additions to Premises and Equipment                                                 (609)        (2,763)       (1,742)
--------------------------------------------------------------------------------------------------------------------------
         Net Cash Used for Investing Activities                                      (50,925)       (70,796)      (85,835)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction,
   and Savings Accounts                                                               10,735         30,189        29,520
Net Increase in Time Deposits                                                         68,800         27,567        15,834
Net Increase (Decrease) in Federal Funds Purchased                                         -         (2,000)        2,000
Net Increase (Decrease) in Federal Home Loan Bank Advances                               (31)           (29)       41,093
Stock Redemption                                                                      (1,258)          (404)         (229)
Cash Dividends                                                                        (3,709)        (3,345)       (3,135)
-------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Financing Activities                                    74,537         51,978        85,083
-------------------------------------------------------------------------------------------------------------------------
         Increase (Decrease) in Cash and Cash Equivalents                             32,306          2,272        11,702
         Cash and Cash Equivalents at Beginning of Year                               41,984         39,712        28,010
-------------------------------------------------------------------------------------------------------------------------
         Cash and Cash Equivalents at End of Year                                  $  74,290      $  41,984    $   39,712
=========================================================================================================================
Supplementary Data
Cash Payments made for Income Taxes                                                $   8,100      $   4,520    $    5,436
Interest Paid                                                                      $  24,139      $  18,743    $   17,685
=========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1. Significant Accounting Policies
Farmers & Merchants Bancorp (the Company) was organized April 30, 1999. Its' primary operations are related to traditional banking activities through its subsidiary Farmers & Merchants Bank of Central California (the Bank). The consolidated financial statements of the Company and its subsidiary, the Bank, are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiary the Bank along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Significant intercompany transactions have been eliminated in consolidation. Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

Certain amounts in the prior years' financial statements have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported income. Information in this report dated prior to April 30, 1999 is for Farmers & Merchants Bank of Central California.

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

Investment Securities
Investment securities are classified at the time of purchase as held-to-maturity if it is management's intent and the Bank has the ability to hold the securities until maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discount using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Losses, reflecting a decline in value judged by the Bank to be other than temporary, are recognized in the period in which they become known.

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

Loans
Loans are reported at the principal amount outstanding net of unearned discounts and deferred loan fees. Interest income on loans is accrued daily on the outstanding balances using the simple interest method. Loan origination fees are deferred and recognized over the contractual life of the loan as an adjustment to the yield. Loans are placed on a non-accrual status when the collection of principal or interest is in doubt or when they become past due for 90 days or more unless they are both well-secured and in the process of collection. For this purpose a loan is considered well-secured if it is collateralized by property having a net realizable value in excess of the amount of the loan or is guaranteed by a financially capable party. When a loan is placed on non-accrual status, the accrued and unpaid interest receivable is reversed and charged against current income, thereafter, interest income is recognized only as it is collected in cash. Loans placed on a non-accrual status are returned to accrual status when the loans are paid current as to principal and interest and future payments are expected to be made in accordance with the contractual terms of the loan.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. Impaired loans are placed on a non-accrual status with income reported accordingly. Cash payments are first applied as a reduction of the principal balance until collection of the remaining principal and interest can be reasonably assured.

Allowance for Loan Losses
As a financial institution which assumes lending and credit risks as a principal element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management reviews the credit quality of the loan portfolio on a quarterly basis and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the allowance balance. While the Company utilizes a systematic methodology in determining its allowance, the allowance is based on estimates, and ultimate losses may vary from current estimates. The estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become known. Management has allocated specific reserves to various loan categories. Nevertheless, the allowance is general in nature and is available for the loan portfolio as a whole.

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

Other Real Estate
Other real estate owned, which is included in other assets, is comprised of properties acquired through foreclosures in satisfaction of indebtedness. These properties are carried at the lower of the recorded loan balance or their estimated net realizable value based on current appraisals. Initial losses on properties acquired through full or partial satisfaction of debt are treated as credit losses and charged to the Allowance for Loan Losses at the time of acquisition. Subsequent declines in value from the recorded amounts, routine holding costs, and gains or losses upon disposition, if any, are included in non-interest income or expense as incurred.

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

Earnings Per Share
Earnings per share amounts are computed by dividing net income by the weighted average number of common shares outstanding for the period. Prior years have been restated for the 5% stock dividend paid in each of the years presented.

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

2. Securities Purchased Under Agreements to Resell
The Company enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated AA or better. During 2000, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities.

3. Investment Securities
The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows:
(in thousands)

                                                               Amortized       Gross Unrealized       Fair/Book
                                                                         -------------------------
December 31, 2000                                                Cost         Gains       Losses       Value
--------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                        $  5,037       $   10      $    -     $  5,047
Securities of U.S. Government Agencies                             7,108            -          18        7,090
Obligations of States and Political Subdivisions                  24,184           97         306       23,975
Mortgage-Backed Securities                                       236,173        1,921         360      237,734
Other                                                              5,540            -           -        5,540
--------------------------------------------------------------------------------------------------------------
  Total                                                         $278,042       $2,028      $  684     $279,386
===============================================================================================================
December 31, 1999
---------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                        $ 12,158       $    3      $  286     $ 11,875
Securities of U.S. Government Agencies                             7,156            -         143        7,013
Obligations of States and Political Subdivisions                  24,093            3       1,054       23,042
Mortgage-Backed Securities                                       256,051          108       5,156      251,003
Other                                                              4,647            -           -        4,647
---------------------------------------------------------------------------------------------------------------
  Total                                                         $304,105       $  114      $6,639     $297,580
==============================================================================================================

The book values, estimated fair values, and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                                   Book         Gross Unrealized         Fair
                                                                             ----------------------
December 31, 2000                                                 Value        Gains       Losses       Value
--------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                           $ 1,999     $     -        $  2       $ 1,997
Obligations of States and Political Subdivisions                  38,585         537          18        39,104
Other                                                                684          48           -           732
--------------------------------------------------------------------------------------------------------------
 Total                                                           $41,268        $585        $ 20       $41,833
==============================================================================================================
December 31, 1999
--------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                           $ 1,995     $     -        $ 10       $ 1,985
Obligations of States and Political Subdivisions                  46,423         344         257        46,510
Other                                                                857          59           -           916
--------------------------------------------------------------------------------------------------------------
 Total                                                           $49,275        $403        $267       $49,411
==============================================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 2000 and 1999 are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                After 1       After 5                    Total
Securities Available-for-Sale                      Within         but           but         Over          Fair
December 31, 2000 (in thousands)                   1 Year       Within 5     Within 10    10 years       Value
---------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                          $     -      $  5,047      $     -       $    -      $  5,047
Securities of U.S. Government
 Agencies                                           7,090             -            -            -         7,090
Obligations of States and Political Subdivisions      757         7,616       13,628        1,974        23,975
Mortgage-Backed Securities                         42,210       179,536       15,988            -       237,734
Other                                               5,540             -            -            -         5,540
---------------------------------------------------------------------------------------------------------------
 Total                                            $55,597      $192,199      $29,616       $1,974      $279,386
===============================================================================================================
1999 Totals                                       $16,412      $216,882      $60,021       $4,265      $297,580
===============================================================================================================

                                                                 After 1      After 5                    Total
Securities Held-to-Maturity                         Within         but          but         Over         Book
December 31, 2000 (in thousands)                    1 Year      Within 5     Within 10    10 years       Value
--------------------------------------------------------------------------------------------------------------
Securities of U.S. Government
 Agencies                                          $ 1,999    $       -    $      -      $      -        1,999
Obligations of States and Political Subdivisions    13,092       20,534        4,959            -       38,585
Other                                                    -            -            -          684          684
--------------------------------------------------------------------------------------------------------------
 Total                                             $15,091      $20,534      $ 4,959       $  684      $41,268
==============================================================================================================
1999 Totals                                        $ 7,494      $23,879      $16,691       $1,211      $49,275
==============================================================================================================

Proceeds from sales of securities available-for-sale were as follows: (in thousands)

                                                      Gross      Gross    Gross
                                                     Proceeds    Gains    Losses
--------------------------------------------------------------------------------
2000                                                  $21,744    $  56     $199
1999                                                  $54,231    $ 285     $118
1998                                                  $16,254    $ 137     $  1

As of December 31, 2000, securities carried at $192,200,000 were pledged to secure public and other deposits as required by law.

4. Loans and Allowance for Loan Losses
Loans as of December 31, consisted of the following:

 (in thousands)                                                                           2000           1999
---------------------------------------------------------------------------------------------------------------
 Real Estate                                                                            $261,910       $222,354
 Real Estate Construction                                                                 28,354         39,186
 Commercial                                                                              182,611        129,969
 Consumer                                                                                 24,855         22,248
---------------------------------------------------------------------------------------------------------------
                                                                                         497,730        413,757
 Less:  Unearned Income on Loans                                                            (333)          (348)
---------------------------------------------------------------------------------------------------------------
 Total Loans                                                                            $497,397       $413,409
===============================================================================================================
 Non-Accrual Loans                                                                      $  1,472       $  2,499
===============================================================================================================
Changes in the allowance for loan losses consisted of the following:
 (in thousands)

                                                                               2000        1999           1998
---------------------------------------------------------------------------------------------------------------
 Balance, January 1                                                         $  9,787     $ 8,589        $ 7,188
 Provision Charged to Operating Expense                                        2,800       1,700          1,400
 Recoveries of Loans Previously Charged Off                                      218         807            432
 Loans Charged Off                                                              (929)     (1,309)          (431)
---------------------------------------------------------------------------------------------------------------
 Balance, December 31                                                       $ 11,876     $ 9,787        $ 8,589
===============================================================================================================

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. All impaired loans have been assigned a related allowance for credit losses. As of December 31, 2000 and 1999 the total recorded investment in impaired loans was $1,472,000 and $2,499,000, respectively. The related allowance for credit losses was $257,000 and $364,000 for the years ended 2000 and 1999, respectively. For income reporting purposes, impaired loans are placed on a non-accrual status and are more fully discussed in Note 1. Cash payments are first applied as a reduction of the loan's principal balance until collection of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash. The average balance of impaired loans was $2.3 million, $3.4million and $1.4 million for the years ended 2000, 1999 and 1998 respectively. There was no interest income reported on impaired loans in 2000 and 1999. Interest income forgone on loans placed on nonaccrual status was $71,000, $48,000 and $681,000 for the years ended December 31, 2000, 1999 and
1998 respectively.

5. Premises and Equipment
Premises and equipment as of December 31, consisted of the following:


 (in thousands)                                             2000         1999
-------------------------------------------------------------------------------
 Land and Buildings                                        $15,723      $15,226
 Furniture, Fixtures and Equipment                          13,180       14,085
 Leasehold Improvements                                        835          835
-------------------------------------------------------------------------------
                                                            29,738       30,146
 Less:  Accumulated Depreciation and Amortization           18,182       17,439
-------------------------------------------------------------------------------
   Total                                                   $11,556      $12,707
===============================================================================

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,760,000, $1,770,000 and $1,637,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Total rental expense for premises were $207,000, $240,000 and $228,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Rental income was $81,000, $81,000 and $68,000 for the years ended December 31, 2000, 1999 and 1998, respectively.


6. Other Real Estate
Other real estate, included in Interest Receivable and Other Assets, totaled $89,000 and $204,000 at December 31, 2000 and 1999, respectively. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or estimated net realizable value determined at the date acquired. Losses arising from the acquisition of these properties are charged against the allowance for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.


7. Deposits
Deposits of $100,000 or more were as follows:
(in thousands)

                                                                                     December 31,
                                                                             2000        1999       1998
----------------------------------------------------------------------------------------------------------
Balance                                                                    $135,757     $74,259    $62,371
==========================================================================================================



At December 31, 2000, the scheduled maturities of time deposits were as follows: (in thousands)

                                                                                                 Scheduled
                                                                                                Maturities
----------------------------------------------------------------------------------------------------------
2001                                                                                            $  291,945
2002                                                                                                22,016
2003                                                                                                10,328
2004                                                                                                   197
2005 and thereafter                                                                                      2
----------------------------------------------------------------------------------------------------------
  Total                                                                                         $  324,488
==========================================================================================================

8. Income Taxes
Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:


(in thousands)                              2000         1999          1998
----------------------------------------------------------------------------
Current
 Federal                                  $ 5,229      $ 3,764       $ 3,220
 State                                      2,151        1,607         1,352
----------------------------------------------------------------------------
   Total Current                            7,380        5,371         4,572
----------------------------------------------------------------------------
Deferred
 Federal                                     (493)        (383)         (502)
 State                                       (237)         (74)          (40)
----------------------------------------------------------------------------
   Total Deferred                            (730)        (457)         (542)
----------------------------------------------------------------------------
  Total Provision for Taxes               $ 6,650      $ 4,914       $ 4,030
============================================================================

The total provision for income taxes differs from the federal statutory rate as follows:


(in thousands)
                                                    2000                 1999                 1998
                                             Amount      Rate     Amount      Rate     Amount      Rate
-------------------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate       $6,185     35.0 %    $ 4,804    34.0 %    $ 4,111    34.0 %
Interest on Obligations of States
  and Political Subdivisions
  Exempt from Federal Taxation                  (740)    (4.2)%     (1,008)   (7.1)%     (1,001)   (8.3)%
State and Local Income Taxes,
  Net of Federal Income Tax Benefit            1,263      7.2 %      1,012     7.2 %        866     7.2 %
Other, Net                                       (58)    (0.4)%        106     0.7 %         54     0.4 %
-------------------------------------------------------------------------------------------------------
  Total Provision for Taxes                   $6,650     37.6 %    $ 4,914    34.8 %    $ 4,030    33.3 %
=======================================================================================================

The components of the net deferred tax assets as of December 31, are as follows:


(in thousands)                                                 2000      1999
-------------------------------------------------------------------------------
Deferred Tax Assets
 Allowance for Loan Losses                                     $4,628    $3,720
 Unrealized (Loss) Gain on Securities Available-for-Sale         (553)    2,685
 Accrued Liabilities                                            1,133     1,021
 Deferred Compensation                                            810       666
 Other Real Estate                                                302       468
 State Franchise Tax                                              731       521
 Interest on Non-Accrual Loans                                     83       108
-------------------------------------------------------------------------------
   Total Deferred Tax Assets                                    7,134     9,189
-------------------------------------------------------------------------------

Deferred Tax Liabilities
 Depreciation                                                    (383)     (532)
 Securities Accretion                                            (842)     (477)
 Other                                                           (463)     (226)
-------------------------------------------------------------------------------
   Total Deferred Tax Liabilities                              (1,688)   (1,235)
-------------------------------------------------------------------------------
     Net Deferred Tax Assets                                  $ 5,446   $ 7,954
===============================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets.

9. Short Term Borrowings
As of December 31, 2000 and 1999, the Company had unused lines of credit available for short term liquidity purposes of $136 million. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.


10. Federal Home Loan Bank Advances
The Company's Advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,


(in thousands)                                                                                  2000        1999
------------------------------------------------------------------------------------------------------------------
5.35% note payable due February 2, 2008 with interest due quarterly, callable February 2,      $25,000     $25,000
2003 and quarterly thereafter.

5.38% note payable due August 12, 2008 with interest due quarterly, callable August 12,         15,000      15,000
2003 and quarterly thereafter.

5.60% amortizing note, interest and principal payable monthly with final maturity of             1,033       1,064
September 25, 2018.
------------------------------------------------------------------------------------------------------------------
   Total                                                                                       $41,033     $41,064
==================================================================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the company and by agency and mortgage-backed securities, classified as available-for-sale, with carrying values of $64,346,000.

11. Shareholders' Equity
Beginning in 1975 and continuing through 2000, the Company has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the State Department of Financial Institutions. These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 2000, the Bank could declare dividends of $18,106,000 without approval of the California State Banking Department. These regulations apply to all California state chartered banks.

The Accumulated Other Comprehensive Income is the result of the accounting standard, Reporting Comprehensive Income. This accounting principle requires securities classified as available-for-sale be reported at their fair values. Unrealized gains and losses are reported on a net-of-tax basis as a component of Shareholders' Equity.

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation. These guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and aid in making the definition of banking capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Failure to meet these minimum capital requirements can initiate certain disciplinary actions by regulators. As of December 31, 2000 and 1999, the Company and the Bank meet all capital adequacy requirements to which they are subject. The following table illustrates the relationship between the Bank's regulatory capital requirements and the Bank's capital position.

                                                                                                        To Be Well
                                                                                                      Capitalized Under
                                                                               Regulatory Capital     Prompt Corrective
(in thousands)                                               Actual              Requirements         Action Provisions
December 31, 2000                                      Amount      Ratio      Amount      Ratio       Amount      Ratio
-------------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $96,150      15.22%    $50,548        8.0%     $63,185       10.0%
Total Consolidated Capital to Risk Weighted Assets      $97,419      15.41%    $50,582        8.0%       N/A          N/A
Tier I Bank Capital to Risk Weighted Assets             $88,203      13.96%    $25,274        4.0%     $37,911        6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $90,092      14.25%    $25,291        4.0%       N/A          N/A
Tier I Bank Capital to Average Assets                   $88,203      10.00%    $35,268        4.0%     $44,085        5.0%
Tier I Consolidated Capital to Average Assets           $90,092      10.21%    $35,285        4.0%       N/A          N/A

December 31, 1999
-------------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $89,573      16.70%    $42,915        8.0%     $53,644       10.0%
Total Consolidated Capital to Risk Weighted Assets      $90,784      16.92%    $42,922        8.0%       N/A          N/A
Tier I Bank Capital to Risk Weighted Assets             $82,829      15.44%    $21,458        4.0%     $32,187        6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $84,040      15.66%    $21,461        4.0%       N/A          N/A
Tier I Bank Capital to Average Assets                   $82,829      10.37%    $31,938        4.0%     $39,923        5.0%
Tier I Consolidated Capital to Average Assets           $84,040      10.53%    $31,938        4.0%       N/A          N/A

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

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                                                                        2000          1999
------------------------------------------------------------------------------------------------------------------------
Benefit Obligation at Beginning of Year                                                             $5,263        $5,009
Service Cost                                                                                           572           536
Interest Cost                                                                                          404           360
Benefits Paid                                                                                         (704)         (779)
Actuarial Loss                                                                                         498           137
------------------------------------------------------------------------------------------------------------------------
      Total Benefit Obligation at End of Year                                                       $6,033        $5,263
========================================================================================================================

The Change in Plan Assets are as follows: (in thousands)                                              2000          1999
------------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                                                      $5,505        $4,959
Employer Contribution                                                                                  701           666
Benefits Paid                                                                                         (704)         (779)
Actual Return on Plan Assets                                                                          (156)          659
------------------------------------------------------------------------------------------------------------------------
      Total Fair Value of Plan Assets at End of Year                                                $5,346        $5,505
========================================================================================================================

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31:

(in thousands)                                                                                    2000          1999
---------------------------------------------------------------------------------------------------------------------
Benefit Obligation                                                                               $6,033        $5,263
Fair Value of Plan Assets                                                                         5,346         5,505
---------------------------------------------------------------------------------------------------------------------
Funded Status                                                                                      (687)          242
Unrecognized Net Asset at Transition                                                                (85)         (114)
Unrecognized Prior Service Cost                                                                     (63)          (69)
Unrecognized Net Loss                                                                             1,561           492
---------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                     $  726        $  551
=====================================================================================================================

Amounts Recognized:
---------------------------------------------------------------------------------------------------------------------
Prepaid Benefit Cost                                                                             $  726        $  551
Accrued Benefit Liability                                                                             -             -
Intangible Asset                                                                                      -             -
---------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                     $  726        $  551
=====================================================================================================================

The components of the net periodic benefit costs are as follows:

(in thousands)                                                                      2000          1999          1998
---------------------------------------------------------------------------------------------------------------------
Service Cost                                                                       $  572        $  536        $  441
Interest Cost                                                                         404           360           331
Expected Return on Plan Assets                                                       (473)         (426)         (355)
Amortization of
   Unrecognized Net Asset at Transition                                               (28)          (28)          (28)
   Unrecognized Prior Service Cost                                                     (7)           (7)           (7)
   Unrecognized Net Loss                                                               57            96            49
---------------------------------------------------------------------------------------------------------------------
   Total Net Periodic Benefit Cost                                                 $  525        $  531        $  431
=====================================================================================================================
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                                                      7.25%         7.50%         6.50%
Rate of Increase in Salary Levels                                                    4.00%         4.00%         5.00%
Expected Return on Assets                                                            9.00%         9.00%         9.00%
=====================================================================================================================

Substantially all full-time employees of the Bank with one or more years of service also participate in a defined contribution profit sharing plan. Contributions to this plan are made at the discretion of the Board of Directors and the Board can terminate the plan at any time. The Bank contributed $515,000, $485,000 and $465,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the Plan. The Bank does not match employee contributions within the 401(k) feature of the Plan.

The Bank sponsors a Deferred Bonus Plan for certain employees. Deferred bonuses are granted and benefits accumulate based on the cumulative profits during the employee's participation period. The Bank contributed $132,000, $111,000 and $54,000 for the years ended December 31, 2000, 1999 and 1998 respectively.


13. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. The following table summarized the book value and estimated fair value of financial instruments as of December 31:

---------------------------------------------------------------------------------------------------------------
                                                                     2000                        1999
                                                           Carrying      Estimated      Carrying     Estimated
ASSETS: (in thousands)                                      Amount       Fair Value      Amount      Fair Value
---------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                                  $ 74,290       $ 74,290      $ 41,984      $ 41,984
Investment Securities Held-to-Maturity                       41,268         41,833        49,275        49,411
Investment Securities Available-for-Sale                    279,386        279,386       297,580       297,580
Loans, Net of Unearned Income                               497,397        500,036       413,409       416,857
Less:  Allowance for Loan Losses                             11,876         11,876         9,787         9,787
Loans, Net of Allowance                                     485,521        488,160       403,622       407,070
LIABILITIES:
Deposits:
    Noninterest-bearing                                     183,779        183,779       163,658       163,658
    Interest-bearing                                        580,889        581,603       521,485       457,234
Federal Home Loan Bank Advances                              41,033         41,397        41,064        38,936

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and due from bank and federal funds sold are a reasonable estimate of fair value.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Deposit liabilities: The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities.

Short-term borrowings: The fair value of federal funds purchased and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

Limitations: Fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented above.

14. Commitments and Contingencies

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

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $5,054,000 at December 31, 2000, and $6,635,000 at December 31, 1999. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $164,698,000 and $153,329,000 as of December 31, 2000 and 1999, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company does not anticipate any loss as a result of these transactions.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2000 were $89,000, $41,000, $41,000, $41,000, and $41,000 for the years 2001 to 2005 and
$171,000 thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 2000 or at December 31, 2000 and 1999.

15. Transactions with Related Parties

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

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 2000, were as follows:


(in thousands)
--------------------------------------------------------------------------------
Loan Balances December 31, 1999                                         $ 1,105
   Disbursements During 2000                                              3,477
   Loan Reductions During 2000                                           (3,282)
--------------------------------------------------------------------------------
Loan Balances December 31, 2000                                         $ 1,300
================================================================================

16. Future Impact of Accounting Standards Not Yet Adopted

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, that amends SFAS 133, deferring its effective date. SFAS 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are affected by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which addressed a limited number of implementation issues arising from SFAS 133.

The Company adopted SFAS 133, as amended by SFAS 138, on January 1, 2001. Adoption of SFAS 133 did not have a material effect on the Company's financial position or results of operations.

In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125 (SFAS
140), which replaces FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 140 revises the standards for accounting for securitizations, other transfers of financial assets and collateral, and requires certain disclosures, but it carries over most of the provisions of SFAS 125, which the Company adopted in fiscal year 1997, without reconsideration. SFAS 140 also provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

The collateral recognition and disclosure provisions of SFAS 140 are required for fiscal years ending after December 15, 2000. The provisions of SFAS 140 that govern transfers and servicing of financial assets and extinguishments of liabilities are effective for transactions occurring after March 31, 2001. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The Company adopted the collateral recognition and disclosure provisions of SFAS 140 in the year ended December 31, 2000, as required. Adoption of the collateral recognition and disclosure provisions of SFAS 140 did not significantly impact the Company's financial position, results of operations or financial statement disclosures. The Company does not expect that the adoption of the provisions of SFAS 140 on March 31, 2001 will have a material effect on the Company's financial position or results of operations.

17. Parent Company Financial Information

Farmers & Merchants Bancorp was organized April 30, 1999.  As a result,
comparative financial information is not available.   The financial information
below is for the year ended December 31, 2000 and for the eight- month period ended December 31, 1999.

                          Farmers & Merchants Bancorp
                                 Balance Sheet

(in thousands)                                                                                      2000           1999
-----------------------------------------------------------------------------------------------------------------------
Cash                                                                                             $  1,261       $ 1,126
Investment in Farmers and Merchants Bank of Central California                                     88,993        78,991
Other Assets                                                                                          629            84
-----------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                                  $ 90,883       $80,201
=======================================================================================================================

Liabilities                                                                                      $      -       $     -
Shareholders' Equity                                                                               90,883        80,201
-----------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders Equity                                                     $ 90,883       $80,201
=======================================================================================================================


                          Farmers & Merchants Bancorp
                               Income Statement
                      for the period ending December 31,

                                                                                                     2000          1999
-----------------------------------------------------------------------------------------------------------------------
Equity Earnings in Farmers and Merchants Bank of Central California                              $ 11,178       $ 6,298
Other Expenses, Net                                                                                  (158)         (116)
-----------------------------------------------------------------------------------------------------------------------
   Net Income                                                                                    $ 11,020       $ 6,182
=======================================================================================================================

                          Farmers & Merchants Bancorp
                            Statement of Cash Flows
                      for the period ending December 31,

                                                                                                     2000          1999
-----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                                       $ 11,020       $ 6,182
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
  Earnings from Farmers and Merchants Bank of Central California                                  (11,178)       (6,298)
  Net (Increase) in Interest Receivable and Other Assets                                             (544)          (84)
-----------------------------------------------------------------------------------------------------------------------
     Net Cash Used in Operating Activities                                                           (702)         (200)
-----------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Dividends Received from Farmers and Merchants Bank of Central California                          5,804         5,075
-----------------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Investing Activities                                                      5,804         5,075
-----------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Stock Redemption                                                                                 (1,258)         (404)
  Cash Dividends                                                                                   (3,709)       (3,345)
-----------------------------------------------------------------------------------------------------------------------
     Net Cash Used by Financing Activities                                                         (4,967)       (3,749)
-----------------------------------------------------------------------------------------------------------------------
     Increase in Cash and Cash Equivalents                                                            135         1,126
     Cash and Cash Equivalents at Beginning of Year                                                 1,126             -
-----------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Year                                                        $  1,261       $ 1,126
=======================================================================================================================

Five Year Financial Summary of Operations
(in thousands, except per share data)

                                                        2000           1999           1998           1997           1996
------------------------------------------------------------------------------------------------------------------------
 Total Interest Income                              $ 66,127       $ 56,055       $ 51,194       $ 45,975       $ 45,060
 Total Interest Expense                               24,757         18,862         17,428         16,422         15,557
------------------------------------------------------------------------------------------------------------------------
 Net Interest Income                                  41,370         37,193         33,766         29,553         29,503
 Provision for Loan Losses                             2,800          1,700          1,400          5,450          4,000
------------------------------------------------------------------------------------------------------------------------
 Net Interest income After
   Provision for Loan Losses                          38,570         35,493         32,366         24,103         25,503
 Total Non-Interest Income                             6,648          5,658          5,819          5,112          5,157
 Total Non-Interest Expense                           27,548         27,021         26,095         24,177         22,013
------------------------------------------------------------------------------------------------------------------------
 Income Before Income Taxes                           17,670         14,130         12,090          5,038          8,647
 Provision for Income Taxes                            6,650          4,914          4,030          1,027          1,566
------------------------------------------------------------------------------------------------------------------------
   Net Income                                       $ 11,020       $  9,216       $  8,060       $  4,011       $  7,081
========================================================================================================================

 Balance Sheet Data
 Total Assets                                       $905,551       $819,881       $758,799       $663,316       $632,805
 Loans                                               497,397        413,409        329,178        271,606        263,287
 Allowance for Loan Losses                            11,876          9,787          8,589          7,188         10,031

 Deposits                                            764,678        685,143        627,387        582,033        554,617
 Federal Home Loan Bank Advances                      41,033         41,064         41,093              -              -
 Shareholders' Equity                                 90,883         80,201         79,405         74,823         72,717

 Selected Ratios
 Return on Average Assets                               1.29%          1.19%          1.17%           .63%          1.17%
 Return on Average Equity                              12.94%         11.10%         10.16%          5.43%          9.89%
 Dividend Payout Ratio                                 33.66%         36.30%         38.91%         73.10%         39.08%
 Average Loan to Average Deposits                      59.96%         52.93%         48.93%         47.07%         50.28%
 Average Equity to Average Assets Ratio                10.04%         10.86%         11.33%         11.65%         11.91%
 Period-end Shareholders' Equity to Total              10.04%          9.78%         10.46%         11.28%         11.49%
   Assets

 Per Share Data (1)
 Net Income                                         $  15.98       $  13.26       $  11.56       $   5.75       $  10.15
 Cash Dividends Declared                            $   5.25       $   4.72       $   4.41       $   4.11       $   3.88


(1) Net Income is based on the weighted average number of shares outstanding of 689,642, 694,764, 697,105, 697,311 and 697,311 for the years ended December 31,
2000, 1999, 1998, 1997 and 1996, respectively. Prior years' cash dividends declared have been restated for the 5% stock dividend issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)


                                                    First       Second        Third       Fourth
  2000                                             Quarter      Quarter      Quarter      Quarter       Total
  -------------------------------------------------------------------------------------------------------------
  Total Interest Income                             $15,062      $16,231      $17,097      $17,737      $66,127
  Total Interest Expense                              5,220        5,900        6,921        6,716       24,757
  -------------------------------------------------------------------------------------------------------------
  Net Interest Income                                 9,842       10,331       10,176       11,021       41,370
  Provision for Loan Losses                             500          500          400        1,400        2,800
  -------------------------------------------------------------------------------------------------------------
  Net Interest Income After
   Provision for Loan Losses                          9,342        9,831        9,776        9,621       38,570
  Total Non-Interest Income                           1,729        1,700        1,692        1,527        6,648
  Total Non-Interest Expense                          6,735        7,042        6,912        6,859       27,548
  -------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                          4,336        4,489        4,556        4,289       17,670
  Provision for Income Taxes                          1,622        1,685        1,728        1,615        6,650
  -------------------------------------------------------------------------------------------------------------
   Net Income                                       $ 2,714      $ 2,804      $ 2,828      $ 2,674      $11,020
  =============================================================================================================
  Earnings Per Share                                $  3.92      $  4.06      $  4.11      $  3.89      $ 15.98
  =============================================================================================================
  1999
  -------------------------------------------------------------------------------------------------------------
  Total Interest Income                             $12,867      $13,804      $14,481      $14,903      $56,055
  Total Interest Expense                              4,548        4,564        4,752        4,998       18,862
  -------------------------------------------------------------------------------------------------------------
  Net Interest Income                                 8,319        9,240        9,729        9,905       37,193
  Provision for Loan Losses                             300          600          500          300        1,700
  -------------------------------------------------------------------------------------------------------------
  Net Interest Income After
   Provision for Loan Losses                          8,019        8,640        9,229        9,605       35,493
  Total Non-Interest Income                           1,547        1,479        1,574        1,058        5,658
  Total Non-Interest Expense                          6,040        6,584        7,084        7,313       27,021
  -------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                          3,526        3,535        3,719        3,350       14,130
  Provision for Income Taxes                          1,213        1,222        1,316        1,163        4,914
  -------------------------------------------------------------------------------------------------------------
   Net Income                                       $ 2,313      $ 2,313      $ 2,403      $ 2,187      $ 9,216
  =============================================================================================================
  Earnings Per Share                                $  3.49      $  3.49      $  3.63      $  3.31      $ 13.92
  =============================================================================================================

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 2000, 1999 and 1998, $1.85, $1.70 and $1.65 per share, respectively, and for December 2000, 1999, and 1998, $3.40, $3.25 and $3.20 per share, respectively. Based on information from shareholders and from Company stock transfer records, the prices paid in 2000, 1999 and 1998 ranged from $135.00 to $245.00 per share

Management's Discussion and Analysis

Forward -Looking Statements
This annual report contains various forward-looking statements, usually containing the words "estimate," "project," "expect," "objective," "goal," or similar expressions and includes assumptions concerning the Company's operations, future results, and prospects. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe-harbor" provisions of the private Securities Litigation Reform Act, the Company provides the following cautionary statement identifying important factors which could cause the actual results of events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

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

Introduction
The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and subsidiaries' performance during 2000 and 1999 the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

Farmers & Merchants Bancorp is a bank holding company formed April 30, 1999.
Its subsidiary, Farmers & Merchants Bank of Central California is a state-chartered bank with 17 offices located in Sacramento, San Joaquin and Stanislaus Counties. Virtually all of the Company's business activities are conducted within its market area.

This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report. Per share amounts for 1999 and 1998 have been restated to reflect the 5% stock dividend declared during 2000.

Overview
At the completion of our 84th year, management is pleased to present the highest reported income in the Company's history. As of December 31, 2000, Farmers & Merchants Bancorp reported net income of $11,020,000, earnings per share of $15.98, return on average assets of 1.29% and return on average equity of 12.94%. For the year 1999, net income totaled $9,216,000, earnings per share was $13.26, return on average assets was 1.19% and return on average equity was 11.10%. For the year 1998, net income totaled $8,060,000, earnings per share was $11.56 for the year, return on average assets was 1.17%, and the return on average shareholders' equity totaled 10.16%.

As of December 31, 2000, consolidated assets were $905.6 million, gross loans were $497.4 million and deposits were $764.7 million. Total consolidated assets increased $85.7 million, gross loans increased $84.0 million and deposits grew $79.5 million.

The Company's improved financial performance in 2000 was due to a combination of increased revenue generated from its core business, improvement in the Company's asset mix and effective capital management strategies.

The following is a summary of the financial accomplishments achieved during 2000:


 .    Net interest income increased 11.2% to $41,370,000 from $37,193,000 reported during 1999.

 .    The provision for loan losses increased to $2,800,000 during 2000 compared to $1,700,000 in 1999.

 .    Non-interest income (net of securities transactions) increased 17.5% during
     2000, when compared to 1999.

 .    Non-interest expense was limited to a growth of 2.0% during 2000 compared to an increase of 3.5% in 1999.

 .    Total assets increased 10.5% to $905,551,000.

 .    Total loans increased 20.3% to $497,397,000.

 .    Non-accrual loans decreased 40.5% and totaled $1.5 million at December 31.

 .    Total investment securities decreased to $320,654,000 from $346,855,000 in
     1999.

 .    Total Shareholders' Equity increased to $90,883,000 from $80,201,000 in
     1999.

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

Net interest income grew 11.2% to $41.4 million during 2000. During 1999, net interest income was $37.2 million representing an increase of 10.2% over 1998. On a fully taxable equivalent basis, net interest income increased 10.1% and totaled $42.8 million during 2000, compared to $38.9 million for 1999. In 1998, on a taxable equivalent basis, net interest income increased 12.8% or $4.0 million from that of 1997. Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 2000, the net interest margin was 5.24% compared to 5.31% in 1999. The decrease in net interest margin was the result of the competitive climate in the Bank's market area during the year 2000.

The predominant reasons for the growth in net interest income during 2000 was the increase in the volume of average earning assets as well as the change in the mix of asset totals and deposit balances. As a result of aggressive marketing efforts and calling programs, average interest-earning assets increased $84.4 million during 2000 while average interest bearing liabilities increased $67.2 million.

Loans, the Company's highest earning asset, increased $84.0 million as of December 31, 2000 compared to 1999. On an average balance basis, loans increased by $94.7 million during the year, which contributed to the corresponding increase in interest and fees on loans of $9.6 million. The yield on the loan portfolio remained relatively constant at 9.7% in 2000 compared to 9.5% in 1999.

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

Interest income from investment securities was virtually unchanged from one year ago despite a decline in average investment securities of $15.2 million during 2000. During the first quarter the Bank restructured a portion of its available-for-sale investment portfolio by selling lower yielding securities at a small loss and replacing them with higher yielding securities. The earnings improvement over the life of the securities more than offset the losses taken on the securities sold. This restructuring resulted in an overall improvement in the portfolio yield. The average yield, on a taxable equivalent basis, in the investment portfolio was 6.5% in 2000 versus 6.3% in 1999. The tax equivalent yield in 1998 was 6.6%. Net interest income on a taxable equivalent basis is higher than net interest income on the Consolidated Statements of Income because it reflects adjustments that relate to income on certain securities that are exempt from federal income taxes.

Interest expense increased as a result of an increase in deposit balances, a general increase in interest rates offered during the second half of 2000 and a change in the deposit mix. Accordingly, interest expense increased 31.3%. Average interest cost on interest-bearing deposits increased to $21.8 million in 2000. The percentage increase in interest expense was higher than the increase in deposit growth due to the growth in time deposits and a general increase in market rates. Several deposit gathering promotions in conjunction with the Bank's prospect calling efforts resulted in a growth in total deposits of 11.6%. The increase was primarily centered in the time deposit area, which grew 26.9%. Total interest expense on deposit accounts for 2000 was $21.80 million. In 1999, interest expense on deposits was $16.5 million. The average rate paid on interest-bearing deposits was 3.90% in 2000 and 3.30% in 1999.

The Company's earning assets and rate sensitive liabilities are subject to repricing at different times, which exposes the Company to income fluctuations when interest rates change. In order to minimize income fluctuations, the Company attempts to match asset and liability maturities. However, some maturity mismatch is inherent in the asset and liability mix.

Provision and Allowance for Loan Losses
As a financial institution that assumes lending and credit risks as a principal element of its business, the Company anticipates that credit losses will be experienced in the normal course of business. The provision for loan losses represents the current period credit cost of maintaining an appropriate allowance for loan losses. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for risks inherent in the loan portfolio. In determining the adequacy of the allowance for loan losses, management takes into consideration examinations of bank supervisory authorities, results of internal credit reviews, financial condition of borrowers, loan concentrations, prior loan loss experience, and general economic conditions. The allowance is based on estimates and ultimate losses may vary from the current estimates. Management reviews these estimates periodically and, when adjustments are necessary, they are reported in the period in which they become known.

The Provision for Loan Losses totaled $2.8 million in 2000, compared to $1.7 million in 1999. The increase in the provision was the result of growth in the overall loan portfolio, management's evaluation of the credit quality of the loan portfolio, current loan losses, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes.

As of December 31, 2000, the allowance for loan losses was $11.9 million, which represented 2.4% of the total loan balance. In 1999, the allowance for loan losses was $9.8 million or 2.4% of the total loan balance.

Non-Interest Income
Non-Interest income for the Company includes income derived from services offered by the Bank, such as, merchant card, investment services and other miscellaneous business services; it also includes service charges and fees from deposit accounts and net gains and losses from the sale of investment securities and other real estate owned.

Before securities transactions, non-interest income increased 13.6% in 2000 over 1999. The increase was primarily due to the increase in the service charges on deposit accounts. Total non-interest income was $6.6 million, which included $120,000 in security losses. As previously mentioned, security losses were taken to restructure a portion of the investment portfolio by replacing lower yielding investments with securities having higher returns. In 1999, non-interest income was $5.7 million. In 1998, the Company recorded $5.8 million of non-interest income.

Non-Interest Expense
Non-interest expense totaled $27.5 million during 2000, an increase of $527 thousand or 2.0% over that reported in 1999. The increase in 1999 over 1998 was 3.6% with total non-interest expense reported at $27.0 million.

Salaries and employee benefits, the largest component of non-interest expense, increased $884 thousand in 2000, representing an increase of 5.8% over that of 1999. During 1999, the increase was $858 thousand or 5.9% over 1998. The increase was primarily the net result of merit increases for Company employees along with incentive bonuses. At the end of 2000, the Company had 296.2 full time equivalent employees compared to 321.9 at the end of 1999.

Occupancy expense increased 2.3% during 2000. Equipment expense decreased $352 thousand or 15.5% and totaled $1.9 million during 2000. During 1999, equipment expense increased 7.9% or $165 thousand over the previous year. Other operating expense totaled $7.7 million and remained unchanged from the prior year.

Income Taxes
The provision for income taxes increased 35.3% during 2000 as a result of improved earnings and an increase in the effective tax rate. In 1999 the provision increased 21.9% due to increased earnings over 1998. The effective tax rate in 2000 was 37.6% compared to 34.8% in 1999. The increase in the effective tax rate in 2000 was due to a decline in tax advantaged investment securities during the year.

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

The investment portfolio provides the Company with an income alternative to loans. The Company's total investment portfolio represented 35% of the Company's total assets during 2000 and 42% of the Company's total assets during 1999. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 2000, average Federal Funds Sold on a year to date basis was $20.5 million compared to $15.6 million in 1999.

The Company's investment portfolio at the end of 2000 decreased $26.2 million or 7.6% from 1999. The proceeds from the decline in the investment portfolio was used to fund the Company's loan growth during 2000. On an average balance basis, the Company decreased its investment in Obligations of States and Political Subdivisions (municipals) by $212 thousand. The Company generally replaces maturities of municipal securities, to the point of a maximum tax benefit, with "qualified issues." Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from federal income taxes.

Note 3 in the Notes to Consolidated Financial Statements displays the classifications of the Company's investment portfolio, the market value of the Company's investment portfolio and the maturity distribution.

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

As of December 31, 2000, loans totaled $497.4 million, a 20.3% increase over that of 1999. On an average balance basis the Company's loan portfolio increased $94.7 million over the average balance in 1999. In 1999, average balances increased from the prior year by 23.1% or $68.1 million. This increase was due to strong loan demand in the Company's market area along with an aggressive calling program.

Non-Performing Loans
The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash.

As a result of events beyond the Company's control, problem loans can and do occur. As of December 31, 2000, non-accrual loans were $1.5 million compared to $2.5 million at the end of 1999. Reducing problem loans continues to be an important Company objective. The Company reported $88 thousand in foreclosed loans as other real estate in 2000, compared to the $204 thousand reported in 1999. Interest forgone on loans placed on a non-accrual status totaled $71 thousand at December 31, 2000. The reduction in the non-accrual loans and other real estate resulted from a focused effort to reduce problem assets.

Although management believes that non-performing loans are generally well secured and that potential losses are provided for in the Company's reserve for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits
At December 31, 2000, deposits totaled $764.7 million. This represents an increase of $79.5 million or 11.6% from the deposit totals of $685.1 million reported in 1999. The majority of the increase was concentrated in demand and time deposits, which increased $20.1 million and $68.8 million, respectively. The Company increased its marketing efforts for deposits during 2000 and ran several successful deposit campaigns contributing to the strong growth in deposit balances. The change in the mix of deposits occurs as interest rates change. The expectations our customers have of future interest rates, dictates their maturity and account selections. As rates increased during 2000, some customers locked in rates in anticipation of future declines while other customers placed their funds in transaction accounts because they anticipated rates would rise and were unwilling to commit their deposits to long term investments at the current rates.

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

Federal Home Loan Bank Advances
Advances from the Federal Home Loan Bank are used to match fund long-term real estate loans and, as opportunities exist, the Bank borrows funds and invests the proceeds at a positive spread through the investment portfolio. These activities contribute to the Bank and Company's earnings as well as help offset the Bank's interest rate risk. The average rate paid for other borrowed funds was 5.60% in 2000 compared to 5.42% in 1999.

Capital

The Company relies on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $90.9 million at December 31, 2000 and $80.2 million at the end of 1999.

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

As of December 31, 2000, the Company's risk based capital was 15.2%, well above regulatory risk based capital guidelines.

In 1998, the Shareholders approved a stock repurchase program. During 2000, the company repurchased 5,994 shares at an average share price of $210 per share. In 1999, the Company repurchased 2,306 shares at an average share price of $175.

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

The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. The amount actually incurred with respect to these losses can vary significantly from the estimated amounts. The Company's methodology includes several features that are intended to reduce the difference between estimated and actual losses.

Implicit in lending activities is the risk that losses will and do occur and that the amount of such losses will vary over time. Consequently, the Company maintains an allowance for loan losses by charging a provision for loan losses to earnings. Loans determined to be losses are charged against the allowance for loan losses. The Company's allowance for loan losses is maintained at a level considered by management to be adequate to provide for estimated losses inherent in the existing portfolio along with unused commitments to provide financing including commitments under commercial and standby letters of credit.

The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. Specific allowances are established in cases where management has identified conditions or circumstances related to credit that management believes indicate the possibility that a loss may be incurred in excess of the amount determined by the application of the formula reserve. Management performs a detailed analysis of these loans, including, but not limited to appraisals of the collateral, conditions of the marketplace for liquidating the collateral and assessment of the guarantors. Management then determines the loss potential and allocates a portion of the reserve for losses as a specific allowance for each of these credits.

Management believes that the allowance for loan losses at December 31, 2000 was adequate to provide for both recognized losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan chargeoffs that would increase the provision for loan losses and thereby adversely affect the results of operations.

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

The gap analysis measures, at specific time intervals, the divergence between earning assets and interest bearing liabilities for which repricing opportunities will occur. A positive difference, or gap, indicates that earning assets will reprice faster than interest-bearing liabilities. This will generally produce a greater net interest margin during periods of rising interest rates and a lower net interest margin during periods of declining interest rates. Conversely, a negative gap will generally produce a lower net interest margin during periods of rising interest rates and a greater net interest margin during periods of decreasing interest rates.

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

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 2000, the Bank's estimated net interest income sensitivity, as a percent of net interest income, for a parallel change in interest rates of 200 basis points was 6.09% for rates up and (8.86)% in rates down.

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

In general, liquidity risk is managed daily by controlling the level of Fed Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Fed Funds as a cushion for temporary liquidity needs. During 2000, Federal Funds averaged $20.5 million. In addition, the Company maintains Federal Fund credit lines of $136 million with major correspondent banks subject to the customary terms and conditions for such arrangements.

At December 31, 2000, the Company had available liquid assets, which included cash and unpledged investment securities of approximately $161.9 million, which represents 17.9% of total assets.