Form 10-K, Exhibit 13
period 2001-12-31
FARMERS & MERCHANTS BANCORP
filed 2002-03-27
CIK 1085913

                                                                      Exhibit 13

================================================================================

                               Farmers & Merchants
                                     Bancorp

                                      2001
                                     Annual
                                     Report

================================================================================

To the Shareholders:

We are please to present Farmers & Merchants Bancorp's annual financial reports for 2001; another record year in the Company's 85-year history. Most key areas of financial measurement showed improvement over 2000, despite the challenging environment that arose during the year. The unfortunate and unexpected events surrounding September 11th caused the overall economy in the United States to slowdown. Agriculture further recessed due to continued soft commodity prices. In addition, the banking industry experienced a reduction in net interest margin as a result of the Federal Reserve Bank's decision to reduce the discount rate an unprecedented number of times during the year.

Although it was difficult to anticipate the magnitude and impact of these events, Farmers & Merchants Bancorp still achieved record performance during 2001, because management took early action designed to grow loans outstanding, increase non-interest income, and control expenses. As a consequence, 2001 was the most profitable and successful year in Farmers & Merchants Bancorp's history. Net income after taxes totaled $12,317,000 or $17.09 per share of common stock, up 12.2% over the prior year. The growth in profits was driven by a 26% growth in non-interest income and a slight reduction in total non-interest expense over the prior year. Loans outstanding grew by 21.1% and deposits expanded by 7.2% versus 2000.

Other important financial measures also showed year over year improvement. Operating leverage continued to strengthen as total revenues grew while expenses decreased. Specifically, Farmers & Merchants Bancorp improved its spread between total net revenues and total non-interest expenses by 5.3% resulting in its efficiency ratio (the amount of expense it takes to produce $1.00 of revenue) improving from 60.9% to 57.7% In addition, return on assets increased to 1.35% from 1.29% the prior year and return on equity improved by 76 basis points over 2000, to 13.14%.

Several important enhancements to the company's data and operating systems were also successfully completed during 2001. The Bank's main computers were converted to state-of-the art IBM processors. In addition, the core operating software was converted to Jack Henry's Silverlake platform. A new customer service voice response unit and supporting call center were also installed providing customers with 24 hour, seven day a week transaction capability and account access. Finally, the Bank's telephones were converted to the advanced network integrated system jointly developed by Cisco and Southwestern Bell Corporation. This cutting edge technology substantially improved the quality and functionality of the Bank's telecommunications systems.

In the future, your Board of Directors and management team will remain focused on increasing the Bank's market penetration, improving operating efficiency and enhancing capital management discipline. Further enhancements to the Bank's electronic delivery capability are slated for 2002. Construction of three new branch offices is also underway with grand openings planning beginning in May 2002. Several other advancements are currently being evaluated with initial implementation planned beginning in early 2003.

We appreciate the Board of Director's many contributions during 2001. We wish to acknowledge their ongoing commitment and special efforts to represent the Shareholders' best interests. In addition, the many accomplishments during 2001, particularly the elaborate and extensive data and operating system conversions, would not have been possible without the extraordinary hard work and dedication of the Bank's incredible team of employees. We are extremely proud of our talented staff and extend a heartfelt `thank you' for the outstanding results they produced in 2001.

Throughout the years, our shareholders have been extremely loyal to the Bank. We once again thank you for your support which contributed to the Farmers & Merchants Bancorp's success in 2001. Your continued confidence and satisfaction with your investment in Farmers & Merchants Bancorp remains of the utmost importance to us.


/s/ Kent A. Steinwert                            /s/ Ole R. Mettler
---------------------------------------          -------------------------------
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

Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. However, management has assessed and believes that, as of December 31, 2001, the Company's internal control structure, as described above, provides reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

Management also is responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, Management believes that the Bank complied with the designated laws and regulations relating to safety and soundness for the year ended December 31, 2001.


/s/ Kent A. Steinwert                             /s/ John R. Olson
----------------------------                      ------------------------------
    Kent A. Steinwert                                 John R. Olson
    President &                                       Executive Vice President &
    Chief Executive Officer                           Chief Financial Officer

[LOGO] PRICEWATERHOUSECOOPERS

                                                  Pricewaterhouse LLP
                                                  331 Market Street
                                                  San Francisco CA 9415-05-2119
                                                  Telephone   (415) 498 5000
                                                  Facsirnilic (415) 498 7100

                       Report of Independent Accountants

To the Board of Directors and
Shareholders of Farmers & Merchants Bancorp:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of income, changes in shareholders' equity, comprehensive income and cash flows present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries (the Company) at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company as of December 31, 1999 and for the year then was audited by other independent accountants whose report dated February 4, 2000 expressed an unqualified opinion on those statements.


/s/ PricewaterhouseCoopers LLP

February 11, 2002

Consolidated Statements of Income
=======================================================================================
(in thousands except per share data)
                                                               Year Ended December 31,
                                                              2001      2000      1999
---------------------------------------------------------------------------------------
Interest Income
Interest and Fees on Loans                                  $43,956   $44,171   $34,593
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                  1,922     1,300       793
Interest on Investment Securities:
  Taxable                                                    15,112    17,574    17,398
  Tax-Exempt                                                  2,540     3,082     3,271
      Total Interest Income                                  63,530    66,127    56,055
---------------------------------------------------------------------------------------

Interest Expense
Interest on Deposits                                         21,038    21,845    16,500
Interest on Borrowed Funds                                    2,242     2,912     2,362
      Total Interest Expense                                 23,280    24,757    18,862
---------------------------------------------------------------------------------------

      Net Interest Income                                    40,250    41,370    37,193
Provision for Loan Losses                                     1,000     2,800     1,700
      Net Interest Income After Provision for Loan Losses    39,250    38,570    35,493
---------------------------------------------------------------------------------------

Non-Interest Income
Service Charges on Deposit Accounts                           4,179     3,464     3,163
Net Gain (Loss) on Sale of Investment Securities                 88      (120)     (302)
Credit Card Merchant Fees                                     1,207       976       783
Other                                                         2,900     2,328     2,014
      Total Non-Interest Income                               8,374     6,648     5,658
---------------------------------------------------------------------------------------

Non-Interest Expense
Salaries and Employee Benefits                               16,986    16,235    15,351
Occupancy Expense                                             1,680     1,730     1,691
Equipment Expense                                             2,026     1,916     2,268
Other                                                         6,794     7,667     7,711
      Total Non-Interest Expense                             27,486    27,548    27,021
---------------------------------------------------------------------------------------

Income Before Income Taxes                                   20,138    17,670    14,130
Provision for Income Taxes                                    7,821     6,650     4,914
---------------------------------------------------------------------------------------
      Net Income                                            $12,317   $11,020   $ 9,216
=======================================================================================

Earnings Per Share                                          $ 17.09   $ 15.23   $ 12.65
=======================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                        December 31,
Assets                                                                                2001       2000
-------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents:
  Cash and Due from Banks                                                           $ 32,406   $ 33,290
  Federal Funds Sold and Securities Purchased Under Agreements to Resell              31,100     41,000
      Total Cash and Cash Equivalents                                                 63,506     74,290
-------------------------------------------------------------------------------------------------------

Investment Securities:
  Available-for-Sale                                                                 242,852    279,386
  Held-to-Maturity                                                                    32,698     41,268
      Total Investment Securities                                                    275,550    320,654
-------------------------------------------------------------------------------------------------------

Loans:                                                                               602,169    497,397
  Less: Allowance for Loan Losses                                                     12,709     11,876
      Loans, Net                                                                     589,460    485,521
-------------------------------------------------------------------------------------------------------

Premises and Equipment, Net                                                           11,432     11,556
Interest Receivable and Other Assets                                                  30,935     13,530
         Total Assets                                                               $970,883   $905,551
=======================================================================================================

Liabilities
Deposits:
   Demand                                                                           $198,316   $183,779
   Interest-Bearing Transaction Accounts                                             100,574     81,271
   Savings                                                                           198,651    175,140
   Time                                                                              322,170    324,488
      Total Deposits                                                                 819,711    764,678
-------------------------------------------------------------------------------------------------------

Federal Home Loan Bank Advances                                                       41,000     41,033
Interest Payable and Other Liabilities                                                 9,436      8,957
         Total Liabilities                                                           870,147    814,668
-------------------------------------------------------------------------------------------------------

Shareholders' Equity
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding         --         --
Common Stock:  Par Value $0.01, 2,000,000 Shares Authorized, 719,269 and
   687,491 Issued and Outstanding at December 31, 2001 and 2000, Respectively              7          7
Additional Paid-In Capital                                                            61,360     53,559
Retained Earnings                                                                     36,499     36,527
Accumulated Other Comprehensive Income (Loss)                                          2,870        790
         Total Shareholders' Equity                                                  100,736     90,883
-------------------------------------------------------------------------------------------------------
         Total Liabilities and Shareholders' Equity                                 $970,883   $905,551
=======================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity
----------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                                          Accumulated
                                             Common              Additional                  Other           Total
                                             Shares     Common    Paid-In     Retained   Comprehensive   Shareholders'
                                          Outstanding   Stock     Capital     Earnings    Income(Loss)       Equity
Balance, December 31, 1998                  632,185      $  6      $43,576    $ 34,991      $   832        $  79,405
----------------------------------------------------------------------------------------------------------------------
Net Income                                                                       9,216                         9,216
Cash Dividends Declared on
   Common Stock                                                                 (3,273)                       (3,273)
5% Stock Dividend                            31,110         1        4,821      (4,822)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                (72)                          (72)
Redemption of Stock                          (2,306)                  (404)                                     (404)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                             (4,671)          (4,671)
Balance, December 31, 1999                  660,989      $  7      $47,993    $ 36,040      $(3,839)       $  80,201
----------------------------------------------------------------------------------------------------------------------
Net Income                                                                      11,020                        11,020
Cash Dividends Declared on
   Common Stock                                                                 (3,609)                       (3,609)
5% Stock Dividend                            32,496                  6,824      (6,824)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                               (100)                         (100)
Redemption of Stock                          (5,994)                (1,258)                                   (1,258)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                              4,629            4,629
Balance, December 31, 2000                  687,491      $  7      $53,559    $ 36,527      $   790        $  90,883
----------------------------------------------------------------------------------------------------------------------
Net Income                                                                      12,317                        12,317
Cash Dividends Declared on
   Common Stock                                                                 (3,923)                       (3,923)
5% Stock Dividend                            33,831                  8,289      (8,289)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                               (133)                         (133)
Redemption of Stock                          (2,053)                  (488)                                     (488)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                              2,080            2,080
Balance, December 31, 2001                  719,269      $  7      $61,360    $ 36,499      $ 2,870        $ 100,736
======================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income
--------------------------------------------------------------------------------
(in thousands)

                                                                                Year Ended December 31,
                                                                                2001      2000      1999
---------------------------------------------------------------------------------------------------------
Net Income                                                                    $12,317   $11,020   $ 9,216

Other Comprehensive Income (Loss)

    Unrealized Gains (Losses) on Securities:

        Unrealized holding gains (losses) arising during the period, net of income tax effects of $1,492, $3,188 and $(3,386) for the years ended December 31, 2001, 2000 and 1999,
        respectively.                                                           2,131     4,558    (4,841)

        Less: Reclassification adjustment for realized (gains) losses included in net income, net of related income tax effects
        of $(37), $49 and $119 for the years ended December 31,
        2001, 2000 and 1999, respectively.                                        (51)       71       170
---------------------------------------------------------------------------------------------------------
          Total Other Comprehensive Income (Loss)                               2,080     4,629    (4,671)
---------------------------------------------------------------------------------------------------------
Comprehensive Income                                                          $14,397   $15,649   $ 4,545
=========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
(in thousands)

                                                                            Year Ended December 31,
                                                                          2001       2000        1999
------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                              $ 12,317   $ 11,020    $ 9,216
Adjustments to Reconcile Net Income to Net Cash Provided
 by Operating Activities:
    Provision for Loan Losses                                              1,000      2,800      1,700
    Depreciation and Amortization                                          1,592      1,760      1,770
    Provision for Deferred Income Taxes                                      (38)      (730)      (457)
    Net Amortization of Investment Security Premium & Discounts             (314)      (435)       674
    Net (Gain) Loss on Sale of Investment Securities                         (88)       120        302
Trading Securities:
    Purchased                                                                 --         --    (15,490)
    Sold or Matured                                                           --         --     15,478
    Net (Increase) Decrease in Interest Receivable and Other Assets      (18,307)    (1,325)     3,338
    Net Increase in Interest Payable and Other Liabilities                   479     (4,516)     4,559
         Net Cash Provided by (Used in) Operating Activities              (3,359)     8,694     21,090
------------------------------------------------------------------------------------------------------
Investing Activities
Securities Available-for-Sale:
      Purchased                                                          (26,704)   (42,873)  (171,788)
      Sold or Matured                                                     66,548     69,161    177,675
Securities Held-to-Maturity:
      Purchased                                                           (6,460)      (398)    (2,114)
      Matured                                                             15,142      8,493     12,927
Net Increase in Loans                                                   (105,526)   (84,916)   (85,540)
Principal Collected on Loans Previously Charged Off                          587        217        807
Net Additions to Premises and Equipment                                   (1,468)      (609)    (2,763)
         Net Cash Used for Investing Activities                          (57,881)   (50,925)   (70,796)
------------------------------------------------------------------------------------------------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction,
   and Savings Accounts                                                   57,351     10,735     30,189
Net Increase in Time Deposits                                             (2,318)    68,800     27,567
Net Increase (Decrease) in Federal Funds Purchased                            --         --     (2,000)
Net Increase (Decrease) in Federal Home Loan Bank Advances                   (33)       (31)       (29)
Stock Redemption                                                            (488)    (1,258)      (404)
Cash Dividends                                                            (4,056)    (3,709)    (3,345)
------------------------------------------------------------------------------------------------------
         Net Cash Provided by Financing Activities                        50,456     74,537     51,978
         Increase (Decrease) in Cash and Cash Equivalents                (10,784)    32,306      2,272
         Cash and Cash Equivalents at Beginning of Year                   74,290     41,984     39,712
         Cash and Cash Equivalents at End of Year                        $63,506    $74,290    $41,984
======================================================================================================

Supplementary Data
Cash Payments made for Income Taxes                                      $ 8,125    $ 8,100    $ 4,520
Interest Paid                                                            $22,995    $24,139    $18,743
======================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1. Significant Accounting Policies

Farmers & Merchants Bancorp (the Company) was organized April 30, 1999. Its' primary operations are related to traditional banking activities through its subsidiary Farmers & Merchants Bank of Central California (the Bank). The consolidated financial statements of the Company and its subsidiary, the Bank, are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts as of the date of the balance sheet and revenues and expenses for the period. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiary, the Bank, along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. The investment in the Bank is carried at the Company's equity in the underlying net assets. Significant intercompany transactions have been eliminated in consolidation. Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

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

Trading securities, if any, are acquired for short-term appreciation and are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in non-interest income.

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

Allowance for Loan Losses

As a financial institution which assumes lending and credit risks as a principal element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management reviews the credit quality of the loan portfolio on a quarterly basis and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the allowance balance. The Company's methodology for assessing the adequacy of the allowance consists of several key elements, which include the formula allowance, specific allowances and the unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments. Loss factors are based on the Company's historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date. The Company derives the loss factors for loans from a loss migration model and the historical average net charge-offs during a business cycle.

Specific allowances are established in cases where management has identified conditions or circumstances related to a credit that management believes indicate the probability a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is composed of attribution factors, which are based upon management's evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affection the key lending areas of the Company, credit quality trends, collateral values, loan volumes and concentration, seasoning of the loan portfolio, specific industry conditions, recent loss experience, duration of the current business cycle, bank regulatory examination results and findings of the Company's internal credit examiners.

The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans, which are discussed more fully in Note 4.

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

Segment Reporting

The Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is a community bank which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, the Company is not organized around discernable lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by the Company as of December 31, 2001.

Derivative Instruments and Hedging Activities

The Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" as amended by the Statement of Financial Accounting Standards, No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivative, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. Changes in the fair values of those derivatives are accounted for depending on the intended use of the derivative and the resulting designation under specified criteria. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income and are recognized income statement when the hedged items affect earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. As required, SFAS No. 133 was adopted by the Company effective January 1, 2001.

The Company utilizes derivative financial instruments such as interest rate caps, floors, swaps and collars. These instruments are purchased and/or sold to reduce the Company's exposure to changing interest rates. The Company marks to market the value of its derivative financial instruments and reflects gain or loss in earnings in the period of change.

Comprehensive Income

The Statement of Financial Accounting Standards, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in fair value of its available-for-sale investment securities.

2.   Securities Purchased Under Agreements to Resell

The Company enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated AA or better. During 2001 and 2000, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities.

3.   Investment Securities

The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows:
(in thousands)

                                                    Amortized   Gross Unrealized   Fair/Book
                                                                ----------------
December 31, 2001                                     Cost        Gains   Losses     Value
--------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies               $ 12,588    $  183    $ --     $ 12,771
Obligations of States and Political Subdivisions       23,906       238      68       24,076
Mortgage-Backed Securities                            191,994     4,423      33      196,384
Other                                                   9,487       140       6        9,621
--------------------------------------------------------------------------------------------
   Total                                             $237,975    $4,984    $107     $242,852
============================================================================================
December 31, 2000
--------------------------------------------------------------------------------------------
U.S. Treasury Securities                             $  5,037    $   10    $ --     $  5,047
Securities of U.S. Government Agencies                  7,108        --      18        7,090
Obligations of States and Political Subdivisions       24,184        97     306       23,975
Mortgage-Backed Securities                            236,173     1,921     360      237,734
Other                                                   5,540        --      --        5,540
--------------------------------------------------------------------------------------------
   Total                                             $278,042    $2,028    $684     $279,386
============================================================================================

The book values, estimated fair values, and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                      Book    Gross Unrealized     Fair
                                                              ----------------
December 31, 2001                                    Value     Gains   Losses     Value
----------------------------------------------------------------------------------------
Obligations of States and Political Subdivisions    $32,137     $825     $13     $32,949
Other                                                   561       36                 597
----------------------------------------------------------------------------------------
   Total                                            $32,698     $861     $13     $33,546
========================================================================================
December 31, 2000
----------------------------------------------------------------------------------------
Securities of U.S. Government Agencies              $ 1,999     $ --     $ 2     $ 1,997
Obligations of States and Political Subdivisions     38,585      537      18      39,104
Other                                                   684       48      --         732
----------------------------------------------------------------------------------------
   Total                                            $41,268     $585     $20     $41,833
========================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 2001 and 2000 are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              After 1    After 5                Total
Securities Available-for-Sale                       Within      but        but        Over       Fair
December 31, 2001 (in thousands)                    1 Year   Within 5   Within 10   10 years    Value
-------------------------------------------------------------------------------------------------------
Securities of U.S. Government
   Agencies                                        $12,771   $     --    $    --     $   --    $ 12,771
Obligations of States and Political Subdivisions       995     13,529      8,567        985      24,076
Mortgage-Backed Securities                          60,266    136,118         --         --     196,384
Other                                                4,463      5,158         --         --       9,621
-------------------------------------------------------------------------------------------------------
   Total                                           $78,495   $154,805    $ 8,567     $  985    $242,852
=======================================================================================================
2000 Totals                                        $55,597   $192,199    $29,616     $1,974    $279,386
=======================================================================================================

                                                              After 1    After 5                Total
Securities Held-to-Maturity                         Within      but        but        Over       Book
December 31, 2001 (in thousands)                    1 Year   Within 5   Within 10   10 years    Value
-------------------------------------------------------------------------------------------------------
Obligations of States and Political Subdivisions   $ 4,510    $20,566     $3,365     $3,696     $32,137
Other                                                   --         --         --        561         561
-------------------------------------------------------------------------------------------------------
   Total                                           $ 4,510    $20,566     $3,365     $4,257     $32,698
=======================================================================================================
2000 Totals                                        $15,091    $20,534     $4,959     $  684     $41,268
=======================================================================================================

Proceeds from sales of securities available-for-sale were as follows:

(in thousands)                                           Gross    Gross   Gross
                                                       Proceeds   Gains   Losses
--------------------------------------------------------------------------------
2001                                                    $ 5,206    $ 88     $ --
2000                                                    $21,744    $506     $199
1999                                                    $54,231    $285     $118

As of December 31, 2001, securities carried at $154,166,000 were pledged to secure public and other deposits as required by law.

4.   Loans and Allowance for Loan Losses

Loans as of December 31, consisted of the following:
(in thousands)                                               2001        2000
-------------------------------------------------------------------------------
Real Estate                                                $304,451    $261,910
Real Estate Construction                                     49,692      28,354
Commercial                                                  227,909     182,611
Consumer                                                     21,133      24,855
-------------------------------------------------------------------------------
                                                            603,185     497,730
Less:  Unearned Income on Loans                              (1,016)       (333)
-------------------------------------------------------------------------------
Total Loans                                                $602,169    $497,397
===============================================================================
Non-Accrual Loans                                          $  2,353    $  1,472
===============================================================================

Changes in the allowance for loan losses consisted of the following:
(in thousands)
                                                    2001       2000       1999
-------------------------------------------------------------------------------
Balance, January 1                                $11,876    $ 9,787    $ 8,589
Provision Charged to Operating Expense              1,000      2,800      1,700
Recoveries of Loans Previously Charged Off            587        218        807
Loans Charged Off                                    (754)      (929)    (1,309)
--------------------------------------------------------------------------------
Balance, December 31                              $12,709    $11,876    $ 9,787
===============================================================================

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. All impaired loans have been assigned a related allowance for credit losses. As of December 31, 2001 and 2000 the total recorded investment in impaired loans was $2,353,000 and $1,472,000, respectively. The related allowance for loan losses was $190,000 and $257,000 for the years ended 2001 and 2000, respectively. For income reporting purposes, impaired loans are placed on a non-accrual status and are more fully discussed in Note 1. Cash payments are first applied as a reduction of the loan's principal balance until collection of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash. The average balance of impaired loans was $1.1 million, $2.3million and $3.4 million for the years ended 2001, 2000 and 1999 respectively. There was no interest income reported on impaired loans in 2001 and 2000. Interest income forgone on loans placed on nonaccrual status was $26,000, $71,000 and $48,000 for the years ended December 31, 2001, 2000 and
1999 respectively.

5.   Premises and Equipment

Premises and equipment as of December 31, consisted of the following:
  (in thousands)                                              2001        2000
--------------------------------------------------------------------------------
Land and Buildings                                           $15,830     $15,723
Furniture, Fixtures and Equipment                             14,429      13,180
Leasehold Improvements                                           835         835
--------------------------------------------------------------------------------
                                                              31,094      29,738
Less:  Accumulated Depreciation and Amortization              19,662      18,182
--------------------------------------------------------------------------------
   Total                                                     $11,432     $11,556
================================================================================

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,592,000, $1,760,000 and $1,770,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Total rental expense for premises were $212,000, $207,000 and $240,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Rental income was $70,000, $81,000 and $81,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

6.   Other Real Estate

Other real estate, included in interest receivable and other assets, totaled none and $89,000 at December 31, 2001and 2000, respectively. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or estimated net realizable value determined at the date acquired. Losses arising from the acquisition of these properties are charged against the allowance for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.

7. Time Deposits
Time Deposits of $100,000 or more were as follows:
(in thousands)
                                                                 December 31,
                                                              2001       2000
-------------------------------------------------------------------------------
  Balance                                                   $146,432   $135,757
===============================================================================

At December 31, 2001, the scheduled maturities of time deposits were as follows:


(in thousands)
                                                                     Scheduled
                                                                     Maturities
--------------------------------------------------------------------------------
2002                                                                   $280,004
2003                                                                     22,859
2004                                                                      9,125
2005                                                                         --
2006 and thereafter                                                      10,182
-------------------------------------------------------------------------------
   Total                                                               $322,170
===============================================================================

8. Income Taxes
Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:

(in thousands)                                  2001     2000     1999
-----------------------------------------------------------------------
Current
   Federal                                     $5,673   $5,229   $3,764
   State                                        2,186    2,151    1,607
-----------------------------------------------------------------------
      Total Current                             7,859    7,380    5,371
-----------------------------------------------------------------------
Deferred
   Federal                                        (33)    (493)    (383)
   State                                          ( 5)    (237)    ( 74)
-----------------------------------------------------------------------
      Total Deferred                              (38)    (730)    (457)
-----------------------------------------------------------------------
         Total Provision for Taxes             $7,821   $6,650   $4,914
=======================================================================

The total provision for income taxes differs from the federal statutory rate as follows:
(dollars in thousands)

                                                   2001            2000            1999
                                              Amount   Rate   Amount   Rate   Amount   Rate
-------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate       $7,048   35.0%  $6,185   35.0%  $4,804   34.0%
Interest on Obligations of States
   and Political Subdivisions
   Exempt from Federal Taxation                 (658)  (3.3)%   (740)  (4.2)% (1,008)  (7.1)%
State and Local Income Taxes,
   Net of Federal Income Tax Benefit           1,418    7.0%   1,263    7.2%   1,012    7.2%
Other, Net                                        13    0.1%     (58)  (0.4)%    106    0.7%
-------------------------------------------------------------------------------------------
      Total Provision for Taxes               $7,821   38.8%  $6,650   37.6%  $4,914   34.8%
===========================================================================================

The components of the net deferred tax assets as of December 31, are as follows:
(in thousands)                                                   2001     2000
-------------------------------------------------------------------------------
Deferred Tax Assets
   Allowance for Loan Losses                                    $5,084   $4,739
   Accrued Liabilities                                             892    1,158
   Deferred Compensation                                           999      827
   Other Real Estate                                               309      309
   State Franchise Tax                                             765      753
   Interest on Non-Accrual Loans                                    11       85
-------------------------------------------------------------------------------
      Total Deferred Tax Assets                                  8,060    7,871
-------------------------------------------------------------------------------

Deferred Tax Liabilities
   Depreciation                                                   (229)    (320)
   Unrealized Gain on Securities Available-for-Sale             (2,051)    (565)
   Securities Accretion                                         (1,039)    (860)
   Other                                                          (425)    (362)
-------------------------------------------------------------------------------
      Total Deferred Tax Liabilities                            (3,744)  (2,107)
-------------------------------------------------------------------------------
         Net Deferred Tax Assets                                $4,316   $5,764
===============================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets. Prior year amounts have been restated to conform with the tax return as filed.

9. Short Term Borrowings

As of December 31, 2001 and 2000, the Company had unused lines of credit available for short term liquidity purposes of $136 million. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.

10. Federal Home Loan Bank Advances

The Company's Advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,

(in thousands)                                                                                                   2001     2000
---------------------------------------------------------------------------------------------------------------------------------
5.35% note payable due February 4, 2008 with interest due quarterly, callable February 2, 2003 and quarterly    $25,000   $25,000
thereafter.

5.38% note payable due August 12, 2008 with interest due quarterly, callable August 12, 2003 and quarterly       15,000    15,000
thereafter.

5.60% amortizing note, interest and principal payable monthly with final maturity of September 25, 2018.          1,000     1,033
---------------------------------------------------------------------------------------------------------------------------------
   Total                                                                                                        $41,000   $41,033
=================================================================================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the company and by agency and mortgage-backed securities, classified as available-for-sale, with carrying values of $52,682,000.

11. Shareholders' Equity

Beginning in 1975 and continuing through 2001, the Company has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the State Department of Financial Institutions. These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 2001, the Bank could declare dividends of $13,285,000 without approval of the California State Banking Department. These regulations apply to all California state chartered banks.

The Accumulated Other Comprehensive Income is the result of the accounting standard, Reporting Comprehensive Income. This accounting principle requires securities classified as available-for-sale be reported at their fair values. Unrealized gains and losses are reported on a net-of-tax basis as a component of Shareholders' Equity. The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation. These guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and aid in making the definition of banking capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Failure to meet these minimum capital requirements can initiate certain disciplinary actions by regulators. As of December 31, 2001 and 2000, the Company and the Bank meet all capital adequacy requirements to which they are subject. The following table illustrates the relationship between the Bank's regulatory capital requirements and the Bank's capital position.

                                                                                                Well Capitalized
                                                                           Regulatory Capital     Under Prompt
(in thousands)                                                Actual          Requirements      Corrective Action
December 31, 2001                                        Amount    Ratio    Amount    Ratio     Amount    Ratio
-----------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $100,842   12.93%   $62,391    8.0%     $77,988    10.0%

Total Consolidated Capital to Risk Weighted Assets      $107,591   13.76%   $62,543    8.0%         N/A     N/A

Tier I Bank Capital to Risk Weighted Assets             $ 91,104   11.68%   $31,195    4.0%     $46,793     6.0%

Tier I Consolidated Capital to Risk Weighted Assets     $ 97,829   12.51%   $31,271    4.0%         N/A     N/A

Tier I Bank Capital to Average Assets                   $ 91,104    9.57%   $38,077    4.0%     $47,596     5.0%

Tier I Consolidated Capital to Average Assets           $ 97,829   10.25%   $38,159    4.0%         N/A     N/A


December 31, 2000                                        Amount    Ratio    Amount    Ratio      Amount   Ratio
----------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $ 96,150   15.22%   $50,548    8.0%     $63,185    10.0%

Total Consolidated Capital to Risk Weighted Assets      $ 97,419   15.41%   $50,582    8.0%         N/A     N/A

Tier I Bank Capital to Risk Weighted Assets             $ 88,203   13.96%   $25,274    4.0%     $37,911     6.0%

Tier I Consolidated Capital to Risk Weighted Assets     $ 90,092   14.25%   $25,291    4.0%         N/A     N/A

Tier I Bank Capital to Average Assets                   $ 88,203   10.00%   $35,268    4.0%     $44,085     5.0%

Tier I Consolidated Capital to Average Assets           $ 90,092   10.21%   $35,285    4.0%         N/A     N/A

12. Employee Benefit Plans

The Company, through the Bank, sponsors a defined benefit pension plan (the
Plan) that covers employees of Farmers & Merchants Bank of Central California. Effective June 9, 2001 the Plan was amended to freeze the benefit accruals in the Plan. With the exception of employees who have reached age 55 and who have accumulated 10 years of Plan service, the effect of the amendment will be to freeze the participants' monthly pension benefit. Employees who have reached age 55 and have accumulated 10 years of Plan service as of December 31, 2000 will continue to accrue benefits under the Plan.

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

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                               2001       2000
-----------------------------------------------------------------------------

Benefit Obligation at Beginning of Year                     $ 6,033   $ 5,263
Service Cost                                                    247       572
Reduction due to Census Gain                                   (597)       --
Reduction due to Curtailment                                 (1,749)       --
Interest Cost                                                   285       404
Benefits Paid                                                  (717)     (704)
Actuarial Loss                                                   --       498
-----------------------------------------------------------------------------
      Total Benefit Obligation at End of Year               $ 3,502   $ 6,033
=============================================================================

The Change in Plan Assets are as follows: (in thousands)     2001       2000
-----------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year              $ 5,346   $ 5,505
Employer Contribution                                            40       701
Benefits Paid                                                  (717)     (704)
Actual Return on Plan Assets                                   (225)     (156)
-----------------------------------------------------------------------------
      Total Fair Value of Plan Assets at End of Year        $ 4,444   $ 5,346
=============================================================================

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31:
(in thousands)                                        2001      2000
----------------------------------------------------------------------
Benefit Obligation                                  $ 3,502   $ 6,033
Fair Value of Plan Assets                             4,444     5,346
----------------------------------------------------------------------
Funded Status                                           942      (687)
Unrecognized Net Asset at Transition                     --       (85)
Unrecognized Prior Service Cost                          (2)      (63)
Unrecognized Net Loss                                    20     1,561
----------------------------------------------------------------------
      Net Amounts Recognized                        $   960   $   726
======================================================================

Amounts Recognized:
----------------------------------------------------------------------
Prepaid Benefit Cost                                $   960   $   726
Accrued Benefit Liability                                --        --
Intangible Asset                                         --        --
----------------------------------------------------------------------
      Net Amounts Recognized                        $   960   $   726
======================================================================

The components of the net periodic benefit costs are as follows:
(in thousands)                                       2001    2000    1999
--------------------------------------------------------------------------
Service Cost                                        $ 247   $ 572   $ 536
Interest Cost                                         284     404     360
Expected Return on Plan Assets                       (414)   (473)   (426)
Amortization of
   Unrecognized Net Asset at Transition               (11)    (28)    (28)
   Unrecognized Prior Service Cost                     (3)     (7)     (7)
   Unrecognized Net Loss                               23      57      96
--------------------------------------------------------------------------
   Total Net Periodic Benefit Cost                  $ 126   $ 525   $ 531
==========================================================================
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                      7.25%   7.25%   7.50%
Rate of Increase in Salary Levels                    4.00%   4.00%   4.00%
Expected Return on Assets                            9.00%   9.00%   9.00%
==========================================================================

Substantially all full-time employees of the Bank with one or more years of service also participate in a defined contribution profit sharing plan and a money purchase plan. Contributions to the profit sharing plan are made at the discretion of the Board of Directors and the Board can terminate the plan at any time. The Bank contributed $545,000, $515,000 and $485,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the profit sharing plan. The Bank does not match employee contributions within the 401(k) feature of the profit sharing plan.

The money purchase plan was established January 1, 2001 to replace the defined benefit pension plan that was frozen effective June 9, 2001. Substantially all full-time employees of the Bank participate in the money purchase plan, with the exception of employees who have reached age 55 and who have accumulated 10 years of service and are continuing to accrue benefits in the defined benefit pension plan. Contributions to the money purchase plan are made according to a predetermined set of criteria. The Board can terminate the plan at any time. The Bank contributed $491,000, for the year ended December 31, 2001

The Bank sponsors a Deferred Bonus Plan for certain employees. Deferred bonuses are granted and benefits accumulate based on the cumulative profits during the employee's participation period. The Bank contributed $175,000, $132,000 and $111,000 for the years ended December 31, 2001, 2000 and 1999 respectively.

13. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. The following table summarized the book value and estimated fair value of financial instruments as of December 31:

------------------------------------------------------------------------------------------
                                                     2001                    2000
                                             Carrying   Estimated    Carrying   Estimated
ASSETS: (in thousands)                        Amount    Fair Value    Amount    Fair Value
------------------------------------------------------------------------------------------
Cash and Cash Equivalents                    $ 63,506    $ 63,506    $ 74,290    $ 74,290
Investment Securities Held-to-Maturity         32,698      33,546      41,268      41,833
Investment Securities Available-for-Sale      242,852     242,852     279,386     279,386
Loans, Net of Unearned Income                 602,169     598,817     497,397     500,036
Less: Allowance for Loan Losses                12,709      12,709      11,876      11,876
Loans, Net of Allowance                       589,460     586,109     485,521     488,160
LIABILITIES:
Deposits:
    Noninterest-bearing                       198,316     198,316     183,779     183,779
    Interest-bearing                          621,395     597,098     580,889     581,603
Federal Home Loan Bank Advances                41,000      41,241      41,033      41,397

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

Limitations: Fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented above.

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

The Company's exposure to credit loss in the event of nonperformance by the other party with regard to standby letters of credit, undisbursed loan commitments and financial guarantees is represented by the contractual notional amount of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company uses the same credit policies in making commitments and conditional obligations as it does for recorded balance sheet items. The Company may or may not require collateral or other security to support financial instruments with credit risk. Evaluations of each customer's creditworthiness are performed on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $6,163,000 at December 31, 2001, and $5,054,000 at December 31, 2000. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $245,699,000 and $164,698,000 as of December 31, 2001 and 2000, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company does not anticipate any loss as a result of these transactions.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2001 were $128,000, $125,000, $125,000, $125,000, and $96,000 for the years 2002 to 2006 and $139,000 thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 2001 or at December 31, 2001 and 2000.

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

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 2001, were as follows:

(in thousands)
---------------------------------------------------------------
Loan Balances December 31, 2000                          $1,300
   Disbursements During 2001                              4,705
   Loan Reductions During 2001                            3,972
---------------------------------------------------------------
Loan Balances December 31, 2001                          $2,033
===============================================================

16. Future Impact of Accounting Standards Not Yet Adopted

In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect adoption of Statement No. 143 to have a material impact on the financial condition or operating results of the Company.

In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In the past, two accounting models existed for long-lived assets to be disposed of. Statement No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. This statement also broadens the presentation of discontinued operations to include more disposal transactions. Therefore, the accounting for similar events and circumstances will be the same. Additionally, the information value of reported financial information will be improved. Finally, resolving significant implementation issues will improve compliance with the requirements of this Statement and, therefore, comparability among entities and the representational faithfulness of reported financial information.

This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect adoption of Statement No. 144 to have a material impact on the financial condition or operating results of the Company.

17. Parent Company Financial Information

The financial information below is presented as of December 31, 2001 and December 31, 2000.

                           Farmers & Merchants Bancorp
                                  Balance Sheet

(in thousands)                                                     2001       2000
-----------------------------------------------------------------------------------
Cash                                                             $  1,925   $ 1,261
Investment in Farmers and Merchants Bank of Central California     94,011    88,993
Investment Securities                                               4,380       308
Loans                                                                  87       114
Other Assets                                                          368       207
-----------------------------------------------------------------------------------
   Total Assets                                                  $100,771   $90,883
===================================================================================

Liabilities                                                      $     35   $    --
Shareholders' Equity                                              100,736    90,883
-----------------------------------------------------------------------------------
   Total Liabilities and Shareholders Equity                     $100,771   $90,883
===================================================================================

                           Farmers & Merchants Bancorp
                                Income Statement
                       for the period ending December 31,

                                                                        2001        2000       1999
-----------------------------------------------------------------------------------------------------
Equity Earnings in Farmers and Merchants Bank of Central California   $ 12,538    $ 11,178    $ 6,298
Interest Income                                                             42          --         --
Other Expenses, Net                                                       (263)       (158)      (116)
-----------------------------------------------------------------------------------------------------
   Net Income                                                         $ 12,317    $ 11,020    $ 6,182
=====================================================================================================


                           Farmers & Merchants Bancorp
                             Statement of Cash Flows
                       for the period ending December 31,

                                                                                 2001       2000     1999
----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                      $12,317   $11,020   $6,182
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
  Equity in Undistributed Net Earnings from Subsidiary                           (2,938)   (5,374)  (1,223)
  Net Increase in Interest Receivable and Other Assets                             (161)     (122)     (84)
  Net Increase in Interest Receivable and Other Liabilities                          35
----------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                                    9,253     5,524    4,875
----------------------------------------------------------------------------------------------------------
Investing Activities:
Securities Purchased                                                             (4,326)     (308)      --
Securities Sold or Matured                                                          254        --       --
Net Loans Originated                                                                 27      (114)      --
----------------------------------------------------------------------------------------------------------
     Net Cash Used in Investing Activities                                       (4,045)     (422)      --
----------------------------------------------------------------------------------------------------------
Financing Activities:
  Stock Redemption                                                                 (488)   (1,258)    (404)
  Cash Dividends                                                                 (4,056)   (3,709)   3,345)
----------------------------------------------------------------------------------------------------------
     Net Cash Used in Financing Activities                                       (4,544)   (4,967)  (3,749)
----------------------------------------------------------------------------------------------------------
     Increase in Cash and Cash Equivalents                                          664       135    1,126
     Cash and Cash Equivalents at Beginning of Year                               1,261     1,126       --
----------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Year                                       $ 1,925   $ 1,261   $1,126
==========================================================================================================

Five Year Financial Summary of Operations
(in thousands, except per share data)

                                                    2001       2000       1999       1998       1997
------------------------------------------------------------------------------------------------------
Total Interest Income                             $ 63,530   $ 66,127   $ 56,055   $ 51,194   $ 45,975
Total Interest Expense                              23,280     24,757     18,862     17,428     16,422
------------------------------------------------------------------------------------------------------
Net Interest Income                                 40,250     41,370     37,193     33,766     29,553
Provision for Loan Losses                            1,000      2,800      1,700      1,400      5,450
------------------------------------------------------------------------------------------------------
Net Interest income After
   Provision for Loan Losses                        39,250     38,570     35,493     32,366     24,103
Total Non-Interest Income                            8,374      6,648      5,658      5,819      5,112
Total Non-Interest Expense                          27,486     27,548     27,021     26,095     24,177
------------------------------------------------------------------------------------------------------
Income Before Income Taxes                          20,138     17,670     14,130     12,090      5,038
Provision for Income Taxes                           7,821      6,650      4,914      4,030      1,027
------------------------------------------------------------------------------------------------------
   Net Income                                     $ 12,317   $ 11,020   $  9,216   $  8,060   $  4,011
======================================================================================================

Balance Sheet Data
Total Assets                                      $970,883   $905,551   $819,881   $758,799   $663,316
Loans                                              602,169    497,397    413,409    329,178    271,606
Allowance for Loan Losses                           12,709     11,876      9,787      8,589      7,188
Investment Securities                              275,550    320,654    346,855    374,170    346,125
Deposits                                           819,711    764,678    685,143    627,387    582,033

Federal Home Loan Bank Advances                     41,000     41,033     41,064     41,093         --

Shareholders' Equity                               100,736     90,883     80,201     79,405     74,823

Selected Ratios
Return on Average Assets                              1.35%      1.29%      1.19%      1.17%       .63%
Return on Average Equity - Net of Accumulated        13.14%     12.38%     10.95%     10.31%      5.43%
  Other Comprehensive Income
Dividend Payout Ratio                                32.93%     33.66%     36.30%     38.91%     73.10%
Average Loan to Average Deposits                     68.37%     59.96%     52.93%     48.93%     47.07%
Average Equity to Average Assets Ratio               10.38%     10.04%     10.86%     11.33%     11.65%
Period-end Shareholders' Equity to Total Assets      10.25%     10.04%      9.78%     10.46%     11.28%

Per Share Data (1)
Net Income                                        $  17.09   $  15.23   $  12.65   $  11.03   $   5.49
Cash Dividends Declared                           $   5.45   $   5.00   $   4.50   $   4.20   $   3.92

(1) Net Income per share is based on the weighted average number of shares outstanding of 720,639, 723,473, 728,595, 760,936 and 731,142 for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)

                                First    Second     Third    Fourth
2001                           Quarter   Quarter   Quarter   Quarter    Total
------------------------------------------------------------------------------
Total Interest Income          $16,590   $16,539   $15,788   $14,613   $63,530

Total Interest Expense           6,395     6,005     5,851     5,029    23,280
------------------------------------------------------------------------------
Net Interest Income             10,195    10,534     9,937     9,584    40,250

Provision for Loan Losses          300       300       150       250     1,000
------------------------------------------------------------------------------
Net Interest Income After

 Provision for Loan Losses       9,895    10,234     9,787     9,334    39,250
Total Non-Interest Income        1,773     2,033     2,335     2,233     8,374
Total Non-Interest Expense       6,720     7,074     6,951     6,741    27,486
------------------------------------------------------------------------------
Income Before Income Taxes       4,948     5,193     5,171     4,826    20,138

Provision for Income Taxes       1,908     2,032     2,009     1,872     7,821
------------------------------------------------------------------------------
   Net Income                  $ 3,040   $ 3,161   $ 3,162   $ 2,954   $12,317
==============================================================================

Earnings Per Share (1)         $  4.21   $  4.38   $  4.39   $  4.11   $ 17.09
==============================================================================

2000
------------------------------------------------------------------------------
Total Interest Income          $15,062   $16,231   $17,097   $17,737   $66,127
Total Interest Expense           5,220     5,900     6,921     6,716    24,757
------------------------------------------------------------------------------
Net Interest Income              9,842    10,331    10,176    11,021    41,370
Provision for Loan Losses          500       500       400     1,400     2,800
------------------------------------------------------------------------------
Net Interest Income After
 Provision for Loan Losses       9,342     9,831     9,776     9,621    38,570
Total Non-Interest Income        1,729     1,700     1,692     1,527     6,648
Total Non-Interest Expense       6,735     7,042     6,912     6,859    27,548
------------------------------------------------------------------------------
Income Before Income Taxes       4,336     4,489     4,556     4,289    17,670
Provision for Income Taxes       1,622     1,685     1,728     1,615     6,650
------------------------------------------------------------------------------
   Net Income                  $ 2,714   $ 2,804   $ 2,828   $ 2,674   $11,020
==============================================================================

Earnings Per Share (1)         $  3.73   $  3.87   $  3.92   $  3.70   $ 15.23
==============================================================================

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 2001, 2000 and 1999, $1.95, $1.85 and $1.70 per share, respectively, and for December 2001, 2000, and 1999, $3.50, $3.40 and $3.25 per share, respectively. Based on information from shareholders and from Company stock transfer records, the prices paid in 2001, 2000 and 1999 ranged from $265.00 to $150.00 per share.

(1) Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years.

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

Introduction

The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and subsidiaries' performance during 2001 and 2000 the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

Farmers & Merchants Bancorp is a bank holding company formed April 30, 1999. Its subsidiary, Farmers & Merchants Bank of Central California is a state-chartered bank with 17 offices located in Sacramento, San Joaquin and Stanislaus Counties. Virtually all of the Company's business activities are conducted within its market area.

This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report. Per share amounts for 2000 and 1999 have been restated to reflect the 5% stock dividend declared during 2001.

Overview

At the completion of our 85th year, management is pleased to present the highest reported income in the Company's history. As of December 31, 2001, Farmers & Merchants Bancorp reported net income of $12,317,000, earnings per share of $17.09, return on average assets of 1.35% and return on average equity of 13.14% (net of accumulated other comprehensive income). For the year 2000, net income totaled $11,020,000, earnings per share was $15.23, return on average assets was 1.29% and return on average equity was 12.38% (net of accumulated other comprehensive income). For the year 1999, net income totaled $9,216,000, earnings per share was $12.65 for the year, return on average assets was 1.19%, and the return on average shareholders' equity totaled 10.95% (net of accumulated other comprehensive income).

As of December 31, 2001, consolidated assets were $970.9 million, gross loans were $602.2 million and deposits were $819.7 million. Total consolidated assets increased $65.3 million, gross loans increased $104.8 million and deposits grew $55.0 million.

The Company's improved financial performance in 2001 was due to a combination of a change in asset mix, focus on credit quality, improvement in non-interest income and the control of non-interest expense.

The following is a summary of the financial accomplishments achieved during 2001:

..    Net interest income after provision for loan losses increased to
     $39,250,000 from $38,570,000 reported during 2000. This increase was accomplished during a period of extraordinarily rapid decline in interest rates.

..    The provision for loan losses was $1,000,000 during 2001 compared to
     $2,800,000 in 2000.

..    Non-interest income (net of securities transactions) increased 22.4% during
     2001, when compared to 2000.

..    Non-interest expense was reduced by $62 thousand during 2001 compared to an increase of 2.0% in 2000.

..    Total assets increased 7.2% to $970,883,000.

..    Total loans increased 21.1% to $602,169,000.

..    Non-accrual loans were $2,353,000 which was 0.4% of total loans at December
     31, 2001.

..    Total investment securities decreased to $275,550,000 from $320,654,000 in
     2000.

..    Total Shareholders' Equity increased to $100,736,000 from $90,883,000 in
     2000.

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

Net interest income declined 2.7% to $40.3 million during 2001. During 2000, net interest income was $41.4 million, representing an increase of 11.2% over 1999. On a fully taxable equivalent basis, net interest income decreased 2.9% and totaled $41.6 million during 2001, compared to $42.8 million for 2000. In 1999, on a taxable equivalent basis, net interest income increased 9.5% or $3.4 million from that of 1998. Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 2001, the net interest margin was 4.78% compared to 5.24% in 2000. The decrease in net interest margin was the result of the unprecedented decline in interest rates and competitive deposit rate climate in the Bank's market area during the year 2001.

The predominant reason for the decline in net interest income during 2001 was the severe decline in interest rates throughout the year. Even though average earning assets increased 6.4%, earnings on those assets decreased by $2.7 million. Average interest bearing liabilities grew by 6.1% and interest paid on those liabilities decreased by $1.5 million. The Bank's earning assets reprice more quickly than the deposit products causing the decline in net interest income. If interest rates stabilize, and as deposit products continue to reprice, the net interest margin is expected to improve during 2002.

Loans, the Company's highest earning asset, increased $104.8 million as of December 31, 2001 compared to 2000. On an average balance basis, loans increased by $67.7 million during the year, which, considering unprecedented decline in interest rates, helped minimize the decrease in interest and fees on loans of $215 thousand. The average yield on the loan portfolio declined 49 basis points to 8.4% in 2001 compared to 9.7% in 2000.

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

Interest income from investment securities declined $3.1 million due to a decline in average investment securities of $46.7 million during 2001. The average yield, on a taxable equivalent basis, in the investment portfolio was 6.5% for 2001 and 2000. The tax equivalent yield in 1999 was 6.3%. Net interest income on a taxable equivalent basis is higher than net interest income on the Consolidated Statements of Income because it reflects adjustments that relate to income on certain securities that are exempt from federal income taxes.

As a result of the decline in interest rates, interest expense on deposits decreased 3.7% or $807 thousand in 2001. In spite of the decline in market rates during 2001, the Bank was still able to grow average interest bearing deposits by $48.1 million. The increase was primarily centered in the time deposit area, which grew 10.3%. Total interest expense on deposit accounts for 2001 was $21.0 million. In 2000, interest expense on deposits was $21.8 million. The average rate paid on interest-bearing deposits was 3.5% in 2001 and 3.9% in 2000. The percentage decline in interest expense did not match the decline in loan yields due to the fact that deposit products do not reprice as quickly as loan rates.

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

The provision for loan losses totaled $1.0 million in 2001, compared to $2.8 million in 2000. The decrease in the provision was the result of management's evaluation of the credit quality of the loan portfolio, current loan losses, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes.

As of December 31, 2001, the allowance for loan losses was $12.7 million, which represented 2.1% of the total loan balance. At December 31, 2000 the allowance for loan losses was $11.9 million or 2.4% of the total loan balance.

Non-Interest Income

Non-interest income for the Company includes income derived from services offered by the Bank, such as, merchant card, investment services and other miscellaneous business services; it also includes service charges and fees from deposit accounts and net gains and losses from the sale of investment securities and other real estate owned.

Before securities transactions, non-interest income increased 22.4% in 2001 over 2000. The increase was primarily due to the increase in the service charges on deposit accounts. Total non-interest income was $8.4 million, which included $88 thousand in security gains. In 2000, non-interest income was $6.6 million. In 1999, the Company recorded $5.7 million of non-interest income.

Non-Interest Expense

Non-interest expense totaled $27.5 million during 2001, the same as was reported in 2000. The increase in 2000 over 1999 was 2.0% with total non-interest expense reported at $27.5 million.

Salaries and employee benefits, the largest component of non-interest expense, increased $751 thousand in 2001, representing an increase of 4.6% over that of 2000. During 2000, the increase was $884 thousand or 5.8% over 1999. The increase was primarily the net result of merit increases for Company employees along with incentive bonuses. At the end of 2001, the Company had 304.0 full time equivalent employees compared to 296.2 at the end of 2000.

Occupancy expense decreased 2.9% during 2001. Equipment expense increased $110 thousand or 5.7% and totaled $2.0 million during 2001. During 2000, equipment expense decreased 15.5% or $352 thousand over the previous year. Other operating expense totaled $6.8 million, an 11.4% decrease from the prior year. This decrease was due to an aggressive effort to contain other operating expenses during 2001.

Income Taxes

The provision for income taxes increased 17.6% during 2001 as a result of improved earnings and an increase in the effective tax rate. In 2000 the provision increased 35.3% due to increased earnings over 1999. The effective tax rate in 2001 was 38.8% compared to 37.6% in 2000. The increase in the effective tax rate in 2001 was due to a decline in tax advantaged investment securities, that matured and were not replaced, during the year.

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

The investment portfolio provides the Company with an income alternative to loans. The Company's total investment portfolio represented 28.4% of the Company's total assets during 2001 and 35.4% of the Company's total assets during 2000. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 2001, average Federal Funds Sold on a year to date basis was $51.9 million compared to $20.5 million in 2000.

The Company's investment portfolio at the end of 2001 decreased $45.1 million or 14.1% from 2000. The proceeds from the decline in the investment portfolio were used to fund the Company's loan growth during 2001. On an average balance basis, the Company increased its investment in non-taxable obligations of states and political subdivisions by $1.1 million. The Company generally replaces maturities of municipal securities, to the point of a maximum tax benefit, with "qualified issues." Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from federal income taxes.

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

As of December 31, 2001, loans totaled $602.2 million, a 21.1% increase over that of 2000. On an average balance basis the Company's loan portfolio increased $67.7 million over the average balance in 2000. In 2000, average balances increased from the prior year by 26.1% or $94.7 million. This increase was due to strong loan demand in the Company's market area along with an aggressive calling program.

Non-Performing Loans

The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash.

As a result of events beyond the Company's control, problem loans can and do occur. As of December 31, 2001, non-accrual loans were $2.4 million compared to $1.5 million at the end of 2000. Managing problem loans continues to be an important Company objective. The Company reported no foreclosed loans as other real estate in 2001, compared to the $88 thousand reported in 2000. Interest forgone on loans placed on a non-accrual status totaled $26 thousand at December 31, 2001. Non-accrual loans to total loans for the year ended 2001 was 0.4%. For the year ended 2000 the percentage was 0.3%.

Although management believes that non-performing loans are generally well secured and that potential losses are provided for in the Company's allowance for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits

At December 31, 2001, deposits totaled $819.7 million. This represents an increase of $55.0 million or 7.2% from the deposit totals of $764.7 million reported in 2000. The majority of the increase was concentrated in interest-bearing transaction and savings deposits, which increased $19.3 million and $23.5 million, respectively. The Company increased its marketing efforts for deposits during 2001 and ran several successful deposit campaigns contributing to the growth in deposit balances. The change in the mix of deposits occurs as interest rates change. The expectations our customers have of future interest rates, dictates their maturity and account selections. As rates decreased during 2001, some customers locked in rates in anticipation of future declines while other customers placed their funds in transaction and savings accounts because they anticipated rates would rise and were unwilling to commit their deposits to long term investments at the current rates.

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

Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank are used to match fund long-term real estate loans and, as opportunities exist, the Bank borrows funds and invests the proceeds at a positive spread through the investment portfolio. These activities contribute to the Bank and Company's earnings as well as help offset the Bank's interest rate risk. The average rate paid for other borrowed funds was 5.5% in 2001 compared to 5.6% in 2000.

Capital

The Company relies on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $100.7 million at December 31, 2001 and $90.9 million at the end of 2000.

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

As of December 31, 2001, the Company's risk based capital was 13.8%, well above regulatory risk based capital guidelines.

In 1998, the Shareholders approved a stock repurchase program. During 2001, the company repurchased 2,053 shares at an average share price of $238 per share. In 2000, the Company repurchased 5,994 shares at an average share price of $210.

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

Central to the Company's credit risk management is a proven loan risk rating system. Limitations on industry concentration aggregate customer borrowings and geographic boundaries also reduce loan credit risk. Credit risk in the investment portfolio is minimized through clearly defined limits in the Bank's policy statements. Senior Management, Directors' Committees, and the Board of Directors are provided with timely and accurate information to appropriately identify, measure, control and monitor the credit risk of the Company and the Bank.

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

Management believes that the allowance for loan losses at December 31, 2001 was adequate to provide for both recognized losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan chargeoffs that would increase the provision for loan losses and thereby adversely affect the results of operations.

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

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 2001, the Bank's estimated net interest income sensitivity, as a percent of net interest income, for a parallel change in interest rates of 200 basis points was 19.2% for rates up and (19.1)% in rates down.

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

In general, liquidity risk is managed daily by controlling the level of Fed Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Fed Funds as a cushion for temporary liquidity needs. During 2001, Federal Funds averaged $51.9 million. In addition, the Company maintains Federal Fund credit lines of $136 million with major correspondent banks subject to the customary terms and conditions for such arrangements.

At December 31, 2001, the Company had available liquid assets, which included cash and cash equivalents and unpledged investment securities of approximately $217,672,000, which represents 22.4% of total assets.