Form 10-K, Exhibit 13
period 2002-12-31
FARMERS & MERCHANTS BANCORP
filed 2003-03-31
CIK 1085913

Exhibit 13





                               Farmers & Merchants
                                     Bancorp










                                      2002
                                     Annual
                                     Report

To Our Shareholders:

Farmers & Merchants Bancorp's record 2002 financial results are a testament to the skill and commitment of our employees, the patronage of our valued customers, the vitality of the Central Valley economy, and the dedication of our shareholders. Throughout our 86-year history, these advantages have enabled the Company to prosper financially and at the same time, maintain a strong community focus. During 2002, our established growth trend continued resulting in the Company surpassing a key milestone of $1 billion in total assets. At the same time, we continued to upgrade our product delivery and technological capabilities in preparation for additional expansion.

We are pleased to present to you Farmers & Merchants Bancorp's consolidated annual financial reports for fiscal year 2002; the most profitable and successful year in our history. Net income after taxes totaled $13,419,203 or $18.18 per share of common stock, up 11.5% over the prior year. The growth in earnings per share occurred because of a 16% increase in total loans outstanding, a 7% rise in total deposits net of time certificates, and a 30% jump in non-interest income less non-recurring items. Return on assets strengthened to 1.41% from 1.35% the prior year and return on equity improved 37 basis points to 13.51% in 2002 compared to 13.14% in 2001. In conjunction with these strong results, the Company completed over $2,000,000 in capital improvements and increased the allowance for future loan losses to $16,684,487, a $3,975,308 increase over the prior year, to provide a larger level of protection against the financial impact of future economic downturns.

Last April, for the 28th consecutive year, the Board of Directors unanimously approved a 5% stock dividend. In addition, cash dividends declared in 2002 totaled $4,403,582 or $6.00 per share of common stock, a 12.3% increase over the prior year. The Board of Directors is currently evaluating the merits of transitioning to a more uniform quarterly cash dividend payment. Their analysis is taking into consideration a variety of factors including the best interests of the shareholders, the Company's financial condition and capacity, and regulatory requirements.

Several important initiatives were rolled out this past year including the exciting new image campaign designed to build the F&M Bank brand name. For years, your Company has been affectionately referred to as "F&M Bank". To appeal to a broader customer base, we have updated our image and will more consistently make use of the simpler name, F&M Bank. We have designed a new logo and adopted the catchy slogan "Where Banking is Easy!" to support our strategy of creating new growth opportunities for the Company.

Other key initiatives in 2002 included the installation of the new Southwest Bell/Cisco telecommunications system and the opening of our first branch office in over a decade at the prestigious Lincoln Center in Stockton. The new branch was an instant success achieving first year growth targets in just four months. As part of the effort to build our brand name and modernize the Bank's image, we have also completed the model architectural design for future F&M Bank branch offices. Our new Vintage Faire office, scheduled to open this Summer, will be the first branch to use the new model bank design. The design work was also completed for updated F&M Bank signage with installation beginning in 2003. In addition, we upgraded our personal computer network hardware and software and converted to the next generation of check/document imaging technology.

Looking to the future, the downward trend of market interest rates will continue to exert pressure on the banking industry's net interest margin creating a challenging earnings environment. The Board of Directors and Management Team at Farmers & Merchants Bancorp will address these challenges by seeking greater operating efficiency, expanding our market penetration, and strengthening capital management and asset/liability discipline. Efforts to enhance our product distribution capabilities will be ongoing. We believe our geographic market offers growth opportunities and are confident the scope, functionality and value of our products and customer solutions will differentiate Farmers & Merchants Bancorp from the competition. These ingredients, in the hands of our talented team of employees, have the potential to build meaningful value for our shareholders.

A special thank you is extended to our employees for their hard work and enormous contributions in 2002. Acknowledgement is owed as well to the Board of Directors for their dedication and extraordinary efforts in representing the shareholders' best interests. Furthermore, their guidance and support were of great value to the management team. We also thank our many outstanding customers. We immensely value your business and feel privileged to be able to serve your banking needs.

This great financial institution has stood strong for over 86 years. We look back with tremendous pride and forward with great enthusiasm and excitement. Our shareholders have always been a source of strength for the Bank. Your continued confidence and satisfaction with your investment in Farmers & Merchants Bancorp remains of the utmost importance to us. We extend our best wishes to you for a healthy and prosperous 2003.


/s/ Kent A. Steinwert                                 /s/ Ole R. Mettler
    Kent A. Steinwert                                     Ole R. Mettler
    President & Chief Executive Officer                   Chairman of the Board

                           FARMERS & MERCHANTS BANCORP

                                Mission Statement


To become "THE PREMIER" community bank serving the financial needs of communities throughout California's Great Central Valley. To successfully accomplish this mission, the Company will:

|X|  Consistently provide shareholders with a competitive return on investment.

|X|  Strengthen and discipline capital management.

|X| Be staffed by highly skilled and motivated employees, properly supported by continuing education, advanced technology and quality products.

|X|  Carefully target and successfully penetrate desired market segments.

|X| Deliver an extraordinary level of personalized service backed by value added financial products.

|X|  Conservatively manage all risks.

|X|  Be exemplary in community development, reinvestment and service.

|X|  Develop and foster local ownership in order to maintain independence.

                           FARMERS & MERCHANTS BANCORP

                              Operating Philosophy

Farmers & Merchants Bancorp was founded, and exists today, for the purpose of generating a competitive return for it's shareholders through the delivery of financial services to the communities it serves. In order to accomplish this purpose, we will strive to benefit four distinct constituents: shareholders, customers, employees and the communities we serve. Although the short-term interests of these groups may occasionally differ, in the long run we believe them to be complimentary. We are convinced that our purpose can only be achieved through diligent attention to all four. Building the Company's financial strength by delivering a reliable stream of earnings is fundamental to the interest of each group. The Company's economic viability has positive implications for all concerned. We are committed to maintaining the Company's independence in order to accomplish our purpose of pro-actively benefiting each constituent.

The Board of Directors and Executive Management Team recognizes that each constituent has different needs and aspirations, and are committed to the following goals:

|X| Shareholders, our owners, can expect a competitive return on their investment, taking into consideration the maintenance of capital adequacy and capital expenditure requirements. We strive to build their pride of ownership in an organization respected for it's accomplishments, and recognized for community leadership.

|X| Customers, whose patronage allows us to function and prosper, are entitled to financial services of the highest quality, delivered by knowledgeable and caring employees. Our customers must be assured of a reasonable return on the deposits entrusted to us, and fair terms on borrowed funds. We acknowledge that the protection of their deposits, as well as their personal privacy, are absolute priorities. We will always strive to deliver a level of service that is "beyond their expectations." Making banking easy for the customer is a core strategy.

|X| Employees, who are skilled and dedicated, are fundamental to our success. They can anticipate fair compensation, respect, acknowledgment of superior performance, a productive and healthy work environment, equal employment opportunity, and an employer in whom they can take great pride.

|X| The communities we serve can expect a commitment to reinvestment, leadership in pursuing economic vitality, and an ongoing effort to improve the overall quality of life. We will be diligent in aiding community based service organizations through both financial and volunteer support.

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

Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. However, management has assessed and believes that, as of December 31, 2002, the Company's internal control structure, as described above, provides reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

Management also is responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, Management believes that the Bank complied with the designated laws and regulations relating to safety and soundness for the year ended December 31, 2002.


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

Report of Independent Accountants


To the Board of Directors and
Shareholders of Farmers & Merchants Bancorp:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP


February 18, 2003

Consolidated Statements of Income

---------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                               Year Ended December 31,
                                                                                            2002        2001         2000
---------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and Fees on Loans                                                               $41,911      $43,956      $44,171
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                                                 555        1,922        1,300
Interest on Investment Securities:
  Taxable                                                                                  9,400       15,112       17,574
  Tax-Exempt                                                                               2,372        2,540        3,082
---------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                                                               54,238       63,530       66,127
---------------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on Deposits                                                                      11,369       21,038       21,845
Interest on Borrowed Funds                                                                 2,227        2,242        2,912
---------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                              13,596       23,280       24,757
---------------------------------------------------------------------------------------------------------------------------
      Net Interest Income                                                                 40,642       40,250       41,370
Provision for Loan Losses                                                                  4,926        1,000        2,800
---------------------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision for Loan Losses                                 35,716       39,250       38,570
---------------------------------------------------------------------------------------------------------------------------
Non-Interest Income
Service Charges on Deposit Accounts                                                        4,760        4,179        3,464
Net Gain (Loss) on Sale of Investment Securities                                             276           88         (120)
Credit Card Merchant Fees                                                                  1,415        1,207          976
Gain on Sale of Assets                                                                     2,800          -            -
Increase in Cash Surrender Value of Life Insurance                                         1,433          -            -
Other                                                                                      3,182        2,900        2,328
---------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                                           13,866        8,374        6,648
---------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
Salaries and Employee Benefits                                                            17,796       16,986       16,235
Occupancy Expense                                                                          1,709        1,680        1,730
Equipment Expense                                                                          2,146        2,026        1,916
Other                                                                                      7,458        6,794        7,667
---------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Expense                                                          29,109       27,486       27,548
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                                20,473       20,138       17,670
Provision for Income Taxes                                                                 7,054        7,821        6,650
---------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                         $13,419      $12,317      $11,020
===========================================================================================================================
Earnings Per Share                                                                       $ 18.18      $ 16.31      $ 14.54
===========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Balance Sheets

----------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                                          December 31,
Assets                                                                                               2002             2001
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents:
  Cash and Due from Banks                                                                         $ 45,389         $ 32,406
  Federal Funds Sold and Securities Purchased Under Agreements to Resell                             8,185           31,100
----------------------------------------------------------------------------------------------------------------------------
      Total Cash and Cash Equivalents                                                               53,574           63,506
----------------------------------------------------------------------------------------------------------------------------
Investment Securities:
  Available-for-Sale                                                                               206,063          242,852
  Held-to-Maturity                                                                                  27,870           32,698
----------------------------------------------------------------------------------------------------------------------------
      Total Investment Securities                                                                  233,933          275,550
----------------------------------------------------------------------------------------------------------------------------
Loans:                                                                                             696,675          602,169
  Less: Allowance for Loan Losses                                                                   16,684           12,709
----------------------------------------------------------------------------------------------------------------------------
      Loans, Net                                                                                   679,991          589,460
----------------------------------------------------------------------------------------------------------------------------
Premises and Equipment, Net                                                                         11,342           11,432
Interest Receivable and Other Assets                                                                43,067           30,935
----------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                                           $1,021,907         $970,883
============================================================================================================================

Liabilities
Deposits:
   Demand                                                                                        $ 205,997         $198,316
   Interest-Bearing Transaction Accounts                                                            93,646          100,574
   Savings                                                                                         231,964          198,651
   Time                                                                                            318,618          322,170
----------------------------------------------------------------------------------------------------------------------------
      Total Deposits                                                                               850,225          819,711
----------------------------------------------------------------------------------------------------------------------------
Federal Funds Purchased                                                                             16,997               -
Federal Home Loan Bank Advances                                                                     40,965           41,000
Interest Payable and Other Liabilities                                                              10,155            9,436
----------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                         918,342          870,147
----------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding                      -                -
Common Stock:  Par Value $0.01, 2,000,000 Shares Authorized, 733,021 and
719,269 Issued and Outstanding at December 31, 2002 and 2001, Respectively                               7                7
Additional Paid-In Capital                                                                          64,979           61,360
Retained Earnings                                                                                   36,749           36,499
Accumulated Other Comprehensive Income                                                               1,830            2,870
----------------------------------------------------------------------------------------------------------------------------
         Total Shareholders' Equity                                                                103,565          100,736
----------------------------------------------------------------------------------------------------------------------------
         Total Liabilities and Shareholders' Equity                                             $1,021,907         $970,883
============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity

---------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                             Accumulated
                                              Common                      Additional            Other            Total
                                              Shares       Common     Paid-In    Retained   Comprehensive     Shareholders'
                                            Outstanding    Stock      Capital    Earnings    Income(Loss)        Equity
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                       660,989       $  7     $47,993     $36,040        $(3,839)        $80,201
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           11,020                         11,020
Cash Dividends Declared on
   Common Stock                                                                      (3,609)                        (3,609)
5% Stock Dividend                                 32,496                  6,824      (6,824)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                    (100)                          (100)
Redemption of Stock                               (5,994)                (1,258)                                    (1,258)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                     4,629           4,629
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                       687,491       $  7     $53,559     $36,527        $   790         $90,883
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           12,317                         12,317
Cash Dividends Declared on
   Common Stock                                                                      (3,923)                        (3,923)
5% Stock Dividend                                 33,831                  8,289      (8,289)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                    (133)                          (133)
Redemption of Stock                               (2,053)                  (488)                                      (488)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                     2,080           2,080
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                       719,269       $  7     $61,360     $36,499        $ 2,870        $100,736
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           13,419                         13,419
Cash Dividends Declared on
   Common Stock                                                                      (4,404)                        (4,404)
5% Stock Dividend                                 34,501                  8,625      (8,625)
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                    (140)                          (140)
Redemption of Stock                              (20,749)                (5,006)                                    (5,006)
Unrealized Gains on Derivative Instruments                                                             117             117
Minimum Pension Plan Liability Adjustment                                                             (731)           (731)
Change in Net Unrealized Gain (Loss) on
   Securities Available-for-Sale                                                                      (426)           (426)
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                       733,021       $  7     $64,979     $36,749        $ 1,830        $103,565
===========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows

----------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                             Year Ended December 31,
                                                                                        2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                           $ 13,419       $ 12,317       $ 11,020
Adjustments to Reconcile Net Income to Net Cash Provided
   by Operating Activities:
      Provision for Loan Losses                                                         4,926          1,000          2,800
      Depreciation and Amortization                                                     1,584          1,592          1,760
      Provision for Deferred Income Taxes                                                (836)           (38)          (730)
      Net Amortization of Investment Security Premium & Discounts                          10           (314)          (435)
      Net (Gain) Loss on Sale of Investment Securities                                   (276)           (88)           120
      Net (Increase) Decrease in Interest Receivable and Other Assets                 (10,945)       (18,307)        (1,325)
      Net Increase in Interest Payable and Other Liabilities                              (12)           479         (4,516)
----------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by (Used in) Operating Activities                            7,870         (3,359)         8,694
----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Securities Available-for-Sale:
      Purchased                                                                      (113,687)       (26,704)       (42,873)
      Sold or Matured                                                                 150,026         66,548         69,161
Securities Held-to-Maturity:
      Purchased                                                                          (329)        (6,460)          (398)
      Matured                                                                           5,214         15,142          8,493
Net Increase in Loans                                                                 (95,792)      (105,526)       (84,916)
Principal Collected on Loans Previously Charged Off                                       335            587            217
Net Additions to Premises and Equipment                                                (1,495)        (1,468)          (609)
----------------------------------------------------------------------------------------------------------------------------
         Net Cash Used for Investing Activities                                       (55,728)       (57,881)       (50,925)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction,
   and Savings Accounts                                                                34,066         57,351         10,735
Net (Decrease) in Time Deposits                                                        (3,552)        (2,318)        68,800
Net Increase in Federal Funds Purchased                                                16,997              -             -
Net (Decrease) in Federal Home Loan Bank Advances                                         (35)           (33)           (31)
Stock Redemption                                                                       (5,006)          (488)        (1,258)
Cash Dividends                                                                         (4,544)        (4,056)        (3,709)
----------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Financing Activities                                     37,926         50,456         74,537
----------------------------------------------------------------------------------------------------------------------------
         Increase (Decrease) in Cash and Cash Equivalents                              (9,932)       (10,784)        32,306
         Cash and Cash Equivalents at Beginning of Year                                63,506         74,290         41,984
----------------------------------------------------------------------------------------------------------------------------
         Cash and Cash Equivalents at End of Year                                     $53,574        $63,506        $74,290
============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income

--------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                             Year Ended December 31,
                                                                                          2002        2001         2000
--------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                        $13,419      $12,317      $11,020

      Other Comprehensive Income (Loss)

          Unrealized Gains on Derivative Instruments:

              Unrealized holding gains arising during the period, net
              of income tax effects of $85 for the year ended December 31, 2002             117          -            -

          Unrealized (Loss) on Minimum Pension Plan Liability Adjustment:

              Unrealized (loss) arising during the period, net of income
              tax effects of $(531) for the year ended December 31, 2002                   (731)         -            -

          Unrealized Gains (Losses) on Securities:

              Unrealized holding gains (losses) arising during the period, net of income tax effects of $(117), $1,492 and  $3,188 for the years ended December 31, 2002, 2001 and 2000,
              respectively.                                                                (266)       2,131        4,558

              Less: Reclassification adjustment for realized (gains) losses included in net income, net of related income tax effects
              of $(116), $(37) and $49 for the years ended December 31,
              2002, 2001 and 2000, respectively.                                           (160)         (51)          71
--------------------------------------------------------------------------------------------------------------------------
                Total Other Comprehensive Income (Loss)                                  (1,040)       2,080        4,629
--------------------------------------------------------------------------------------------------------------------------
      Comprehensive Income                                                              $12,379      $14,397      $15,649
==========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1. Significant Accounting Policies
Farmers & Merchants Bancorp (the Company) was organized March 10, 1999. Its' primary operations are related to traditional banking activities through its subsidiary Farmers & Merchants Bank of Central California (the Bank). The consolidated financial statements of the Company and its subsidiary, the Bank, are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts as of the date of the balance sheet and revenues and expenses for the period. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiaries, F&M Bancorp, Inc. and the Bank, along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. The investment in the Bank is carried at the Company's equity in the underlying net assets. Significant intercompany transactions have been eliminated in consolidation. F&M Bancorp, Inc. was created in March 2002 to protect the name F&M Bank, Farmers &
Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

Certain amounts in the prior years' financial statements and related footnote disclosures have been reclassified to conform to the current-year presentation. These reclassifications have no effect on previously reported income. Information in this report dated prior to March 10, 1999 is for Farmers & Merchants Bank of Central California.

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

Allowance for Loan Losses
As a financial institution which assumes lending and credit risks as a principal element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management employs a systematic methodology for determining the allowance for loan losses. On a quarterly basis, management reviews the credit quality of the loan portfolio and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the allowance balance.

The conditions evaluated in connection with the allowance may include existing general economic and business conditions affecting the key lending areas of the Company, credit quality trends, collateral values, loan volumes and concentration, seasoning of the loan portfolio, specific industry conditions, recent loss experience, duration of the current business cycle, bank regulatory examination results and findings of the Company's internal credit examiners.

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

Other Real Estate
Other real estate owned, which is included in other assets, is comprised of properties acquired through foreclosures in satisfaction of indebtedness. These properties are recorded at fair value less estimated selling costs upon acquisition. Revised estimates to the fair value less cost to sell are reported as adjustments to the carrying amount of the asset, provided that such adjusted value is not in excess of the carrying amount at acquisition. Initial losses on properties acquired through full or partial satisfaction of debt are treated as credit losses and charged to the Allowance for Loan Losses at the time of acquisition. Subsequent declines in value from the recorded amounts, routine holding costs, and gains or losses upon disposition, if any, are included in non-interest income or expense as incurred.

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

Segment Reporting
The Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is a community bank which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, the Company is not organized around discernable lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by the Company as of December 31, 2002.

Derivative Instruments and Hedging Activities
The Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" as amended by the Statement of Financial Accounting Standards, No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. Changes in the fair value of those derivatives are accounted for depending on the intended use of the derivative and the resulting designation under specified criteria. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, designed to minimize interest rate risk, the effective portions of the change in the fair value of the derivative are recorded in other comprehensive income. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. As required, SFAS No. 133 was adopted by the Company effective January 1, 2001.

The Company utilizes derivative financial instruments such as interest rate caps, floors, swaps and collars. These instruments are purchased and/or sold to reduce the Company's exposure to changing interest rates. The Company marks to market the value of its derivative financial instruments and reflects gain or loss in earnings in the period of change or in other comprehensive income.

Comprehensive Income
The Statement of Financial Accounting Standards, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in fair value of its available-for-sale investment securities, pension plan liability adjustments and cash flow hedges.

2. Securities Purchased Under Agreements to Resell
The Company enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated AA or better. During 2002 and 2001, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities.

3. Investment Securities
The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows:
(in thousands)

                                                          Amortized      Gross Unrealized    Fair/Book
                                                                     ----------------------
  December 31, 2002                                          Cost        Gains      Losses     Value
  ----------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies                  $ 26,584      $  400      $  -     $ 26,984
  Obligations of States and Political Subdivisions          33,372       1,023         43      34,352
  Mortgage-Backed Securities                               114,878       2,457         -      117,335
  Corporate Bonds                                           17,579         124         -       17,703
  Other                                                      9,432         257         -        9,689
------------------------------------------------------------------------------------------------------
     Total                                                $201,845      $4,261      $  43    $206,063
======================================================================================================
  December 31, 2001
  ----------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies                  $ 12,588      $  183      $   -    $ 12,771
  Obligations of States and Political Subdivisions          23,906         238         68      24,076
  Mortgage-Backed Securities                               191,994       4,423         33     196,384
  Other                                                      9,487         140          6       9,621
------------------------------------------------------------------------------------------------------
     Total                                                $237,975      $4,984      $ 107    $242,852
======================================================================================================

The book values, estimated fair values and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                              Book        Gross Unrealized       Fair
                                                                       ----------------------
  December 31, 2002                                           Value       Gains      Losses      Value
  ------------------------------------------------------------------------------------------------------
  Obligations of States and Political Subdivisions          $27,351      $1,230       $  2     $28,579
  Other                                                         519          13          -         532
  ------------------------------------------------------------------------------------------------------
     Total                                                  $27,870      $1,243       $  2     $29,111
  ======================================================================================================
  December 31, 2001
  ------------------------------------------------------------------------------------------------------
  Obligations of States and Political Subdivisions          $32,137      $  825       $ 13     $32,949
  Other                                                         561          36          -         597
  ------------------------------------------------------------------------------------------------------
     Total                                                  $32,698      $  861       $ 13     $33,546
  ======================================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 2002 and 2001 are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        After 1     After 5                  Total
  Securities Available-for-Sale                             Within        but         but         Over        Fair
  December 31, 2002 (in thousands)                          1 Year     Within 5    Within 10    10 years     Value
  ------------------------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies                    $   -      $ 26,984     $   -         $ -       $26,984
  Obligations of States and Political Subdivisions            2,088      26,654       4,638         972      34,352
  Mortgage-Backed Securities                                 64,047      43,030      10,257         -       117,334
  Corporate Bonds                                             8,163       9,541         -           -        17,704
  Other                                                       4,596       5,093         -           -         9,689
  ------------------------------------------------------------------------------------------------------------------
     Total                                                  $78,894    $111,302     $14,895       $ 972    $206,063
  ==================================================================================================================
  2001 Totals                                               $78,495    $154,805     $ 8,567       $ 985    $242,852
  ==================================================================================================================


                                                                        After 1     After 5                  Total
  Securities Held-to-Maturity                               Within        but         but         Over        Book
  December 31, 2001 (in thousands)                          1 Year     Within 5    Within 10    10 years     Value
  ------------------------------------------------------------------------------------------------------------------
  Obligations of States and Political Subdivisions          $ 7,234    $16,144     $ 1,699      $2,274      $27,351
  Other                                                         -          -           -           519          519
  ------------------------------------------------------------------------------------------------------------------
     Total                                                  $ 7,234    $16,144     $ 1,699      $2,793      $27,870
  ==================================================================================================================
  2001 Totals                                               $ 4,510    $20,566     $ 3,365      $4,257      $32,698
  ==================================================================================================================

Proceeds from sales of securities available-for-sale were as follows:

(in thousands)                                                                     Gross        Gross        Gross
                                                                                  Proceeds      Gains        Losses
--------------------------------------------------------------------------------------------------------------------
2002                                                                               $24,862      $276          $ -
2001                                                                                 5,206        88            -
2000                                                                               $21,744      $506          $199

As of December 31, 2002, securities carried at $105,949,000 were pledged to secure public and other deposits as required by law.

4. Loans and Allowance for Loan Losses
Loans as of December 31, consisted of the following:

(in thousands)                                                                                   2002        2001
-------------------------------------------------------------------------------------------------------------------
Real Estate                                                                                    $367,224   $304,451
  Real Estate Construction                                                                       66,467      49,692
  Agricultural                                                                                  109,130     110,707
  Commercial                                                                                    135,877     117,202
  Consumer                                                                                       19,995      21,133
-------------------------------------------------------------------------------------------------------------------
                                                                                                698,693     603,185
  Less:  Unearned Income on Loans                                                                (2,018)     (1,016)
-------------------------------------------------------------------------------------------------------------------
  Total Loans                                                                                  $696,675    $602,169
===================================================================================================================
  Non-Accrual Loans                                                                            $  2,897    $  2,353
===================================================================================================================

Changes in the allowance for loan losses consisted of the following:
 (in thousands)

                                                                                      2002        2001      2000
-------------------------------------------------------------------------------------------------------------------
  Balance, January 1                                                                $12,709     $11,876   $ 9,787
  Provision Charged to Operating Expense                                              4,926       1,000     2,800
  Recoveries of Loans Previously Charged Off                                            335         587       218
  Loans Charged Off                                                                  (1,286)       (754)     (929)
-------------------------------------------------------------------------------------------------------------------
  Balance, December 31                                                              $16,684     $12,709   $11,876
===================================================================================================================

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. All impaired loans have been assigned a related allowance for credit losses. As of December 31, 2002 and 2001, the total recorded investment in impaired loans was $2,897,000 and $2,353,000, respectively. The related allowance for impaired loans was $1,289,000 and $190,000 for the years ended 2002 and 2001, respectively. For income reporting purposes, impaired loans are placed on a non-accrual status and are more fully discussed in Note 1. Cash payments are first applied as a reduction of the loan's principal balance until collection of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash. The average balance of impaired loans was $4.7 million, $1.1 million and $2.3 million for the years ended 2002, 2001 and 2000, respectively. There was no interest income reported on impaired loans in 2002, 2001 and 2000. Interest income forgone on loans placed on nonaccrual status was $331,000, $26,000 and $71,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

5. Premises and Equipment
Premises and equipment as of December 31, consisted of the following:

  (in thousands)                                                                                2002        2001
-----------------------------------------------------------------------------------------------------------------
  Land and Buildings                                                                          $16,023     $15,830
  Furniture, Fixtures and Equipment                                                            15,464      14,429
  Leasehold Improvements                                                                        1,062         835
-----------------------------------------------------------------------------------------------------------------
                                                                                               32,549      31,094
  Less:  Accumulated Depreciation and Amortization                                             21,207      19,662
-----------------------------------------------------------------------------------------------------------------
     Total                                                                                    $11,342     $11,432
=================================================================================================================

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,585,000, $1,592,000 and $1,760,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Total rental expense for premises were $248,000, $212,000 and $270,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Rental income was $73,000, $70,000 and $81,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

6. Other Real Estate
The Bank reported no other real estate at December 31, 2002 and 2001. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or estimated net realizable value determined at the date acquired. Losses arising from the acquisition of these properties are charged against the allowance for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.

7. Time Deposits
Time Deposits of $100,000 or more were as follows:
(in thousands)

                                                                                                  December 31,
                                                                                               2002        2001
------------------------------------------------------------------------------------------------------------------
Balance                                                                                       $148,005    $146,432
==================================================================================================================

At December 31, 2002, the scheduled maturities of time deposits were as follows:
Scheduled

(in thousands)                                                                                          Maturities
-------------------------------------------------------------------------------------------------------------------
2003                                                                                                      $272,784
2004                                                                                                        23,778
2005                                                                                                        12,071
2006                                                                                                         9,985
2007 and thereafter                                                                                            -
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                                  $318,618
===================================================================================================================

8. Income Taxes
Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:

(in thousands)                                                                    2002        2001        2000
 -----------------------------------------------------------------------------------------------------------------
 Current
    Federal                                                                      $5,506      $5,673      $5,229
     State                                                                        2,384       2,186       2,151
-----------------------------------------------------------------------------------------------------------------
        Total Current                                                             7,890       7,859       7,380
-----------------------------------------------------------------------------------------------------------------
  Deferred
     Federal                                                                       (503)        (33)       (493)
     State                                                                         (333)         (5)       (237)
-----------------------------------------------------------------------------------------------------------------
        Total Deferred                                                             (836)        (38)       (730)
-----------------------------------------------------------------------------------------------------------------
           Total Provision for Taxes                                             $7,054      $7,821      $6,650
=================================================================================================================

The total provision for income taxes differs from the federal statutory rate as follows:
(in thousands)

                                                     2002                    2001                    2000
                                              Amount       Rate       Amount       Rate       Amount       Rate
-------------------------------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate       $7,165       35.0 %     $7,048       35.0 %     $6,185       35.0 %
Interest on Obligations of States
   and Political Subdivisions
   Exempt from Federal Taxation                 (806)      (3.9)%       (658)      (3.3)%       (740)      (4.2)%
State and Local Income Taxes,
   Net of Federal Income Tax Benefit           1,333        6.5 %      1,418        7.0 %      1,263        7.2 %
Bank Owned Life Insurance                       (523)      (2.6)%
Other, Net                                      (115)      (0.6)%         13        0.1 %        (58)      (0.4)%

-------------------------------------------------------------------------------------------------------------------
      Total Provision for Taxes               $7,054       34.4 %     $7,821       38.8 %     $6,650       37.6 %
===================================================================================================================

The components of the net deferred tax assets as of December 31 are as follows:

(in thousands)                                                                                   2002        2001
-------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets
   Allowance for Loan Losses                                                                    $7,015      $5,084
   Accrued Liabilities                                                                             507         892
   Deferred Compensation                                                                         1,160         999
   Other Real Estate                                                                               -           309
   State Franchise Tax                                                                             834         765
   Interest on Non-Accrual Loans                                                                    80          11
-------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Assets                                                                  9,596       8,060
-------------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities
   Depreciation                                                                                   (214)       (229)
   Unrealized Gain on Securities Available-for-Sale                                             (1,774)     (2,051)
   Securities Accretion                                                                           (933)     (1,039)
   Pension                                                                                      (1,079)       (269)
   Other                                                                                           278        (156)
-------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Liabilities                                                            (3,722)     (3,744)
-------------------------------------------------------------------------------------------------------------------
         Net Deferred Tax Assets                                                                $5,874      $4,316
===================================================================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets. Prior year amounts have been restated to conform with the tax return as filed.

9. Short Term Borrowings
As of December 31, 2002 and 2001, the Company had unused lines of credit available for short term liquidity purposes of $284 million and $136 million, respectively. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.

10. Federal Home Loan Bank Advances
The Company's advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,

(in thousands)                                                                                  2002        2001
-------------------------------------------------------------------------------------------------------------------
5.35% note payable due February 4, 2008 with interest due quarterly, callable February 2,      $25,000     $25,000
2003 and quarterly thereafter.

5.38% note payable due August 12, 2008 with interest due quarterly, callable August 12,         15,000      15,000
2003 and quarterly thereafter.

5.60% amortizing note, interest and principal payable monthly with final maturity of
September 25, 2018.                                                                                965       1,000
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                       $40,965     $41,000
===================================================================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the company and by agency and mortgage-backed securities, classified as available-for-sale, with carrying values of $39,097,000.

11. Shareholders' Equity
Beginning in 1975 and continuing through 2002, the Company has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the State Department of Financial Institutions. These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 2002, the Bank could declare dividends of $14,489,000 without approval of the California State Banking Department. These regulations apply to all California state chartered banks.

The Accumulated Other Comprehensive Income is the result of the accounting standard, Reporting Comprehensive Income. This accounting principle requires securities classified as available-for-sale be reported at their fair values. Unrealized gains and losses are reported on a net-of-tax basis as a component of Shareholders' Equity.

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation. These guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and aid in making the definition of banking capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Failure to meet these minimum capital requirements can initiate certain disciplinary actions by regulators. As of December 31, 2002 and 2001, the Company and the Bank meet all capital adequacy requirements to which they are subject. The following table illustrates the relationship between the Bank's regulatory capital requirements and the Bank's capital position.

                                                                                                 Well Capitalized
                                                                           Regulatory Capital      Under Prompt
(in thousands)                                                Actual          Requirements      Corrective Action
December 31, 2002                                        Amount    Ratio    Amount     Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $108,191   11.73%   $73,766     8.0%    $92,208     10.0%
Total Consolidated Capital to Risk Weighted Assets      $113,370   12.25%   $74,058     8.0%      N/A        N/A
Tier I Bank Capital to Risk Weighted Assets             $ 96,602   10.48%   $36,883     4.0%    $55,325      6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $101,735   10.99%   $37,029     4.0%      N/A        N/A
Tier I Bank Capital to Average Assets                   $ 96,602    9.84%   $39,259     4.0%    $49,074      5.0%
Tier I Consolidated Capital to Average Assets           $101,735   10.32%   $39,439     4.0%      N/A        N/A

December 31, 2001                                        Amount    Ratio    Amount     Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $100,842   12.93%   $62,391     8.0%    $77,988     10.0%
Total Consolidated Capital to Risk Weighted Assets      $107,591   13.76%   $62,543     8.0%      N/A        N/A
Tier I Bank Capital to Risk Weighted Assets             $ 91,104   11.68%   $31,195     4.0%    $46,793      6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $ 97,829   12.51%   $31,271     4.0%      N/A        N/A
Tier I Bank Capital to Average Assets                   $ 91,104    9.57%   $38,077     4.0%    $47,596      5.0%
Tier I Consolidated Capital to Average Assets           $ 97,829   10.25%   $38,159     4.0%      N/A        N/A

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

The Plan provides benefits up to a maximum stated in the plan, based on each covered employee's years of service and highest five-year average compensation earned while a participant in the Plan. Plan benefits are fully vested after five years of Plan service.

The Company's funding policy is to contribute annually an amount that is not less than the ERISA minimum funding requirement and not in excess of the maximum tax-deductible contribution as developed in accordance with the aggregate cost method.

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                                                                    2002      2001
-------------------------------------------------------------------------------------------------------------------
Benefit Obligation at Beginning of Year                                                          $3,502    $6,033
Service Cost                                                                                         33       247
Reduction due to Census Gain                                                                        233      (597)
Reduction due to Curtailment                                                                        -      (1,749)
Interest Cost                                                                                       222       285
Benefits Paid                                                                                      (695)     (717)
Actuarial Loss                                                                                      246       -
-------------------------------------------------------------------------------------------------------------------
      Total Benefit Obligation at End of Year                                                    $3,541    $3,502
===================================================================================================================
The Change in Plan Assets are as follows: (in thousands)                                          2002      2001
-------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                                                   $4,444    $5,346
Employer Contribution                                                                               -          40
Benefits Paid                                                                                      (695)     (717)
Actual Return on Plan Assets                                                                       (645)     (225)
-------------------------------------------------------------------------------------------------------------------
      Total Fair Value of Plan Assets at End of Year                                             $3,104    $4,444
===================================================================================================================

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31:

(in thousands)                                                                                    2002      2001
-------------------------------------------------------------------------------------------------------------------
Benefit Obligation                                                                               $3,541    $3,502
Fair Value of Plan Assets                                                                         3,104     4,444
-------------------------------------------------------------------------------------------------------------------
Funded Status                                                                                      (437)      942
Unrecognized Net Asset at Transition                                                                -         -
Unrecognized Prior Service Cost                                                                     -          (2)
Unrecognized Net Loss                                                                             1,348        20
Adjustment Required to Recognize Minimum Liability                                               (1,262)      -
-------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                     $ (351)   $  960
===================================================================================================================
Amounts Recognized: (in thousands)
-------------------------------------------------------------------------------------------------------------------
Prepaid Benefit Cost                                                                             $  -      $  960
Accrued Benefit Liability                                                                          (351)      -
Intangible Asset                                                                                    -         -
-------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                     $ (351)   $  960
===================================================================================================================

The components of the net periodic benefit costs are as follows:

(in thousands)                                                                          2002       2001      2000
-------------------------------------------------------------------------------------------------------------------
Service Cost                                                                            $ 33      $ 247     $ 572
Interest Cost                                                                            222        284       404
Expected Return on Plan Assets                                                          (217)      (414)     (473)
Amortization of
   Unrecognized Net Asset at Transition                                                  -          (11)      (28)
   Unrecognized Prior Service Cost                                                       ( 1)       ( 3)      ( 7)
   Unrecognized Net Loss                                                                  13         23        57
-------------------------------------------------------------------------------------------------------------------
   Total Net Periodic Benefit Cost                                                      $ 50      $ 126     $ 525
===================================================================================================================
Adjustment Required to Recognize Minimum Liability                                   $1,262         -         -
===================================================================================================================
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                                                        6.75%      7.25%     7.25%
Rate of Increase in Salary Levels                                                      4.00%      4.00%     4.00%
Expected Return on Assets                                                              6.00%      9.00%     9.00%
===================================================================================================================

Substantially all full-time employees of the Bank with one or more years of service also participate in a defined contribution profit sharing plan and a money purchase plan. Contributions to the profit sharing plan are made at the discretion of the Board of Directors and the Board can terminate the plan at any time. The Bank contributed $625,000, $545,000 and $515,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the profit sharing plan. The Bank does not match employee contributions within the 401(k) feature of the profit sharing plan.

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

Contributions to the money purchase plan are made according to a predetermined set of criteria. The Board can terminate the plan at any time. The Bank contributed $522,000 and $491,000, for the years ended December 31, 2002 and 2001, respectively.

The Bank sponsors a Deferred Bonus Plan for certain employees. Deferred bonuses are granted and benefits accumulate based on the cumulative profits during the employee's participation period. The Bank contributed $222,000, $175,000 and $132,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

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

                                                                         2002                       2001
                                                                  Carrying     Estimated     Carrying     Estimated
ASSETS: (in thousands)                                             Amount      Fair Value     Amount      Fair Value
------------------------------------------------------------- ------------- ------------- ------------ -------------
Cash and Cash Equivalents                                         $ 53,574      $ 53,574     $ 63,506      $ 63,506
Investment Securities Held-to-Maturity                              27,870        29,111       32,698        33,546
Investment Securities Available-for-Sale                           206,063       206,063      242,852       242,852
Loans, Net of Unearned Income                                      696,675       697,351      602,169       598,817
Less:  Allowance for Loan Losses                                    16,684        16,684       12,709        12,709
Loans, Net of Allowance                                            679,991       680,667      589,460       586,109
LIABILITIES:
Deposits:
    Noninterest-bearing                                            205,997       205,997      198,316       198,316
    Interest-bearing                                               644,228       647,291      621,395       597,098
Federal Home Loan Bank Advances                                     40,965        45,671       41,000        41,241

The methods and assumptions used to estimate the fair value of each class of financial instrument listed in the table above are explained below.

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

Deposit liabilities: The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31, 2002 and 2001. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities.
Borrowings: The fair value of federal funds purchased and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

Limitations: Fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented above.

14. Derivative Instruments and Hedging Activities
The Company uses derivative instruments to limit its exposure to declining interest rates. The Company's current program relative to interest rate protection primarily contemplates fixing the rates on variable rate loans. To do this, the Company has developed a Hedging Policy to provide guidelines that address instruments to be used, authority limits, implementation guidelines, guidelines for evaluating hedge alternatives, reporting requirements, and the credit worthiness of the instruments counterparty.

The Company reviews compliance with these guidelines annually with the ALCO Committee and the Board of Directors. The guidelines may change as the Company's business needs dictate.

As of November 6, 2002 the Company entered into a no cost collar with a maturity date of November 8, 2004: one interest rate floor with a notional amount of $40 million and an interest rate cap with a notional amount of $40 million. Every month actual prime rate is reviewed and the collar has the following impact on the Company for the notional amount:

|X| For the floor, if prime is less than 4.75%, the Company receives the difference between the current prime and 4.75%, calculated on a daily basis and paid monthly.

|X| For the cap, if prime is greater than 5.26%, the Company pays the difference between the current prime and 5.26%, calculated on a daily basis and paid monthly.

As required, the Company records in the balance sheet the cap and floor at fair value. Because the transaction meets the criteria for a cash-flow hedge, changes in fair value are reported in other comprehensive income. In the event that a portion of the hedge becomes ineffective, the ineffective portion of the derivative's change in fair value will be immediately recognized in earnings.

15. Commitments and Contingencies
In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These instruments include commitments to extend credit, letters of credit and financial guarantees that are not reflected in the Consolidated Balance Sheets.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $15,635,000 at December 31, 2002, and $6,163,000 at December 31, 2001. Outstanding standby letters of credit had original terms ranging from 4 to 108 months with final expiration in 2004. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $269,211,000 and $245,699,000 as of December 31, 2002 and 2001, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company does not anticipate any loss as a result of these transactions.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2002 were $151,000, $148,000, $148,000, $111,000, and $45,000 for the years 2003 to 2007 and $98,000 thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 2002 or at December 31, 2002 and 2001.

16. Transactions with Related Parties
The Company, in the ordinary course of business, has had, and expects to have in the future, deposit and loan transactions with Directors, executive officers and their affiliated companies. These transactions were on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than normal credit risk or other unfavorable features.

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 2002, were as follows:

(in thousands)
-----------------------------------------------------
Loan Balances December 31, 2001              $2,033
   Disbursements During 2002                  2,943
   Loan Reductions During 2002                2,561
-----------------------------------------------------
Loan Balances December 31, 2002              $2,415
=====================================================

17. Future Impact of Accounting Standards Not Yet Adopted
In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect adoption of Statement No. 143 to have a material impact on the financial condition or operating results of the Company.

18. Parent Company Financial Information
The financial information below is presented as of December 31, 2002 and December 31, 2001.

                           Farmers & Merchants Bancorp
                                  Balance Sheet

(in thousands)                                                                                   2002        2001
--------------------------------------------------------------------------------------------------------------------
Cash                                                                                           $  1,597    $  1,925
Investment in Farmers and Merchants Bank of Central California                                   96,601      94,011
Investment Securities                                                                             3,104       4,380
Loans
                                                                                                    -            87
Other Assets                                                                                        491         368
--------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                                $101,793    $100,771
====================================================================================================================

Liabilities                                                                                    $    -      $     35
Shareholders' Equity                                                                            101,793     100,736
--------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders Equity                                                   $101,793    $100,771
====================================================================================================================

                           Farmers & Merchants Bancorp
                                Income Statement
                       for the period ending December 31,

                                                                                     2002        2001        2000
--------------------------------------------------------------------------------------------------------------------
Equity Earnings in Farmers and Merchants Bank of Central California                $ 13,561   $ 12,538     $11,178
Interest Income                                                                         167         42         -
Other Expenses, Net                                                                    (309)      (263)       (158)
--------------------------------------------------------------------------------------------------------------------
   Net Income                                                                      $ 13,419   $ 12,317     $11,020
====================================================================================================================

                           Farmers & Merchants Bancorp
                             Statement of Cash Flows
                       for the period ending December 31,

                                                                                     2002        2001        2000
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                          $13,419     $12,317     $11,020
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
  Equity in Undistributed Net Earnings from Subsidiary                               (5,460)     (2,938)     (5,374)
  Net Increase in Interest Receivable and Other Assets                                 (200)       (161)       (122)
--------------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                                        7,759       9,218       5,524
--------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Securities Purchased                                                                  (47)     (4,291)       (308)
  Securities Sold or Matured                                                          1,423         254         -
  Net Loans Originated                                                                   87          27        (114)
--------------------------------------------------------------------------------------------------------------------
     Net Cash Used in Investing Activities                                            1,463      (4,010)       (422)
--------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Stock Redemption                                                                   (5,006)       (488)     (1,258)
  Cash Dividends                                                                     (4,544)     (4,056)     (3,709)
--------------------------------------------------------------------------------------------------------------------
     Net Cash Used in Financing Activities                                           (9,550)     (4,544)     (4,967)
--------------------------------------------------------------------------------------------------------------------
     Increase in Cash and Cash Equivalents                                             (328)        664         135
     Cash and Cash Equivalents at Beginning of Year                                   1,925       1,261       1,126
--------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Year                                           $ 1,597     $ 1,925     $ 1,261
====================================================================================================================

Five Year Financial Summary of Operations
(in thousands, except per share data)

                                                             2002         2001        2000        1999        1998
--------------------------------------------------------------------------------------------------------------------
  Total Interest Income                                    $54,238      $63,530     $66,127     $56,055     $51,194
  Total Interest Expense                                    13,596       23,280      24,757      18,862      17,428
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                       40,642       40,250      41,370      37,193      33,766
  Provision for Loan Losses                                  4,926        1,000       2,800       1,700       1,400
  ------------------------------------------------------------------------------------------------------------------
  Net Interest income After
     Provision for Loan Losses                              35,716       39,250      38,570      35,493      32,366
  Total Non-Interest Income                                 13,866        8,374       6,648       5,658       5,819
  Total Non-Interest Expense                                29,109       27,486      27,548      27,021      26,095
  ------------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                20,473       20,138      17,670      14,130      12,090
  Provision for Income Taxes                                 7,054        7,821       6,650       4,914       4,030
  ------------------------------------------------------------------------------------------------------------------
     Net Income                                            $13,419      $12,317     $11,020     $ 9,216     $ 8,060
  ==================================================================================================================


  Balance Sheet Data
  Total Assets                                          $1,021,907     $970,883    $905,551    $819,881    $758,799
  Loans                                                    696,675      602,169     497,397     413,409     329,178
  Allowance for Loan Losses                                 16,684       12,709      11,876       9,787       8,589
  Investment Securities                                    233,933      275,550     320,654     346,855     374,170
  Deposits                                                 850,225      819,711     764,678     685,143     627,387

  Federal Home Loan Bank Advances                           40,965       41,000      41,033      41,064      41,093

  Shareholders' Equity                                     103,565      100,736      90,883      80,201      79,405


  Selected Ratios
  Return on Average Assets                                   1.41%        1.35%       1.29%       1.19%       1.17%
  Return on Average Equity - Net of Accumulated             13.51%       13.14%      12.38%      10.95%      10.31%
    Other Comprehensive Income
  Dividend Payout Ratio                                     33.86%       32.93%      33.66%      36.30%      38.91%
  Average Loan to Average Deposits                          79.71%       68.37%      59.96%      52.93%      48.93%
  Average Equity - Net of Accumulated Other                 10.43%       10.25%      10.40%      10.86%      11.33%
     Comprehensive Income - to Average Assets
  Period-end Shareholders' Equity to Total Assets           10.13%       10.38%      10.04%       9.78%      10.46%

 Per Share Data (1)
 Net Income                                                $18.18       $16.31      $14.54       $12.08      $10.53
 Cash Dividends Declared                                    $6.00        $5.45       $5.00        $4.50       $4.20

(1) Net Income per share is based on the weighted average number of shares outstanding of 738,081, 755,140, 757,974, 763,096 and 765,437 for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively. Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)

                                                            First       Second       Third       Fourth
  2002                                                     Quarter      Quarter     Quarter      Quarter      Total
  -----------------------------------------------------------------------------------------------------------------
  Total Interest Income                                    $13,685      $13,554     $13,564      $13,435     $54,238
  Total Interest Expense                                     3,884        3,423       3,218        3,071      13,596
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                        9,801       10,131      10,346       10,364      40,642
  Provision for Loan Losses                                    200          300         500        3,926       4,926
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income After
     Provision for Loan Losses                               9,601        9,831       9,846        6,438      35,716
  Total Non-Interest Income                                  2,204        2,951       2,731        5,980      13,866
  Total Non-Interest Expense                                 6,946        7,559       7,152        7,452      29,109
  ------------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                 4,859        5,223       5,425        4,966      20,473
  Provision for Income Taxes                                 1,797        1,903       1,980        1,374       7,054
  ------------------------------------------------------------------------------------------------------------------
     Net Income                                            $ 3,062      $ 3,320     $ 3,445      $ 3,592     $13,419
  ==================================================================================================================
  Earnings Per Share (1)                                   $  4.10      $  4.51     $  4.68      $  4.89     $ 18.18
  ==================================================================================================================

  2001
  ------------------------------------------------------------------------------------------------------------------
  Total Interest Income                                    $16,590      $16,539     $15,788      $14,613     $63,530
  Total Interest Expense                                     6,395        6,005       5,851        5,029      23,280
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                       10,195       10,534       9,937        9,584      40,250
  Provision for Loan Losses                                    300          300         150          250       1,000
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income After
     Provision for Loan Losses                               9,895       10,234       9,787        9,334      39,250
  Total Non-Interest Income                                  1,773        2,033       2,335        2,233       8,374
  Total Non-Interest Expense                                 6,720        7,074       6,951        6,741      27,486
  ------------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                 4,948        5,193       5,171        4,826      20,138
  Provision for Income Taxes                                 1,908        2,032       2,009        1,872       7,821
  ------------------------------------------------------------------------------------------------------------------
     Net Income                                            $ 3,040      $ 3,161     $ 3,162      $ 2,954     $12,317
  ==================================================================================================================
  Earnings Per Share (1)                                   $  4.02      $  4.18     $  4.19      $  3.92     $ 16.31
  ==================================================================================================================

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 2002, 2001 and 2000, $2.00, $1.95 and $1.85 per share, respectively, and for December 2002, 2001, and 2000, $4.00, $3.50 and $3.40 per share, respectively. Based on information from shareholders and from Company stock transfer records, the prices paid in 2002, 2001 and 2000 ranged from $320.00 to $150.00 per share.

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

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, real estate, consumer and other lending activities; (iv) changes in federal and state banking regulations;
(v) other external developments which could materially impact the Company's operational and financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Introduction
The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and subsidiaries' performance during 2002 and 2001, the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

Farmers & Merchants Bancorp is a bank holding company formed March 10, 1999. Its subsidiary, Farmers & Merchants Bank of Central California is a state-chartered bank with 17 offices located in Sacramento, San Joaquin and Stanislaus Counties. Virtually all of the Company's business activities are conducted within its market area.

This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report. Per share amounts for 2001 and 2000 have been restated to reflect the 5% stock dividend declared during 2002.

Overview
At the completion of our 86th year, management is pleased to present the highest reported income in the Company's history. As of December 31, 2002, Farmers & Merchants Bancorp reported net income of $13,419,000, earnings per share of $18.18, return on average assets of 1.41% and return on average equity of 13.51% (net of accumulated other comprehensive income). For the year 2001, net income totaled $12,317,000, earnings per share was $16.31, return on average assets was 1.35% and return on average equity was 13.14% (net of accumulated other comprehensive income). For the year 2000, net income totaled $11,020,000, earnings per share was $14.54 for the year, return on average assets was 1.29%, and the return on average shareholders' equity totaled 12.38% (net of accumulated other comprehensive income).

As of December 31, 2002, consolidated assets were $1.0 billion, gross loans were $696.7 million and deposits were $850.2 million. Total consolidated assets increased $51.4 million, gross loans increased $94.5 million and deposits grew $30.5 million.

The Company's improved financial performance in 2002 was due to a combination of a change in asset mix, focus on credit quality, improvement in non-interest income and the control of non-interest expense.

The following is a summary of the financial accomplishments achieved during 2002:

|X| Net interest income was $40,642,000 compared to $40,250,000 reported during 2001.

|X| The provision for loan losses was $4,926,000 during 2002 compared to $1,000,000 in 2001.

|X| Non-interest income (net of securities transactions) increased 64.0% during 2002, when compared to 2001.

|X| Non-interest expense increased by $2.6 million during 2002 compared to a decrease of $62 thousand in 2001.

|X| The Company's effective tax rate was reduced to 34.6% compared to 38.8% in 2001.

|X|  Total assets increased 5.3% to $1,021,907,000.

|X|  Total loans increased 15.7% to $696,675,000.

|X| Non-accrual loans were $3,021,000 which was 0.43% of total loans at December 31, 2002.

|X| Total investment securities were reduced to $233,933,000 from $275,550,000 in 2001.

|X| Total Shareholders' Equity increased to $104,296,000 from $100,736,000 in 2001.

Net Interest Income
The principal component of the Company's earnings is net interest income which is the amount by which the interest and fees on loans and interest earned on earning assets exceeds the interest paid on interest bearing sources of funds. The net interest spread is the yield on average earning assets minus the cost of average interest-bearing liabilities. For the purpose of analysis, the interest earned on tax-exempt investments and municipal loans is adjusted to an amount comparable to interest subject to normal income taxes. This adjustment is referred to as "taxable equivalent" and is noted wherever applicable. The Company's net interest income, interest spread and net interest margin are affected by general economic conditions. These conditions include interest rates, inflation, monetary supply and strength of the economy in the Company's service area. The Company manages net interest income through affecting changes in the volume and mix of average interest earning assets and average interest bearing liabilities, as well as the growth of earning assets. Therefore, increases or decreases in net interest income are analyzed as changes in volume, changes in rate and changes in the mix of assets and liabilities.

Net interest income increased 1.0% to $40.6 million during 2002. During 2001, net interest income was $40.3 million, representing a decrease of 2.7% from 2000. On a fully taxable equivalent basis, net interest income increased 1.0% and totaled $42.0 million during 2002, compared to $41.6 million for 2001. In 2000, on a taxable equivalent basis, net interest income increased 10.1% or $3.9 million from that of 1999. Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 2002, the net interest margin was 4.76% compared to 4.78% in 2001. The decrease in the net interest margin during 2002 was due to a decline in interest rates, the change in the earning asset mix and a change in the liability mix. The decline in net interest margin in 2001, was the result of the unprecedented decline in interest rates and competitive deposit rate climate in the Bank's market area.

It is difficult to attribute the changes in net interest income to any one factor. However, the banking and financial services businesses in the Company's market area are highly competitive. This competition has an influence on the strategies the Company employs.

The predominant reasons for the increase in net interest income during 2002 was the Company's change in the asset and liability mix of the balance sheet. In addition, interest rates continued to decline throughout 2002, which also had an impact on the year. Average earning assets increased 1.4%, earnings on those assets decreased by $9.3 million. Average interest bearing liabilities grew by 2.8% and interest paid on those liabilities decreased by $9.7 million. The Bank's earning assets reprice more quickly than the deposit products causing a temporary decline in net interest income. If interest rates stabilize, and as deposit products continue to reprice, the net interest margin is expected to improve during 2003.

Loans, the Company's highest earning asset, increased $94.5 million as of December 31, 2002 compared to 2001. On an average balance basis, loans increased by $112.7 million during the year, which, considering the decline in interest rates, helped minimize the decrease in interest and fees on loans of $2.0 million. The average yield on the loan portfolio declined 180 basis points to 6.6% in 2002 compared to 8.4% in 2001.

The investment portfolio represents a significant portion of the Company's earning assets. The Company's investment policy is conservative. The Company primarily invests in mortgage-backed securities, U.S. Treasuries, U.S. Government Agencies, high-grade municipals and high-grade corporate bonds. Since the risk factor for these types of investments is significantly lower than that of loans, the yield earned on investments is substantially less than that of loans.

Interest income from investment securities declined $5.9 million due to a reduction in average investment securities of $81.9 million during 2002. The reduction in investment securities was used to partially fund the growth in loans. The average yield, on a taxable equivalent basis, in the investment portfolio was 6.2% for 2002 and 6.5% for both 2001 and 2000. Net interest income on a taxable equivalent basis is higher than net interest income on the Consolidated Statements of Income because it reflects adjustments that relate to income on certain securities that are exempt from federal income taxes.

As a result of the decline in interest rates, interest expense on deposits decreased 45.9% or $9.7 million in 2002. In spite of the decline in market rates during 2002, the Bank was able to grow average interest bearing deposits by $17.9 million. The increase was primarily in savings deposits, which grew $34.7 million, as higher cost time deposits were reduced by $25.6 million. Total interest expense on deposit accounts for 2002 was $11.4 million. In 2001, interest expense on deposits was $21.0 million. The average rate paid on interest-bearing deposits was 1.8% in 2002 and 3.5% in 2001. The percentage decline in interest expense did not match the decline in loan yields due to the fact that deposit products do not reprice as quickly as loan rates.

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

The provision for loan losses totaled $4.9 million in 2002, compared to $1.0 million in 2001. The increase in the provision was the result of management's evaluation of the credit quality of the loan portfolio, loan growth, current loan losses, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes.

As of December 31, 2002, the allowance for loan losses was $16.7 million, which represented 2.4% of the total loan balance. At December 31, 2001 the allowance for loan losses was $12.7 million or 2.1% of the total loan balance.

Non-Interest Income
Non-interest income for the Company includes income derived from services offered by the Bank, such as merchant card, investment services and other miscellaneous business services; it also includes service charges and fees from deposit accounts and net gains and losses from the sale of investment securities, the increase in the cash surrender value of bank owned life insurance, the sale of assets and other real estate owned.

Before securities transactions, non-interest income totaled $13.6 million for 2002. This represents an increase of $5.3 million, or 64.0%, from non-interest income of $8.3 million for 2001. During 2001, non-interest income increased $1.5 million or 22.4% over non-interest income of $6.8 million for 2000.

Service charges on deposit accounts totaled $4.8 million in 2002. This represented an increase of $581 thousand or 13.9% over service charges on deposit accounts of $4.2 million in 2001. Service charges of demand deposit accounts for business customers are generally charged based on an analysis of their activity. The activity charges for a given month may be offset by an earnings credit. The lower interest rate environment resulted in a lower account earnings credit thus increasing service charges on business deposit accounts. Service charges in 2001 increased $715 thousand or 20.6% over service charges on deposit accounts of $3.5 in 2000.

The Bank provides merchant bankcard services to business customers in its service area. Fees of $1.4 million were generated in 2002. This represents an increase of $208 thousand or 17.2% over fees generated of $1.2 million in 2001. Fees of $976 thousand were generated in 2000.

During 2002 the Bank purchased life insurance on its key executives. The increase in the cash surrender value for 2002 was $1.4 million and is reported as a separate line item on the consolidated statements of income.

During the fourth quarter of 2002, the Bank recorded a gain of $2.8 million from the sale of preferred stock previously acquired through a troubled debt restructuring.

Other non-interest income increased $282 thousand in 2002 or 9.8%. In 2001, other non-interest income totaled $2.9 million compared to the $2.3 million of non-interest income recorded in 2000. Fees from these services include ATM fees, wire transfer fees, gain on sale of mortgage loans and other miscellaneous charges

Non-Interest Expense
Non-interest expense for the Company includes expenses for salaries and benefits, occupancy, equipment, supplies, professional services, data processing, marketing, deposit insurance, other real estate, credit card operations, and other miscellaneous expenses. Non interest expense totaled $30.1 million during 2002. For both 2001 and 2000, non-interest expense totaled $27.5 million.

Salaries and employee benefits, the largest component of non-interest expense, increased $1.8 million in 2002, representing an increase of 10.3% over that of 2001. During 2001, the increase was $751 thousand or 4.6% over 2000. The increase was primarily the net result of merit increases for Company employees along with incentive bonuses. At the end of 2002, the Company had 292.0 full time equivalent employees compared to 304.0 at the end of 2001 and 296.2 at the end of 2000.

Occupancy and equipment expenses represent the cost of operating and maintaining branch and administrative facilities, including the purchase and maintenance of furniture, fixtures, office and equipment and data processing equipment. Occupancy expense increased 1.7% during 2002. Equipment expense increased $120 thousand or 5.9% and totaled $2.1 million during 2002. During 2001, equipment expense increased 5.7% or $110 thousand over the previous year.

Other operating expense totaled $7.5 million, a 9.8% increase from the prior year. This increase in other operating expense was due to an increase in marketing and promotional efforts during 2002. During 2001, other operating expense was $6.8 million compared to $7.7 million in 2000.

The Company, through the Bank, sponsors a defined benefit pension plan (the
Plan) covering Bank employees. In June 2001, the Plan was amended to freeze benefit accruals, except for employees aged 55 with 10 years of service. The Company's recorded liability for Plan benefits is based on a number of assumptions, including life expectancies, retirement rates, long-term interest rates, long-term rates of return on investments and future compensation levels. These assumptions are periodically reviewed by the Company and revised when appropriate. Changes in one or more of these assumptions could affect the amount of the Company's recorded pension expense for Plan benefits. If the actual experience differs from expectations, the Company's results of operations in future periods could be affected. As part of its most recent review, the Company in 2002, reduced its expected long-term rate of return on plan assets to 6.0% from 9.0% to reflect revised expectations for long-term investment returns. It also reduced its discount rate for pensions to 6.75% from 7.25%. The Company presently expects pension expense to increase in future periods. In January of 2003, the Company made a Plan contribution of approximately $1.9 million in respect of its 2002 Plan funding requirements. This contribution will affect the Company's balance sheet, but will not directly impact earnings. The Company's future Plan funding obligation depends on a number of factors and cannot be reasonably estimated at the present time. For additional information, see Note 12 of Notes to Consolidated Financial Statements.

Income Taxes
The provision for income taxes decreased 9.8% during 2002 as a result of the purchase of bank owned life insurance in which the increase in cash surrender value is tax exempt. The provision for income taxes increased 17.6% in 2001 due to improved earnings and an increase in the effective tax rate over that of 2000. The effective tax rate in 2002 was 34.5% compared to 38.8% in 2001 and 37.6% in 2000.

Current tax law causes the Company's current taxes payable to approximate or exceed the current provision for taxes on the income statement. Two provisions have had a significant effect on the Company's current income tax liability; the restrictions on the deductibility of loan losses and the mandatory use of accrual accounting for taxes rather than the cash basis method of accounting.

Balance Sheet Analysis

Investment Securities
The Financial Accounting Standards Board statement, Accounting for Certain Investments in Debt and Equity Securities, requires the Company to classify its investments as held-to-maturity, trading or available-for-sale. As of December 31, the Company classified securities as either held-to-maturity or available-for-sale. Trading securities are securities acquired for short-term appreciation and are carried at fair value, with unrealized gains and losses recorded in non-interest income. As of December 31, there were no securities in the trading portfolio.

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

The investment portfolio provides the Company with an income alternative to loans. The Company's total investment portfolio represented 22.9% of the Company's total assets during 2002 and 28.4% of the Company's total assets during 2001. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 2002, average Federal Funds Sold on a year to date basis was $33.0 million compared to $51.9 million in 2001.

The Company's investment portfolio at the end of 2002 was $233.9 million a reduction of $41.6 million from 2001. The proceeds from the investment portfolio were used to fund the Company's loan growth during 2002. On an average balance basis, the Company's investments in non-taxable obligations of states and political subdivisions were $51.0 million in 2002, and $54.5 million for 2001. The Company generally replaces maturities of municipal securities, to the point of a maximum tax benefit, with "qualified issues." Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from federal income taxes.

Note 3 in the Notes to Consolidated Financial Statements displays the classifications of the Company's investment portfolio, the market value of the Company's investment portfolio and the maturity distribution.

Loans
The Company's written lending policies, along with applicable laws and regulations governing the extension of credit, require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limits, ongoing credit reviews and approval policies prior to funding of any loan. The Company manages and controls credit risk through diversification, dollar limits on loans to one borrower and by primarily restricting loans made to its principal market area. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. Fixed-rate real estate loans are comprised primarily of loans with maturities of five years or less. Long-term residential loans are originated by the Company and sold in the secondary market.

As of December 31, 2002, loans totaled $696.7 million, a 15.7% increase over that of 2001. On an average balance basis the Company's loan portfolio increased $112.7 million over the average balance in 2001. In 2001, average balances increased from the prior year by 14.8% or $67.7 million. This increase was due to strong loan demand in the Company's market area along with an aggressive calling program.

Non-Performing Loans
The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash.

As a result of events beyond the Company's control, problem loans can and do occur. As of December 31, 2002, non-accrual loans were $3.0 million compared to $2.4 million at the end of 2001. Managing problem loans continues to be an important Company objective. The Company reported no foreclosed loans as other real estate in 2002 and in 2001. Interest forgone on loans placed on a non-accrual status totaled $331 thousand at December 31, 2002. Non-accrual loans to total loans for the year ended 2002 was 0.4%. For the year ended 2001 the percentage was 0.4%.

Although management believes that non-performing loans are generally well secured and that potential losses are provided for in the Company's allowance for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits
At December 31, 2002, deposits totaled $850.2 million. This represents an increase of $30.5 million or 3.7% from the deposit totals of $819.7 million reported in 2001. The increase was concentrated in demand and savings deposits, which increased $7.7 million and $33.3 million, respectively. The Company increased its marketing efforts for deposits during 2002 and ran several successful deposit campaigns contributing to the growth in deposit balances. The change in the mix of deposits occurs as interest rates change. The expectations our customers have of future interest rates, dictates their maturity and account selections. As rates decreased during 2002, some customers moved from time deposits to demand and savings accounts because they anticipated rates would rise and were unwilling to commit their deposits to long term investments at the current rates.

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

Federal Home Loan Bank Advances
Advances from the Federal Home Loan Bank are used to match fund long-term real estate loans and, as opportunities exist, the Bank borrows funds and invests the proceeds at a positive spread through the investment portfolio. These activities contribute to the Bank and Company's earnings as well as help offset the Bank's interest rate risk. The average rate paid for other borrowed funds was 5.4% in 2002 compared to 5.5% in 2001.

Capital
The Company relies on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $104.3 million at December 31, 2002 and $100.7 million at the end of 2001.

The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation have adopted risk-based capital guidelines. The guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform. Company assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Under these guidelines the Company is currently required to maintain regulatory risk based capital equal to at least 8.0%. As of December 31, 2002, the Company's risk based capital was 11.73%; well above regulatory risk based capital guidelines.

In 1998, the Shareholders approved a stock repurchase program. During 2002, the company repurchased 20,749 shares at an average share price of $241 per share. In 2001, the Company repurchased 2,053 shares at an average share price of $238.

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

Credit risk in the investment portfolio and correspondent bank accounts is addressed through defined limits in the Bank's policy statements. In addition, certain securities carry insurance to enhance credit quality of the bond.

Credit risk in the loan portfolio is controlled by limits on industry concentration, aggregate customer borrowings and geographic boundaries. Standards on loan quality also are designed to reduce loan credit risk. Senior Management, Directors' Committees, and the Board of Directors are provided with information to appropriately identify, measure, control and monitor the credit risk of the Bank.

The Company's methodology for assessing the appropriateness of the allowance is conducted on a regular basis and considers all loans. The systemic methodology consists of two major elements. The first major element includes a detailed analysis of the loan portfolio in two phases. The first phase is conducted in accordance with SFAS No. 114, "Accounting by Creditors for the Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Individual loans are reviewed to identify loans for impairment. A loan is impaired when principal and interest are deemed uncollectable in accordance with the original contractual terms of the loan. Impairment is measured as either the expected future cash flows discounted at each loan's effective interest rate, the fair value of the loan's collateral if the loan is collateral dependent, or an observable market price of the loan (if one exists). Upon measuring the impairment, the Company will insure an appropriate level of allowance is present or established.

Central to the first phase and the Company's credit risk management is its loan risk rating system. The originating credit officer assigns borrowers an initial risk rating, which is based primarily on a thorough analysis of each borrower's financial position in conjunction with industry and economic trends. Approvals are made based upon the amount of inherent credit risk specific to the transaction and are reviewed for appropriateness by senior credit administration personnel. Credits are monitored by credit administration personnel for deterioration in a borrower's financial condition, which would impact the ability of the borrower to perform under the contract. Risk ratings are adjusted as necessary.

Based on the risk rating system specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicates the possibility of loss. Management performs a detailed analysis of these loans, including, but not limited to, cash flows, appraisals of the collateral, conditions of the marketplace for liquidating the collateral and assessment of the guarantors. Management then determines the inherent loss potential and allocates a portion of the allowance for losses as a specific allowance for each of these credits.

The second phase is conducted by segmenting the loan portfolio by risk rating and into groups of loans with similar characteristics in accordance with SFAS No. 5, "Accounting for Contingencies". In this second phase, groups of loans are reviewed and applied the appropriate allowance percentage to determine a portfolio formula allowance.

The second major element in the Company's methodology for assessing the appropriateness of the allowance consists of management's considerations of all known relevant internal and external factors that may affect a loan's collectibility. This includes management's estimates of the amounts necessary for concentrations, economic uncertainties, the volatility of the market value of collateral and other relevant factors. The relationship of the two major elements of the allowance to the total allowance may fluctuate from period to period.

In the second major element of the analysis which considers all known relevant internal and external factors that may affect a loan's collectibility is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the second element of the analysis of the allowance include, but are not limited to the following conditions that existed as of the balance sheet date:

|X| then-existing general economic and business conditions affecting the key lending areas of the Company;

|X|  credit quality trends (including trends in

|X|  non-performing loans expected to result from existing conditions);

|X|  collateral values;

|X|  loan volumes and concentrations;

|X|  seasoning of the loan portfolio;

|X|  specific industry conditions within portfolio segments;

|X|  recent loss experience in particular segments of the portfolio;

|X|  duration of the current business cycle;

|X|  bank regulatory examination results and

|X|  findings of the Company's internal credit examiners.

Management reviews these conditions in discussion with the Company's senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the inherent loss related to such condition is reflected in the second major element allowance.

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

Management believes that the allowance for loan losses at December 31, 2002 was adequate to provide for both recognized losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan chargeoffs that would increase the provision for loan losses and thereby adversely affect the results of operations.

Market Risk - Interest Rate Risk
The mismatch between maturities of interest sensitive assets and liabilities results in uncertainty in the Company's earnings and economic value and is referred to as interest rate risk. Farmers & Merchants Bancorp's primary objective in managing interest rate risk is to minimize the potential for significant loss as a result of changes in interest rates.

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

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given a 200 basis point upward and a 100 basis point downward shift in interest rates. A shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 2002, the Company's estimated net interest income sensitivity to changes in interest rates, as a percent of net interest income was an increase in net interest income of 3.8% if rates increase by 200 basis points and a decrease in net interest income of 0.2% if rates decline 100 basis points.

The estimated sensitivity does not necessarily represent a Company forecast and the results may not be indicative of actual changes to the Company's net interest income. These estimates are based upon a number of assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, pricing strategies on loans and deposits, replacement of asset and liability cashflows, and other assumptions. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change. See Note 13 of the Notes to the Consolidated Financial Statements.

Liquidity
Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses. It includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets or acquire funds quickly and with minimum loss of value. The Company endeavors to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include credit facilities from correspondent banks, brokerage firms and the Federal Home Loan Bank, as well as, interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits.

In general, liquidity risk is managed daily by controlling the level of Fed Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Fed Funds as a cushion for temporary liquidity needs. During 2002, Federal Funds averaged $33.0 million. The Company maintains Federal Fund credit lines of $61.0 million with major banks subject to the customary terms and conditions for such arrangements and $150 million in repurchase lines with major brokers. In addition the Company has additional borrowing capacity of $ 88.0 million from the Federal Home Loan Bank.

At December 31, 2002, the Company had available liquid assets, which included cash and cash equivalents and unpledged investment securities of approximately $171,697,000, which represents 16.8% of total assets.

Controls and Procedures
The Company maintains controls and procedures designed to ensure that information is recorded and reported in all filings of financial reports. Such information is reported to the Company's management, including its Chief Executive Officer and its Chief Financial Officer to allow timely and accurate disclosure based on the definition of "disclosure controls and procedures" in Rule 13a-14(c). In designing these controls and procedures, management recognizes that they can only provide reasonable assurance of achieving the desired control objectives. Management also evaluated the cost-benefit relationship of possible controls and procedures.

Within 90 days prior to the date of this report, the Company carried out an evaluation of the effectiveness of Company's controls and disclosure procedures under the supervision and with the participation of the Chief Executive Officer, the Chief Financial Officer and other senior management of the Company. Based on the foregoing, the Company's Chief Executive Officer and the Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective.

There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the internal controls subsequent to the date the Company completed its evaluation.

Available Information
Company reports filed with the Securities and Exchange Commission (the "Commission") including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information can be accessed through the F&M Bank website. The Company web address is http://www.fmbonline.com. The link to the Securities & Exchange Commission is on the About F&M Bank page.