Form 10-K, Exhibit 13
period 2003-12-31
FARMERS & MERCHANTS BANCORP
filed 2004-03-11
CIK 1085913

Exhibit 13



                               Farmers & Merchants
                                     Bancorp






                                      2003
                                     Annual
                                     Report

To Our Shareholders:

     We are pleased to announce that 2003 was the most profitable and successful year in the Company's history. The strong results represent the 6th sequential year and 24th consecutive quarter of improved profit performance over the same period the prior year. The company's success in 2003 was once again drive by our longstanding commitment to deliver personalized customer service and reinvest in the communities we serve. This established trend of improving performance increasingly evidences the value being created by systematic implementation of the Long Term Strategic Plan carefully crafted by the Board of Directors and Executive Management.

     For 2003, Farmers & Merchants Bancorp generated net income after tax of $14,775,000 or $19.30 per share of common stock, an 11.3% increase over the prior year. Gross loans reached $807 million, up 15.8%, and investment securities increased 11.9% to $262 million. Total deposits expanded 6.4% to $904 million centered in growth of demand, savings and money market balances. Return on average assets was 1.36% and return on average equity reached 13.88%, a 37 basis points rise over 2002. In conjunction with the strong results, over $2,000,000 in capital improvements were completed during 2003. Additionally, the reserve for future loan losses was increased to $17,220,000 providing the Company with a strong reserve against the potential financial impacts of future negative economic events.

     Based on the Company's strong performance, the Board of Directors unanimously approved the 29th consecutive 5% stock dividend last April. In addition, the Board of Directors a9lso unanimously declared two cash dividends totaling $4,736,000 or $6.20 per share of common stock. The cash dividends declared during 2003 represented a 7.5% increase over 2002.

     During 2003, we began to evolve our strategic focus from initiatives designed to modernize the Company's technology and work processes to expansion of our product lines and delivery capabilities including new branch openings. We commenced a project to reengineer our Loan Service Center in order to increase processing volumes and improve customer response times. This effort will include installation of an advanced automated loan processing system and is expected to be completed by 3rd quarter 2004.

     Last September, we held the grand opening of our new Vintage Faire Branch, the fourth F&M office in Modesto. Vintage Faire is the first branch to incorporate our new retail model bank design which features state-of-the-art customer service technology. The following month, we opened our new Point West Loan Production Office, located near the Arden Fair Mall in the heart of Sacramento. Staffed with experienced business lenders, the Point West Office will focus on expanding F&M's wholesale lending activity in this major metropolitan market. Additional branch expansions and remodels are planned for 2004. During the second half of the year, we are slated to open a second Galt office in a new neighborhood shopping center. Negotiations are also underway to reposition our Westgate Office in order to better service the growth on the west side of Lodi.

     During 2004, we expect the Banking Industry will continue to experience a challenging earnings environment. Many banks' net interest margin will remain under pressure due to the persistent low market interest rates. The Board of Directors and Management Team are proactively addressing these challenges by further improving operating efficiency and enhancing capital and asset/liability management practices. We believe the geographic territory served by the Company offers significant growth opportunities and feel the functionality and value of our products and customer solutions will differentiate Farmers & Merchants Bancorp from the competition. These advantages in the hands of our talented team of employees have the potential to build value for our shareholders over time.

     We appreciate the significant contributions made by the Board of Directors during 2003, and wish to acknowledge their ongoing commitment to represent the shareholder's best interest. Special recognition is also owed to our exceptional employees for their dedication and tremendous accomplishments this past year. Their ability to consistently deliver consummate customer service was an essential ingredient in the creation of shareholder value in 2003.

     On behalf of our Board of Directors and all of the F&M employees, thank you for your confidence and support. We extend our best wishes to you for a healthy and prosperous 2004.




/s/Kent A. Steinwert                                     /s/Ole R. Mettler

Kent A. Steinwert                                        Ole R. Mettler
President & Chief Executive Officer                      Chairman of the Board

                           FARMERS & MERCHANTS BANCORP

                                Mission Statement


Our mission is to become "THE PREMIER" community bank serving the financial needs of communities throughout California's Great Central Valley. To successfully accomplish this mission, the Company will:

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

     Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. However, management has assessed and believes that, as of December 31, 2003, the Company's internal control structure, as described above, provides reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

     Management also is responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

     Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Bank complied with the designated laws and regulations relating to safety and soundness for the year ended December 31, 2003.




/s/Kent A. Steinwert                                /s/Stephen W. Haley

Kent A. Steinwert                                   Stephen W. Haley
President &                                         Executive Vice President &
Chief Executive Officer                             Chief Financial Officer

                         Report of Independent Auditors


To the Board of Directors and
Shareholders of Farmers & Merchants Bancorp:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP



February 13, 2004

Consolidated Statements of Income
(in thousands except per share data)

                                                                                       Year Ended December 31,
                                                                                    2003        2002        2001
-------------------------------------------------------------------------------- ----------- ----------- -----------
Interest Income
Interest and Fees on Loans                                                          $44,886     $41,911     $43,956
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                                            190         555       1,922
Interest on Investment Securities:
  Taxable                                                                             7,065       9,400      15,112
  Tax-Exempt                                                                          2,743       2,372       2,540
-------------------------------------------------------------------------------- ----------- ----------- -----------
      Total Interest Income                                                          54,884      54,238      63,530
-------------------------------------------------------------------------------- ----------- ----------- -----------

Interest Expense
Interest on Deposits                                                                  8,115      11,369      21,038
Interest on Borrowed Funds                                                            2,942       2,227       2,242

Interest on Subordinated Debentures                                                      16        -           -
-------------------------------------------------------------------------------- ----------- ----------- -----------
      Total Interest Expense                                                         11,073      13,596      23,280
-------------------------------------------------------------------------------- ----------- ----------- -----------

Net Interest Income                                                                  43,811      40,642      40,250
Provision for Loan Losses                                                               625       4,926       1,000
-------------------------------------------------------------------------------- ----------- ----------- -----------
      Net Interest Income After Provision for Loan Losses                            43,186      35,716      39,250
-------------------------------------------------------------------------------- ----------- ----------- -----------

Non-Interest Income
Service Charges on Deposit Accounts                                                   4,892       4,760       4,179
Net Gain on Sale of Investment Securities                                               935         276          88
Credit Card Merchant Fees                                                             1,658       1,415       1,207
Gain on Sale of Assets                                                                 -          2,800        -
Increase in Cash Surrender Value of Life Insurance                                    1,540       1,433        -
Other                                                                                 3,893       3,182       2,900
-------------------------------------------------------------------------------- ----------- ----------- -----------
      Total Non-Interest Income                                                      12,918      13,866       8,374
-------------------------------------------------------------------------------- ----------- ----------- -----------

Non-Interest Expense
Salaries and Employee Benefits                                                       21,058      17,796      16,986
Occupancy Expense                                                                     1,591       1,709       1,680
Equipment Expense                                                                     2,415       2,146       2,026
Other                                                                                 8,222       7,458       6,794
-------------------------------------------------------------------------------- ----------- ----------- -----------
      Total Non-Interest Expense                                                     33,286      29,109      27,486
-------------------------------------------------------------------------------- ----------- ----------- -----------

Income Before Income Taxes                                                           22,818      20,473      20,138
Provision for Income Taxes                                                            8,043       7,054       7,821
-------------------------------------------------------------------------------- ----------- ----------- -----------
      Net Income                                                                    $14,775     $13,419     $12,317
================================================================================ =========== =========== ===========

Earnings Per Share                                                                  $ 19.30     $ 17.34     $ 15.57
================================================================================ =========== =========== ===========

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Balance Sheets
(in thousands except per share data)

                                                                                                  December 31,
Assets                                                                                       2003             2002
---------------------------------------------------------------------------------------- ------------- -------------
Cash and Cash Equivalents:
  Cash and Due from Banks                                                                    $ 35,800      $ 45,389
  Federal Funds Sold and Securities Purchased Under Agreements to Resell                         -            8,185
---------------------------------------------------------------------------------------- ------------- -------------
      Total Cash and Cash Equivalents                                                          35,800        53,574
---------------------------------------------------------------------------------------- ------------- -------------

Investment Securities:
  Available-for-Sale                                                                          223,965       206,063
  Held-to-Maturity                                                                             37,957        27,870
---------------------------------------------------------------------------------------- ------------- -------------
      Total Investment Securities                                                             261,922       233,933
---------------------------------------------------------------------------------------- ------------- -------------

Loans:                                                                                        806,906       696,675
  Less: Allowance for Loan Losses                                                              17,220        16,684
---------------------------------------------------------------------------------------- ------------- -------------
      Loans, Net                                                                              789,686       679,991
---------------------------------------------------------------------------------------- ------------- -------------

Premises and Equipment, Net                                                                    11,209        11,342
Interest Receivable and Other Assets                                                           49,948        43,067
---------------------------------------------------------------------------------------- ------------- -------------
         Total Assets                                                                      $1,148,565    $1,021,907
======================================================================================== ============= =============

Liabilities
Deposits:
   Demand                                                                                   $ 223,000     $ 205,997
   Interest-Bearing Transaction Accounts                                                       96,869        93,646
   Savings                                                                                    276,016       231,964
   Time                                                                                       308,464       318,618
---------------------------------------------------------------------------------------- ------------- -------------
      Total Deposits                                                                          904,349       850,225
---------------------------------------------------------------------------------------- ------------- -------------

Federal Funds Purchased                                                                         1,000        16,997
Federal Home Loan Bank Advances                                                               111,928        40,965
Subordinated Debentures                                                                        10,310          -
Interest Payable and Other Liabilities                                                         11,373        10,155
---------------------------------------------------------------------------------------- ------------- -------------
         Total Liabilities                                                                  1,038,960       918,342
---------------------------------------------------------------------------------------- ------------- -------------

Shareholders' Equity
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding                -            -
Common Stock:  Par Value $0.01, 2,000,000 Shares Authorized, 763,274 and
769,006 Issued and Outstanding at December 31, 2003 and 2002, Respectively                          8             7
Additional Paid-In Capital                                                                     72,506        64,979
Retained Earnings                                                                              37,650        36,749
Accumulated Other Comprehensive (Loss) Income                                                    (559)        1,830
---------------------------------------------------------------------------------------- ------------- -------------
         Total Shareholders' Equity                                                           109,605       103,565
---------------------------------------------------------------------------------------- ------------- -------------
         Total Liabilities and Shareholders' Equity                                        $1,148,565    $1,021,907
======================================================================================== ============= =============

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity
(in thousands except per share data)

                                                                                                  Accumulated
                                               Common                 Additional                     Other               Total
                                               Shares      Common      Paid-In      Retained     Comprehensive       Shareholders'
                                             Outstanding    Stock      Capital      Earnings      Income(Loss)          Equity
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Balance, December 31, 2000                       687,491     $  7      $53,559      $36,527             $790            $90,883
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Net Income                                                                           12,317                              12,317
Cash Dividends Declared on
   Common Stock                                                                      (3,923)                             (3,923)

5% Stock Dividend                                 33,831                 8,289       (8,289)                               -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                    (133)                               (133)
Redemption of Stock                              (2,053)                  (488)                                            (488)
Change in Net Unrealized Gain on
   Securities Available-for-Sale                                                                       2,080              2,080
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Balance, December 31, 2001                       719,269      $  7     $61,360      $36,499          $ 2,870           $100,736
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Net Income                                                                           13,419                              13,419
Cash Dividends Declared on
   Common Stock                                                                      (4,404)                             (4,404)

5% Stock Dividend                                 34,501                 8,625       (8,625)                               -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                    (140)                               (140)
Redemption of Stock                             (20,749)                (5,006)                                          (5,006)
Unrealized Gains on Derivative Instruments                                                              117                 117
Minimum Pension Plan Liability Adjustment                                                              (731)               (731)
Change in Net Unrealized Loss on
   Securities Available-for-Sale                                                                       (426)               (426)
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Balance, December 31, 2002                       733,021      $  7     $64,979      $36,749         $ 1,830            $103,565
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Net Income                                                                           14,775                              14,775
Cash Dividends Declared on
   Common Stock                                                                      (4,736)                             (4,736)

5% Stock Dividend                                 35,985         1       8,995       (8,996)                               -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                    (142)                               (142)
Redemption of Stock                              (5,732)                (1,468)                                          (1,468)
Change in Net Unrealized Gains on
    Derivative Instruments                                                                             (29)                 (29)
Minimum Pension Plan Liability Adjustment                                                           (1,257)              (1,257)
Change in Net Unrealized Loss on
   Securities Available-for-Sale                                                                    (1,103)              (1,103)
--------------------------------------------------------- --------- ------------- ----------- ------------------- -----------------
Balance, December 31, 2003                       763,274      $  8     $72,506      $37,650        $  (559)            $109,605
========================================================= ========= ============= =========== =================== =================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income
(in thousands)

                                                                                                  Year Ended December 31,
                                                                                                2003       2002        2001
------------------------------------------------------------------------------------------- ----------- ---------- ------------
Net Income                                                                                     $14,775    $13,419      $12,317

Other Comprehensive (Loss) Income

Unrealized (Losses) Gains on Derivative Instruments:

  Unrealized holding (losses) gains arising during the period, net of income tax effects
  of $(21) and $85 for the years ended December 31, 2003 and 2002, respectively.                   (29)       117         -

Unrealized Loss on Minimum Pension Liability Adjustment:

  Unrealized loss arising during the period, net of income tax effects of
  $(910) and $(531) for the years ended December 31, 2003 and 2002, respectively.               (1,257)      (731)        -

Unrealized (Losses) Gains on Securities:

  Unrealized holding (losses) gains arising during the period, net of income tax effects of $(480), $(117) and $1,492 for the
  years ended December 31, 2003, 2002 and 2001, respectively.                                     (662)      (266)       2,131

  Less: Reclassification adjustment for realized gains
  included in net income, net of related income tax effects
  of $(320), $(116) and $(37) for the years ended December 31,
  2003, 2002 and 2001, respectively.                                                              (441)      (160)         (51)
------------------------------------------------------------------------------------------- ----------- ---------- ------------
    Total Other Comprehensive (Loss) Income                                                     (2,389)    (1,040)       2,080
------------------------------------------------------------------------------------------- ----------- ---------- ------------

Comprehensive Income                                                                           $12,386    $12,379      $14,397
=========================================================================================== =========== ========== ============

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows
(in thousands)

                                                                                             Year Ended December 31,
                                                                                        2003          2002          2001
-------------------------------------------------------------------------------- ------------- ------------- -------------
Operating Activities
Net Income                                                                           $ 14,775      $ 13,419      $ 12,317
Adjustments to Reconcile Net Income to Net Cash Provided
   by Operating Activities:
      Provision for Loan Losses                                                           625         4,926         1,000
      Depreciation and Amortization                                                     1,554         1,584         1,592
      Provision for Deferred Income Taxes                                                (727)         (836)          (38)
      Net Amortization of Investment Security Premium & Discounts                       1,725            10          (314)
      Net Gain on Sale of Investment Securities                                          (935)         (276)          (88)
      Net Increase in Interest Receivable and Other Assets                             (1,874)         (865)         (307)
      Net (Decrease) Increase in Interest Payable and Other Liabilities                  (949)          (12)          479
-------------------------------------------------------------------------------- ------------- ------------- -------------
         Net Cash Provided by Operating Activities                                     14,194        17,950        14,641
-------------------------------------------------------------------------------- ------------- ------------- -------------
Investing Activities
Securities Available-for-Sale:
      Purchased                                                                      (217,309)     (113,687)      (26,704)
      Sold or Matured                                                                 196,640       150,026        66,548
Securities Held-to-Maturity:
      Purchased                                                                       (22,340)         (329)       (6,460)
      Matured                                                                          12,328         5,214        15,142

Purchase of Life Insurance Contracts                                                   (2,600)      (10,080)      (18,000)
Net Increase in Loans                                                                (110,928)      (95,792)     (105,526)
Principal Collected on Loans Previously Charged Off                                       608           335           587
Net Additions to Premises and Equipment                                                (1,421)       (1,495)       (1,468)
-------------------------------------------------------------------------------- ------------- ------------- -------------
         Net Cash Used for Investing Activities                                      (145,022)      (65,808)      (75,881)
-------------------------------------------------------------------------------- ------------- ------------- -------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction,
   and Savings Accounts                                                                64,278        34,066        57,351
Net Decrease in Time Deposits                                                         (10,154)       (3,552)       (2,318)

Net (Decrease) Increase in Federal Funds Purchased                                    (15,997)       16,997          -
Net Increase (Decrease) in Federal Home Loan Bank Advances
      Advances                                                                         71,000          -             -
      Paydowns                                                                            (37)          (35)          (33)
Subordinated Debentures                                                                10,310          -             -
Stock Redemption                                                                       (1,468)       (5,006)         (488)
Cash Dividends                                                                         (4,878)       (4,544)       (4,056)
-------------------------------------------------------------------------------- ------------- ------------- -------------
         Net Cash Provided by Financing Activities                                    113,054        37,926        50,456
-------------------------------------------------------------------------------- ------------- ------------- -------------
         Decrease in Cash and Cash Equivalents                                        (17,774)       (9,932)      (10,784)
         Cash and Cash Equivalents at Beginning of Year                                53,574        63,506        74,290
-------------------------------------------------------------------------------- ------------- ------------- -------------
         Cash and Cash Equivalents at End of Year                                     $35,800       $53,574       $63,506
================================================================================ ============= ============= =============
Supplementary Data
Cash Payments made for Income Taxes                                                   $ 8,050       $ 7,200       $ 8,125
Interest Paid                                                                         $11,475       $14,260       $22,995
================================================================================ ============= ============= =============

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

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiaries, F & M Bancorp, Inc. and the Bank, along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. The investment in the Bank is carried at the Company's equity in the underlying net assets. Significant intercompany transactions have been eliminated in consolidation. F & M Bancorp, Inc. was created in March 2002 to protect the name F & M Bank, Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank. In December 2003, the Company formed a wholly owned subsidiary, FMCB Statutory Trust I. FMCB Statutory Trust I, is a non-consolidated subsidiary per generally accepted accounting principals (GAAP), and was formed for the sole purpose of issuing Trust Preferred Securities.

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

Earnings Per Share
Earnings per share amounts are computed by dividing net income by the weighted average number of common shares outstanding for the period. The weighted average number of shares outstanding as of December 31, 2003, 2002 and 2001 were 765,433, 774,066 and 791,125. Prior years have been restated for the 5% stock dividend paid in each of the years presented.

Segment Reporting
The Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is a community bank which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, the Company is not organized around discernable lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by the Company as of December 31, 2003.

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

Comprehensive Income
The Statement of Financial Accounting Standards, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income includes net income (loss) and changes in fair value of its available-for-sale investment securities, minimum pension liability adjustments and cash flow hedges.

2. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
The Company enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated AA or better. During 2003 and 2002, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities.

3. INVESTMENT SECURITIES
The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows:
(in thousands)

                                                                        Amortized      Gross  Unrealized  Fair/Book
                                                                                     --------------------
  December 31, 2003                                                        Cost        Gains      Losses     Value
--------------------------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies                                 $75,842      $  631       $  75    $76,398
  Obligations of States and Political Subdivisions                        27,850         965          21     28,794
  Mortgage-Backed Securities                                             108,661         600         308    108,953
  Other                                                                    9,296         524          -       9,820
--------------------------------------------------------------------------------------------------------------------
     Total                                                              $221,649      $2,720       $ 404    $223,965
====================================================================================================================
                                                                        Amortized      Gross  Unrealized  Fair/Book
                                                                                     --------------------
  December 31, 2002                                                        Cost        Gains      Losses     Value
  ------------------------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies                                 $26,584      $  400       $  -     $26,984
  Obligations of States and Political Subdivisions                        33,372       1,023          43     34,352
  Mortgage-Backed Securities                                             114,878       2,457          -     117,335
  Corporate Bonds                                                         17,579         124          -      17,703
  Other                                                                    9,432         257          -       9,689
--------------------------------------------------------------------------------------------------------------------
     Total                                                              $201,845      $4,261       $  43   $206,063
====================================================================================================================

The book values, estimated fair values and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                                          Book         Gross Unrealized      Fair
                                                                                    ---------------------
  December 31, 2003                                                       Value       Gains       Losses     Value
--------------------------------------------------------------------------------------------------------------------
  Obligations of States and Political Subdivisions                      $ 37,582      $ 924       $ 167     $38,339
  Other                                                                      375         25          -          400
--------------------------------------------------------------------------------------------------------------------
     Total                                                              $ 37,957      $ 949       $ 167     $38,739
====================================================================================================================
                                                                          Book         Gross Unrealized      Fair
                                                                                    ---------------------
  December 31, 2002                                                       Value       Gains       Losses     Value
--------------------------------------------------------------------------------------------------------------------
  Obligations of States and Political Subdivisions                      $ 27,351     $1,230         $ 2    $ 28,579
  Other                                                                      519         13          -         532
--------------------------------------------------------------------------------------------------------------------
     Total                                                              $ 27,870     $1,243         $ 2   $ 29,111
====================================================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 2003 and 2002 are shown below. Mortgage-Backed Securities are presented below based on expected maturities. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      After 1     After 5                  Total
  Securities Available-for-Sale                            Within       but         but         Over        Fair
  December 31, 2003 (in thousands)                         1 Year     Within 5   Within 10    10 years     Value
  ------------------------------------------------------------------------------------------------------------------
  Securities of U.S. Government Agencies                 $ 15,021     $61,377     $  -        $  -        $76,398
  Obligations of States and Political Subdivisions          6,066      20,577       1,193         958      28,794
  Mortgage-Backed Securities                                3,212      90,817      14,924                 108,953
  Other                                                     9,820        -           -           -          9,820
  ------------------------------------------------------------------------------------------------------------------
     Total                                               $ 34,119    $172,771     $16,117     $   958    $223,965
  ==================================================================================================================

                                                                      After 1     After 5                  Total
  Securities Held-to-Maturity                              Within       but         but         Over        Book
  December 31, 2003 (in thousands)                         1 Year     Within 5   Within 10    10 years     Value
  ------------------------------------------------------------------------------------------------------------------
  Obligations of States and Political Subdivisions        $ 6,147    $ 17,784    $ 11,402      $2,249    $ 37,582
  Other                                                      -           -           -            375         375
  ------------------------------------------------------------------------------------------------------------------
     Total                                                $ 6,147    $ 17,784    $ 11,402      $2,624    $ 37,957
  ==================================================================================================================

Proceeds from sales of securities available-for-sale were as follows:

(in thousands)                             Gross       Gross      Gross
                                          Proceeds     Gains      Losses
--------------------------------------- ----------- ------------ ---------
2003                                       $65,406     $1,096       $161
2002                                        24,862        276         -
2001                                         5,206         88         -

As of December 31, 2003, securities carried at $111,400,000 were pledged to secure public and other deposits as required by law. This amount at December 31, 2002 was $105,949,000.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans as of December 31, consisted of the following:
(in thousands)                                             2003        2002
-------------------------------------------------------------------------------
  Real Estate                                             $386,735   $322,074
  Real Estate Construction                                  77,115     66,467
  Home Equity                                               55,827     45,150
  Agricultural                                             134,862    109,130
  Commercial                                               136,955    135,877
  Consumer                                                  17,504     19,995
-------------------------------------------------------------------------------
                                                           808,998    698,693
  Less:  Unearned Income on Loans                           (2,092)    (2,018)
-------------------------------------------------------------------------------
  Total Loans                                             $806,906   $696,675
===============================================================================
  Non-Accrual Loans                                       $  2,367   $  2,897
===============================================================================

Changes in the allowance for loan losses consisted of the following:
 (in thousands)
                                                  2003        2002       2001
--------------------------------------------------------------------------------
  Balance, January 1                             $16,684    $12,709    $11,876
  Provision Charged to Operating Expense             625      4,926      1,000
  Recoveries of Loans Previously Charged Off         608        335        587
  Loans Charged Off                                 (697)    (1,286)      (754)
--------------------------------------------------------------------------------
  Balance, December 31                           $17,220    $16,684    $12,709
================================================================================

All impaired loans have been assigned a related allowance for credit losses. As of December 31, 2003 and 2002, the total recorded investment in impaired loans was $2,367,000 and $2,897,000, respectively. The related allowance for impaired loans was $861,000 and $1,289,000 for the years ended 2003 and 2002, respectively. The average balance of impaired loans was $3.0 million, $4.7 million and $1.1 million for the years ended 2003, 2002 and 2001, respectively. There was no interest income reported on impaired loans in 2003, 2002 and 2001. Interest income forgone on loans placed on nonaccrual status was $356,000, $331,000 and $26,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Pledged loans totaling $275,055,000 were used to secure Federal Home Loan Bank advances of $71,000,000 and the unused commitments.


5. PREMISES AND EQUIPMENT
Premises and equipment as of December 31, consisted of the following:

  (in thousands)                                      2003        2002
-------------------------------------------------------------------------
  Land and Buildings                                 $16,535    $16,023
  Furniture, Fixtures and Equipment                   14,481     15,464
  Leasehold Improvements                               1,064      1,062
-------------------------------------------------------------------------
                                                      32,080     32,549
  Less:  Accumulated Depreciation and Amortization    20,871     21,207
-------------------------------------------------------------------------
     Total                                           $11,209    $11,342
=========================================================================

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,554,000, $1,585,000 and $1,592,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Total rental expense for premises were $255,000, $248,000 and $212,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Rental income was $81,000, $73,000 and $70,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

6. OTHER REAL ESTATE
The Bank reported no other real estate at December 31, 2003 and 2002. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or estimated net realizable value determined at the date acquired. Losses arising from the acquisition of these properties are charged against the allowance for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.

7. TIME DEPOSITS
Time Deposits of $100,000 or more were as follows:
(in thousands)
                                                December 31,
                                              2003        2002
-----------------------------------------------------------------
  Balance                                   $156,586    $148,005
=================================================================

At December 31, 2003, the scheduled maturities of time deposits were as follows:
                                                                     Scheduled
(in thousands)                                                      Maturities
-------------------------------------------------------------------------------
2004                                                                  $267,942
2005                                                                    19,022
2006                                                                    21,500
2007                                                                      -
2008                                                                      -
Thereafter                                                                -
-------------------------------------------------------------------------------
   Total                                                              $308,464
===============================================================================

8. INCOME TAXES
Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:
  (in thousands)                          2003        2002        2001
  -----------------------------------------------------------------------
  Current
     Federal                              $6,235      $5,506      $5,673
     State                                 2,535       2,384       2,186
  -----------------------------------------------------------------------
      Total Current                        8,770       7,890       7,859
  -----------------------------------------------------------------------
  Deferred
     Federal                                (493)       (503)        (33)
     State                                  (234)       (333)        ( 5)
  -----------------------------------------------------------------------
      Total Deferred                        (727)       (836)        (38)
  -----------------------------------------------------------------------
        Total Provision for Taxes         $8,043      $7,054      $7,821
  =======================================================================

The total provision for income taxes differs from the federal statutory rate as follows: (in thousands)

                                                     2003                    2002                    2001
                                              Amount       Rate       Amount       Rate       Amount       Rate
-------------------------------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate       $7,986       35.0 %     $7,165       35.0 %     $7,048       35.0 %
Interest on Obligations of States
   and Political Subdivisions
   Exempt from Federal Taxation                 (933)      (4.0)%       (806)      (3.9)%       (658)      (3.3)%
State and Local Income Taxes,
   Net of Federal Income Tax Benefit           1,496        6.5 %      1,333        6.5 %      1,418        7.0 %
Bank Owned Life Insurance                       (576)      (2.5)%       (523)      (2.6)%       -            -
Other, Net                                        70        0.0 %       (115)      (0.6)%         13        0.1 %
-------------------------------------------------------------------------------------------------------------------
   Total Provision for Taxes                  $8,043       35.0 %     $7,054       34.4 %     $7,821       38.8 %
===================================================================================================================

The components of the net deferred tax assets as of December 31 are as follows:

(in thousands)                                                                                   2003        2002
-------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets
   Allowance for Loan Losses                                                                   $ 7,240      $7,015
   Accrued Liabilities                                                                             391         507
   Deferred Compensation                                                                         1,320       1,160
   Unrealized Loss on Minimum Pension Liability                                                  1,441         531
   State Franchise Tax                                                                             887         834
   Interest on Non-Accrual Loans                                                                   150          80
-------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Assets                                                                 11,429      10,127
-------------------------------------------------------------------------------------------------------------------

Deferred Tax Liabilities
   Depreciation                                                                                  (401)       (214)
   Unrealized Gain on Securities Available-for-Sale                                              (974)     (1,774)
   Securities Accretion                                                                          (636)       (933)
   Pension                                                                                       (857)     (1,079)
   Other                                                                                         (250)       (253)
-------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Liabilities                                                           (3,118)     (4,253)
-------------------------------------------------------------------------------------------------------------------
         Net Deferred Tax Assets                                                               $8,311      $5,874
===================================================================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets.

9. SHORT TERM BORROWINGS
As of December 31, 2003 and 2002, the Company had unused lines of credit available for short term liquidity purposes of $370 million and $284 million, respectively. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.

10. FEDERAL HOME LOAN BANK ADVANCES
The Company's advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,

 (in thousands)                                                                                  2003       2002
-------------------------------------------------------------------------------------------------------------------
5.35% note payable due February 4, 2008 with interest due quarterly, callable February 2,      $25,000    $25,000
2003 and quarterly thereafter.

5.38% note payable due August 12, 2008 with interest due quarterly, callable August 12,         15,000     15,000
2003 and quarterly thereafter.

5.60% amortizing note, interest and principal payable monthly with final maturity of               928        965
September 25, 2018.
1.13% fixed rate credit advance, interest payable monthly with a maturity of February 2,        71,000        -
2004.
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                      $111,928    $40,965
===================================================================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the Company and by agency and mortgage-backed securities, classified as available-for-sale, with carrying values of $42,278,913. Pledged loans totaling $275,055,000 were used to secure Federal Home Loan Bank advances of $71,000,000 and the unused commitments.

11. SHAREHOLDERS' EQUITY
Beginning in 1975 and continuing through 2003, the Company has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the State Department of Financial Institutions. These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 2003, the Bank could declare dividends of $20,840,000 without approval of the California State Banking Department. These regulations apply to all California state chartered banks.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.


As of September 30, 2003, the most recent notification from the Federal Reserve Bank categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories.

                                                                                                 Well Capitalized
                                                                            Regulatory Capital     Under Prompt
(in thousands)                                               Actual           Requirements       Corrective Action
December 31, 2003                                        Amount    Ratio    Amount     Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $123,825   12.39%   $79,966     8.0%     $99,958    10.0%
Total Consolidated Capital to Risk Weighted Assets      $132,751   13.24%   $80,189     8.0%       N/A        N/A
Tier I Bank Capital to Risk Weighted Assets             $111,272   11.13%   $39,983     4.0%     $59,975     6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $120,164   11.99%   $40,095     4.0%       N/A        N/A
Tier I Bank Capital to Average Assets                   $111,272    9.91%   $44,908     4.0%     $56,135     5.0%
Tier I Consolidated Capital to Average Assets           $120,164   10.67%   $45,036     4.0%       N/A        N/A

December 31, 2002                                        Amount    Ratio    Amount     Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $108,191   11.73%   $73,766     8.0%     $92,208    10.0%
Total Consolidated Capital to Risk Weighted Assets      $113,370   12.25%   $74,058     8.0%       N/A        N/A
Tier I Bank Capital to Risk Weighted Assets             $  96,602  10.48%   $36,883     4.0%     $55,325     6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $101,735   10.99%   $37,029     4.0%       N/A        N/A
Tier I Bank Capital to Average Assets                   $  96,602   9.84%   $39,259     4.0%     $49,074     5.0%
Tier I Consolidated Capital to Average Assets           $101,735   10.32%   $39,439     4.0%       N/A        N/A

12. EMPLOYEE BENEFIT PLANS
The Company, through the Bank, sponsors a defined benefit Pension Plan (the
Plan) that covers employees of Farmers & Merchants Bank of Central California. Effective June 9, 2001 the Plan was amended to freeze the benefit accruals in the Plan. With the exception of employees who had reached age 55 and who had accumulated 10 years of Plan service, the effect of the amendment was to freeze the participants' monthly pension benefit. Employees who had reached age 55 and had accumulated 10 years of Plan service as of December 31, 2000 will continue to accrue benefits under the Plan. The Bank uses a December 31 measurement date for the Plan.

The Plan provides benefits, up to a maximum stated in the Plan, based on each covered employee's years of service and highest five-year average compensation earned while a participant in the Plan. Plan benefits are fully vested after five years of Plan service.
The Company's funding policy is to contribute annually an amount that is not less than the ERISA minimum funding requirement and not in excess of the maximum tax-deductible contribution as developed in accordance with the aggregate cost method. The Bank expects to contribute $222 thousand to its Pension Plan in 2004.

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                                                                    2003      2002
-------------------------------------------------------------------------------------------------------------------
Benefit Obligation at Beginning of Year                                                          $3,541    $3,502
Service Cost                                                                                         52        33
Interest Cost                                                                                       224       222
Benefits Paid                                                                                      (920)     (695)
Increase Due to Actuarial Loss and Assumption Change                                              2,472       479
-------------------------------------------------------------------------------------------------------------------
    Total Benefit Obligation at End of Year                                                      $5,369    $3,541
===================================================================================================================
The Change in Plan Assets are as follows: (in thousands)                                          2003      2002
-------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                                                   $3,104    $4,444
Employer Contribution                                                                             1,974      -
Benefits Paid                                                                                      (920)     (695)
Actual Return on Plan Assets                                                                         33      (645)
-------------------------------------------------------------------------------------------------------------------
    Total Fair Value of Plan Assets at End of Year                                               $4,191    $3,104
===================================================================================================================

During 2003, management changed from using an annuity payout assumption to a lump-sum payout assumption in calculating the projected benefit obligation to more closely mirror the anticipated benefit payment stream. This change in estimate is reflected as an actuarial loss and increased the benefit obligation by approximately $2.0 million in 2003.

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31:

(in thousands)                                                                                    2003      2002
-------------------------------------------------------------------------------------------------------------------
Benefit Obligation                                                                              $ 5,369    $3,541
Fair Value of Plan Assets                                                                         4,191     3,104
-------------------------------------------------------------------------------------------------------------------
Funded Status                                                                                    (1,178)     (437)
Unrecognized Net Loss                                                                             3,524     1,348
Cumulative Adjustment Required to Recognize Minimum Liability                                    (3,429)   (1,262)
-------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                    $(1,083)   $ (351)
===================================================================================================================
Amounts Recognized: (in thousands)
-------------------------------------------------------------------------------------------------------------------
Prepaid Benefit Cost                                                                            $  -       $  -
Accrued Benefit Liability                                                                        (1,083)     (351)
Intangible Asset                                                                                   -          -
-------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                    $(1,083)   $ (351)
===================================================================================================================

The accumulated benefit obligation for the defined benefit Pension Plan was $5.3 million and $3.3 million at December 31, 2003 and 2002, respectively.

The components of the net periodic benefit costs are as follows:

(in thousands)                                                                        2003        2002        2001
--------------------------------------------------------------------------------------------------------------------
Service Cost                                                                        $   52      $   33       $ 247
Interest Cost                                                                          224         222         284
Expected Return on Plan Assets                                                        (127)       (217)       (414)
Amortization of
   Unrecognized Prior Service Cost                                                      -           (1)         (3)
   Unrecognized Net Loss                                                               377          13          23
--------------------------------------------------------------------------------------------------------------------
   Total Net Periodic Benefit Cost                                                  $  526      $   50       $ 126
====================================================================================================================
Increase in minimum liability included in other comprehensive income                $2,167      $1,262         -
====================================================================================================================

Weighted-average assumptions used to determine benefit obligations at December
31,
                                                               2003       2002
-------------------------------------------------------------------------------
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                                6.25%*     6.75%
Rate of Compensation Increase                                  4.00%      4.00%
===============================================================================

Weighted-average assumptions used to determine net benefit cost for years ended December 31,
                                                    2003        2002      2001
-------------------------------------------------------------------------------
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                     6.75%*      7.25%     7.25%
Expected Return on Plan Assets                      3.00%       6.00%     9.00%
Rate of Compensation Increase                       4.00%       4.00%     4.00%
===============================================================================

* The Discount Rate (Settlement Rate) selected by the Bank as of December 31, 2003 was 6.25% and 6.75% as of December 31, 2002. The value of Benefit Obligations for years after 2002 takes into account the Discount Rate and the 30-Year Treasury Securities Rate used to determine the value of a participant's benefit under the Plan. That rate was 4.96% during 2003 and will change to 5.12% for 2004.

The Bank utilized a 3% Expected Return on Plan assets during 2003 since it had invested the majority of Plan assets in bank accounts or money market funds. Beginning in November 2003, the Bank retained the services of a professional money manager to invest the Plan assets. Both the Bank and the money manager believe that obtaining a long-term expected return of 6% is reasonable given the projected cash flows of the Plan.

The Bank's Pension Plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:
(in thousands)                                           2003      2002
------------------------------------------------------------------------
Savings Deposit                                           50%       14%
Certificates of Deposit                                   30%        8%
Money Market Funds                                        11%        9%
Bonds                                                      4%        0%
Equity Securities                                          2%        0%
Mutual Funds                                               3%       69%
------------------------------------------------------------------------
    Total                                                100%      100%
========================================================================

As previously discussed, in November 2003 the Bank retained the services of a professional money manager to invest Plan assets. The trustees of the Plan developed an investment strategy that considers projected future cash flow requirements of Plan participants and invests the Plan assets in a mix of equity and debt securities. Only investment grade bonds are considered for investment. As of December 31, 2003 and 2002 the Plan assets are invested as follows:

(in thousands)                                           2003       2002
---------------------------------------------------------------------------
Corporate Bonds                                           13%         0%
Government Bonds                                          43%         0%
Equity Securities                                         24%         0%
Savings Deposits                                           0%        18%
Money Market Funds                                        20%        25%
Mutual Funds                                               0%        57%
---------------------------------------------------------------------------
    Total                                                100%       100%
===========================================================================
This mix may change as projected cash flows or market conditions change.

Substantially all full-time employees of the Bank with one or more years of service also participate in a defined contribution Profit Sharing Plan and a Money Purchase Plan.

Contributions to the Profit Sharing Plan are made at the discretion of the Board of Directors and the Board can terminate the Profit Sharing Plan at any time. The Bank contributed $635,000, $625,000 and $545,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the Profit Sharing Plan. The Bank does not match employee contributions within the 401(k) feature of the Profit Sharing Plan.

The Money Purchase Plan was established January 1, 2001 to replace the defined benefit Pension Plan that was frozen effective June 9, 2001. Substantially all full-time employees of the Bank participate in the Money Purchase Plan, with the exception of employees who have reached age 55 and who have accumulated 10 years of service and are continuing to accrue benefits in the defined benefit Pension Plan. Contributions to the Money Purchase Plan are made according to a predetermined set of criteria. The Board can terminate the Money Purchase Plan at any time. The Bank contributed $575,000, $522,000 and $491,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Effective January 20, 2004 for the plan year beginning January 1, 2004, solely for administrative purposes the Bank combined the Money Purchase and Profit Sharing Plans into one plan, called the Profit Sharing Plan. All benefits remain the same as under the individual plans.

The Bank sponsors a Deferred Bonus Plan for certain employees. Deferred bonuses are granted and benefits accumulate based on the cumulative profits during the employee's participation period. The Bank contributed $213,000, $222,000 and $175,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Beginning in 2003, the Bank sponsored an Indexed Retirement Plan for certain employees. The plan is designed to provide participants with supplemental non-qualified retirement income. The Bank contributed $270,000 for the year ended December 31, 2003.

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

                                                          2003                       2002
                                                  Carrying     Estimated     Carrying     Estimated
ASSETS: (in thousands)                             Amount      Fair Value     Amount      Fair Value
--------------------------------------------- ------------- ------------- ------------ -------------
Cash and Cash Equivalents                          $35,800       $35,800     $ 53,574      $ 53,574
Investment Securities Held-to-Maturity              37,957        38,739       27,870        29,111
Investment Securities Available-for-Sale           223,965       223,965      206,063       206,063
Loans, Net of Unearned Income                      806,906       812,067      696,675       697,351
Less:  Allowance for Loan Losses                    17,220        17,220       16,684        16,684
Loans, Net of Allowance                            789,686       795,227      679,991       680,667
LIABILITIES:
Deposits:
    Noninterest-bearing                            223,000       223,000      205,997       205,997
    Interest-bearing                               681,349       682,880      644,228       647,291
Federal Home Loan Bank Advances                    111,928       115,706       40,965        45,671
Subordinated Debentures                             10,310        10,348         -             -

The methods and assumptions used to estimate the fair value of each class of financial instrument listed in the table above are explained below.

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold are a reasonable estimate of fair value.

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

Deposit liabilities: The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31, 2003 and 2002. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities.

Borrowings: The fair value of federal funds purchased and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

Limitations: Fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented above.

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

In 2003 the Company terminated a no cost collar with a notional amount of $40 million on both an interest rate floor and cap. The no cost collar was accounted for as a cash flow hedge. As a result of this termination, the Company recorded a gain of $48 thousand in 2003. Amortization of the remaining deferred gain will be $132 thousand in 2004.

During November 2003, the Company entered into a $20 million, two year interest rate swap agreement maturing November 4, 2005. During December 2003, the Company entered into a $12 million, three year interest rate swap maturing December 8, 2006. The new interest rate swap agreements effectively convert $32 million of the Company's variable rate loans to a fixed rate in conjunction with its ongoing rate management strategy to limit exposure to declining interest rates. The interest rate swaps receive a fixed rate of 4.98% and 5.76% respectively, and pay a floating rate based on Prime.

As required, the Company records in the balance sheet the interest rate swaps at fair value. Because the transactions meet the criteria for a cash-flow hedge, changes in fair value are reported in other comprehensive income. In the event that a portion of the hedge becomes ineffective, the ineffective portion of the derivative's change in fair value will be immediately recognized in earnings.

15. COMMITMENTS AND CONTINGENCIES
In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These instruments include commitments to extend credit, letters of credit and financial guarantees that are not reflected in the Consolidated Balance Sheets.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $12,218,000 at December 31, 2003, and $15,635,000 at December 31, 2002. Outstanding standby letters of credit had original terms ranging from 4 to 110 months with final expiration in 2007. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $308,436,000 and $269,211,000 as of December 31, 2003 and 2002, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company does not anticipate any loss as a result of these transactions.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2003 were $251,000, $157,000, $89,000, $47,000, and $47,000 for the years 2004 to 2008 and
$54,000 thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 2003 or at December 31, 2003 and 2002.

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

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 2003, were as follows:

(in thousands)
-----------------------------------------------------------------------
Loan Balances December 31, 2002                                 $2,415
   Disbursements During 2003                                     8,454
   Loan Reductions During 2003                                   8,036
-----------------------------------------------------------------------
Loan Balances December 31, 2003                                 $2,833
=======================================================================

17. RECENT ACCOUNTING DEVELOPMENTS
Derivative Instruments and Hedging Activities
In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). The provisions of SFAS No.149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments.

SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No.149 should be applied prospectively.

The adoption of SFAS No. 149 did not have a material impact on the Company's financial condition or operating results.

Certain Financial Instruments with Characteristics of both Liabilities and
Equity
In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance.

Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The adoption of SFAS No. 150 did not have a material impact on the Company's financial condition or operating results.

Consolidation of Variable Interest Entities
In January 2003, the FASB issued FIN 46. FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed.

FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

FIN 46 may have an impact on the treatment of the trust preferred securities we have issued and ability for those instruments to continue to provide the Company with Tier 1 capital. FIN 46 prevents the Company from consolidating the trust entity that issued these trust preferred securities. The Federal Reserve has issued regulations which allow for the inclusion of these instruments in Tier 1 capital regardless of the impact of FIN 46 on the consolidation of the trusts. There remains the potential that this determination by the Federal Reserve may be changed at a later date. We do not expect FIN 46 to have any other material impact on the Company's financial condition or operating results.

18. PARENT COMPANY FINANCIAL INFORMATION
The financial information below is presented as of December 31, 2003 and December 31, 2002.

                           Farmers & Merchants Bancorp
                                  Balance Sheet

(in thousands)                                                                   2003        2002
----------------------------------------------------------------------------------------------------
Cash                                                                           $  6,905     $ 1,597
Investment in Farmers and Merchants Bank of Central California                  111,272      96,601
Investment Securities                                                             1,296       3,104
Loans                                                                               335        -
Other Assets                                                                      1,119         491
----------------------------------------------------------------------------------------------------
   Total Assets                                                                $120,927    $101,793
====================================================================================================

Liabilities                                                                    $ 10,484        -
Shareholders' Equity                                                            110,443     101,793
----------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                                  $120,927    $101,793
====================================================================================================

                           Farmers & Merchants Bancorp
                                Income Statement
                       for the period ending December 31,

                                                                                 2003        2002        2001
--------------------------------------------------------------------------------------------------------------------
Equity Earnings in Farmers and Merchants Bank of Central California            $ 15,203   $ 13,561    $ 12,538
Interest Income                                                                      78        167          42
Other Expenses, Net                                                                (506)      (309)       (263)
--------------------------------------------------------------------------------------------------------------------
   Net Income                                                                  $ 14,775   $ 13,419    $ 12,317
====================================================================================================================

                           Farmers & Merchants Bancorp
                             Statement of Cash Flows
                       for the period ending December 31,

                                                                                 2003        2002        2001
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                     $14,775     $13,419      $12,317
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
  Equity in Undistributed Net Earnings from Subsidiary                         (12,442)     (5,460)      (2,938)
  Net Increase in Interest Receivable and Other Assets                            (448)       (200)        (161)
  Net Increase in Interest Receivable and Other Liabilities                        174        -            -
--------------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                                   2,059       7,759        9,218
--------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Securities Purchased                                                            (393)        (47)      (4,291)
  Securities Sold or Matured                                                        13       1,423          254
  Net Loans Originated                                                            (335)         87           27
--------------------------------------------------------------------------------------------------------------------
     Net Cash (Used) Provided by Investing Activities                             (715)      1,463       (4,010)
--------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Subordinated Debentures Issued                                                10,310        -           -
  Stock Redemption                                                              (1,468)     (5,006)        (488)
  Cash Dividends                                                                (4,878)     (4,544)      (4,056)
--------------------------------------------------------------------------------------------------------------------
     Net Cash (Used) Provided by Financing Activities                            3,964      (9,550)      (4,544)
--------------------------------------------------------------------------------------------------------------------
     Increase in Cash and Cash Equivalents                                       5,308        (328)         664
     Cash and Cash Equivalents at Beginning of Year                              1,597       1,925        1,261
--------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Year                                      $ 6,905     $ 1,597      $ 1,925
====================================================================================================================

19.  LONG-TERM SUBORDINATED DEBENTURES
In December 2003, the Company formed a wholly owned Connecticut statutory business trust, FMCB Statutory Trust I ("Statutory Trust I"), which issued $10,000,000 of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures (the "Trust Preferred Securities"). These debentures qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of Statutory Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by FMCB Statutory Trust to purchase $10,310,000 of junior subordinated debentures of the Company, which carry a floating rate based on three-month LIBOR plus 2.85%. The debentures represent the sole asset of Statutory Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 2.85% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Statutory Trust I, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Statutory Trust I. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on December 17, 2033, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Statutory Trust I, in whole or in part, on or after December 17, 2008. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

Five Year Financial Summary of Operations
(in thousands, except per share data)

                                                          2003         2002          2001        2000        1999
--------------------------------------------------------------------------------------------------------------------
  Total Interest Income                                   $ 54,884      $54,238     $63,530     $66,127     $56,055
  Total Interest Expense                                    11,073       13,596      23,280      24,757      18,862
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                       43,811       40,642      40,250      41,370      37,193
  Provision for Loan Losses                                    625        4,926       1,000       2,800       1,700
  ------------------------------------------------------------------------------------------------------------------
  Net Interest Income After
     Provision for Loan Losses                              43,186       35,716      39,250      38,570      35,493
  Total Non-Interest Income                                 12,918       13,866       8,374       6,648       5,658
  Total Non-Interest Expense                                33,286       29,109      27,486      27,548      27,021
  ------------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                22,818       20,473      20,138      17,670      14,130
  Provision for Income Taxes                                 8,043        7,054       7,821       6,650       4,914
  ------------------------------------------------------------------------------------------------------------------
     Net Income                                           $ 14,775      $13,419     $12,317     $11,020     $ 9,216
  ==================================================================================================================

  Balance Sheet Data
  Total Assets                                          $1,148,565   $1,021,907    $970,883    $905,551    $819,881
  Loans                                                    806,906      696,675     602,169     497,397     413,409
  Allowance for Loan Losses                                 17,220       16,684      12,709      11,876       9,787
  Investment Securities                                    261,922      233,933     275,550     320,654     346,855
  Deposits                                                 904,349      850,225     819,711     764,678     685,143
  Federal Home Loan Bank Advances                          111,928       40,965      41,000      41,033      41,064
  Shareholders' Equity                                     109,605      103,565     100,736      90,883      80,201

  Selected Ratios
  Return on Average Assets                                   1.36%        1.41%       1.35%       1.29%       1.19%
  Return on Average Equity - Net of Accumulated             13.88%       13.51%      13.14%      12.38%      10.95%
    Other Comprehensive Income
  Dividend Payout  Ratio                                    33.02%       33.86%      32.93%      33.66%      36.30%
  Average Loan to Average Deposits                          85.29%       79.71%      68.37%      59.96%      52.93%
  Average Equity - Net of Accumulated Other                  9.83%       10.43%      10.25%      10.40%      10.86%
     Comprehensive Income - to Average Assets
  Period-end Shareholders' Equity to Total Assets            9.54%       10.13%      10.38%      10.04%       9.78%

 Per Share Data
 Net Income (1)                                            $19.30       $17.34      $15.57       $13.88      $11.53
 Cash Dividends Declared                                    $6.20       $ 6.00       $5.45       $ 5.00       $4.50

(1) Net Income per share is based on the weighted average number of shares outstanding of 765,433, 774,066, 791,125, 793,959 and 799,081 for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)

                                                            First      Second       Third       Fourth
  2003                                                     Quarter     Quarter     Quarter      Quarter      Total
  -----------------------------------------------------------------------------------------------------------------
  Total Interest Income                                    $13,199     $13,870     $13,775     $14,040     $54,884
  Total Interest Expense                                     2,878       2,947       2,710       2,538      11,073
  -----------------------------------------------------------------------------------------------------------------
  Net Interest Income                                       10,321      10,923      11,065      11,502      43,811
  Provision for Loan Losses                                    200         125         150         150         625
  -----------------------------------------------------------------------------------------------------------------
  Net Interest Income After
     Provision for Loan Losses                              10,121      10,798      10,915      11,352      43,186
  Total Non-Interest Income                                  2,951       3,187       3,210       3,570      12,918
  Total Non-Interest Expense                                 7,749       8,320       8,072       9,145      33,286
  -----------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                 5,323       5,665       6,053       5,777      22,818
  Provision for Income Taxes                                 1,922       2,021       2,173       1,927       8,043
  -----------------------------------------------------------------------------------------------------------------
     Net Income                                            $ 3,401     $ 3,644     $ 3,880     $ 3,850     $14,775
  =================================================================================================================

  Earnings Per Share (1)                                   $  4.43     $  4.76     $  5.08     $  5.04     $ 19.30
  =================================================================================================================
  2002
  -----------------------------------------------------------------------------------------------------------------
  Total Interest Income                                    $13,685     $13,554     $13,564     $13,435     $54,238
  Total Interest Expense                                     3,884       3,423       3,218       3,071      13,596
  -----------------------------------------------------------------------------------------------------------------
  Net Interest Income                                        9,801      10,131      10,346      10,364      40,642
  Provision for Loan Losses                                    200         300         500       3,926       4,926
  -----------------------------------------------------------------------------------------------------------------
  Net Interest Income After
     Provision for Loan Losses                               9,601       9,831       9,846       6,438      35,716
  Total Non-Interest Income                                  2,204       2,951       2,731       5,980      13,866
  Total Non-Interest Expense                                 6,946       7,559       7,152       7,452      29,109
  -----------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                 4,859       5,223       5,425       4,966      20,473
  Provision for Income Taxes                                 1,797       1,903       1,980       1,374       7,054
  -----------------------------------------------------------------------------------------------------------------
     Net Income                                            $ 3,062     $ 3,320     $ 3,445     $ 3,592     $13,419
  =================================================================================================================
  Earnings Per Share (1)                                   $  3.91     $  4.30     $  4.47     $  4.66     $ 17.34
  =================================================================================================================

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 2003, 2002 and 2001, $2.10, $2.00 and $1.95 per share, respectively, and for December 2003, 2002, and 2001, $4.10, $4.00 and $3.50 per share, respectively. Based on information from shareholders and from Company stock transfer records, the prices paid in 2003, 2002 and 2001 ranged from $225.00 to $375.00 per share.

(1) Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, real estate, consumer, and other lending activities; (iv) changes in federal and state banking laws or regulations; (v) competitive pressure in the banking industry; (vi) changes in governmental fiscal or monetary policies; (vii) uncertainty regarding the economic outlook resulting from the continuing war on terrorism, as well as actions taken or to be taken by the U.S. or other governments as a result of further acts or threats of terrorism; (viii) dividend restrictions; (ix) asset/liability pricing risks and liquidity risks; (x) changes in the securities markets; (xi) certain operational risks involving data processing systems or fraud; (xii) the State of California's fiscal difficulties; and (xiii) other external developments which could materially impact the Company's operational and financial performance.

Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Introduction

Farmers & Merchants Bancorp is a bank holding company formed March 10, 1999. Its subsidiary, Farmers & Merchants Bank of Central California is a California state-chartered bank formed in 1916. The Bank services the northern Central Valley of California with 18 banking offices. The service area includes Sacramento, San Joaquin, Stanislaus and Merced Counties with branches in Sacramento, Elk Grove, Galt, Lodi, Stockton, Linden, Modesto, Turlock and Hilmar.

Substantially all of the Company's business activities are conducted within its market area.

This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report.

Overview

The Five Year Period: 1999 through 2003
The following table presents key performance data for the Company over the past five years.

(in thousands, except per share data)

Financial Performance Indicator                       2003           2002          2001           2000         1999

Net Income                                      $    14,775    $    13,419      $ 12,317       $ 11,020     $  9,216

Total Assets                                    $ 1,148,565    $ 1,021,907      $970,883       $905,551     $819,881
Total Loans                                     $   806,906    $   696,675      $602,169       $497,397     $413,409
Total Deposits                                  $   904,349    $   850,225      $819,711       $764,678     $685,143
Total Shareholders' Equity                      $   109,605    $   103,565      $100,736       $ 90,883     $ 80,201
Total Risk-Based Capital Ratio                       13.24%         12.25%        13.76%         15.41%       16.92%

Non-Performing Loans as a % of Total Loans            0.32%          0.42%         0.40%          0.30%        0.61%
Net Charge-Offs to Average Loans                      0.01%          0.15%         0.03%          0.16%        0.14%
Loan Loss Allowance as a % of Total Loans             2.13%          2.39%         2.11%          2.39%        2.37%

Return on Average Equity (1)                         13.88%         13.51%        13.14%         12.38%       10.95%
Earnings Per Share (2)                          $     19.30    $     17.34      $  15.57       $  13.88     $  11.53
Cash Dividends Per Share (2)                    $      6.20    $      6.00      $   5.45       $   5.00     $   4.50
Cash Dividends Declared (3)                     $     4,736    $     4,404      $  3,923       $  3,609     $  3,273
# Shares Repurchased During Year                      5,732         20,749         2,053          5,994        2,306
Average Share Price of Repurchased Shares       $       256    $       241      $    238       $    210     $    175
High Stock Price - Fourth Quarter               $    375.00    $    300.00      $ 250.00       $ 245.00     $ 210.00
Low Stock Price - Fourth Quarter                $    300.00    $    250.00      $ 250.00       $ 240.00     $ 210.00
-------------------------------------------------------

(1) Equity is calculated net of accumulated other comprehensive income.
(2) Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years.
(3) Not including cash paid in lieu of fractional shares related to the stock dividend. These payments totaled $587,000 over the five year period.

During the five year period 1999 through 2003, the Company's operating performance improved every year.

o    Annual net income increased 61% to $14.8 million from $9.2 million.

o    Earnings Per Share increased 67% to $19.30 from $11.53.

o    Total assets increased 40% to $1.1 billion.

o    Total loans increased 95% to $806.9 million.

Importantly, during this period of asset and earnings growth.

o The Company's risk based capital ratio has remained above the 10% level that federal and state banking regulators require for banks to be considered "well capitalized" (see Financial Condition - Capital).

o The Bank's asset quality has remained strong, as reflected by net charge-offs never exceeding 0.16% of average loans in any year and non-performing loans totaling 0.32% of total loans at December, 31, 2003 (see Financial Condition - Non-Performing Assets).

o The Bank's allowance for loan losses has been maintained at above 2% of total loans, providing a strong reserve for future loan losses (see Results of Operations - Provision and Allowance for Loan Losses).

As a result of this strong earnings performance, capital position and asset quality, shareholders have benefited well in excess of overall stock market returns over the past five years.

o Return on Average Equity has increased every year from 10.95% in 1999 to 13.88% in 2003.

o Cash Dividends per Share have increased 38% since 1999, and totaled $27.15 per share over the five year period.

o The market price of the Company's stock has increased $225 per share from a high of $150 in the fourth quarter of 1998 to a high of $375 in the fourth quarter of 2003. This increase in shareholder value has been further enhanced by the 5% stock dividend declared in each year, resulting in the average shareholder owning approximately 126 shares at December 31, 2003 for every 100 shares they owned at December 31, 1998.

o The combination of cash dividends, stock dividends, cash payments in lieu of fractional shares from stock dividends and increase in market value of the stock has provided investors with a total return exceeding 230% during the five year period. In our opinion, this compares very favorably to overall stock market returns as represented by the AMEX Market Index and the Media General Index of Banks and Bank Holding Companies (see Performance Graph in the Company's definitive proxy statement for the 2004 Annual Meeting of Shareholders).

o The total market capitalization of the Company has increased by $192 million over the five year period.

As part of an overall capital management program, in 1998 the Board approved a stock repurchase program. Since 1999, the Company has repurchased over 36,000 shares for total consideration of $8.6 million. The Company will continue to repurchase shares when it believes it is in the best long-term interest of shareholder value.

The Current Year: 2003
At the completion of our 87th year, management and the Board are pleased to report the highest net income in the Company's history. As of December 31, 2003, Farmers & Merchants Bancorp reported net income of $14.8 million, earnings per share of $19.30, return on average assets of 1.36% and return on average equity of 13.88% (net of accumulated other comprehensive income).

The Company's continuing strong earnings performance in 2003 was due to a combination of (1) growth in earning assets, (2) improvement in the mix of earning assets as reflected by an increase in loans as a percentage of average earning assets, (3) reduction in the provision for loan losses, and (4) continued strong expense control as reflected in an efficiency ratio of 58%. These factors combined to offset a decline in the Bank's net interest margin as a result of continued declines in interest rates during the first half of 2003.

The following is a summary of the financial accomplishments achieved during 2003.

o    Net income increased 10.1% to $14.8 million from $13.4 million.

o    Earnings per share increased 11.3% to $19.30 from $17.34.

o    Net interest income increased 7.8% to $43.8 million from $40.6 million.

o    Total assets increased 12.4% to $1.15 billion from $1.02 billion.

o Investment securities increased 11.9% to $261.9 million from $233.9 million.

o    Gross loans increased 15.8% to $806.9 million from $696.7 million.

o    Total deposits increased 6.4% to $904.3 million from $850.2 million.

o Total shareholders' equity increased 5.8% to $109.6 million, after dividends of $4.7 million, stock buybacks of $1.5 million and a decline in Accumulated Other Comprehensive Income of $1.3 million.

o    Total market capitalization increased $67 million.

RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and its subsidiaries' performance during 2003 and 2002, the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

Net Interest Income
Net interest income is the amount by which the interest and fees on loans and other interest earning assets exceed the interest paid on interest bearing sources of funds. For the purpose of analysis, the interest earned on tax-exempt investments and municipal loans is adjusted to an amount comparable to interest subject to normal income taxes. This adjustment is referred to as "taxable equivalent" adjustment and is noted wherever applicable. Interest income and expense are affected by changes in the volume and mix of average interest earning assets and average interest bearing liabilities, as well as fluctuations in interest rates. Therefore, increases or decreases in net interest income are analyzed as changes in volume, changes in rate and changes in the mix of assets and liabilities.

The Company's earning assets and rate sensitive liabilities are subject to repricing at different times, which exposes the Company to income fluctuations when interest rates change. In order to minimize income fluctuations, the Company attempts to match asset and liability maturities. However, some maturity mismatch is inherent in the asset and liability mix. See Market Risk-Interest Rate Risk.

Net interest income increased 7.8% to $43.8 million during 2003. During 2002, net interest income was $40.6 million, representing an increase of 1.0% from 2001. On a taxable equivalent basis, net interest income increased 8.1% and totaled $45.4 million during 2003, compared to $42.0 million for 2002. In 2001, on a taxable equivalent basis, net interest income decreased 2.9% or $1.2 million from that of 2000. The primary reason for the increase in net interest income during 2003 was an improvement in the volume and mix (as reflected by an increase in loans as a percentage of average earning assets) of earning assets. These factors combined to offset the negative impact on the Bank's net interest income as a result of a continuing decline in market interest rates during the first half of the year. During 2003, the Federal Reserve Bank dropped their Discount Rate by 25 basis points, following a drop of 50 basis points during 2002. This resulted in an equivalent drop in the Bank's prime rate, the index on which many of its loans are priced.

Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin. For 2003, the Company's net interest margin was 4.50% compared to 4.76% in 2002. The decrease in the net interest margin during 2003 was due primarily to a continuing decline in market interest rates through the first half of 2003. The Bank's earning assets, particularly loans, generally reprice more quickly than its interest bearing liabilities, causing a decrease in net interest margin as market interest rates decline. This continuing decline in market interest rates offset the positive impact on the 2003 net interest margin that occurred as a result of the previously discussed improvement in the mix of earning assets. As market interest rates stabilize or begin to rise, the net interest margin is expected to improve.

Loans, generally the Company's highest earning assets, increased $110.2 million as of December 31, 2003 compared to December 31, 2002. On an average balance basis, loans increased by $100.1 million for the year ended December 31, 2003. As a result of this loan growth, the mix of the Company's earning assets improved as loans increased from 72.4% of average earning assets during 2002 to 73.1% in 2003. Due to the decline in market interest rates during 2002 and the first half of 2003, the year-to-date yield on the loan portfolio decreased 49 basis points to 6.08% for the year ended December 31, 2003 compared to 6.57% for the year ended December 31, 2002. This decrease in yield was offset by the growth in loan balances, which resulted in interest revenue from loans increasing 7.1% to $44.9 million for 2003.

The investment portfolio is the other main component of the Company's earning assets. The Company invests primarily in mortgage-backed securities, U.S. Government Agencies, and high-grade municipals. Since the risk factor for these types of investments is significantly lower than that of loans, the yield earned on investments is generally less than that of loans.

Average investment securities increased $45.0 million in 2003 compared to the average balance during 2002. Even with the increase in the average balance of investment securities there was a decrease in interest income of $1.7 million for the year ended December 31, 2003, due to the declining market interest rate environment and the fact that rates have remained low for a substantial time resulting in maturities in the portfolio being reinvested at rates significantly below prior years. The average yield, on a taxable equivalent basis, in the investment portfolio was 4.5% in 2003 compared to 6.2% in 2002. Net interest income on the Schedule of Year-to-Date Average Balances and Interest Rates in the Company's Form 10-K is shown on a taxable equivalent basis, which is higher than net interest income as reflected on the Consolidated Statements of Income because of adjustments that relate to income on securities that are exempt from federal income taxes.

Average interest-bearing sources of funds increased $106.5 million or 16.1% during 2003. Of that increase, average borrowed funds (primarily FHLB Advances) increased $59.5 million and interest-bearing deposits increased $46.6 million.

During 2003, the Bank was able to grow average interest bearing deposits by $46.6 million. The increase was primarily in savings deposits, which grew $44.1 million, as higher cost time deposits were reduced by $10.2 million. Total interest expense on deposit accounts for 2003 was $8.1 million as compared to $11.4 million in 2002. Even as deposits increased, due to a continuing decline in market interest rates throughout the first half of 2003, interest expense on deposits decreased 28.6% or $3.3 million in 2003. The average rate paid on interest-bearing deposits was 1.2% in 2003 and 1.8% in 2002. The percentage decline in interest expense did not match the decline in loan yields due to the fact that deposit products generally do not reprice as quickly as loan products.

During March and April, 2003, the Bank implemented an asset/liability strategy designed to both increase its net interest income and reduce the overall maturity mismatch in its asset and liability mix. This strategy involved borrowing $80 million of short-term advances from the Federal Home Loan Bank
(FHLB) and investing primarily in mortgage-backed securities and high-grade municipals. As a result of this strategy, FHLB advances increased from $41.0 million as of December 31, 2002 to $111.9 million as of December 31, 2003. Total interest expense on FHLB advances for 2003 was $2.9 million. In 2002, interest expense on FHLB Advances was $2.2 million. The average rate paid on FHLB Advances was 3.0% in 2003 down from 5.4% in 2002.

Provision and Allowance for Loan Losses
As a financial institution that assumes lending and credit risks as a principal element of its business, credit losses will be experienced in the normal course of business. The allowance for loan losses is established to absorb losses inherent in the loan portfolio. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for risks inherent in the loan portfolio. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance for loan losses, management takes into consideration examinations by the Company's supervisory authorities, results of internal credit reviews, financial condition of borrowers, loan concentrations, prior loan loss experience, and general economic conditions. The allowance is based on estimates and ultimate losses may vary from the current estimates. Management reviews these estimates periodically and, when adjustments are necessary, they are reported in the period in which they become known.

After reviewing all factors, management concluded that the allowance for loan losses as of December 31, 2003 was adequate.

The provision for loan losses totaled $625,000 in 2003, compared to $4.9 million in 2002. The decrease in the provision was the result of management's evaluation of the adequacy of the allowance for loan losses relative to factors such as the credit quality of the loan portfolio, loan growth, current loan losses, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes.

As of December 31, 2003, the allowance for loan losses was $17.2 million, which represented 2.1% of the total loan balance. At December 31, 2002 the allowance for loan losses was $16.7 million or 2.4% of the total loan balance.

The table below illustrates the change in the allowance for loan losses for the years 2003 and 2002.

Allowance for Loan Losses
(dollar amounts in thousands)
Balance, December 31, 2002                                    $ 16,684
Provision Charged to Expense                                       625
Recoveries of Loans Previously Charged Off                         608
Loans Charged Off                                                (697)
=======================================================================
Balance, December 31, 2003                                    $ 17,220
=======================================================================

Balance, December 31, 2001                                    $ 12,709
Provision Charged to Expense                                     4,926
Recoveries of Loans Previously Charged Off                         335
Loans Charged Off                                              (1,286)
=======================================================================
Balance, December 31, 2002                                    $ 16,684
=======================================================================

Non-Interest Income
Non-interest income for the Company includes income derived from services offered by the Bank, such as merchant bankcard, investment services and other miscellaneous business services; it also includes service charges and fees from deposit accounts, net gains and losses from the sale of investment securities, increases in the cash surrender value of bank owned life insurance and gains and losses from the sale of assets and other real estate owned.

Non-interest income totaled $12.9 million for 2003. This represents a decrease of $948,000 or 6.8%, from non-interest income of $13.8 million for 2002. During 2002, non-interest income increased $5.5 million or 65.6% over non-interest income of $8.4 million for 2001. The decrease in non-interest income between 2002 and 2003 was primarily due to the fact that during 2002 the Bank recorded a gain of $2.8 million from the sale of preferred stock previously acquired through a troubled debt restructuring. After adjusting for this non-recurring transaction, non-interest income increased $1.8 million or 16.7% in 2003 over 2002.

Service charges on deposit accounts totaled $4.9 million in 2003. This represents an increase of $132,000 or 2.8% over service charges on deposit accounts of $4.8 million in 2002. Service charges on demand deposit accounts for business customers are generally charged based on an analysis of their activity. The activity charges for a given month may be offset by an earnings credit. The lower interest rate environment resulted in a lower account earnings credit thus generally increasing service charges on business deposit accounts. Service charges in 2002 increased $581,000 or 13.9% over service charges on deposit accounts of $4.2 million in 2001.

Gain on Sale of Investment Securities totaled $935,000 in 2003. This represents an increase of $659,000 or 238.8% over 2002. During 2003 the Bank took advantage of historically low interest rates to restructure its investment portfolio by selling certain securities at a gain.

The Bank provides merchant bankcard services to business customers in its service area. Fee income of $1.7 million was generated in 2003. This represents an increase of $243,000 or 17.2% over fee income of $1.4 million in 2002. Fee income of $1.2 million was generated in 2001. The increase during 2003 was due to an increase in merchant volume during the year.

During 2002 the Bank purchased life insurance on its key executives. The increase in the cash surrender value of such policies for 2003 was $1.5 million, an increase of $107,000 or 7.5% over 2002.

Other non-interest income totaled $3.9 million in 2003, an increase of $711,000 or 22.3% over 2002. In 2002, other non-interest income totaled $3.2 million compared to $2.9 million in 2001. Fees from these services include ATM fees, wire transfer fees, gain on sale of mortgage loans and other miscellaneous charges

Non-Interest Expense
Non-interest expense for the Company includes expenses for salaries and employee benefits, occupancy, equipment, supplies, legal fees, professional services, data processing, marketing, deposit insurance, merchant bankcard operations, and other miscellaneous expenses.

Overall, non-interest expense increased $4.2 million or 14.3% for the year ended December 31, 2003, primarily as a result of a $3.3 million increase in Salaries and Employee Benefits. This increase was due to: (1) 18 month cycle salary merit increases which occurred in October, 2002, (2) increased contributions to the Bank's Supplemental Retirement Plan and (3) increased expense recognition associated with the Bank's Defined Benefit Pension Plan (see Note 12 of Notes to Consolidated Financial Statements). At the end of 2003, the Company had 291 full time equivalent employees compared to 292 at the end of 2002 and 304 at the end of 2001.

Occupancy and equipment expenses represent the cost of operating and maintaining branch and administrative facilities, including the purchase and maintenance of furniture, fixtures, and office equipment and data processing equipment. Occupancy expense in 2003 totaled $1.6 million, a decrease of $118,000 or 6.9% over 2002. During 2002, occupancy expense increased $29,000 or 1.7% over 2001. Equipment expense in 2003 totaled $2.4 million, an increase of $269,000 or 12.5% over 2002. During 2002, equipment expense increased 5.9% or $120,000 over 2001.

Other operating expense totaled $8.2 million, a 10.2% increase from the prior year. This increase in other operating expense during 2003 was due primarily to an increase in professional services associated with ongoing projects to either improve operating efficiency or enhance risk management. During 2002, other operating expense was $7.5 million compared to $6.8 million in 2001.

Income Taxes
The provision for income taxes increased $989,000 during 2003. The provision for income taxes decreased $767,000 in 2002 as a result of the purchase of bank owned life insurance on which the increase in cash surrender value is tax exempt. The effective tax rate in 2003 was 35.2% compared to 34.5% in 2002 and 38.8% in 2001. The effective rates were lower than the statutory rate of 42% due primarily to benefits regarding the cash surrender value of life insurance; the California bad debt deduction; California enterprise zone interest income exclusion; and tax exempt interest income on municipal securities and loans.

Current tax law causes the Company's current taxes payable to approximate or exceed the current provision for taxes on the income statement. Two provisions have had a significant effect on the Company's current income tax liability; the restrictions on the deductibility of loan losses and the mandatory use of accrual accounting for taxes rather than the cash basis method of accounting.

FINANCIAL CONDITION

Investment Securities
The Financial Accounting Standards Board statement, Accounting for Certain Investments in Debt and Equity Securities, requires the Company to classify its investments as held-to-maturity, trading or available-for-sale. Securities are classified as held-to-maturity and are carried at amortized cost when the Company has the positive intent and ability to hold the securities to maturity.

Trading securities are securities acquired for short-term appreciation and are carried at fair value, with unrealized gains and losses recorded in non-interest income. As of December 31, there were no securities in the trading portfolio. Securities classified as available-for-sale include securities, which may be sold to effectively manage interest rate risk exposure, prepayment risk, satisfy liquidity demands and other factors. These securities are reported at fair value with aggregate, unrealized gains or losses excluded from income and included as a separate component of shareholders' equity, net of related income taxes.

The investment portfolio provides the Company with an income alternative to loans. The Company's total investment portfolio represented 22.8% of the Company's total assets during 2003 and 22.9% of the Company's total assets during 2002. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 2003, average Federal Funds Sold on a year to date basis was $15.9 million compared to $33.0 million in 2002.

The Company's investment portfolio at the end of 2003 was $261.9 million, an increase of $28.0 million from 2002. As previously discussed (see "Net Interest Income"), the Bank implemented an asset/liability strategy involving FHLB borrowings invested in investment securities. This strategy offset the runoff in the Bank's investment portfolio that was used to fund the Company's loan growth during 2003. On an average balance basis, the Company's investments in non-taxable "qualified issues" of states and political subdivisions were $70.0 million in 2003 and $51.0 million for 2002. Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from federal income taxes.

Note 3 in the Notes to Consolidated Financial Statements displays the classifications of the Company's investment portfolio, the market value of the Company's investment portfolio and the maturity distribution.

Loans
The Company has established credit management policies and procedures that govern both the approval of new loans and the monitoring of the existing portfolio. The Company manages and controls credit risk through comprehensive underwriting and approved standards, portfolio diversification guidelines, dollar limits on loans to one borrower and by restricting loans made primarily to its principal market area where management believes it is better able to assess the applicable risk. Management reports regularly to the Board of Directors regarding trends and conditions in the loan portfolio and regularly conducts credit reviews of individual loans. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight.

The Company's loan portfolio at December 31, 2003 increased $110.2 million from December 31, 2002. The increase was due to strong loan demand in the Company's market area, along with an aggressive calling program on high quality loan prospects. Additionally, on an average balance basis, loans have increased $100.1 million or 15.7%. In 2002, average balances increased from the prior year by 21.5% or $112.7 million. The table following sets forth the distribution of the loan portfolio by type as of the dates indicated.

Loan Portfolio As Of:
(in thousands)                      December 31, 2003      December 31, 2002
---------------------------- ------------------------- ----------------------
Real Estate                                  $386,735               $322,074
Real Estate Construction                       77,115                 66,467
Home Equity                                    55,827                 45,150
Agricultural                                  134,862                109,130
Commercial                                    136,955                135,877
Consumer                                       17,504                 19,995
---------------------------- ------------------------- ----------------------
  Gross Loans                                 808,998                698,693

Less:


  Unearned Income                               2,092                  2,018
  Allowance for Loan Losses                    17,220                 16,684
---------------------------- ------------------------- ----------------------
  Net Loans                                  $789,686              $ 679,991
============================ ========================= ======================

In the ordinary course of business, the Company enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying consolidated financial statements. As of December 31, 2003, the Company had entered into loan commitments amounting to $308.4 million compared to $269.2 million at December 31, 2002. Letters of credit issued by the Company at December 31, 2003, and December 31, 2002, were $12.2 million and $15.6 million, respectively.

Non-Performing Assets
Non-performing assets are comprised of non-performing loans (defined as non-accrual loans plus accruing loans past due 90 days or more) and other real estate owned. As set forth in the table below, non-performing loans as of December 31, 2003 were $2.6 million compared to $2.9 million at December 31, 2002. The Company reported no other real estate owned for both December 31, 2003 and December 31, 2002.

The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. Accrued interest reversed from income on loans placed on a non-accrual status totaled $356,000 at December 31, 2003 compared to $331,000 at December 31, 2002. Non-accrual loans to total loans for the year ended 2003 was 0.3%. For the year ended 2002 the percentage was 0.4%.

Non-Performing Assets
(dollar amounts in thousands)           December 31, 2003    December 31, 2002
--------------------------------------- ------------------ --------------------
Non-performing Loans                               $2,584               $2,907
Other Real Estate Owned                              -                    -
======================================= ================== ====================
Total                                              $2,584               $2,907
======================================= ================= =====================

Non-Performing Assets
as a % of Total Loans                                0.32%               0.42%
Allowance  for Loan  Losses  as a % of
Non-Performing Loans                                666.4%              573.9%

Except for non-performing loans shown in the table above, the Bank's management is not aware of any loans as of December 31, 2003 for which known credit problems of the borrower would cause serious doubts as to the ability of such borrowers to comply with their present loan repayment terms, or any known events that would result in the loan being designated as non-performing at some future date. The Bank's management cannot, however, predict the extent to which any deterioration in general economic conditions, real estate values, increase in general rates of interest, change in the financial conditions or business of a borrower may adversely affect a borrower's ability to pay.

Although management believes that non-performing loans are generally well secured and that potential losses are provided for in the Company's allowance for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits
One of the key sources of funds to support earning assets is the generation of deposits from the Company's customer base. The ability to expand the customer base and subsequently deposits is a significant element in the performance of the Company.

At December 31, 2003, deposits totaled $904.3 million. This represents an increase of 6.4% or $54.1 million from December 31, 2002. The increase was focused in savings and demand deposit accounts, which increased $44.1 million and $17.0 million, respectively. Time deposit accounts decreased $10.1 million or 3.2% from December 31, 2002 as customers transferred balances to more liquid savings and demand deposit accounts in anticipation of rising rates at some time in the future. The Bank's calling efforts for prospective customers includes acquiring both loan and deposit relationships which results in new demand, interest bearing transaction and savings accounts. In addition, the opening of a new branch in Stockton in September 2002 and Modesto in September 2003 provided additional deposit growth.

The change in the mix of deposits occurs as interest rates change. The expectations our customers have of future interest rates, dictates their maturity and account selections. As rates decreased during 2002 and the first half of 2003, some customers moved from time deposits to demand and savings accounts because they anticipated rates would rise and were unwilling to commit their deposits to long term investments at the current rates.

The most volatile deposits in any financial institution are certificates of deposit over $100,000. The Company has not found its certificates of deposit over $100,000 to be as volatile as some other financial institutions as it does not solicit these types of deposits from brokers nor does it offer interest rate premiums. It has been the Company's experience that large depositors have placed their funds with the Company due to its strong reputation for safety, security and liquidity. Management believes that this is supported by the fact that the $10.1 million decrease in time deposit accounts during 2003 referenced above occurred only in certificates of deposit under $100,000. Certificates of deposit over $100,000 increased $5.7 million or 4.8% during 2003.

Federal Home Loan Bank Advances
Advances from the Federal Home Loan Bank (FHLB) are another key source of funds to support earning assets. These advances are also used to manage the Bank's interest rate risk exposure, and as opportunities exist to borrow and invest the proceeds at a positive spread through the investment portfolio. FHLB advances as of December 31, 2003 were $111.9 million compared to $41.0 million as of December 31, 2002. As previously discussed (see Net Interest Income), the Bank implemented an asset/liability strategy involving FHLB borrowings invested in investment securities. The average rate paid for FHLB advances was 3.0% in 2003 compared to 5.4% in 2002.

Long-term Subordinated Debentures
On December 17, 2003 the Company raised $10 million through an offering of trust preferred securities. See Note 19 of Notes to Consolidated Financial Statements. Although this amount is reflected as subordinated debt on the Company's balance sheet, under applicable regulatory guidelines, trust preferred securities qualify as regulatory capital (see Capital). These securities accrue interest at a variable rate based upon 3-month Libor plus 2.85%. Interest rates reset quarterly (beginning March 17, 2004) and were 4.02% as of December 31, 2003. Since these securities were outstanding for only 15 days during 2003, their impact on interest expense was immaterial.

Capital
The Company relies primarily on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $109.6 million at December 31, 2003 and $103.6 million at the end of 2002.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 2003, the most recent notification from the Federal Reserve Bank categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories.

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                   Regulatory Capital      Prompt Corrective
(in thousands)                                  Actual                Requirements         Action Provisions
------------------------------------------------------------------------------------------------------------------
The Company:                              Amount       Ratio        Amount     Ratio      Amount      Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2003
Total Capital to Risk Weighted Assets    $132,751      13.24%      $ 80,189     8.0%       N/A         N/A
Tier I Capital to Risk Weighted Assets   $120,164      11.99%      $ 40,095     4.0%       N/A         N/A
Tier I Capital to Average Assets         $120,164      10.67%      $ 45,036     4.0%       N/A         N/A

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                   Regulatory Capital      Prompt Corrective
(in thousands)                                  Actual                Requirements         Action Provisions
------------------------------------------------------------------------------------------------------------------
The Bank:                                 Amount       Ratio        Amount      Ratio      Amount      Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2003
Total Capital to Risk Weighted Assets    $123,825      12.39%      $ 79,966     8.0%       $ 99,958    10.0%
Tier I Capital to Risk Weighted Assets   $111,272      11.13%      $ 39,983     4.0%       $ 59,975     6.0%
Tier I Capital to Average Assets         $111,272       9.91%      $ 44,908     4.0%       $ 56,135     5.0%

As previously discussed (see Long-term Subordinated Debentures), in order to supplement its regulatory capital base, during December, 2003 the Company raised $10 million of trust preferred securities. See Note 19 of Notes to Consolidated Financial Statements. Under applicable regulatory guidelines, trust preferred securities qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital. Any additional portion of trust preferred securities would qualify as Tier 2 capital. The Company has received notification from the Federal Reserve Bank of San Francisco that all of the Company's trust preferred securities currently qualify as Tier 1 capital.

During 2003, the Company repurchased 5,732 shares at an average share price of $256 per share. In 2002, the Company repurchased 20,749 shares at an average share price of $241.

OFF-BALANCE-SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Off-balance-sheet arrangements are any contractual arrangement to which an unconsolidated entity is a party, under which the Company has: (1) any obligation under a guarantee contract; (2) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets; (3) any obligation under certain derivative instruments; or (4) any obligation under a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the Company, or engages in leasing, hedging or research and development services with the Company.

Our most significant off-balance-sheet arrangements are limited to: (1) the full and unconditional payment guarantee of accrued distributions relating to $10 million of Trust Preferred Securities issued by FMCB Statutory Trust (See Note 19 of the Consolidated Financial Statements); (2) derivative instruments indexed to the Prime Rate (See Note 14 of the Consolidated Financial Statements); (3) obligations under guarantee contracts such as financial and performance standby letters of credit for our credit customers (See Note 15 of the Consolidated Financial Statements); (4) commercial letters of credit (See Note 15 of the Consolidated Financial Statements); (5) unfunded commitments to lend (See Note 15of the Consolidated Financial Statements); and (6) property lease contracts (See Note 15 of the Consolidated Financial Statements). It is our belief that none of these arrangements expose us to any greater risk of loss than is already reflected on our balance sheet. We do not have any off-balance-sheet arrangements in which we have any retained or contingent interest (as we do not transfer or sell our assets to entities in which we have a continuing involvement), any exposure to derivative instruments that are indexed to stock indices nor any variable interests in any unconsolidated entity to which we may be a party.

The following table presents, as of December 31, 2003, our significant and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discount, hedge basis adjustment or other similar carrying value adjustments. For further information on the nature of each obligation type, see applicable note disclosure in "Notes to Consolidated Financial Statements".

Payments Due By Period
(in thousands)

---------------------------------------------------- ------------ ------------ ------------- ----------- -------------
Contractual                                             Total      Less than    1-3 Years    3-5 years    More than
Obligations                                                         1 Year                                 5 Years
---------------------------------------------------- ------------ ------------ ------------- ----------- -------------
Operating Lease Obligations                            $  644       $  251        $  246       $  93      $     54
---------------------------------------------------- ------------ ------------ ------------- ----------- -------------
Other Long-Term Liabilities Reflected On the           10,310         -             -            -          10,310
Company's Balance Sheet under GAAP
---------------------------------------------------- ------------ ------------ ------------- ----------- -------------
Total                                                $ 10,954       $  251        $  246       $  93      $ 10,364
---------------------------------------------------- ------------ ------------ ------------- ----------- -------------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk Management
The Company has adopted a Risk Management Plan which aims to ensure the proper control and management of all risk factors inherent in the operation of the Company and the Bank. Specifically, credit risk, interest rate risk, liquidity risk, compliance risk, strategic risk, reputation risk and price risk can all affect the market risk of the Company. These specific risk factors are not mutually exclusive. It is recognized that any product or service offered by the Company may expose the Company and the Bank to one or more of these risk factors.

Credit Risk
Credit risk is the risk to earnings or capital arising from an obligor's failure to meet the terms of any contract or otherwise fail to perform as agreed. Credit risk is found in all activities where success depends on counterparty, issuer or borrower performance.

Credit risk in the investment portfolio and correspondent bank accounts is addressed through defined limits in the Bank's policy statements. In addition, certain securities carry insurance to enhance credit quality of the bond.

Credit risk in the loan portfolio is controlled by limits on industry concentration, aggregate customer borrowings and geographic boundaries. Standards on loan quality also are designed to reduce loan credit risk. Senior Management, Directors' Committees, and the Board of Directors are regularly provided with information intended to identify, measure, control and monitor the credit risk of the Bank.

The Company's methodology for assessing the appropriateness of the allowance is applied on a regular basis and considers all loans. The systematic methodology consists of two major elements. The first major element includes a detailed analysis of the loan portfolio in two phases. The first phase is conducted in accordance with SFAS No. 114, "Accounting by Creditors for the Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Individual loans are reviewed to identify loans for impairment. A loan is impaired when principal and interest are deemed uncollectable in accordance with the original contractual terms of the loan. Impairment is measured as either the expected future cash flows discounted at each loan's effective interest rate, the fair value of the loan's collateral if the loan is collateral dependent, or an observable market price of the loan (if one exists). Upon measuring the impairment, the Company will ensure an appropriate level of allowance is present or established.

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

The second major element of the analysis, which considers all known relevant internal and external factors that may affect a loan's collectibility, is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the second element of the analysis of the allowance include, but are not limited to the following conditions that existed as of the balance sheet date:

|X| then-existing general economic and business conditions affecting the key lending areas of the Company;
|X| credit quality trends (including trends in non-performing loans expected to result from existing conditions);
|X|  collateral values;
|X|  loan volumes and concentrations;
|X|  seasoning of the loan portfolio;
|X|  specific industry conditions within portfolio segments;
|X|  recent loss experience in particular segments of the portfolio;
|X|  duration of the current business cycle;
|X| bank regulatory examination results; and |X| findings of the Company's internal credit examiners.

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

Management believes that the allowance for loan losses at December 31, 2003 was adequate to provide for both recognized losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan chargeoffs that would increase the provision for loan losses and thereby adversely affect the results of operations.

Market Risk - Interest Rate Risk
The mismatch between maturities of interest sensitive assets and liabilities results in uncertainty in the Company's earnings and economic value and is referred to as interest rate risk. The Company's primary objective in managing interest rate risk is to minimize the potential for significant loss as a result of changes in interest rates.

The Company measures interest rate risk in terms of potential impact on both its economic value and earnings. The methods for governing the amount of interest rate risk include: analysis of asset and liability mismatches (GAP analysis), the utilization of a simulation model and limits on maturities of investment, loan and deposit products which reduces the market volatility of those instruments.

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

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given a 200 basis point upward and a 100 basis point downward shift in interest rates. A shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 2003, the Company's estimated net interest income sensitivity to changes in interest rates, as a percent of net interest income was an increase in net interest income of 2.43% if rates increase by 200 basis points and a decrease in net interest income of 1.11% if rates decline 100 basis points.

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

Liquidity Risk
Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses. It includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets or acquire funds quickly and with minimum loss of value. The Company endeavors to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include credit facilities from correspondent banks, brokerage firms and the Federal Home Loan Bank, as well as, interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits.

In general, liquidity risk is managed daily by controlling the level of Federal Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Federal Funds as a cushion for temporary liquidity needs. During 2003, Federal Funds averaged $15.9 million. The Company maintains Federal Fund credit lines of $50 million with major banks subject to the customary terms and conditions for such arrangements and $175 million in repurchase lines with major brokers. In addition the Company has additional borrowing capacity of $145 million from the Federal Home Loan Bank.

At December 31, 2003, the Company had available liquid assets, which included cash and cash equivalents and unpledged investment securities of approximately $186 million, which represents 16.2% of total assets.

CONTROLS AND PROCEDURES
The Company maintains controls and procedures designed to ensure that all relevant information is recorded and reported in all filings of financial reports. Such information is reported to the Company's management, including its Chief Executive Officer and its Chief Financial Officer to allow timely and accurate disclosure based on the definition of "disclosure controls and procedures" in Rule 13a-14(c). In designing these controls and procedures, management recognizes that they can only provide reasonable assurance of achieving the desired control objectives. Management also evaluated the cost-benefit relationship of possible controls and procedures.

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

Available Information
Company reports filed with the Securities and Exchange Commission (the "Commission") including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information can be accessed through the Company's web site. The Company web address is http://www.fmbonline.com. The link to the Securities and Exchange Commission is on the About F & M Bank page.