Form 10-K, Exhibit 13
period 2004-12-31
FARMERS & MERCHANTS BANCORP
filed 2005-03-16
CIK 1085913

Exhibit 13

                              TO OUR SHAREHOLDERS

Farmers & Merchants Bancorp enjoyed another record year in 2004, continuing an established trend of improved profit performance which now spans twenty-eight consecutive quarters; seven sequential years. Once again, the commitment of our skilled employees, the patronage of the Company's valued customers and the strong support received from the nine communities served combined to produce another successful year. Taking cues from F&M's rich history, we have maintained the longstanding practices of delivering a robust level of customer service, as well as generously reinvesting back into the communities served. This time tested formula once again rewarded the Company and the shareholders in 2004.

We are pleased to report that for 2004 Farmers & Merchants Bancorp generated record net income of $16,450,000 or $20.65 per share of common stock, a 12.2% increase over the prior year. Gross loans reached $867 million, up 7.4%, and total deposits expanded 10.8% to $1.0 billion. Importantly, our net interest margin improved 15 basis points over 2003, driven by strong growth in lower cost transaction deposits, together with improved loan pricing due to increases in short-term market interest rates during the latter half of 2004. Return on average assets was 1.40% and return on average equity reached 14.50%, an 82 basis points increase over 2003.

Based on the Company's strong performance, the Board of Directors unanimously approved the 30th consecutive annual 5% stock dividend last April. In addition, the Board of Directors also unanimously declared two cash dividends totaling $5,723,000 or $7.20 per share of common stock. The cash dividends declared during 2004 represented a 20.8% increase over 2003. The Company has now declared cash dividends for seventy consecutive years.

Our previous reports to you profiled Management's emphasis on implementation of the Company's Long Term Strategic Plan. These efforts included modernization of our technology and work processes together with expansion of product lines. During 2004 our focus turned to expanding the Company's branch delivery system. Management carefully examined the Company's existing branch network, along with the availability and desirability of additional branch locations, and decided to initiate a major branch expansion, relocation and renovation program. New branches will be opened during 2005 in Sacramento, Galt, Lodi and Stockton and the Turlock Main Office will be relocated to a new facility. Many of our branches will receive significant makeovers to modernize interior decor, exterior signage and enhance overall customer service. A separate and distinctive motif is currently being designed for our larger wholesale oriented branches to complement the dramatic look of our new retail office architecture. Heritage cues are being combined with fresh design facets to create a wholesale office environment which will resonate a relaxed, but sophisticated atmosphere accentuating our focus on delivering upscale customer service.

Management and the Board of Directors anticipate that the financial impact of the capital expenditures related to the branch enhancement program could affect the Company's profit trends for the next thirty-six to forty-eight months. In Management's opinion, over the long term, these extensive premises projects should create material value for the Company's shareholders. This significant investment reflects our commitment to better serve current and contiguous markets and confirms our outlook for the Central Valley economy over the coming years.

During 2004 we also took initial steps to terminate the Company's defined benefit pension plan. In 2001, the plan was amended to freeze the benefit accruals for most employees. A new defined contribution profit sharing plan was implemented to replace the defined benefit pension plan. These actions were based on Management and the Board of Directors' evaluation of the long term value of the new plan to both the Company and employees. Final termination and distribution of the benefits under the defined benefit pension plan are scheduled to occur during the second half of 2005. Additional financial details are included in the attached Notes to the 2004 Consolidated Financial Statements.

As a result of Management's asset/liability practices, the Company is well positioned to benefit should the Federal Reserve Bank (FRB) continue to increase short term market interest rates in 2005. A rising rate environment is expected to further improve Farmers & Merchants Bancorp's net interest margin due to the Company's asset sensitivity. Management continues to actively evaluate the Company's asset/liability pricing mix with the objective of protecting the Company's earnings stream from extreme movements in market rates.

We appreciate the significant contributions made by the Board of Directors during 2004, and wish to acknowledge their ongoing commitment to represent the shareholders' best interests. Special recognition is also owed to our exceptional employees for their dedication and tremendous accomplishments this past year. Their ability to consistently deliver outstanding customer service played a major role in the creation of shareholder value in 2004.

On behalf of the Directors and staff at Farmers & Merchants Bancorp, thank you for your confidence and support. We extend our best wishes to you for a healthy and prosperous 2005.

Sincerely,


/s/Kent A. Steinwert                                  /s/Ole R. Mettler

  Kent A. Steinwert                                      Ole R. Mettler
  President & Chief Executive Officer                    Chairman of the Board

       Report of Management on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting at Farmers & Merchants Bancorp ("the Company"). Internal control over financial reporting includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Management has assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 based on criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report has audited management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, as stated in their report which follows this report.


/s/ Kent A. Steinwert                       /s/ Stephen W. Haley
Kent A. Steinwert                           Stephen W. Haley
President & Chief Executive Officer         Executive Vice President
                                            & Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Farmers & Merchants Bancorp:

We have completed an integrated audit of Farmers & Merchants Bancorp's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, effective January 1, 2004, the Company made a change in accounting principle to accelerate the recognition of gain/loss over a two year amortization period to match the remaining life of their defined benefit pension plan in connection with a decision to terminate that plan.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management's assessment and our audit of Farmers & Merchants Bancorp's internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


PricewaterhouseCoopers LLP
San Francisco, California
March 14, 2005

Consolidated Statements of Income

-------------------------------------------------------------------------- ----------- ----------- -----------
(in thousands except per share data)
                                                                                   Year Ended December 31,

                                                                               2004        2003        2002
-------------------------------------------------------------------------- ----------- ----------- -----------
Interest Income
Interest and Fees on Loans                                                    $49,302     $44,886     $41,911
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                                      194         190         555
Interest on Investment Securities:
  Taxable                                                                       7,558       7,065       9,400
  Tax-Exempt                                                                    2,246       2,743       2,372
-------------------------------------------------------------------------- ----------- ----------- -----------
      Total Interest Income                                                    59,300      54,884      54,238
-------------------------------------------------------------------------- ----------- ----------- -----------
Interest Expense
Deposits                                                                        6,661       8,115      11,369
Borrowed Funds                                                                  2,703       2,942       2,227
Subordinated Debentures                                                           454          16         -
-------------------------------------------------------------------------- ----------- ----------- -----------
      Total Interest Expense                                                    9,818      11,073      13,596
-------------------------------------------------------------------------- ----------- ----------- -----------
Net Interest Income                                                            49,482      43,811      40,642
Provision for Loan Losses                                                       1,275         625       4,926
-------------------------------------------------------------------------- ----------- ----------- -----------
      Net Interest Income After Provision for Loan Losses                      48,207      43,186      35,716
-------------------------------------------------------------------------- ----------- ----------- -----------
Non-Interest Income
Service Charges on Deposit Accounts                                             4,791       4,892       4,760
Net Gain on Sale of Investment Securities                                       1,886         935         276
Credit Card Merchant Fees                                                       1,753       1,658       1,415
Gain on Sale of Assets                                                            171         -         2,800
Increase in Cash Surrender Value of Life Insurance                              1,582       1,540       1,433
Other                                                                           4,084       3,893       3,182
-------------------------------------------------------------------------- ----------- ----------- -----------
      Total Non-Interest Income                                                14,267      12,918      13,866
-------------------------------------------------------------------------- ----------- ----------- -----------
Non-Interest Expense
Salaries and Employee Benefits                                                 24,103      21,058      17,796
Occupancy Expense                                                               1,730       1,591       1,709
Equipment Expense                                                               2,319       2,415       2,146
Other                                                                           8,023       8,222       7,458
-------------------------------------------------------------------------- ----------- ----------- -----------
      Total Non-Interest Expense                                               36,175      33,286      29,109
-------------------------------------------------------------------------- ----------- ----------- -----------
Income Before Income Taxes                                                     26,299      22,818      20,473
Provision for Income Taxes                                                      9,625       8,043       7,054
-------------------------------------------------------------------------- ----------- ----------- -----------
Net Income Before Cumulative Effect of Change in Accounting Principle          16,674      14,775      13,419
Cumulative Effect of Change in Accounting Principle, Net of Tax*                (224)  -           -
-------------------------------------------------------------------------- ----------- ----------- -----------
      Net Income                                                              $16,450     $14,775     $13,419
========================================================================== =========== =========== ===========
Earnings Per Share Before Cumulative Effect of Change
in Accounting Principle                                                       $ 20.93     $ 18.40     $ 16.54
Cumulative Effect of Change in Accounting Principle, Net of Tax               $ (0.28)    $  -        $  -
-------------------------------------------------------------------------- ----------- ----------- -----------
Earnings Per Share                                                            $ 20.65     $ 18.40     $ 16.54
========================================================================== =========== =========== ===========

The accompanying notes are an integral part of these consolidated financial statements * See Note 12 for full disclosure.

Consolidated Balance Sheets

--------------------------------------------------------------------------------------- ------------- --------------
(in thousands except per share data)
                                                                                                 December 31,
Assets                                                                                        2004          2003
--------------------------------------------------------------------------------------- ------------- --------------
Cash and Cash Equivalents:
  Cash and Due from Banks                                                                   $ 32,170       $ 35,800
  Federal Funds Sold and Securities Purchased Under Agreements to Resell                       -              -
--------------------------------------------------------------------------------------- ------------- --------------
      Total Cash and Cash Equivalents                                                         32,170         35,800
--------------------------------------------------------------------------------------- ------------- --------------
Investment Securities:
  Available-for-Sale                                                                         185,488        223,965
  Held-to-Maturity                                                                            89,952         37,957
--------------------------------------------------------------------------------------- ------------- --------------
      Total Investment Securities                                                            275,440        261,922
--------------------------------------------------------------------------------------- ------------- --------------
Loans:                                                                                       866,908        806,906
  Less: Allowance for Loan Losses                                                             17,727         17,220
--------------------------------------------------------------------------------------- ------------- --------------
      Loans, Net                                                                             849,181        789,686
--------------------------------------------------------------------------------------- ------------- --------------
Premises and Equipment, Net                                                                   14,971         11,209
Interest Receivable and Other Assets                                                          54,533         49,948
--------------------------------------------------------------------------------------- ------------- --------------
         Total Assets                                                                     $1,226,295     $1,148,565
======================================================================================= ============= ==============

Liabilities
Deposits:
   Demand                                                                                  $ 273,799      $ 223,000
   Interest-Bearing Transaction                                                              108,213         96,869
   Savings                                                                                   301,225        276,016
   Time                                                                                      318,873        308,464
--------------------------------------------------------------------------------------- ------------- --------------
      Total Deposits                                                                       1,002,110        904,349
--------------------------------------------------------------------------------------- ------------- --------------
Federal Funds Purchased                                                                        -              1,000
Federal Home Loan Bank Advances                                                               80,889        111,928
Subordinated Debentures                                                                       10,310         10,310
Interest Payable and Other Liabilities                                                        16,439         11,373
--------------------------------------------------------------------------------------- ------------- --------------
         Total Liabilities                                                                 1,109,748      1,038,960
--------------------------------------------------------------------------------------- ------------- --------------
Commitments & Contingencies (See Note 15)
Shareholders' Equity
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding              -              -
Common Stock:  Par Value $0.01, 2,000,000 Shares Authorized, 792,722 and
   800,703 Issued and Outstanding at December 31, 2004 and 2003, respectively                      8              8
Additional Paid-In Capital                                                                    82,237         72,506
Retained Earnings                                                                             35,332         37,650
Accumulated Other Comprehensive (Loss)                                                        (1,030)          (559)
--------------------------------------------------------------------------------------- ------------- --------------
         Total Shareholders' Equity                                                          116,547        109,605
--------------------------------------------------------------------------------------- ------------- --------------
         Total Liabilities and Shareholders' Equity                                       $1,226,295     $1,148,565
======================================================================================= ============= ==============

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity

------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
(in thousands except per share data)
                                                                                                     Accumulated
                                                     Common               Additional                     Other             Total
                                                     Shares       Common   Paid-In     Retained     Comprehensive     Shareholders'
                                                   Outstanding     Stock   Capital     Earnings      Income(Loss)         Equity
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Balance, December 31, 2001                              719,269     $  7      $61,360     $36,499        $2,870            $100,736
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Net Income                                                                                 13,419                            13,419
Cash Dividends Declared on
   Common Stock                                                                            (4,404)                           (4,404)
5% Stock Dividend                                        34,501                 8,625      (8,625)                              -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                          (140)                             (140)
Repurchase of Stock                                     (20,749)               (5,006)                                       (5,006)
Unrealized Gains on Derivative Instruments                                                                  117                 117
Minimum Pension Plan Liability Adjustment                                                                  (731)               (731)
Change in Net Unrealized Loss on
   Securities Available-for-Sale                                                                           (426)               (426)
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Balance, December 31, 2002                              733,021     $  7      $64,979     $36,749       $ 1,830            $103,565
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Net Income                                                                                 14,775                            14,775
Cash Dividends Declared on
   Common Stock                                                                            (4,736)                           (4,736)
5% Stock Dividend                                        35,985        1        8,995      (8,996)                              -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                          (142)                             (142)
Repurchase of Stock                                      (5,732)               (1,468)                                       (1,468)
Change in Net Unrealized Gains on
    Derivative Instruments                                                                                  (29)                (29)
Minimum Pension Plan Liability Adjustment                                                                (1,257)             (1,257)
Change in Net Unrealized Loss on
   Securities Available-for-Sale                                                                         (1,103)             (1,103)
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Balance, December 31, 2003                              763,274     $  8      $72,506     $37,650         ($559)           $109,605
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Net Income                                                                                 16,450                            16,450
Cash Dividends Declared on
   Common Stock                                                                            (5,723)                           (5,723)
5% Stock Dividend                                        37,429                12,838     (12,838)                              -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend                                                          (207)                             (207)
Repurchase of Stock                                      (7,981)               (3,107)                                       (3,107)
Change in Net Unrealized Gains on
    Derivative Instruments                                                                                  (68)                (68)
Minimum Pension Plan Liability Adjustment                                                                   971                 971
Change in Net Unrealized Loss on
   Securities Available-for-Sale                                                                         (1,374)             (1,374)
------------------------------------------------- -------------- -------- ------------ ----------- ------------------- ------------
Balance, December 31, 2004                              792,722     $  8      $82,237     $35,332     $  (1,030)           $116,547
================================================= ============== ======== ============ =========== =================== ============

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income

---------------------------------------------------------------------------------------- ----------- ----------- -----------
(in thousands)
                                                                                                Year Ended December 31,
                                                                                            2004        2003        2002
---------------------------------------------------------------------------------------- ----------- ----------- -----------
Net Income                                                                                  $16,450     $14,775     $13,419

Other Comprehensive (Loss) Income
   Unrealized Gains (Losses) on Derivative Instruments:
      Unrealized holding gains (losses) arising during the period, net of income tax effects of $81, $(21) and $85 for the years ended
      December 31, 2004, 2003 and 2002, respectively.                                           111         (29)        117

      Less: Reclassification adjustment for realized gains
      included in net income, net of related income tax effects
      of $(130), $0 and $0 for the years ended December 31,
      2004, 2003 and 2002, respectively.                                                       (179)        -           -

   Unrealized Gain (Loss) on Minimum Pension Liability Adjustment:
      Unrealized gain (loss) arising during the period, net of income tax effects of $703, $(910) and $(531) for the years
      ended December 31, 2004, 2003 and 2002, respectively.                                     971      (1,257)       (731)

   Unrealized Losses on Securities:
      Unrealized holding losses arising during the period, net
      of income tax effects of $(664), $(480) and  $(117) for the
      years ended December 31, 2004, 2003 and 2002, respectively.                              (915)       (662)       (266)

      Less: Reclassification adjustment for realized gains
      included in net income, net of related income tax effects
      of $(333), $(320) and $(116) for the years ended December 31,
      2004, 2003 and 2002, respectively.                                                       (459)       (441)       (160)
---------------------------------------------------------------------------------------- ----------- ----------- -----------
        Total Other Comprehensive (Loss)                                                       (471)     (2,389)     (1,040)
---------------------------------------------------------------------------------------- ----------- ----------- -----------
Comprehensive Income                                                                        $15,979     $12,386     $12,379
======================================================================================== =========== =========== ===========

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------- ------------- -------------- -------------
(in thousands)
                                                                                             Year Ended December 31,
                                                                                        2004          2003           2002
-------------------------------------------------------------------------------- ------------- -------------- -------------
Operating Activities
Net Income                                                                           $ 16,450       $ 14,775      $ 13,419
Adjustments to Reconcile Net Income to Net Cash Provided
   by Operating Activities:
      Provision for Loan Losses                                                         1,275            625         4,926
      Cumulative Effect of Accounting Change                                              224            -             -
      Depreciation and Amortization                                                     1,574          1,554         1,584
      Provision for Deferred Income Taxes                                              (1,771)          (727)         (836)
      Net Amortization of Investment Security Premium & Discounts                         857          1,725            10
      Net Gain on Sale of Investment Securities                                        (1,886)          (935)         (276)
      Net (Gain) Loss on Sale of Property & Equipment                                    (171)           -             -
Net Change in Operating Assets & Liabilities:
      Net Increase in Interest Receivable and Other Assets                               (915)        (1,874)         (865)
      Net Increase (Decrease) in Interest Payable and Other Liabilities                 4,842           (949)          (12)
-------------------------------------------------------------------------------- ------------- -------------- -------------
         Net Cash Provided by Operating Activities                                     20,479         14,194        17,950
-------------------------------------------------------------------------------- ------------- -------------- -------------
Investing Activities
Securities Available-for-Sale:
      Purchased                                                                      (133,854)      (217,309)     (113,687)
      Sold or Matured                                                                 170,934        196,640       150,026
Securities Held-to-Maturity:
      Purchased                                                                       (61,256)       (22,340)         (329)
      Matured                                                                           9,317         12,328         5,214
Purchase of Life Insurance Contracts                                                      -           (2,600)    (10,080)
Net Increase in Loans                                                                 (61,068)      (110,928)      (95,792)
Principal Collected on Loans Previously Charged Off                                       298            608           335
Net Additions to Premises and Equipment                                                (5,384)        (1,421)       (1,495)
Proceeds from Sale of Property & Equipment                                                219            -             -
-------------------------------------------------------------------------------- ------------- -------------- -------------
         Net Cash Used by Investing Activities                                        (80,794)      (145,022)      (65,808)
-------------------------------------------------------------------------------- ------------- -------------- -------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction
   and Savings Deposits                                                                87,352         64,278        34,066
Net Increase (Decrease) in Time Deposits                                               10,409        (10,154)       (3,552)
Net (Decrease) Increase in Federal Funds Purchased                                     (1,000)       (15,997)       16,997
Net (Decrease) Increase in Federal Home Loan Bank Advances                            (31,039)        70,963           (35)
Subordinated Debentures                                                                   -           10,310           -
Stock Repurchases                                                                      (3,107)        (1,468)       (5,006)
Cash Dividends                                                                         (5,930)        (4,878)       (4,544)
-------------------------------------------------------------------------------- ------------- -------------- -------------
         Net Cash Provided by Financing Activities                                     56,685        113,054        37,926
-------------------------------------------------------------------------------- ------------- -------------- -------------
         Decrease in Cash and Cash Equivalents                                         (3,630)       (17,774)       (9,932)
         Cash and Cash Equivalents at Beginning of Year                                35,800         53,574        63,506
-------------------------------------------------------------------------------- ------------- -------------- -------------
         Cash and Cash Equivalents at End of Year                                     $32,170        $35,800       $53,574
================================================================================ ============= ============== =============
Supplementary Data
Cash Payments Made for Income Taxes                                                   $11,650        $ 8,050       $ 7,200
Interest Paid                                                                         $ 9,863        $11,475       $14,260
================================================================================ ============= ============== =============

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1. Significant Accounting Policies
Farmers & Merchants Bancorp (the Company) was organized March 10, 1999. Primary operations are related to traditional banking activities through its subsidiary Farmers & Merchants Bank of Central California (the Bank) which was established in 1916. The consolidated financial statements of the Company and its subsidiary, the Bank, are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts as of the date of the balance sheet and revenues and expenses for the period. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiaries, F & M Bancorp, Inc. and the Bank, along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Significant intercompany transactions have been eliminated in consolidation. F & M Bancorp, Inc. was created in March 2002 to protect the name F & M Bank. Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank. In December 2003, the Company formed a wholly owned subsidiary, FMCB Statutory Trust I. FMCB Statutory Trust I, is a non-consolidated subsidiary per generally accepted accounting principals (GAAP), and was formed for the sole purpose of issuing Trust Preferred Securities.

Certain amounts in the prior years' financial statements and related footnote disclosures have been reclassified to conform to the current-year presentation. These reclassifications have no effect on previously reported income.

Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and Due from Banks, Federal Funds Sold and Securities Purchased Under Agreements to Resell. Generally, these transactions are for one-day periods. For these instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities
Investment securities are classified at the time of purchase as held-to-maturity if it is management's intent and the Company has the ability to hold the securities until maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discount using a level yield of interest over the estimated remaining period until maturity. Losses, reflecting a decline in value judged by the Company to be other than temporary, are recognized in the period in which they become known.

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

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the observable or estimated market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Impaired loans are placed on a non-accrual status with income reported accordingly. Cash payments are first applied as a reduction of the principal balance until collection of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash.

Allowance for Loan Losses
As a financial institution which assumes lending and credit risks as a principal element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that are inherent in the portfolio. The allowance is increased by provisions charged to operating expense on recoveries on loans previously charged-off and reduced by net charge-offs. Management employs a systematic methodology for determining the allowance for loan losses. On a quarterly basis, management reviews the credit quality of the loan portfolio and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the allowance balance.

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

Earnings Per Share
Earnings per share amounts are computed by dividing net income by the weighted average number of common shares outstanding for the period. The weighted average number of shares outstanding for the years ending December 31, 2004, 2003 and 2002 were 796,751, 802,862 and 811,495. Prior years have been restated for the 5% stock dividend paid in each of the years presented.

Segment Reporting
The Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is a holding company for a community bank which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, the Company is not organized around discernable lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Therefore, we only report one segment. Thus, all necessary requirements of SFAS No. 131 have been met by the Company as of December 31, 2004.

Derivative Instruments and Hedging Activities
The Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" as amended by the Statement of Financial Accounting Standards, No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. Changes in the fair value of those derivatives are accounted for depending on the intended use of the derivative and the resulting designation under specified criteria. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, designed to minimize interest rate risk, the effective portions of the change in the fair value of the derivative are recorded in other comprehensive income net of related income taxes. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

The Company utilizes derivative financial instruments such as interest rate caps, floors, swaps and collars. These instruments are purchased and/or sold to reduce the Company's exposure to changing interest rates. The Company marks to market the value of its derivative financial instruments and reflects gain or loss in earnings in the period of change or in other comprehensive income.

Comprehensive Income
The Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income (loss) includes net income and changes in fair value of its available-for-sale investment securities, minimum pension liability adjustments and cash flow hedges.

2. Securities Purchased Under Agreements to Resell
The Company enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated AA or better. During 2004 and 2003, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities.

3. Investment Securities
The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows:
(in thousands)

                                                                      Amortized     Gross Unrealized      Fair/Book
                                                                                  ---------------------
December 31, 2004                                                       Cost        Gains       Losses      Value
------------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                                 $75,608       $ 32        $575      $75,065
Obligations of States and Political Subdivisions                        17,453        556          -        18,009
Mortgage-Backed Securities                                              86,042         73         284       85,831
Other                                                                    6,440        143          -         6,583
--------------------------------------------------------------------------------------------------------------------
   Total                                                              $185,543       $804        $859     $185,488

                                                                      Amortized     Gross Unrealized      Fair/Book
                                                                                  ---------------------
December 31, 2003                                                       Cost        Gains       Losses      Value
--------------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                                 $75,842       $631        $ 75      $76,398
Obligations of States and Political Subdivisions                        27,850        965          21       28,794
Mortgage-Backed Securities                                             108,661        600         308      108,953
Other                                                                    9,296        524          -         9,820
--------------------------------------------------------------------------------------------------------------------
   Total                                                              $221,649     $2,720        $404     $223,965
====================================================================================================================

The book values, estimated fair values and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                                      Amortized     Gross Unrealized      Fair/Book
                                                                                  ---------------------
December 31, 2004                                                        Cost        Gains       Losses     Value
-------------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                                 $ 19,943        $22        $118   $ 19,847
Obligations of States and Political Subdivisions                         56,240        519         136     56,623
Mortgage-Backed Securities                                               13,471         -           43     13,428
Other                                                                       298         16          -         314
-------------------------------------------------------------------------------------------------------------------
   Total                                                               $ 89,952       $557        $297    $90,212
===================================================================================================================

                                                                      Amortized     Gross Unrealized      Fair/Book
                                                                                  ---------------------
December 31, 2003                                                        Cost        Gains       Losses      Value
-------------------------------------------------------------------------------------------------------------------
Obligations of States and Political Subdivisions                       $ 37,582      $ 924        $167     $38,339
Other                                                                       375         25          -         400
-------------------------------------------------------------------------------------------------------------------
   Total                                                               $ 37,957      $ 949        $167    $38,739
===================================================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 2004 and 2003 are shown below. Mortgage-Backed Securities are presented below based on expected maturities. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                     After 1     After 5                  Total
Securities Available-for-Sale                           Within         but         but        Over        Fair
December 31, 2004 (in thousands)                        1 Year      Within 5    Within 10   10 years      Value
------------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                 $ 15,100     $50,119       $9,846        -        $75,065
Obligations of States and Political Subdivisions            707      16,358          -          944       18,009
Mortgage-Backed Securities                                  -        66,752        8,724     10,355       85,831
Other                                                     6,583         -            -          -          6,583
-------------------------------------------------------------------------------------------------------------------
   Total                                               $ 22,390    $133,229      $18,570    $11,299     $185,488
===================================================================================================================
2003 Totals                                            $ 34,119    $172,771      $16,117    $   958     $223,965
===================================================================================================================

                                                                     After 1     After 5                  Total
Securities Held-to-Maturity                             Within         but         but        Over        Fair
December 31, 2004 (in thousands)                        1 Year       Within 5   Within 10   10 years      Value
-------------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies                      -       $10,039       $9,904        -        $19,943
Obligations of States and Political Subdivisions          7,124      12,794       13,187     23,135       56,240
Mortgage-Backed Securities                                  -        13,471          -          -         13,471
Other                                                       -           -            207         91          298
-------------------------------------------------------------------------------------------------------------------
   Total                                                $ 7,124     $36,304      $23,298    $23,226      $89,952
===================================================================================================================
2003 Totals                                             $ 6,147    $ 17,784     $ 11,402     $2,624     $ 37,957
===================================================================================================================

The following table shows those investments with gross unrealized losses and their market value aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.

                                                    Less Than 12 Months   12 Months or More           Total
                                                    -------------------   ------------------          -----
                                                    Fair     Unrealized   Fair    Unrealized     Fair    Unrealized
 (in thousands)                                    Value        Loss      Value      Loss       Value       Loss
---------------------------------------------------------------------------------------------------------------------
Securities of U.S. Government Agencies            $69,892       $692     $  -        $ -       $69,892     $ 692
Obligations of States and Political Subdivisions   22,093        129        292        7        22,385       136
Mortgage-Backed Securities                         65,588        239      7,063       88        72,651       327
Other                                                 -           -         -          -           -          -
---------------------------------------------------------------------------------------------------------------------
   Total                                         $157,573     $1,060     $7,355      $95      $164,928    $1,155

Proceeds from sales of securities available-for-sale were as follows:

(in thousands)                                                                     Gross          Gross      Gross
                                                                                  Proceeds        Gains      Losses
--------------------------------------------------------------------------------------------------------------------
2004                                                                               $74,775      $ 1,976      $   91
2003                                                                                65,406        1,096         161
2002                                                                                24,862          276          -

As of December 31, 2004, securities carried at $169,018,000 were pledged to secure public and other deposits as required by law. This amount at December 31, 2003 was $111,400,000. The Company has reviewed its securities portfolio in accordance with FASB 115 and the latest available information found in EITF 3-01 "Other-Than-Temporary Impairment of Investments" and found no securities that match the criterion in the above rulings.

4. Loans and Allowance for Loan Losses Loans as of December 31, consisted of the following:

  (in thousands)                                                                                 2004        2003
--------------------------------------------------------------------------------------------------------------------
  Real Estate                                                                                  $431,746    $386,735
  Real Estate Construction                                                                       62,446      77,115
  Home Equity                                                                                    63,782      55,827
  Agricultural                                                                                  151,002     134,862
  Commercial                                                                                    142,133     136,955
  Consumer                                                                                       17,973      17,504
--------------------------------------------------------------------------------------------------------------------
                                                                                                869,082     808,998
  Less:  Unearned Income on Loans                                                               (2,174)     (2,092)
  ------------------------------------------------------------------------------------------------------------------
  Total Loans                                                                                  $866,908    $806,906
  ==================================================================================================================
  Non-Accrual Loans                                                                              $  214     $ 2,367
  ==================================================================================================================

Changes in the allowance for loan losses consisted of the following:
 (in thousands)

                                                                                       2004        2003        2002
--------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                  $17,220     $16,684     $12,709
Provision Charged to Operating Expense                                                1,275         625       4,926
Recoveries of Loans Previously Charged Off                                              298         608         335
Loans Charged Off                                                                      (955)       (697)     (1,286)
Reclassification Adjustment*                                                           (111)        -           -
--------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                                $17,727     $17,220     $16,684
====================================================================================================================

*As of December 31, 2004, the Company reclassified $111,000 of the Allowance for Loan Losses that pertained to commitments under commercial and standby letters of credit to the "other liabilities" section of the Consolidated Balance Sheets.

All impaired loans have been assigned a related allowance for credit losses. As of December 31, 2004 and 2003, the total recorded investment in impaired loans was $214,000 and $2,367,000, respectively. The related allowance for impaired loans was $104,000 and $861,000 for the years ended 2004 and 2003, respectively. The average balance of impaired loans was $1.6 million, $3.0 million and $4.7 million for the years ended 2004, 2003 and 2002, respectively. There was no interest income reported on impaired loans in 2004, 2003 and 2002. Interest income forgone on loans placed on nonaccrual status was $30,000, $356,000 and $331,000 for the years ended December 31, 2004, 2003 and 2002, respectively. A portion of pledged loans totaling $310,162,000 were used to secure Federal Home Loan Bank advances of $40,000,000 and the unused commitments.


5. Premises and Equipment
Premises and equipment as of December 31, consisted of the following:

(in thousands)                                                                                   2004        2003
-------------------------------------------------------------------------------------------------------------------
Land and Buildings                                                                             $18,934     $16,535
Furniture, Fixtures and Equipment                                                               17,173      14,481
Leasehold Improvements                                                                           1,167       1,064
-------------------------------------------------------------------------------------------------------------------
                                                                                                37,274      32,080
Less:  Accumulated Depreciation and Amortization                                                22,303      20,871
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                       $14,971     $11,209
===================================================================================================================

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,574,000, $1,554,000 and $1,585,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Total rental expense for premises were $265,000, $255,000 and $248,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Rental income was $115,000, $81,000 and
$73,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

6. Other Real Estate
The Bank reported no other real estate at December 31, 2004 and 2003. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or fair value less selling costs determined at the date acquired. Losses arising from the acquisition of these properties are charged against the allowance for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.

7. Time Deposits
Time Deposits of $100,000 or more were as follows:
(in thousands)
                                                  December 31,
                                                 2004        2003
-------------------------------------------------------------------
Balance                                       $173,550    $156,586
===================================================================


At December 31, 2004, the scheduled maturities of time deposits were as follows:
                                                  Scheduled
(in thousands)                                    Maturities
------------------------------------------------------------
2005                                               $279,402
2006                                                 33,273
2007                                                  5,245
2008                                                    853
2009                                                    100
Thereafter                                              -
------------------------------------------------------------
   Total                                           $318,873
============================================================

8. Income Taxes

Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:

(in thousands)                                                                    2004          2003          2002
-------------------------------------------------------------------------------------------------------------------
Current
   Federal                                                                      $8,071        $ 6,235       $5,506
   State                                                                         3,228          2,535        2,384
-------------------------------------------------------------------------------------------------------------------
      Total Current                                                             11,299          8,770        7,890
-------------------------------------------------------------------------------------------------------------------
Deferred
   Federal                                                                      (1,379)          (493)        (503)
   State                                                                          (458)          (234)        (333)
-------------------------------------------------------------------------------------------------------------------
      Total Deferred                                                            (1,837)          (727)        (836)
-------------------------------------------------------------------------------------------------------------------
         Total Provision for Taxes*                                             $9,462        $ 8,043       $7,054
===================================================================================================================

*The Provision for Taxes for 2004 includes the $163,000 tax impact associated with the cumulative effect of change in accounting principle shown net of tax on the Consolidated Statements of Income.

The total provision for income taxes differs from the federal statutory rate as follows:
(in thousands)

                                                           2004                 2003                  2002
                                                      Amount   Rate       Amount     Rate        Amount    Rate
-------------------------------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate               $9,069    35.0 %    $7,986     35.0 %      $7,165     35.0 %
Interest on Obligations of States
   and Political Subdivisions
   Exempt from Federal Taxation                         (769)   (3.0)%      (933)    (4.0)%        (806)    (3.9)%
State and Local Income Taxes,
   Net of Federal Income Tax Benefit                   1,801     6.9%      1,496      6.5%        1,333      6.5 %
Bank Owned Life Insurance                               (645)   (2.5)%      (576)    (2.5)%        (523)    (2.6)%
Other, Net                                                 6     0.0%         70      0.0%         (115)    (0.6)%
-------------------------------------------------------------------------------------------------------------------
   Total Provision for Taxes                          $9,462    36.4%     $8,043     35.0%       $7,054     34.4 %
===================================================================================================================

The components of the net deferred tax assets as of December 31 are as follows:
(in thousands)
                                                          2004       2003
--------------------------------------------------------------------------------
Deferred Tax Assets
   Allowance for Loan Losses                             $7,500    $ 7,240
   Accrued Liabilities                                    1,268        391
   Deferred Compensation                                  1,635      1,320
   Unrealized Loss on Minimum Pension Liability             737      1,441
   State Franchise Tax                                    1,069        887
   Interest on Non-Accrual Loans                             13        150
--------------------------------------------------------------------------------
      Total Deferred Tax Assets                          12,222     11,429
--------------------------------------------------------------------------------

Deferred Tax Liabilities
   Depreciation (Loss)                                     (560)      (401)
   Unrealized Gain on Securities Available-for-Sale         468       (974)
   Securities Accretion                                    (407)      (636)
   Pension                                                 (413)      (857)
   Other                                                   (468)      (250)
--------------------------------------------------------------------------------
      Total Deferred Tax Liabilities                     (1,380)    (3,118)
--------------------------------------------------------------------------------
         Net Deferred Tax Assets                        $10,842     $8,311
================================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets.

9. Short Term Borrowings
As of December 31, 2004 and 2003, the Company had unused lines of credit available for short term liquidity purposes of $399 million and $370 million, respectively. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.

10. Federal Home Loan Bank Advances
The Company's advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,

 (in thousands)                                                                                   2004       2003
-------------------------------------------------------------------------------------------------------------------
5.35% note payable due February 4, 2008 with interest due quarterly, callable February 2,
2003 and quarterly thereafter.                                                                   $25,000    $25,000
5.38% note payable due August 12, 2008 with interest due quarterly, callable August 12,
2003 and quarterly thereafter.                                                                    15,000     15,000
5.60% amortizing note, interest and principal payable monthly with final maturity of
September 25, 2018.                                                                                  889        928
1.13% fixed rate credit advance, interest payable monthly with a maturity of February 2,
2004.                                                                                                -       71,000
2.34% fixed rate credit advance, interest payable weekly with a maturity of January 5, 2005       30,000        -
2.04% variable rate credit advance, interest payable daily with a maturity of January 3, 2005     10,000        -
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                         $80,889   $111,928
===================================================================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the Company and by agency and mortgage-backed securities, classified as available-for-sale, with carrying values of $44,884,000. A portion of pledged loans totaling $310,162,000 were used to secure Federal Home Loan Bank advances of $40,000,000 and the unused commitments.

11. Shareholders' Equity
Beginning in 1975 and continuing through 2004, the Company has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the State Department of Financial Institutions. These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 2004, the Bank could declare dividends of $27,145,000 without approval of the California State Banking Department. These regulations apply to all California state chartered banks (see Note 19).

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of June 30, 2004, the most recent notification from the Federal Reserve Bank categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories.


                                                                                                 Well Capitalized
                                                                           Regulatory Capital     Under Prompt
(in thousands)                                                Actual          Requirements      Corrective Action
December 31, 2004                                        Amount    Ratio    Amount     Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $136,916   13.00%   $84,243     8.0%    $105,303    10.0%
Total Consolidated Capital to Risk Weighted Assets      $140,828   13.34%   $84,437     8.0%      N/A        N/A
Tier I Bank Capital to Risk Weighted Assets             $123,695   11.75%   $42,121     4.0%     $63,182     6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $127,577   12.09%   $42,218     4.0%      N/A        N/A
Tier I Bank Capital to Average Assets                   $123,695   10.41%   $47,540     4.0%     $59,425     5.0%
Tier I Consolidated Capital to Average Assets           $127,577   10.69%   $47,720     4.0%      N/A        N/A

December 31, 2003                                        Amount    Ratio    Amount     Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------------------------
Total Bank Capital to Risk Weighted Assets              $123,825   12.39%   $79,966     8.0%    $99,958     10.0%
Total Consolidated Capital to Risk Weighted Assets      $132,751   13.24%   $80,189     8.0%      N/A        N/A
Tier I Bank Capital to Risk Weighted Assets             $111,272   11.13%   $39,983     4.0%    $59,975      6.0%
Tier I Consolidated Capital to Risk Weighted Assets     $120,164   11.99%   $40,095     4.0%      N/A        N/A
Tier I Bank Capital to Average Assets                   $111,272    9.91%   $44,908     4.0%    $56,135      5.0%
Tier I Consolidated Capital to Average Assets           $120,164   10.67%   $45,036     4.0%      N/A        N/A

12. Employee Benefit Plans
The Company, through the Bank, sponsors a defined benefit Pension Plan (the
Plan) that covers employees of Farmers & Merchants Bank of Central California. Effective June 9, 2001 the Plan was amended to freeze the benefit accruals in the Plan. With the exception of employees who had reached age 55 and who had accumulated 10 years of Plan service, the effect of the amendment was to freeze the participants' monthly pension benefit. Employees who had reached age 55 and had accumulated 10 years of Plan service as of December 31, 2000 continue to accrue benefits under the Plan. The Bank uses a December 31 measurement date for the Plan.

The Plan provides benefits, up to a maximum stated in the Plan, based on each covered employee's years of service and highest five-year average compensation earned while a participant in the Plan. Plan benefits are fully vested after five years of Plan service.

The Company's funding policy is to contribute annually an amount that is not less than the ERISA minimum funding requirement and not in excess of the maximum tax-deductible contribution as developed in accordance with the aggregate cost method. The Bank expects to contribute $1.6 million to its Pension Plan in 2005.

At the February 1, 2005 meeting of the Board of Directors, it was decided to terminate the Defined Benefit Pension Plan in 2005, subject to receipt of the required approvals by the Internal Revenue Service and the Pension Benefit Guarantee Corporation.

Because of the Company's decision to terminate the Plan in 2005, it elected to accelerate the recognition of gain/loss over a two year amortization period effective January 1, 2004, to match the remaining life of the Plan. This change in amortization period resulted in a cumulative adjustment in the amount of $387,000 ($224,000, net of tax).

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                                                                  2004          2003
--------------------------------------------------------------------------------------------------------------------
Benefit Obligation at Beginning of Year                                                        $5,369        $3,541
Service Cost                                                                                       47            52
Interest Cost                                                                                     255           224
Benefits Paid                                                                                    (483)         (920)
Increase Due to Actuarial Loss and Assumption Change                                              320         2,472
--------------------------------------------------------------------------------------------------------------------
      Total Benefit Obligation at End of Year                                                  $5,508        $5,369
====================================================================================================================
The Change in Plan Assets are as follows: (in thousands)                                        2004          2003
--------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                                                 $4,191        $3,104
Employer Contribution                                                                             225         1,974
Benefits Paid                                                                                    (483)         (920)
Actual Return on Plan Assets                                                                      147            33
--------------------------------------------------------------------------------------------------------------------
      Total Fair Value of Plan Assets at End of Year                                           $4,080        $4,191
====================================================================================================================

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31:

(in thousands)                                                                                  2004          2003
--------------------------------------------------------------------------------------------------------------------
Benefit Obligation                                                                             $5,508       $ 5,369
Fair Value of Plan Assets                                                                       4,080         4,191
--------------------------------------------------------------------------------------------------------------------
Funded Status                                                                                  (1,428)       (1,178)
Unrecognized Net Loss                                                                           1,855         3,524
Cumulative Adjustment Required to Recognize Minimum Liability                                  (1,756)       (3,429)
--------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                  $(1,329)      $(1,083)
====================================================================================================================

Amounts Recognized: (in thousands)
--------------------------------------------------------------------------------------------------------------------
Prepaid Benefit Cost                                                                          $   -         $   -
Accrued Benefit Liability                                                                      (1,329)       (1,083)
Intangible Asset                                                                                  -             -
--------------------------------------------------------------------------------------------------------------------
      Net Amounts Recognized                                                                  $(1,329)      $(1,083)
====================================================================================================================

The accumulated benefit obligation for the defined benefit Pension Plan was $5.4 million and $5.3 million at December 31, 2004 and 2003, respectively.

The components of the net periodic benefit costs are as follows:

(in thousands)                                                                          2004        2003       2002
--------------------------------------------------------------------------------------------------------------------
Service Cost                                                                            $  48      $  52       $ 33
Interest Cost                                                                             255        224        222
Expected Return on Plan Assets                                                           (114)      (127)      (217)
Amortization of :
   Unrecognized Prior Service Cost                                                         -          -          (1)
   Unrecognized Net Loss                                                                1,569        377         13
--------------------------------------------------------------------------------------------------------------------
   Total Net Periodic Benefit Cost                                                     $1,757      $ 526       $ 50
====================================================================================================================
(Decrease) /Increase in minimum liability included in other
comprehensive income                                                                  $(1,674)    $2,167     $1,262
====================================================================================================================

Weighted-average assumptions used to determine benefit obligations at December
31,

                                                                                        2004       2003
---------------------------------------------------------------------------------------------------------
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                                                         4.89%      5.12%
Rate of Compensation Increase                                                           4.00%      4.00%
=========================================================================================================

Weighted-average assumptions used to determine net benefit cost for years ended December 31,

                                                                                        2004       2003       2002
--------------------------------------------------------------------------------------------------------------------
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)                                                         5.12%      4.96%      7.25%
Expected Return on Plan Assets                                                          3.00%      3.00%      6.00%
Rate of Compensation Increase                                                           4.00%      4.00%      4.00%
====================================================================================================================

The Bank's Pension Plan weighted-average asset allocations for the years ended December 31, 2004 and 2003, by asset category are as follows:

(in thousands)                                                                                     2004       2003
--------------------------------------------------------------------------------------------------------------------
Savings Deposit                                                                                       0%        50%
Certificates of Deposit                                                                               0%        30%
Money Market Funds                                                                                   30%        11%
Bonds                                                                                                51%         4%
Equity Securities                                                                                    19%         2%
Mutual Funds                                                                                          0%         3%
--------------------------------------------------------------------------------------------------------------------
    Total                                                                                           100%       100%
====================================================================================================================

As of December 31, 2004 and 2003 the Plan assets are invested as follows:

(in thousands)                                                                                     2004       2003
--------------------------------------------------------------------------------------------------------------------
Corporate Bonds                                                                                       0%        13%
Government Bonds                                                                                      0%        43%
Equity Securities                                                                                     0%        24%
Savings Deposits                                                                                      0%         0%
Money Market Funds                                                                                  100%        20%
Mutual Funds                                                                                          0%         0%
--------------------------------------------------------------------------------------------------------------------
    Total                                                                                           100%       100%
====================================================================================================================

This mix may change as projected cash flows or market conditions change.

The Bank sponsors a Profit Sharing Plan for substantially all full-time employees of the Bank with one or more years of service. Participants receive up to two annual employer contributions, one is discretionary and the other is mandatory. The discretionary contributions to the Profit Sharing Plan are determined annually by the Board of Directors. The discretionary contributions totaled $660,000, $635,000 and $625,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The mandatory contributions to the Profit Sharing Plan are made according to a predetermined set of criteria. Mandatory contributions totaled $645,000, $575,000 and $522,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Bank employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the Profit Sharing Plan. The Bank does not match employee contributions within the 401(k) feature of the Profit Sharing Plan and the Bank can terminate the Profit Sharing Plan at any time.

Employees who have continued to accrue benefits under the Defined Benefit Pension Plan since it was frozen in 2001 only participate in the discretionary contributions to the Profit Sharing Plan (when the Defined Benefit Pension Plan is terminated in 2005 these employees will begin to participate in the mandatory contributions to the Profit Sharing Plan).

The Bank sponsors a Deferred Bonus Plan for certain employees. Deferred bonuses are granted and benefits accumulate based on the cumulative profits during the employee's participation period. The Bank contributed $248,000, $213,000 and $222,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Bank sponsors an Indexed Retirement Plan for certain employees. The plan is designed to provide participants with supplemental non-qualified retirement income. The Bank contributed $751,000 and $270,000 for the years ended December 31, 2004 and 2003, respectively.

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

                                                                         2004                      2003
                                                                Carrying     Estimated     Carrying     Estimated
ASSETS: (in thousands)                                           Amount      Fair Value     Amount      Fair Value
------------------------------------------------------------- ------------- ------------- ------------ -------------
Cash and Cash Equivalents                                          $32,170       $32,170      $35,800       $35,800
Investment Securities Held-to-Maturity                              89,952        90,212       37,957        38,739
Investment Securities Available-for-Sale                           185,488       185,488      223,965       223,965
Loans, Net of Unearned Income                                      866,908       865,206      806,906       812,067
Less:  Allowance for Loan Losses                                    17,727        17,727       17,220        17,220
Loans, Net of Allowance                                            849,181       847,479      789,686       795,227
LIABILITIES:
Deposits:
    Non-Interest Bearing                                           273,799       273,709      223,000       223,000
    Interest-Bearing                                               728,311       727,509      681,349       682,880
Federal Home Loan Bank Advances                                     80,889        83,260      111,928       115,706
Subordinated Debentures                                             10,310        10,306       10,310        10,348


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

Deposit liabilities: The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31, 2004 and 2003. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities.

Borrowings: The fair value of federal funds purchased and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

Limitations: Fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented above.

14. Derivative Instruments and Hedging Activities
The Company uses derivative instruments to limit its exposure to changes in interest rates. The Company has developed a Hedging Policy to provide guidelines that address instruments to be used, authority limits, implementation guidelines, guidelines for evaluating hedge alternatives, reporting requirements, and the credit worthiness of the instrument's counterparty.

The Company reviews compliance with these guidelines annually with the ALCO Committee and the Board of Directors. The guidelines may change as the Company's business needs dictate.

In January of 2004, the Company terminated an interest rate swap agreement with a notional amount of $12 million and maturity of December 8, 2006. As a result of this termination, the Company recorded a deferred gain of $112,500 to be amortized over the original remaining life of the interest rate swap as follows:
$37,500 in 2004, $37,500 in 2005 and $37,500 in 2006.

In February of 2004, the Company terminated an interest rate swap agreement with a notional amount of $20 million and maturity of November 4, 2005. As a result of this termination, the Company recorded a deferred gain of $60,000 to be amortized over the original remaining life of the interest rate swap as follows:
$32,000 in 2004 and $28,000 in 2005.

In June of 2004, the Company entered into a $10 million, two year interest rate swap maturing June 1, 2006 and a $5 million, three year interest rate swap maturing June 1, 2007. The interest rate swap agreements effectively converted $15 million of the Company's variable rate loans to a fixed rate consistent with its interest rate management strategy during that period to limit exposure to declining interest rates. The interest rate swaps received a fixed rate of 5.69% and 6.25% respectively, and paid a floating rate based on Prime. In November 2004, the Company terminated both remaining swap positions resulting in a combined loss of $73,000. Therefore, at December 31, 2004, there were no remaining derivative positions.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $15,766,000 at December 31, 2004, and $12,218,000 at December 31, 2003. Outstanding standby letters of credit had original terms ranging from 1 to 37 months with final expiration in 2008. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $378,840,000 and $308,436,000 as of December 31, 2004 and 2003, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2004 were $262,000, $116,000, $49,000, $49,000, and $49,000 for the years 2005 to 2009 and
$8,000 thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 2004 or at December 31, 2004 and 2003.

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

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 2004, were as follows:
(in thousands)
------------------------------------------------------------
Loan Balances December 31, 2003                      $2,833
   Disbursements During 2004                          3,986
   Loan Reductions During 2004                       (3,264)
------------------------------------------------------------
Loan Balances December 31, 2004                      $3,555
============================================================

17. Recent Accounting Developments
In June 2004, the Emerging Issues Task Force of the FASB issued final guidance on its Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." A consensus was reached regarding disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under FASB Statements No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

This EITF describes a model involving three steps: (1) determine whether an investment is impaired; (2) determine whether the impairment is other-than-temporary; and (3) recognize the impairment loss in earnings.
 The EITF also requires several additional disclosures for cost-method investments. The EITF's impairment accounting guidance was effective for reporting periods beginning after June 15, 2004. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004.

The adoption of this EITF did not have a material impact on the Company's consolidated financial statements. At December 31, 2004, management believed the impairments described above are temporary and, accordingly, no impairment loss has been recognized in the Company's consolidated statement of income.

Additionally, the Financial Accounting Standards Board (FASB) staff has indicated that the FASB will likely delay until 2005 the finalization of FASB Staff Position No. EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, `The Meaning of Other-than-temporary Impairment and Its Application to Certain Investments'" (EITF 03-1). It is expected that the FASB will be taking a "fresh look" at accounting for marketable securities and the meaning of other-than-temporary impairment, and thus will reconsider EITF 03-1 in its entirety. Accordingly, FSP No. EITF 03-1-a was not issued before the end of 2004.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") may have an impact on the treatment of the trust preferred securities we have issued and the ability for those instruments to continue to provide the Company with Tier 1 capital. FIN 46 prevents the Company from consolidating the trust entity that issued these trust preferred securities. The Federal Reserve has issued Supervisory Letter (SR 03-13) which allows for the inclusion of these instruments in Tier 1 capital regardless of the impact of FIN 46 on the consolidation of the trusts. There remains the potential that this determination by the Federal Reserve may be changed at a later date (see Managements Discussion and Analysis - Capital). We do not expect FIN 46 to have any other material impact on the Company's financial condition or operating results.

On March 9, 2004, the Staff of the Securities and Exchange Commission (the "SEC Staff") issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 provides guidance on the initial recognition and measurement of loan commitments that meet the definition of a derivative, and summarizes the related disclosure requirements. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into, or substantially modified, on or after April 1, 2004. SAB 105 addresses loan commitments that the Financial Accounting Standards Board (FASB) defines as derivatives in paragraph 6 of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("FAS 133"). These loan commitments relate to the origination of mortgage loans that will be held for sale. SAB 105 does not apply to (1) commitments to purchase mortgage loans that do not meet the definition of a derivative under paragraph 6 of FAS 133; or (2) commitments that are explicitly excluded from the scope of FAS 133 (i.e., commitments to originate mortgage loans that will be held for investment purposes and loan commitments to originate other types of loans). The Company does not currently originate mortgage loans to be held for sale. If that should change in the future, we would take SAB 105 into consideration but do not expect it to have a material impact on the Company's financial condition or operating results.

18. Parent Company Financial Information
The financial information below is presented as of December 31, 2004 and December 31, 2003.

                                          Farmers & Merchants Bancorp
                                                 Balance Sheet

(in thousands)                                                                                  2004         2003
--------------------------------------------------------------------------------------------------------------------
Cash                                                                                            $ 2,244     $ 6,905
Investment in Farmers & Merchants Bank of Central California                                    123,694     111,272
Investment Securities                                                                               251       1,296
Loans                                                                                               785         335
Other Assets                                                                                      1,359       1,119
--------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                                $128,333    $120,927
====================================================================================================================

Subordinated Debentures                                                                        $ 10,310    $ 10,310
Liabilities                                                                                         363         174
Shareholders' Equity                                                                            117,660     110,443
--------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                                                 $ 128,333   $ 120,927
====================================================================================================================

                                          Farmers & Merchants Bancorp
                                               Income Statement

                                                                                       Year Ended December 31,
(in thousands)                                                                      2004        2003         2002
--------------------------------------------------------------------------------------------------------------------
Equity Earnings in Farmers & Merchants Bank of Central California                 $ 16,593     $ 15,203    $ 13,561
Interest Income                                                                         27           78         167
Other Expenses, Net                                                                   (170)        (506)       (309)
--------------------------------------------------------------------------------------------------------------------
   Net Income                                                                     $ 16,450     $ 14,775    $ 13,419
====================================================================================================================

                                          Farmers & Merchants Bancorp
                                            Statement of Cash Flows

                                                                                      Year Ended December 31,
(in thousands)                                                                       2004       2003        2002
-------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net Income                                                                         $16,450    $14,775     $13,419
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
  Equity in Undistributed Net Earnings from Subsidiary                              (9,243)   (12,442)     (5,460)
  Gain on Sale of Securities                                                        (1,095)       -           -
  Net Increase in Interest Receivable and Other Assets                                (110)      (448)       (200)
  Net Increase in Interest Payable and Other Liabilities                               189        174         -
-------------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                                       6,191      2,059       7,759
-------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Securities Purchased                                                                 -         (393)        (47)
  Securities Sold or Matured                                                         1,815         13       1,423
  Net Loans Originated                                                                (451)      (335)         87
-------------------------------------------------------------------------------------------------------------------
     Net Cash Provided (Used) by Investing Activities                                1,364       (715)      1,463
-------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Subordinated Debentures Issued                                                       -       10,310         -
  Stock Redemption                                                                  (3,107)    (1,468)     (5,006)
  Downstream of Trust Preferred Proceeds                                            (3,180)       -           -
  Cash Dividends                                                                    (5,929)    (4,878)     (4,544)
-------------------------------------------------------------------------------------------------------------------
     Net Cash (Used) Provided by Financing Activities                              (12,216)     3,964      (9,550)
-------------------------------------------------------------------------------------------------------------------
     (Decrease) Increase in Cash and Cash Equivalents                               (4,661)     5,308        (328)
     Cash and Cash Equivalents at Beginning of Year                                  6,905      1,597       1,925
-------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Year                                           $2,244     $6,905      $1,597
===================================================================================================================

19.  Long-term Subordinated Debentures
In December 2003, the Company formed a wholly owned Connecticut statutory business trust, FMCB Statutory Trust I ("Statutory Trust I"), which issued $10,000,000 of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures (the "Trust Preferred Securities"). These debentures qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of Statutory Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by FMCB Statutory Trust to purchase $10,310,000 of junior subordinated debentures of the Company, which carry a floating rate based on three-month LIBOR plus 2.85%. The debentures represent the sole asset of Statutory Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 2.85% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Statutory Trust I, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Statutory Trust I. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on December 17, 2033, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Statutory Trust I, in whole or in part, on or after December 17, 2008. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest. Additionally, if the Company decided to defer interest on the subordinated debentures, the Company would be prohibited from paying cash dividends on the Company's common stock.

Five Year Financial Summary of Operations
(in thousands, except for per share data)

Summary of Income:                                                            2004         2003         2002       2001      2000
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                     $   59,300   $   54,884   $   54,238  $  63,530  $ 66,127
Total Interest Expense                                                         9,818       11,073       13,596     23,280    24,757
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                           49,482       43,811       40,642     40,250    41,370
Provision for Loan Losses                                                      1,275          625        4,926      1,000     2,800
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                                                   48,207       43,186       35,716     39,250    38,570
Total Non-Interest Income                                                     14,267       12,918       13,866      8,374     6,648
Total Non-Interest Expense                                                    36,175       33,286       29,109     27,486    27,548
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                    26,299       22,818       20,473     20,138    17,670
Provision for Income Taxes                                                     9,625        8,043        7,054      7,821     6,650
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Before Cumulative Effect of Change in Accounting Principle         16,674       14,775       13,419     12,317    11,020
Cumulative Effect of a Change in Accounting Principle (net of tax)              (224)         -            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                $   16,450   $   14,775   $   13,419  $  12,317  $ 11,020
===================================================================================================================================
Balance Sheet Data:
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                              $1,226,295   $1,148,565   $1,021,907  $ 970,883  $905,551
Loans                                                                        866,908      806,906      696,675    602,169   497,397
Allowance for Loan Losses                                                     17,727       17,220       16,684     12,709    11,876
Investment Securities                                                        275,440      261,922      233,933    275,550   320,654
Deposits                                                                   1,002,110      904,349      850,225    819,711   764,678
Federal Home Loan Bank Advances                                               80,889      111,928       40,965     41,000    41,033
Shareholders' Equity                                                         116,547      109,605      103,565    100,736    90,883
-----------------------------------------------------------------------------------------------------------------------------------
Selected Ratios
Return on Average Assets                                                       1.40%        1.36%        1.41%      1.35%     1.29%
Return on Average Equity                                                      14.50%       13.68%       13.16%     12.84%    12.94%
Dividend Payout Ratio                                                         36.05%       33.02%       33.86%     32.93%    33.66%
Average Loans to Average Deposits                                             86.41%       85.29%       79.71%     68.37%    59.96%
Average Equity to Average Assets                                               9.68%        9.97%       10.71%     10.49%     9.94%
Period-end Shareholders' Equity to Total Assets                                9.50%        9.54%       10.13%     10.38%    10.04%

Per Share Data
Net Income (1)                                                                $20.65       $18.40       $16.54     $14.87    $13.25
Cash Dividends Declared                                                        $7.20        $6.20        $6.00      $5.45     $5.00

(1) Based on the weighted average number of shares outstanding of 796,751, 802,862, 811,495, 828,554 and 831,388 for the years ended December 31, 2004,
2003, 2002, 2001, and 2000 respectively. Prior years have been adjusted for 5% stock dividends issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)

                                                                        First      Second        Third       Fourth
                               2004                                    Quarter     Quarter      Quarter      Quarter      Total
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Total Interest Income                                                 $ 14,045    $ 14,565     $ 15,114     $ 15,576    $ 59,300
Total Interest Expense                                                   2,413       2,414        2,488        2,503       9,818
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Net Interest Income                                                     11,632      12,151       12,626       13,073      49,482
Provision for Loan Losses                                                  375         350          350          200       1,275
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Net Interest Income After
  Provision for Loan Losses                                             11,257      11,801       12,276       12,873      48,207
Total Non-Interest Income                                                3,544       3,435        2,950        4,338      14,267
Total Non-Interest Expense                                               8,698       8,730        8,508       10,239      36,175
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Income Before Income Taxes                                               6,103       6,506        6,718        6,972      26,299
Cumulative Effect of a Change in Accounting Principle (net of tax)         -           -            -           (224)       (224)
Provision for Income Taxes                                               2,201       2,402        2,494        2,528       9,625
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Net Income                                                            $  3,902    $  4,104     $  4,224     $  4,220    $ 16,450
==================================================================== =========== ============ ============ =========== ============
Earnings Per Share (1)                                                $   4.88    $   5.14     $   5.31     $   5.32    $  20.65
==================================================================== =========== ============ ============ =========== ============


                                                                        First       Second        Third      Fourth
                               2003                                    Quarter      Quarter      Quarter     Quarter      Total
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Total Interest Income                                                 $ 13,199     $ 13,870     $ 13,775    $ 14,040    $ 54,884
Total Interest Expense                                                   2,878        2,947        2,710       2,538      11,073
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Net Interest Income                                                     10,321       10,923       11,065      11,502      43,811
Provision for Loan Losses                                                  200          125          150         150         625
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Net Interest Income After
  Provision for Loan Losses                                             10,121       10,798       10,915      11,352      43,186
Total Non-Interest Income                                                2,951        3,187        3,210       3,570      12,918
Total Non-Interest Expense                                               7,749        8,320        8,072       9,145      33,286
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Income Before Income Taxes                                               5,323        5,665        6,053       5,777      22,818
Provision for Income Taxes                                               1,922        2,021        2,173       1,927       8,043
-------------------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
Net Income                                                            $  3,401     $  3,644     $  3,880    $  3,850    $ 14,775
==================================================================== =========== ============ ============ =========== ============
 Earnings Per Share (1)                                               $   4.22     $   4.54     $   4.84    $   4.80    $  18.40
==================================================================== =========== ============ ============ =========== ============

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 2004, 2003 and 2002, $2.80, $2.10 and $2.00 per share, respectively, and for December 2004, 2003, and 2002, $4.40, $4.10 and $4.00 per share, respectively. Based on information from shareholders and from Company stock transfer records, the prices paid in 2004, 2003 and 2002 ranged from $238.00 to $455.00 per share. Additional information about the Company's common stock is available in Part II, Item 5. of the Company's 2004 Form 10-K.

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

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, agricultural, real estate, consumer, and other lending activities; (iv) changes in federal and state banking laws or regulations; (v) competitive pressure in the banking industry;
(vi) changes in governmental fiscal or monetary policies; (vii) uncertainty regarding the economic outlook resulting from the continuing war on terrorism, as well as actions taken or to be taken by the U.S. or other governments as a result of further acts or threats of terrorism; (viii) dividend restrictions;
(ix) asset/liability pricing risks and liquidity risks; (x) changes in the securities markets; (xi) certain operational risks involving data processing systems or fraud; (xii) the State of California's fiscal difficulties; and
(xiii) other external developments which could materially impact the Company's operational and financial performance.

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

Overview

The Company's primary service area encompasses the northern Central Valley of California, a region that is impacted by the seasonal needs of the agricultural industry. Accordingly, discussion of the Company's Financial Condition and Results of Operations is influenced by the seasonal banking needs of its agricultural customers (e.g., during the spring and summer customers draw down their deposit balances and increase loan borrowing to fund the purchase of equipment and planting of crops. Correspondingly, deposit balances are replenished and loans repaid in fall and winter as crops are harvested and sold).

The Five Year Period: 2000 through 2004
The following table presents key performance data for the Company over the past five years.

(in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------
Financial Performance Indicator                      2004           2003           2002           2001           2000
-----------------------------------------------------------------------------------------------------------------------
Net Income                                        $  16,450      $  14,775      $  13,419       $ 12,317      $ 11,020
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                    $ 1,226,295    $ 1,148,565    $ 1,021,907       $970,883      $905,551
-----------------------------------------------------------------------------------------------------------------------
Total Loans                                       $ 866,908      $ 806,906      $ 696,675       $602,169      $497,397
-----------------------------------------------------------------------------------------------------------------------
Total Deposits                                  $ 1,002,110      $ 904,349      $ 850,225       $819,711      $764,678
-----------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                        $ 116,547      $ 109,605      $ 103,565       $100,736      $ 90,883
-----------------------------------------------------------------------------------------------------------------------
Total Risk-Based Capital Ratio                       13.34%         13.24%         12.25%         13.76%        15.41%
-----------------------------------------------------------------------------------------------------------------------
Non-Performing Loans as a % of Total Loans            0.03%          0.32%          0.42%          0.40%         0.30%
-----------------------------------------------------------------------------------------------------------------------
Net Charge-Offs to Average Loans                      0.08%          0.01%          0.15%          0.03%         0.16%
-----------------------------------------------------------------------------------------------------------------------
Loan Loss Allowance as a % of Total Loans             2.04%          2.13%          2.39%          2.11%         2.39%
-----------------------------------------------------------------------------------------------------------------------
Return on Average Assets                              1.40%          1.36%          1.41%          1.35%         1.29%
-----------------------------------------------------------------------------------------------------------------------
Return on Average Equity                             14.50%         13.68%         13.16%         12.84%        12.94%
-----------------------------------------------------------------------------------------------------------------------
Earnings Per Share                                 $  20.65       $  18.40       $  16.54       $  14.87      $  13.25
-----------------------------------------------------------------------------------------------------------------------
Cash Dividends Per Share (1)                       $   7.20        $  6.20        $  6.00        $  5.45       $  5.00
-----------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared (2)                        $  5,723       $  4,736       $  4,404       $  3,923      $  3,609
-----------------------------------------------------------------------------------------------------------------------
# Shares Repurchased During Year                      7,981          5,732         20,749          2,053         5,994
-----------------------------------------------------------------------------------------------------------------------
Average Share Price of Repurchased Shares           $   389        $   256        $   241        $   238       $   210
-----------------------------------------------------------------------------------------------------------------------
High Stock Price - Fourth Quarter                 $  455.00       $ 375.00       $ 300.00       $ 250.00      $ 245.00
-----------------------------------------------------------------------------------------------------------------------
Low Stock Price - Fourth Quarter                  $  400.00       $ 300.00       $ 250.00       $ 250.00      $ 240.00
-----------------------------------------------------------------------------------------------------------------------

(1) Prior years' per share data has been restated for the 5% stock dividend issued in each of the above years. (2) Not including cash paid in lieu of fractional shares related to the stock dividend. These payments totaled $722,000 over the five year period.

During the five year period 2000 through 2004, the Company's operating performance improved every year.

o Annual net income increased 49% to $16.4 million from $11.0 million.

o Earnings Per Share increased 56% to $20.65 from $13.25.

o Return on Average Equity increased from 12.94% to 14.50%, a 156 basis point increase.

o Total assets increased 36% to $1.23 billion.

o Total loans increased 74% to $866.9 million.

Importantly, during this period of asset and earnings growth:

o The Company's risk based capital ratio has remained above the 10% level that federal and state banking regulators require for banks to be considered "well capitalized" (see Financial Condition - Capital).

o The Company's asset quality has remained strong, as reflected by net charge-offs never exceeding 0.16% of average loans in any year and non-performing loans totaling 0.03% of total loans at December, 31, 2004 (see Financial Condition - Non-Performing Assets).

o The Company's allowance for loan losses has been maintained above 2% of total loans, reflecting a conservative approach to providing` for loan losses (see Results of Operations - Provision and Allowance for Loan Losses).

As a result of this strong earnings performance, capital position and asset quality, shareholders have benefited well in excess of overall stock market returns over the past five years.

o Return on Average Equity has increased every year from 12.94% in 2000 to 14.50% in 2004.

o Cash Dividends per Share have increased 60% since 1999, and totaled $29.85 per share over the five year period.

o The market price of the Company's stock has increased $215 per share from a close of $210 in the fourth quarter of 1999 to a close of $425 in the fourth quarter of 2004. This increase in shareholder value has been further enhanced by the 5% stock dividend declared each year, resulting in the average shareholder owning approximately 126 shares at December 31, 2004 for every 100 shares they owned at December 31, 1999.

o The combination of cash dividends, stock dividends, cash payments in lieu of fractional shares from stock dividends and increase in market value of the stock has provided investors with a total return exceeding 170% during the five year period. Management believes that this compares very favorably to overall stock market returns as represented by the AMEX Market Index and the CoreData Group Index of Banks and Bank Holding Companies (see Performance Graph in the Company's definitive proxy statement for the 2005 Annual Meeting of Shareholders).

o The total market capitalization of the Company has increased by $198 million over the five year period.

As part of an overall capital management program, beginning in 1998 the Company implemented a stock repurchase program. Since 1999, the Company has repurchased over 44,000 shares for total consideration of $11.7 million. The Company will continue to repurchase shares when it believes it is in the best long-term interest of shareholder value.

The Current Year: 2004
At the completion of our 88th year, management and the Board are pleased to report the highest net income in the Company's history. As of December 31, 2004, Farmers & Merchants Bancorp reported net income of $16.4 million, earnings per share of $20.65, return on average assets of 1.40% and return on average equity of 14.50%.

The Company's continuing strong earnings performance in 2004 was due to a combination of (1) growth in earning assets, (2) improvement in the mix of earning assets as reflected by an increase in loans as a percentage of average earning assets, and (3) continued strong expense control as reflected in an efficiency ratio of 57%.

The following is a summary of the financial accomplishments achieved during 2004.

o Net income increased 11.3% to $16.4 million from $14.8 million.

o Earnings per share increased 12.2% to $20.65 from $18.40.

o Net interest income increased 12.9% to $49.5 million from $43.8 million.

o Total assets increased 6.9% to $1.23 billion from $1.15 billion.

o Investment securities increased 5.2% to $275.4 million from $261.9 million.

o Gross loans increased 7.4% to $866.9 million from $806.9 million.

o Total deposits increased 10.8% to $1.0 billion from $904.3 million.

o Total shareholders' equity increased 6.3% to $116.5 million from $109.6 million, after dividends of $5.7 million, stock buybacks of $3.1 million and a decline in Accumulated Other Comprehensive Income of $471,000.

o Total market capitalization increased $49 million.

Looking Forward: 2005 and Beyond
In management's opinion, the following key issues will influence the financial results of the Company in 2005 and future years:

o Between June and December 2004, the Company's net interest margin improved approximately 30 basis points as a result of the Federal Reserve's 125 basis point increase in short-term market rates. Management's current expectation is that short-term market rates will continue to rise in 2005; however, no assurance can be given that rates will continue to rise. Should market rates continue to rise, the Company's net interest margin is expected to improve further. For each 10 basis point increase in the Company's net interest margin, net interest income is expected to increase approximately $1.15 million.

o As of December 31, 2004 non-performing loans were $225,000 compared to $2.6 million at December 31, 2003. If credit quality continues to remain at these levels, the Company may be able to reduce its 2005 Provision for Loan Losses relative to the $1.27 million recorded in 2004.

o The Company has decided to terminate its Defined Benefit Pension Plan in 2005 (see Note 12 of Notes to Consolidated Financial Statements). This will result in increased expense recognition in 2005 of approximately $1.4 million over previously forecasted amounts, but will eliminate the need for approximately $575,000 per year in expense recognition in 2006 and future years.

 In addition to the preceding issues, management has carefully examined the Company's existing branch delivery system, along with the availability and desirability of additional branch locations, and decided to initiate a major branch expansion, relocation and renovation program. New branches will be opened during 2005 in Sacramento, Galt, Lodi and Stockton and the Turlock branch will be relocated to a new facility. Renovations are being undertaken at many branches, both to update these facilities and comply with the Americans with Disabilities Act. In management's opinion, these moves are integral to the long-term strategic positioning of the Company.

 The Company currently estimates that the capital expenditures associated with this branch program will be in excess of $10 million over the next twelve to eighteen months, which will result in an increase in the Company's 2005 occupancy expense as compared to 2004. In addition, the staffing and other operating expense implications of new branches will place pressure on the Company's earnings over the next 36-48 months, the timeframe in which these branches are estimated to reach break-even.

Results of Operations

The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and its subsidiaries' performance during 2004 and 2003, the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

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

The Company's earning assets and rate sensitive liabilities are subject to repricing at different times, which exposes the Company to income fluctuations when interest rates change. In order to minimize income fluctuations, the Company attempts to match asset and liability maturities. However, some maturity mismatch is inherent in the asset and liability mix. See Quantitative and Qualitative Disclosures About Market Risk under Market Risk-Interest Rate Risk.

Net interest income increased 12.9% to $49.5 million during 2004. During 2003, net interest income was $43.8 million, representing an increase of 7.8% from 2002. On a fully taxable equivalent basis, net interest income increased 11.9% and totaled $50.8 million during 2004, compared to $45.4 million for 2003. In 2002, on a fully taxable equivalent basis, net interest income increased 1.0% or $400,000 from that of 2001. The primary reason for the increase in net interest income during 2004 was an improvement in the volume and mix (as reflected by an increase in loans as a percentage of average earning assets) of earning assets. However, since the Federal Reserve began increasing market interest rates in June, 2004, the Company's net interest income has started to benefit from an increase in the yield on earning assets.

Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin. For 2004, the Company's net interest margin was 4.65% compared to 4.50% in 2003. Although this improvement is primarily a result of a decrease in the cost of interest bearing liabilities, the Company's yield on earning assets has begun to improve as a result of the Federal Reserve's 125 basis point increase in market rates since June 30, 2004. Should market rates continue to rise, the Company's net interest margin is expected to improve further.

Loans, generally the Company's highest earning assets, increased $60.0 million as of December 31, 2004 compared to December 31, 2003. On an average balance basis, loans increased by $86.6 million for the year ended December 31, 2004. As a result of this loan growth, the mix of the Company's earning assets improved as loans increased from 73.1% of average earning assets during 2003 to 75.5% in 2004. Due to the continued lagging impact of the decline in market interest rates during 2003 and the first half of 2004, the year-to-date yield on the loan portfolio decreased 10 basis points to 5.98% for the year ended December 31, 2004 compared to 6.08% for the year ended December 31, 2003. Since the Federal Reserve began raising rates in June 2004, this decline in loan portfolio yields has begun to reverse. This decrease in yield was offset by the growth in loan balances, which resulted in interest revenue from loans increasing 9.8% to $49.3 million for 2004.

The investment portfolio is the other main component of the Company's earning assets. The Company invests primarily in mortgage-backed securities, U.S. Government Agencies, and high-grade municipals. Since the risk factor for these types of investments is significantly lower than that of loans, the yield earned on investments is generally less than that of loans.

Average investment securities remained relatively unchanged from the prior year. Average balances decreased $2.5 million in 2004 compared to the average balance during 2003 and interest income on securities decreased $275 thousand for the year ended December 31, 2004. The declining market interest rate environment in 2003 and early 2004, and the fact that rates have remained low for a substantial time, resulted in maturities in the portfolio being reinvested at rates slightly below prior years. The average yield, on a taxable equivalent basis, in the investment portfolio was 4.4% in 2004 compared to 4.5% in 2003. Net interest income on the Schedule of Year-to-Date Average Balances and Interest Rates in the Company's Form 10-K is shown on a taxable equivalent basis, which is higher than net interest income as reflected on the Consolidated Statements of Income because of adjustments that relate to income on securities that are exempt from federal income taxes.

Average interest-bearing sources of funds increased $39.4 million or 5.1% during 2004. Of that increase, average borrowed funds (primarily FHLB Advances) decreased $19.1 million, interest-bearing deposits increased $48.6 million, and subordinated debt increased $9.9 million.

During 2004, the Company was able to grow average interest bearing deposits by $48.6 million. The increase was primarily in lower cost savings and interest bearing DDA deposits, which grew $37.7 million, as higher cost time deposits grew by $10.9 million. Total interest expense on deposit accounts for 2004 was $6.7 million as compared to $8.1 million in 2003. Even as deposits increased, due to a continuing decline in market interest rates throughout the first half of 2004, interest expense on deposits decreased 17.9% or $1.5 million in 2004. The average rate paid on interest-bearing deposits was 0.9% in 2004 and 1.2% in 2003.

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

After reviewing all factors, management concluded that the allowance for loan losses as of December 31, 2004 was adequate.

The Company has established credit management policies and procedures that govern both the approval of new loans and the monitoring of the existing portfolio. The Company manages and controls credit risk through comprehensive underwriting and approval standards, dollar limits on loans to one borrower and by restricting loans made primarily to its principal market area where management believes it is better able to assess the applicable risk. Additionally, management has established guidelines to ensure the diversification of the Company's credit portfolio such that even within key portfolio sectors such as real estate or agriculture, the portfolio is diversified across factors such as location, building type, crop type, etc. Management reports regularly to the Board of Directors regarding trends and conditions in the loan portfolio and regularly conducts credit reviews of individual loans. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight.

The provision for loan losses totaled $1.3 million in 2004, compared to $625,000 in 2003. The increase in the provision was the result of management's evaluation of the adequacy of the allowance for loan losses relative to factors such as the credit quality of the loan portfolio, loan growth, current loan losses, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes.

As of December 31, 2004, the allowance for loan losses was $17.7 million, which represented 2.0% of the total loan balance. At December 31, 2003 the allowance for loan losses was $17.2 million or 2.1% of the total loan balance.

The table below illustrates the change in the allowance for loan losses for the years 2004 and 2003.

Allowance for Loan Losses
(in thousands)                                          2004            2003
Allowance at Beginning of Year                       $ 17,220       $ 16,684
Provision Charged to Expense                            1,275            625
Recoveries of Loans Previously Charged Off                298            608
Loans Charged Off                                        (955)          (697)
Reclassification Adjustment*                             (111)           -
-----------------------------------------------------------------------------
Allowance at End of Year                             $ 17,727       $ 17,220
=============================================================================

*As of December 31, 2004, the Company reclassified $111,000 of the Allowance for Loan Losses that pertained to commitments under commercial and standby letters of credit to the "other liabilities" section of the Consolidated Balance Sheets.

Non-Interest Income
Non-interest income includes income derived from services such as merchant bankcard, investment services and other miscellaneous business services. It also includes service charges and fees from deposit accounts, net gains and losses from the sale of investment securities, increases in the cash surrender value of bank owned life insurance and gains and losses from the sale of assets and other real estate owned.

Non-interest income totaled $14.3 million for 2004. This represents an increase of $1.3 million or 10.4% from non-interest income of $12.9 million for 2003. During 2003, non-interest income decreased $948,000 or 6.8% from non-interest income of $13.9 million for 2002. The decrease in non-interest income between 2002 and 2003 was primarily due to the fact that during 2002 the Company recorded a gain of $2.8 million from the sale of preferred stock previously acquired through a troubled debt restructuring. After adjusting for this non-recurring transaction, non-interest income increased $1.8 million or 16.7% in 2003 over 2002.

Service charges on deposit accounts totaled $4.8 million in 2004. This represents a decrease of $101,000 or 2.1% from service charges on deposit accounts of $4.9 million in 2003. Service charges on demand deposit accounts for business customers are generally charged based on an analysis of their activity. The activity charges for a given month may be offset by an earnings credit which will impact the overall level of service charges. Service charges in 2003 increased $132,000 or 2.8% over service charges on deposit accounts of $4.8 million in 2002.

Gain on sale of investment securities totaled $1.9 million in 2004. This represents an increase of $951,000 or 101.7% over 2003. During the fourth quarter of 2004 the Company sold $1.8 million in common stock that it had acquired for a gain of $1.1 million.

The Company provides merchant bankcard services to business customers in its service area. Fee income of $1.8 million was generated in 2004. This represents an increase of $95,000 or 5.7% over fee income of $1.7 million in 2003. Fee income of $1.4 million was generated in 2002. The increase during 2004 was due to an increase in merchant volume during the year.

During 2004, the Company sold some fully depreciated and previously written off fixed assets resulting in a gain of $171,000.

During 2002 and 2003, the Company purchased life insurance on its key executives. The increase in the cash surrender value of such policies for 2004 was $1.6 million, an increase of $42,000 or 2.7% over 2003.

Other non-interest income totaled $4.1 million in 2004, an increase of $191,000 or 4.9% over 2003. In 2003, other non-interest income totaled $3.9 million compared to $3.2 million in 2002. Fees from these services include ATM fees, wire transfer fees, gain on sale of mortgage loans and other miscellaneous charges.

Non-Interest Expense
Non-interest expense for the Company includes expenses for salaries and employee benefits, occupancy, equipment, supplies, legal fees, professional services, data processing, marketing, deposit insurance, merchant bankcard operations, and other miscellaneous expenses.

Overall, non-interest expense increased $2.9 million or 8.7% for the year ended December 31, 2004, primarily as a result of a $3.0 million increase in salaries and employee benefits. This increase was due to: (1) officer salary merit increases which occurred in May 2004; (2) increased contributions to the Company's incentive compensation and supplemental retirement plans; and (3) increased expense recognition associated with the planned termination of Company's defined benefit pension plan in 2005 (see Note 12 of Notes to Consolidated Financial Statements). At the end of 2004, the Company had 288 full time equivalent employees compared to 291 at the end of 2003 and 292 at the end of 2002.

Occupancy and equipment expenses represent the cost of operating and maintaining branch and administrative facilities, including the purchase and maintenance of furniture, fixtures, and office equipment and data processing equipment. Occupancy expense in 2004 totaled $1.7 million, an increase of $139,000 or 8.7% over 2003. During 2003, occupancy expense decreased $118,000 or 6.9% over 2002. Equipment expense in 2004 totaled $2.3 million, a decrease of $96,000 or 4.0% over 2003. During 2003, equipment expense increased 12.5% or $269,000 over 2002.

Other operating expense totaled $8.0 million, a 2.4% decrease from the prior year. This decrease in other operating expense during 2004 was due primarily to a decrease of $242,000 in legal fees and $130,000 in operating losses. During 2003, other operating expense was $8.2 million compared to $7.5 million in 2002.

Income Taxes
The provision for income taxes increased $1.6 million during 2004. The effective tax rate in 2004 was 36.5% compared to 35.2% in 2003 and 34.5% in 2002. The increase in the effective tax rate was due primarily to reduced municipal security income. The effective rates were lower than the statutory rate of 42% due primarily to benefits regarding the cash surrender value of life insurance; the California bad debt deduction; California enterprise zone interest income exclusion; and tax exempt interest income on municipal securities and loans.

Current tax law causes the Company's current taxes payable to approximate or exceed the current provision for taxes on the income statement. Two provisions have had a significant effect on the Company's current income tax liability; the restrictions on the deductibility of loan losses and the mandatory use of accrual accounting for taxes rather than the cash basis method of accounting.

Financial Condition

Investment Securities
The Financial Accounting Standards Board statement, Accounting for Certain Investments in Debt and Equity Securities, requires the Company to classify its investments as held-to-maturity, trading or available-for-sale. Securities are classified as held-to-maturity and are carried at amortized cost when the Company has the positive intent and ability to hold the securities to maturity. Trading securities are securities acquired for short-term appreciation and are carried at fair value, with unrealized gains and losses recorded in non-interest income. As of December 31, 2004 and 2003 there were no securities in the trading portfolio. Securities classified as available-for-sale include securities, which may be sold to effectively manage interest rate risk exposure, prepayment risk, satisfy liquidity demands and other factors. These securities are reported at fair value with aggregate, unrealized gains or losses excluded from income and included as a separate component of shareholders' equity, net of related income taxes.

The investment portfolio provides the Company with an income alternative to loans. The Company's investment portfolio at the end of 2004 was $275.4 million, an increase of $13.5 million or 5.2% from 2003. The Company's total investment portfolio represented 22.5% of the Company's total assets during 2004 and 22.8% of the Company's total assets during 2003. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 2004, average Federal Funds Sold on a year to date basis was $14.3 million compared to $15.9 million in 2003.

Note 3 in the Notes to Consolidated Financial Statements displays the classifications of the Company's investment portfolio, the market value of the Company's investment portfolio and the maturity distribution.

Loans
The Company's loan portfolio at December 31, 2004 increased $60.0 million from December 31, 2003. The increase was due to strong loan demand in the Company's market area, along with an aggressive calling program on high quality loan prospects. Additionally, on an average balance basis, loans have increased $86.6 million or 11.7%. In 2003, average balances increased from the prior year by 15.7% or $100.1 million. The table following sets forth the distribution of the loan portfolio by type as of the dates indicated.

Loan Portfolio As Of:
(in thousands)                    December 31, 2004      December 31, 2003
---------------------------------------------------------------------------
Real Estate                                $431,746               $386,735
Real Estate Construction                     62,446                 77,115
Home Equity                                  63,782                 55,827
Agricultural                                151,002                134,862
Commercial                                  142,133                136,955
Consumer                                     17,973                 17,504
---------------------------------------------------------------------------
  Gross Loans                               869,082                808,998
Less:

  Unearned Income                             2,174                  2,092
  Allowance for Loan Losses                  17,727                 17,220
---------------------------------------------------------------------------
  Net Loans                                $849,181               $789,686
===========================================================================

In the ordinary course of business, the Company enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying consolidated financial statements. As of December 31, 2004, the Company had entered into loan commitments amounting to $378.8 million compared to $308.4 million at December 31, 2003. Letters of credit issued by the Company at December 31, 2004, and December 31, 2003, were $15.8 million and $12.2 million, respectively.

Non-Performing Assets
Non-performing assets are comprised of non-performing loans (defined as non-accrual loans plus accruing loans past due 90 days or more) and other real estate owned. As set forth in the table below, non-performing loans as of December 31, 2004 were $225,000 compared to $2.6 million at December 31, 2003. The Company reported no other real estate owned at both December 31, 2004 and December 31, 2003.

The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. Accrued interest reversed from income on loans placed on a non-accrual status totaled $30,000 at December 31, 2004 compared to $356,000 at December 31, 2003. Non-performing loans as a percentage of total loans for the year ended 2004 was .03%. For the year ended 2003 the percentage was 0.3%.

Non-Performing Assets
(in thousands)                   December 31, 2004       December 31, 2003
--------------------------------------------------- -----------------------
Non-Performing Loans                          $225                  $2,584
Other Real Estate Owned                         -                      -
--------------------------------------------------- -----------------------
Total                                         $225                  $2,584
=================================================== =======================

Non-Performing Assets
as a % of Total Loans                         0.03%                   0.32%
Allowance  for Loan  Losses  as a % of
Non-Performing Loans                       7,878.7%                  666.4%

Except for non-performing loans shown in the table above, the Company's management is not aware of any loans as of December 31, 2004 for which known credit problems of the borrower would cause serious doubts as to the ability of such borrowers to comply with their present loan repayment terms, or any known events that would result in the loan being designated as non-performing at some future date. The Company's management cannot, however, predict the extent to which any deterioration in general economic conditions, real estate values, increase in general rates of interest, change in the financial conditions or business of a borrower may adversely affect a borrower's ability to pay.

Although management believes that non-performing loans are generally well-secured and that potential losses are provided for in the Company's allowance for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits
One of the key sources of funds to support earning assets is the generation of deposits from the Company's customer base. The ability to expand the customer base and subsequently deposits is a significant element in the performance of the Company.

At December 31, 2004, deposits totaled $1.0 billion. This represents an increase of 10.8% or $97.8 million from December 31, 2003. The increase was focused in demand and savings deposit accounts, which increased $50.8 million and $25.2 million, respectively. The Bank's calling efforts for prospective customers includes acquiring both loan and deposit relationships which results in new demand, interest bearing transaction and savings accounts. Although the Company's time deposits have increased by $10.4 million since December 31, 2003, this growth has been entirely due to increased use of public deposits as part of the Company's asset/liability management funding strategies (see Federal Home Loan Bank Advances). Due to strong growth in demand, interest bearing transaction and savings balances, the Company has reduced its focus on growing higher cost time deposits; therefore, non-public time deposits have decreased $5.7 million year over year. This reduced reliance on higher cost time deposits has had, and should continue to have, a positive impact on the Company's net interest margin (see Net Interest Income).

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

Federal Home Loan Bank Advances
Advances from the Federal Home Loan Bank (FHLB) are another key source of funds to support earning assets. These advances are also used to manage the Bank's interest rate risk exposure, and as opportunities exist to borrow and invest the proceeds at a positive spread through the investment portfolio. FHLB advances as of December 31, 2004 were $80.9 million compared to $111.9 million as of December 31, 2003. During June 2004, the Company's Asset/Liability Management Committee decided to replace some FHLB advances with three and six month public time deposits since the rates on these public funds were lower than the equivalent FHLB advance rates. The average rate paid for FHLB advances was 3.3% in 2004 compared to 3.0% in 2003.

Long-term Subordinated Debentures
On December 17, 2003 the Company raised $10 million through an offering of trust preferred securities (see Note 19 of Notes to Consolidated Financial Statements). Although this amount is reflected as subordinated debt on the Company's balance sheet, under applicable regulatory guidelines, trust preferred securities qualify as regulatory capital (see Capital). These securities accrue interest at a variable rate based upon 3-month Libor plus 2.85%. Interest rates reset quarterly (the next reset is March 17, 2005) and were 5.35% as of December 31, 2004. The average rate paid for these securities in 2004 was 4.4%. Additionally, if the Company decided to defer interest on the subordinated debentures, the Company would be prohibited from paying cash dividends on the Company's common stock.

Capital
The Company relies primarily on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $116.5 million at December 31, 2004 and $109.6 million at the end of 2003.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). http://www.pwccomperio.com/search97cgi/s97is_english.dll - pnote13Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of June 30, 2004, the most recent notification from the Federal Reserve Bank categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. http://www.pwccomperio.com/search97cgi/s97is_english.dll - pnote14There are no conditions or events since that notification that management believes have changed the institutions' categories.

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                   Regulatory Capital      Prompt Corrective
(in thousands)                                 Actual                 Requirements         Action Provisions
------------------------------------------------------------------------------------------------------------------
The Company:                             Amount        Ratio       Amount       Ratio      Amount      Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2004
Total Capital to Risk Weighted Assets    $140,828      13.34%      $ 84,437      8.0%       N/A         N/A
Tier I Capital to Risk Weighted Assets   $127,577      12.09%      $ 42,218      4.0%       N/A         N/A
Tier I Capital to Average Assets         $127,577      10.69%      $ 47,720      4.0%       N/A         N/A


                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                   Regulatory Capital      Prompt Corrective
(in thousands)                                 Actual                 Requirements         Action Provisions
------------------------------------------------------------------------------------------------------------------
The Bank:                                Amount        Ratio       Amount       Ratio      Amount      Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2004
Total Capital to Risk Weighted Assets    $136,916      13.00%      $ 84,243      8.0%    $ 105,303     10.0%
Tier I Capital to Risk Weighted Assets   $123,695      11.75%      $ 42,121      4.0%    $  63,182      6.0%
Tier I Capital to Average Assets         $123,695      10.41%      $ 47,540      4.0%    $  59,425      5.0%

As previously discussed (see Long-term Subordinated Debentures), in order to supplement its regulatory capital base, during December 2003 the Company raised $10 million of trust preferred securities (see Note 19 of Notes to Consolidated Financial Statements). Under applicable regulatory guidelines, trust preferred securities qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital. Any additional portion of trust preferred securities would qualify as Tier 2 capital. The Company has received notification from the Federal Reserve Bank of San Francisco that all of the Company's trust preferred securities currently qualify as Tier 1 capital.

In accordance with the provisions of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), the Company does not consolidate the subsidiary trust which has issued the trust preferred securities. Previously, financing subsidiaries were generally consolidated with their parents under GAAP. As a result of this new accounting interpretation, on July 2, 2003, the Federal Reserve Board issued Supervisory Letter (SR 03-13) which preserves the historical capital treatment of trust preferred securities as Tier I capital despite the deconsolidation of these securities. That Supervisory Letter remained in effect at December 31, 2003 and December 31, 2004, and the Company continues to include these securities in its Tier I capital.

On May 6, 2004, the FRB issued a proposed ruling on the continuing eligibility of trust preferred securities as Tier I capital. As drafted, the proposed ruling retains the current 25% limit but nets goodwill from the calculation of Tier I capital. Since the Company currently has no goodwill, if implemented, this change would have no impact. Public comments on the proposed ruling were required by July 11, 2004 with a final ruling to follow. The Company cannot predict the ultimate outcome of this issue, however, even in the unlikely event that Tier I capital treatment for the Company's trust preferred securities was fully disallowed the Company would remain "well-capitalized". Additionally, if Tier I capital treatment were disallowed, the Company may be able to redeem the trust preferred securities pursuant to their terms, and have the ability to identify and obtain alternative sources of capital.

In 1998, the Board approved the Company's first stock repurchase program which expired on May 1, 2001. During the second quarter of 2004, the Board approved a second stock repurchase program because it concluded that the Company continues to have more capital than it needs to meet present and anticipated regulatory guidelines to be classified as "well capitalized".

Repurchases under the second program will be made on the open market or through private transactions. The aggregate price to be paid by the Company for all repurchased stock will not exceed $10,000,000 and the program will expire on May 31, 2007. The repurchase program also requires that no purchases may be made if the Company would not remain "well-capitalized" after the repurchase. All shares repurchased under the repurchase program will be retired (see the Company's 2004 Form 10-K, Part II, Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities).

During 2004, the Company repurchased 7,981 shares at an average share price of $389 per share. In 2003, the Company repurchased 5,732 shares at an average share price of $256. Since 1999, the Company has repurchased over 44,000 shares for total consideration of $11.7 million.

Critical Accounting Policies and Estimates

This "Management's Discussion and Analysis of Financial Condition and Results of Operations," is based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the Company's financial statements management makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management believes that the most significant subjective judgments that it makes include the following:

o Allowance for Loan Losses. As a financial institution which assumes lending and credit risks as a principle element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that are inherent in the portfolio. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management employs a systematic methodology for determining the allowance for loan losses. On a quarterly basis, management reviews the credit quality of the loan portfolio and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the allowance balance.

   While the Company utilizes a systematic methodology in determining its allowance, the allowance is based on estimates, and ultimate losses may vary from current estimates. The estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become known. For additional information, see Note 4 of Notes to Consolidated Financial Statements.

o Fair Value. As required by Generally Accepted Accounting Principles, the Company discloses the fair value of financial instruments and the methods and significant assumptions used to estimate those fair values. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. For additional information, see Note 13 of Notes to Consolidated Financial Statements.

o Income Taxes. As required, the Company uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the deferred tax asset and deferred tax liability balances during the year. This amount combined with the current taxes payable or refundable results in the income tax expense for the current year. For additional information, see Note 8 of Notes to Consolidated Financial Statements.

o Pension Plan. The Company sponsors a defined benefit pension plan. The Company's recorded liability for plan benefits is based on a number of assumptions, including life expectancies, retirement rates, long-term interest rates, long-term rates of return on investments and future compensation levels. These assumptions are periodically reviewed by the Company and revised when appropriate. Changes in one or more of these assumptions could affect the amount of the Company's recorded pension expense for plan benefits. If the actual experience differs from expectations, the Company's results of operations in future periods could be affected. For additional information, see Note 12 of Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations and Commitments

Off-balance sheet arrangements are any contractual arrangement to which an unconsolidated entity is a party, under which the Company has: (1) any obligation under a guarantee contract; (2) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets; (3) any obligation under certain derivative instruments; or (4) any obligation under a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the Company, or engages in leasing, hedging or research and development services with the Company.

Our most significant off-balance sheet arrangements are limited to: (1) the full and unconditional payment guarantee of accrued distributions relating to $10 million of Trust Preferred Securities issued by FMCB Statutory Trust (see Note 19 of the Consolidated Financial Statements); (2) derivative instruments indexed to the Prime Rate (see Note 14 of the Consolidated Financial Statements); (3) obligations under guarantee contracts such as financial and performance standby letters of credit for our credit customers (see Note 15 of the Consolidated Financial Statements); (4) commercial letters of credit (see Note 15 of the Consolidated Financial Statements); (5) unfunded commitments to lend (see Note 15 of the Consolidated Financial Statements); and (6) property lease contracts (see Note 15 of the Consolidated Financial Statements). It is our belief that none of these arrangements expose us to any greater risk of loss than is already reflected on our balance sheet. We do not have any off-balance sheet arrangements in which we have any retained or contingent interest (as we do not transfer or sell our assets to entities in which we have a continuing involvement), any exposure to derivative instruments that are indexed to stock indices nor any variable interests in any unconsolidated entity to which we may be a party.

The following table presents, as of December 31, 2004, our significant and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discount, hedge basis adjustments or other similar carrying value adjustments. For further information on the nature of each obligation type, see applicable note disclosure in "Notes to Consolidated Financial Statements".

Payments Due By Period
(in thousands)

----------------------------------------------------------------------------------------------------------------------
Contractual                                             Total      Less than    1-3 Years    3-5 years    More than
Obligations                                                         1 Year                                 5 Years
----------------------------------------------------------------------------------------------------------------------
Operating Lease Obligations                           $    533        $  262       $  165         $  98     $      8
----------------------------------------------------------------------------------------------------------------------
Other Long-Term Liabilities Reflected On the
Company's Balance Sheet under GAAP                      10,310       -            -            -             10,310
----------------------------------------------------------------------------------------------------------------------
Total                                                 $ 10,843       $  262       $  165         $  98     $ 10,318
----------------------------------------------------------------------------------------------------------------------

Quantitative and Qualitative Disclosures About Market Risk

Risk Management
The Company has adopted a Risk Management Plan which aims to ensure the proper control and management of all risk factors inherent in the operation of the Company. Specifically, credit risk, interest rate risk, liquidity risk, compliance risk, strategic risk, reputation risk and price risk can all affect the market risk of the Company. These specific risk factors are not mutually exclusive. It is recognized that any product or service offered by the Company may expose the Company to one or more of these risk factors.

Credit Risk
Credit risk is the risk to earnings or capital arising from an obligor's failure to meet the terms of any contract or otherwise fail to perform as agreed. Credit risk is found in all activities where success depends on counterparty, issuer or borrower performance.

Credit risk in the investment portfolio and correspondent bank accounts is addressed through defined limits in the Company's policy statements. In addition, certain securities carry insurance to enhance credit quality of the bond.

Credit risk in the loan portfolio is controlled by limits on industry concentration, aggregate customer borrowings and geographic boundaries. Standards on loan quality also are designed to reduce loan credit risk. Senior Management, Directors' Committees, and the Board of Directors are regularly provided with information intended to identify, measure, control and monitor the credit risk of the Company.

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

|X| recent loss experience within portfolio segments;

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

Implicit in lending activities is the risk that losses will and do occur and that the amount of such losses will vary over time. Consequently, the Company maintains an allowance for loan losses by charging a provision for loan losses to earnings. Loans determined to be losses are charged against the allowance for loan losses. The Company's allowance for loan losses is maintained at a level considered by management to be adequate to provide for estimated losses inherent in the existing portfolio.

Management believes that the allowance for loan losses at December 31, 2004 was adequate to provide for both recognized losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan charge offs that would increase the provision for loan losses and thereby adversely affect the results of operations.

Market Risk - Interest Rate Risk
The mismatch between maturities of interest sensitive assets and liabilities results in uncertainty in the Company's earnings and economic value and is referred to as interest rate risk. The Company does not attempt to predict interest rates and positions the balance sheet in a manner which seeks to minimize the effects of changing interest rates.

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

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given a 200 basis point upward and a 100 basis point downward shift in interest rates. A shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 2004, the Company's estimated net interest income sensitivity to changes in interest rates, as a percent of net interest income was an increase in net interest income of 3.34% if rates increase by 200 basis points and a decrease in net interest income of 2.53% if rates decline 100 basis points.

The estimated sensitivity does not necessarily represent a Company forecast and the results may not be indicative of actual changes to the Company's net interest income. These estimates are based upon a number of assumptions including: the nature and timing of interest rate levels including yield curve shape; prepayments on loans and securities; pricing strategies on loans and deposits; replacement of asset and liability cashflows; and other assumptions. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change. See Note 13 of the Notes to the Consolidated Financial Statements.

Liquidity Risk
Liquidity risk is the risk to earnings or capital resulting from the Company's inability to meet its obligations when they come due without incurring unacceptable losses. It includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Company's ability to liquidate assets or acquire funds quickly and with minimum loss of value. The Company endeavors to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include credit facilities from correspondent banks, brokerage firms and the Federal Home Loan Bank, as well as, interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits.

In general, liquidity risk is managed daily by controlling the level of Federal Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Federal Funds as a cushion for temporary liquidity needs. During 2004, Federal Funds averaged $14.3 million. The Company maintains Federal Fund credit lines of $50 million with major banks subject to the customary terms and conditions for such arrangements and $175 million in repurchase lines with major brokers. In addition the Company has additional borrowing capacity of $156.9 million from the Federal Home Loan Bank.

At December 31, 2004, the Company had available sources of liquidity, which included cash and cash equivalents and unpledged investment securities of approximately $126.2 million, which represents 10.3% of total assets.

Controls and Procedures
The Company maintains controls and procedures designed to ensure that all relevant information is recorded and reported in all filings of financial reports. Such information is reported to the Company's management, including its Chief Executive Officer and its Chief Financial Officer to allow timely and accurate disclosure based on the definition of "disclosure controls and procedures" in Rule 13a-15(e). In designing these controls and procedures, management recognizes that they can only provide reasonable assurance of achieving the desired control objectives. Management also evaluated the cost-benefit relationship of possible controls and procedures.

As of the end of the period covered by this report, the Company carried out an evaluation of the effectiveness of the Company's controls and disclosure procedures under the supervision and with the participation of the Chief Executive Officer, the Chief Financial Officer and other senior management of the Company. Based on the foregoing, the Company's Chief Executive Officer and the Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective.

There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the internal controls subsequent to the date the Company completed its evaluation.

Available Information
Company reports filed with the Securities and Exchange Commission (the "Commission") including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and ownership reports filed by directors, executive officers and principal shareholders can be accessed through the Company's web site at http://www.fmbonline.com. The link to the Securities and Exchange Commission is on the About F & M Bank page.