Form 10-K, Exhibit 13
period 2005-12-31
FARMERS & MERCHANTS BANCORP
filed 2006-03-16
CIK 1085913

Exhibit 13

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

Management has assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 based on criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2005.

Perry-Smith LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report has audited management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, as stated in their report which follows this report.


/s/  Kent  A.  Steinwert                   /s/  Stephen  W.  Haley
------------------------------             -------------------------------

Kent A. Steinwert                          Stephen W. Haley
President & Chief Executive Officer        Executive Vice President & Chief
                                           Financial Officer

REPORT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM


The Shareholders and Board of Directors
Farmers & Merchants Bancorp
Lodi, California

     We have audited the accompanying consolidated balance sheet of Farmers & Merchants Bancorp and subsidiaries (the "Company") as of December 31, 2005 and the related consolidated statements of income, changes in shareholders' equity, comprehensive income and cash flows for the year then ended. We also have audited management's assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Farmers & Merchants Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO criteria"). The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audits. The consolidated financial statements for the Company as of December 31, 2004 and for each of the years in the two-year period ended
December 31, 2004 were audited by other auditors whose report, dated March 14, 2005, expressed an unqualified opinion on those financial statements.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

REPORT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM
                                  (Continued)


     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management's assessment and our audit of internal control over financial reporting included controls over the Company's preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y9C) to comply with the requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and subsidiaries as of December 31, 2005 and the related consolidated statements of income, changes in shareholders' equity, comprehensive income and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management's assessment that Farmers & Merchants Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Furthermore, in our opinion, Farmers & Merchants Bancorp and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.


/s/ Perry-Smith LLP

Perry-Smith LLP
Sacramento, California
March 6, 2006

REPORT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM


To the Board of Directors
and Stockholders of Farmers & Merchants Bancorp:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2004 and the related consolidated statements of income, of changes in shareholders' equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, effective January 1, 2004, the Company made a change in accounting principle to accelerate the recognition of gain/loss over a two year amortization period to match the remaining life of their defined benefit pension plan in connection with a decision to terminate that plan.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Francisco, CA
March 14, 2005

CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)
                                                                                                    Year Ended December 31,
                                                                                                  2005       2004       2003
----------------------------------------------------------------------------------------------  ---------  ---------  --------
INTEREST INCOME
Interest and Fees on Loans                                                                      $ 61,838   $ 49,302   $ 44,886
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                                                         188        194        190
Interest on Investment Securities:
  Taxable                                                                                          7,217      7,558      7,065
  Tax-Exempt                                                                                       3,215      2,246      2,743
----------------------------------------------------------------------------------------------  ---------  ---------  --------
    Total Interest Income                                                                         72,458     59,300     54,884
----------------------------------------------------------------------------------------------  ---------  ---------  --------

INTEREST EXPENSE
Deposits                                                                                           9,828      6,661      8,115
Borrowed Funds                                                                                     3,561      2,703      2,942
Subordinated Debentures                                                                              643        454         16
----------------------------------------------------------------------------------------------  ---------  ---------  --------
    Total Interest Expense                                                                        14,032      9,818     11,073
----------------------------------------------------------------------------------------------  ---------  ---------  --------

    NET INTEREST INCOME                                                                           58,426     49,482     43,811
    Provision for Loan Losses                                                                        425      1,275        625
----------------------------------------------------------------------------------------------  ---------  ---------  --------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                           58,001     48,207     43,186
----------------------------------------------------------------------------------------------  ---------  ---------  --------

NON-INTEREST INCOME
Service Charges on Deposit Accounts                                                                4,364      4,791      4,892
Net (Loss) Gain on Sale of Investment Securities                                                    (953)     1,886        935
Credit Card Merchant Fees                                                                          2,039      1,753      1,658
Gain on Sale of Property and Equipment                                                                 -        171          -
Increase in Cash Surrender Value of Life Insurance                                                 1,563      1,582      1,540
ATM Fees                                                                                             991        734        565
Other                                                                                              3,270      3,350      3,328
----------------------------------------------------------------------------------------------  ---------  ---------  --------
    Total Non-Interest Income                                                                     11,274     14,267     12,918
----------------------------------------------------------------------------------------------  ---------  ---------  --------

NON-INTEREST EXPENSE
Salaries and Employee Benefits                                                                    26,773     24,103     21,058
Occupancy                                                                                          2,073      1,730      1,591
Equipment                                                                                          2,509      2,319      2,415
Credit Card Merchant Expense                                                                       1,458      1,200      1,012
Marketing                                                                                          1,522      1,002      1,051
Other                                                                                              6,282      5,821      6,159
----------------------------------------------------------------------------------------------  ---------  ---------  --------
    Total Non-Interest Expense                                                                    40,617     36,175     33,286
----------------------------------------------------------------------------------------------  ---------  ---------  --------

    INCOME BEFORE INCOME TAXES                                                                    28,658     26,299     22,818
    Provision for Income Taxes                                                                    10,230      9,625      8,043
----------------------------------------------------------------------------------------------  ---------  ---------  --------
Net Income Before Cumulative Effect of Change in Accounting Principle                             18,428     16,674     14,775
Cumulative Effect of Change in Accounting Principle, Net of Tax*                                       -       (224)         -
----------------------------------------------------------------------------------------------  ---------  ---------  --------
    NET INCOME                                                                                  $ 18,428   $ 16,450   $ 14,775
==============================================================================================  =========  =========  ========
Earnings Per Share Before Cumulative Effect of Change in
Accounting Principle                                                                            $  22.24   $  19.95   $  17.55
Cumulative Effect of Change in Accounting Principle, Net of Tax                                 $      -   $  (0.27)  $      -
----------------------------------------------------------------------------------------------  ---------  ---------  --------
EARNINGS PER SHARE                                                                              $  22.24   $  19.68   $  17.55
==============================================================================================  =========  =========  ========

The accompanying notes are an integral part of these consolidated financial statements
* See Note 12 for full disclosure.

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------
(in thousands except share data)
                                                                                          December 31,
ASSETS                                                                                 2005         2004
----------------------------------------------------------------------------------  -----------  -----------
Cash and Cash Equivalents:
  Cash and Due from Banks                                                           $   50,669   $   32,170

Investment Securities:
  Available-for-Sale                                                                   158,029      185,488
  Held-to-Maturity                                                                     109,911       89,952
----------------------------------------------------------------------------------  -----------  -----------
    Total Investment Securities                                                        267,940      275,440
----------------------------------------------------------------------------------  -----------  -----------

Loans:                                                                                 973,257      866,908
  Less: Allowance for Loan Losses                                                       17,860       17,727
----------------------------------------------------------------------------------  -----------  -----------
    Loans, Net                                                                         955,397      849,181
----------------------------------------------------------------------------------  -----------  -----------

Premises and Equipment, Net                                                             17,522       14,971
Bank Owned Life Insurance                                                               36,799       35,236
Interest Receivable and Other Assets                                                    24,662       19,297
----------------------------------------------------------------------------------  -----------  -----------
      TOTAL ASSETS                                                                  $1,352,989   $1,226,295
==================================================================================  ===========  ===========


LIABILITIES
Deposits:
  Demand                                                                            $  325,745   $  273,799
  Interest-Bearing Transaction                                                         138,321      108,213
  Savings                                                                              283,226      301,225
  Time                                                                                 356,048      318,873
----------------------------------------------------------------------------------  -----------  -----------
    Total Deposits                                                                   1,103,340    1,002,110
----------------------------------------------------------------------------------  -----------  -----------

Federal Funds Purchased                                                                    650            -
Federal Home Loan Bank Advances                                                         98,847       80,889
Subordinated Debentures                                                                 10,310       10,310
Interest Payable and Other Liabilities                                                  16,194       16,439
----------------------------------------------------------------------------------  -----------  -----------
      TOTAL LIABILITIES                                                              1,229,341    1,109,748
----------------------------------------------------------------------------------  -----------  -----------

COMMITMENTS & CONTINGENCIES (SEE NOTE 15)
SHAREHOLDERS' EQUITY
Preferred Stock:  No Par Value.  1,000,000 Authorized, None Issued or Outstanding            -            -
Common Stock:  Par Value $0.01, 2,000,000 Shares Authorized, 823,651 and
  792,722 Issued and Outstanding at December 31, 2005 and 2004, respectively                 8            8
Additional Paid-In Capital                                                              95,862       82,237
Retained Earnings                                                                       29,463       35,332
Accumulated Other Comprehensive Loss                                                    (1,685)      (1,030)
----------------------------------------------------------------------------------  -----------  -----------
TOTAL SHAREHOLDERS' EQUITY                                                             123,648      116,547
----------------------------------------------------------------------------------  -----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $1,352,989   $1,226,295
==================================================================================  ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------
(in thousands except share and per share data)
                                                                                               ACCUMULATED
                                               COMMON               ADDITIONAL                    OTHER            TOTAL
                                               SHARES     COMMON     PAID-IN      RETAINED    COMPREHENSIVE    SHAREHOLDERS'
                                            OUTSTANDING    STOCK     CAPITAL      EARNINGS    INCOME(LOSS)        EQUITY
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2002                      733,021   $     7  $    64,979   $  36,749   $        1,830   $      103,565
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
Net Income                                                                          14,775                            14,775
Cash Dividends Declared on
  Common Stock ($5.63 per share)                                                    (4,736)                           (4,736)
5% Stock Dividend                                35,985         1        8,995      (8,996)                                -
Cash Paid in Lieu of Fractional
  Shares Related to Stock Dividend                                                    (142)                             (142)
Repurchase of Stock                              (5,732)                (1,468)                                       (1,468)
Change in Net Unrealized Gains on
  Derivative Instruments                                                                                (29)             (29)
Minimum Pension Plan Liability Adjustment                                                            (1,257)          (1,257)
Change in Net Unrealized Loss on
  Securities Available-for-Sale                                                                      (1,103)          (1,103)
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2003                      763,274         8       72,506      37,650             (559)         109,605
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
Net Income                                                                          16,450                            16,450
Cash Dividends Declared on
  Common Stock ($6.85 per share)                                                    (5,723)                           (5,723)
5% Stock Dividend                                37,429                 12,838     (12,838)                                -
Cash Paid in Lieu of Fractional
  Shares Related to Stock Dividend                                                    (207)                             (207)
Repurchase of Stock                              (7,981)                (3,107)                                       (3,107)
Change in Net Unrealized Gains on
  Derivative Instruments                                                                                (68)             (68)
Minimum Pension Plan Liability Adjustment                                                               971              971
Change in Net Unrealized Loss on
  Securities Available-for-Sale                                                                      (1,374)          (1,374)
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2004                      792,722         8       82,237      35,332           (1,030)         116,547
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
Net Income                                                                          18,428                            18,428
Cash Dividends Declared on
  Common Stock ($7.68 per share)                                                    (6,366)                           (6,366)
5% Stock Dividend                                38,995                 17,641     (17,641)                                -
Cash Paid in Lieu of Fractional
  Shares Related to Stock Dividend                                                    (290)                             (290)
Repurchase of Stock                              (8,066)                (4,016)                                       (4,016)
Change in Net Unrealized Gains on
  Derivative Instruments                                                                                (14)             (14)
Minimum Pension Plan Liability Adjustment                                                             1,018            1,018
Change in Net Unrealized Loss on
  Securities Available-for-Sale                                                                      (1,659)          (1,659)
------------------------------------------  ------------  -------  ------------  ----------  ---------------  ---------------
BALANCE, DECEMBER 31, 2005                      823,651   $     8  $    95,862   $  29,463   $       (1,685)  $      123,648
==========================================  ============  =======  ============  ==========  ===============  ===============

The accompanying notes are an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
---------------------------------------------------------------------------------------------------------
(in thousands)
                                                                              Year Ended December 31,
                                                                            2005       2004       2003
------------------------------------------------------------------------  ---------  ---------  ---------
NET INCOME                                                                $ 18,428   $ 16,450   $ 14,775

OTHER COMPREHENSIVE (LOSS) INCOME
  Unrealized Gains (Losses) on Derivative Instruments:
    Unrealized holding gains (losses) arising during the period, net of income tax effects of $0, $81 and $(21) for the years ended
    December 31, 2005, 2004 and 2003, respectively.                              -        111        (29)

    Less: Reclassification adjustment for realized gains
    included in net income, net of related income tax effects
    of $(10), $(130) and $0 for the years ended December 31,
    2005, 2004 and 2003, respectively.                                         (14)      (179)         -

  Unrealized Gains (Losses) on Minimum Pension Liability Adjustment:
    Unrealized gains (losses) arising during the period, net of income tax effects of $738, $703, and $(910) for the years
    ended December 31, 2005, 2004 and 2003, respectively.                    1,018        971     (1,257)

  Unrealized Losses on Securities:
    Unrealized holding losses arising during the period, net
    of income tax effects of $(1,605), $(204), and  $(407) for the
    years ended December 31, 2005, 2004 and 2003, respectively.             (2,211)      (281)      (561)

    Less: Reclassification adjustment for realized losses (gains)
    included in net income, net of related income tax effects
    of $401, $(793), and $(393) for the years ended December 31,
    2005, 2004 and 2003, respectively.                                         552     (1,093)      (542)
------------------------------------------------------------------------  ---------  ---------  ---------
        TOTAL OTHER COMPREHENSIVE LOSS                                        (655)      (471)    (2,389)
------------------------------------------------------------------------  ---------  ---------  ---------
  COMPREHENSIVE INCOME                                                    $ 17,773   $ 15,979   $ 12,386
========================================================================  =========  =========  =========

The accompanying notes are an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------
(in thousands)
                                                                             Year Ended December 31,
                                                                          2005        2004        2003
---------------------------------------------------------------------  ----------  ----------  ----------
OPERATING ACTIVITIES
Net Income                                                             $  18,428   $  16,450   $  14,775
Adjustments to Reconcile Net Income to Net Cash Provided
  by Operating Activities:
    Provision for Loan Losses                                                425       1,275         625
    Cumulative Effect of Accounting Change                                     -         224           -
    Depreciation and Amortization                                          1,611       1,574       1,554
    Provision for Deferred Income Taxes                                   (1,874)     (1,837)       (727)
    Net Amortization of Investment Security Premium & Discounts              602         857       1,725
    Net Loss (Gain) on Sale of Investment Securities                         953      (1,886)       (935)
    Net Gain on Sale of Property & Equipment                                  (1)       (171)          -
Net Change in Operating Assets & Liabilities:
    Net Increase in Interest Receivable and Other Assets                  (2,846)       (849)     (1,874)
    Net (Decrease) Increase in Interest Payable and Other Liabilities       (245)      4,842        (949)
---------------------------------------------------------------------  ----------  ----------  ----------
      Net Cash Provided by Operating Activities                           17,053      20,479      14,194
---------------------------------------------------------------------  ----------  ----------  ----------
INVESTING ACTIVITIES
Securities Available-for-Sale:
    Purchased                                                            (70,058)   (133,854)   (217,309)
    Sold, Matured or Called                                               93,179     170,934     196,640
Securities Held-to-Maturity:
    Purchased                                                            (30,622)    (61,256)    (22,340)
    Matured or Called                                                     10,583       9,317      12,328
Purchase of Life Insurance Contracts                                           -           -      (2,600)
Net Loans Originated or Acquired                                        (107,216)    (61,068)   (110,928)
Principal Collected on Loans Previously Charged Off                          575         298         608
Net Additions to Premises and Equipment                                   (4,162)     (5,384)     (1,421)
Proceeds from Sale of Property & Equipment                                     1         219           -
---------------------------------------------------------------------  ----------  ----------  ----------
      Net Cash Used by Investing Activities                             (107,720)    (80,794)   (145,022)
---------------------------------------------------------------------  ----------  ----------  ----------
FINANCING ACTIVITIES
Net Increase in Demand, Interest-Bearing Transaction
  and Savings Deposits                                                    64,055      87,352      64,278
Net Increase (Decrease) in Time Deposits                                  37,175      10,409     (10,154)
Net Increase (Decrease) in Federal Funds Purchased                           650      (1,000)    (15,997)
Net Increase (Decrease) in Federal Home Loan Bank Advances                17,958     (31,039)     70,963
Issuance of Subordinated Debentures                                            -           -      10,310
Stock Repurchases                                                         (4,016)     (3,107)     (1,468)
Cash Dividends                                                            (6,656)     (5,930)     (4,878)
---------------------------------------------------------------------  ----------  ----------  ----------
      Net Cash Provided by Financing Activities                          109,166      56,685     113,054
---------------------------------------------------------------------  ----------  ----------  ----------
      Increase (Decrease) in Cash and Cash Equivalents                    18,499      (3,630)    (17,774)
      Cash and Cash Equivalents at Beginning of Year                      32,170      35,800      53,574
---------------------------------------------------------------------  ----------  ----------  ----------
      CASH AND CASH EQUIVALENTS AT END OF YEAR                         $  50,669   $  32,170   $  35,800
=====================================================================  ==========  ==========  ==========
SUPPLEMENTARY DATA
Cash Payments Made for Income Taxes                                    $  12,900   $  11,650   $   8,050
Interest Paid                                                          $  13,345   $   9,863   $  11,475
=====================================================================  ==========  ==========  ==========

The accompanying notes are an integral part of these consolidated financial statements

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

1.  SIGNIFICANT  ACCOUNTING  POLICIES
Farmers & Merchants Bancorp (the Company) was organized March 10, 1999. Primary operations are related to traditional banking activities through its subsidiary Farmers & Merchants Bank of Central California (the Bank) which was established in 1916. The Bank's wholly owned subsidiaries include Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

The Company's other subsidiaries include F & M Bancorp, Inc. and FMCB Statutory Trust I. F & M Bancorp, Inc. was created in March 2002 to protect the name F & M Bank. During 2002, the Company completed a fictitious name filing in California to begin using the streamlined name, "F & M Bank" as part of a larger effort to enhance the Company's image and build brand name recognition. In December 2003, the Company formed a wholly owned subsidiary, FMCB Statutory Trust I. FMCB Statutory Trust I is a non-consolidated subsidiary per generally accepted accounting principles (GAAP), and was formed for the sole purpose of issuing Trust Preferred Securities. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and prevailing practice within the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

BASIS  OF  PRESENTATION
The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for financial information and with the instructions to Form 10-K and Article 9 of Regulation S-X.

The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiaries, F & M Bancorp, Inc. and the Bank, along with the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Significant inter-company transactions have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

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

INVESTMENT  SECURITIES
Investment securities are classified at the time of purchase as held-to-maturity if it is management's intent and the Company has the ability to hold the securities until maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discount using a level yield of interest over the estimated remaining period until maturity. Losses, reflecting a decline in value judged by the Company to be other than temporary, are recognized in the period in which they occur.

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

LOANS
Loans are reported at the principal amount outstanding net of unearned discounts and deferred loan fees. Interest income on loans is accrued daily on the outstanding balances using the simple interest method. Loan origination fees are deferred and recognized over the contractual life of the loan as an adjustment to the yield. Loans are placed on non-accrual status when the collection of principal or interest is in doubt or when they become past due for 90 days or more unless they are both well-secured and in the process of collection. For this purpose a loan is considered well-secured if it is collateralized by property having a net realizable value in excess of the amount of the loan or is guaranteed by a financially capable party. When a loan is placed on non-accrual status, the accrued and unpaid interest receivable is reversed and charged against current income; thereafter, interest income is recognized only as it is collected in cash. Loans placed on a non-accrual status are returned to accrual status when the loans are paid current as to principal and interest and future payments are expected to be made in accordance with the contractual terms of the loan.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the observable or estimated market price of the loan or on the fair value of the collateral if the loan is collateral dependent. Impaired loans are placed on non-accrual status with income reported accordingly. Cash payments are first applied as a reduction of the principal balance until collection of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash.

ALLOWANCE  FOR  LOAN  LOSSES
As a financial institution which assumes lending and credit risks as a principal element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that are inherent in the portfolio. The allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged-off and reduced by charge-offs. Management employs a systematic methodology for determining the allowance for loan losses. On a quarterly basis, management reviews the credit quality of the loan portfolio and considers many factors in determining the adequacy of the allowance at the balance sheet date.

The factors evaluated in connection with the allowance may include existing general economic and business conditions affecting the key lending areas of the Company, current levels of problem loans and delinquencies, credit quality trends, collateral values, loan volumes and concentration, seasoning of the loan portfolio, specific industry conditions, recent loss experience, duration of the current business cycle, bank regulatory examination results and findings of the Company's internal credit examiners.

The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans, which are discussed more fully in Note 4 to these Consolidated Financial Statements.

While the Company utilizes a systematic methodology in determining its allowance, the allowance is based on estimates, and ultimate losses may vary from current estimates. The estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become probable.

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

OTHER  REAL  ESTATE
Other real estate, which is included in other assets, is comprised of properties no longer utilized for business operations and property acquired through foreclosure in satisfaction of indebtedness. These properties are recorded at fair value less estimated selling costs upon acquisition. Revised estimates to the fair value less cost to sell are reported as adjustments to the carrying amount of the asset, provided that such adjusted value is not in excess of the carrying amount at acquisition. Initial losses on properties acquired through full or partial satisfaction of debt are treated as credit losses and charged to the Allowance for Loan Losses at the time of acquisition. Subsequent declines in value from the recorded amounts, routine holding costs, and gains or losses upon disposition, if any, are included in non-interest income or expense as incurred.

INCOME  TAXES
The Company uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the deferred tax asset and deferred tax liability balances during the year. This amount combined with the current taxes payable or refundable results in the income tax expense for the current year.

DIVIDENDS AND EARNINGS PER SHARE
Farmers & Merchants Bancorp common stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded.

The Board of Directors declared a 5% stock dividend in each of the years 2005, 2004 and 2003. Common stock shareholders received one share of common stock for every 20 shares of common stock owned. Fractional shares were not issued. For common stock share lots of less than 20 shares, a cash dividend in the amount of $22.62, $17.15 and $12.50 per share was paid in lieu of the stock dividend for each of the years 2005, 2004 and 2003, respectively.

Total cash dividends during 2005 were $6,366,000 or $7.68 per share of common stock, an increase of 12.1% from $5,723,000 or $6.85 per share in 2004. In 2003, cash dividends totaled $4,736,000 or $5.63 per share. Prior periods have been restated for applicable 5% stock dividends paid.

Earnings per share for the years ending December 31, 2005, 2004 and 2003 were $22.24, $19.68 and $17.55, respectively, and were computed by dividing net income by the weighted average number of common shares outstanding for the period. The weighted average number of shares outstanding for the three years ending December 31, 2005, 2004 and 2003 were 828,537, 835,746 and 841,857, respectively. Prior periods have been restated for applicable 5% stock dividends paid.

SEGMENT REPORTING
Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is a holding company for a community bank which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, the Company is not organized around discernable lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Therefore, we only report one segment.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" as amended by the Statement of Financial Accounting Standards, No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. Changes in the fair value of those derivatives are accounted for depending on the intended use of the derivative and the resulting designation under specified criteria. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, designed to minimize interest rate risk, the effective portions of the change in the fair value of the derivative are recorded in other comprehensive income (loss), net of related income taxes. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

The Company utilizes derivative financial instruments such as interest rate caps, floors, swaps and collars. These instruments are purchased and/or sold to reduce the Company's exposure to changing interest rates. The Company marks to market the value of its derivative financial instruments and reflects gain or loss in earnings in the period of change or in other comprehensive income
(loss). The Company was not utilizing any derivative instruments as of December 31, 2005.

COMPREHENSIVE INCOME
Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Company, comprehensive income (loss) includes net income and changes in fair value of its available-for-sale investment securities, minimum pension liability adjustments and cash flow hedges.

2.  SECURITIES  PURCHASED  UNDER  AGREEMENTS  TO  RESELL
The Company enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated AA or better. The underlying securities purchased under resale agreements are delivered into the Bank's account at a third-party custodian that recognizes the Company's rights and interest in these securities. During 2005 and 2004 the Company did not have any securities purchased under agreements to resell.

3.  INVESTMENT  SECURITIES
The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows:
(in  thousands)

                                                   Amortized       Gross Unrealized       Fair/Book
                                                               ------------------------
December 31, 2005                                    Cost         Gains       Losses        Value
------------------------------------------------  -----------  -----------  -----------  -----------
Securities of U.S. Government Agencies            $    30,867  $         -  $       941  $    29,926
Obligations of States and Political Subdivisions       15,433          170           27       15,576
Mortgage-Backed Securities                            108,553            -        2,120      106,433
Other                                                   6,094            -            -        6,094
------------------------------------------------  -----------  -----------  -----------  -----------
  Total                                           $   160,947  $       170  $     3,088  $   158,029
================================================  ===========  ===========  ===========  ===========

                                                   Amortized       Gross Unrealized       Fair/Book
                                                               ------------------------
December 31, 2004                                    Cost         Gains       Losses        Value
------------------------------------------------  -----------  -----------  -----------  -----------
Securities of U.S. Government Agencies            $    75,608  $        32  $       575  $    75,065
Obligations of States and Political Subdivisions       17,453          556            -       18,009
Mortgage-Backed Securities                             86,042           73          284       85,831
Other                                                   6,440          143            -        6,583
------------------------------------------------  -----------  -----------  -----------  -----------
  Total                                           $   185,543  $       804  $       859  $   185,488
================================================  ===========  ===========  ===========  ===========

The book values, estimated fair values and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                      Book          Gross Unrealized         Fair
                                                                ------------------------
December 31, 2005                                     Value        Gains       Losses        Value
-------------------------------------------------  -----------  -----------  -----------  -----------
Securities of U.S. Government Agencies             $    30,644  $         -  $       721  $    29,923
Obligations of States and Political Subdivisions        66,260          151          840       65,571
Mortgage-Backed Securities                              10,881            -          449       10,432
Other                                                    2,126            8            -        2,134
-------------------------------------------------  -----------  -----------  -----------  -----------
  Total                                            $   109,911  $       159  $     2,010  $   108,060
=================================================  ===========  ===========  ===========  ===========

                                                     Book          Gross Unrealized         Fair
                                                               ------------------------
December 31, 2004                                    Value        Gains       Losses        Value
------------------------------------------------  -----------  -----------  -----------  -----------
Securities of U.S. Government Agencies            $    19,943  $        22  $       118  $    19,847
Obligations of States and Political Subdivisions       56,240          519          136       56,623
Mortgage-Backed Securities                             13,471            -           43       13,428
Other                                                     298           16            -          314
------------------------------------------------  -----------  -----------  -----------  -----------
  Total                                           $    89,952  $       557  $       297  $    90,212
================================================  ===========  ===========  ===========  ===========

Fair values are based on quoted market prices or dealer quotes. If a quoted market price or dealer quote is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 2005 and 2004 are shown below. Mortgage-Backed Securities are presented below based on expected maturities. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             After 1    After 5                Total
Securities Available-for-Sale                      Within      but        but        Over       Fair
December 31, 2005(in thousands)                    1 Year   Within 5   Within 10   10 years    Value
-------------------------------------------------  -------  ---------  ----------  ---------  --------
Securities of U.S. Government Agencies             $     -  $  20,014  $    9,912  $       -  $ 29,926
Obligations of States and Political Subdivisions     5,047      9,599           -        930    15,576
Mortgage-Backed Securities                               -      2,558      33,571     70,304   106,433
Other                                                6,094          -           -          -     6,094
-------------------------------------------------  -------  ---------  ----------  ---------  --------
  Total                                            $11,141  $  32,171  $   43,483  $  71,234  $158,029
=================================================  =======  =========  ==========  =========  ========
2004 Totals                                        $22,390  $ 133,229  $   18,570  $  11,299  $185,488
=================================================  =======  =========  ==========  =========  ========

                                                             After 1    After 5                Total
Securities Held-to-Maturity                        Within      but        but        Over       Book
December 31, 2005(in thousands)                    1 Year   Within 5   Within 10   10 years    Value
-------------------------------------------------  -------  ---------  ----------  ---------  --------
Securities of U.S. Government Agencies             $     -  $  14,999  $   15,645  $       -  $ 30,644
Obligations of States and Political Subdivisions     1,249     11,775       9,081     44,155    66,260
Mortgage-Backed Securities                               -          -      10,881          -    10,881
Other                                                    -          -         145      1,981     2,126
-------------------------------------------------  -------  ---------  ----------  ---------  --------
  Total                                            $ 1,249  $  26,774  $   35,752  $  46,136  $109,911
=================================================  =======  =========  ==========  =========  ========
2004 Totals                                        $ 7,124  $  36,304  $   23,298  $  23,226  $ 89,952
=================================================  =======  =========  ==========  =========  ========

The following table shows those investments with gross unrealized losses and their market value aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005.

                                                      Less Than 12 Months       12 Months or More               Total
                                                   ------------------------  ------------------------  ------------------------
                                                      Fair      Unrealized      Fair      Unrealized      Fair      Unrealized
 (in thousands)                                       Value        Loss         Value        Loss         Value        Loss
-------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Securities of U.S. Government Agencies             $    25,220  $       796  $    34,629  $       866  $    59,849  $     1,662
Obligations of States and Political Subdivisions        41,036          465       13,118          402       54,154          867
Mortgage-Backed Securities                              91,808        1,676       25,057          893      116,865        2,569
-------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
  Total                                            $   158,064  $     2,937  $    72,804  $     2,161  $   230,868  $     5,098
=================================================  ===========  ===========  ===========  ===========  ===========  ===========

In management's opinion, the credit risk in the investment portfolio remains substantially unchanged from the date of purchase of such securities and the unrealized losses at December 31, 2005 are principally the result of increasing market interest rates that have negatively impacted the fair value of the Company's investment portfolio.

As of December 31, 2005, the Company held 194 investment securities of which 113 were in a loss position for less than twelve months and 34 were in a loss position and had been in a loss position for twelve months or more. Management periodically evaluates each investment security for other than temporary impairment relying primarily on industry analyst reports and observations of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities.

Proceeds from sales of securities available-for-sale were as follows:

(in thousands)   Gross     Gross   Gross
                Proceeds   Gains   Losses
--------------  ---------  ------  -------
2005            $  64,635  $  163  $ 1,116
2004               74,775   1,977       91
2003               65,406   1,096      161

As of December 31, 2005, securities carried at $150,741,000 were pledged to secure public deposits, FHLB borrowings and other government agency deposits as required by law. This amount at December 31, 2004 was $169,018,000.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans as of December 31, consisted of the following:
(in thousands)                                 2005       2004
-------------------------------------------  ---------  ---------
Real Estate                                  $432,378   $431,746
Real Estate Construction                      110,235     62,446
Home Equity                                    69,013     63,782
Agricultural                                  170,657    151,002
Commercial                                    174,530    142,133
Consumer and Other                             18,958     17,973
-------------------------------------------  ---------  ---------
Subtotal                                      975,771    869,082
    Less:  Deferred Loan Origination Fees      (2,514)    (2,174)
-------------------------------------------  ---------  ---------
    Total Loans                              $973,257   $866,908
===========================================  =========  =========

    Non-Performing Loans                     $    694   $    225
===========================================  =========  =========

Changes in the allowance for loan losses consisted of the following:

(in thousands)
                                               2005      2004      2003
-------------------------------------------  --------  --------  --------
Balance, January 1                           $17,727   $17,220   $16,684
Provision Charged to Operating Expense           425     1,275       625
Recoveries of Loans Previously Charged Off       575       298       608
Loans Charged Off                               (867)     (955)     (697)
Reclassification Adjustment*                       -      (111)        -
===========================================  ========  ========  ========
    Balance, December 31                     $17,860   $17,727   $17,220
===========================================  ========  ========  ========

*As of December 31, 2004, the Company reclassified $111,000 of the Allowance for Loan Losses that pertained to commitments under commercial and standby letters of credit to the "other liabilities" section of the Consolidated Balance Sheets.

All impaired loans have been assigned a related allowance for credit losses. As of December 31, 2005 and 2004, the total recorded investment in impaired loans was $606,000 and $214,000, respectively. The related allowance for impaired loans was $135,000 and $104,000 for the years ended 2005 and 2004, respectively. The average balance of impaired loans was $412,000, $1.6 million and $3.0 million for the years ended 2005, 2004 and 2003, respectively. There was no interest income reported on impaired loans in 2005, 2004 and 2003. Interest income forgone on loans placed on nonaccrual status was $50,000, $30,000 and $356,000 for the years ended December 31, 2005, 2004 and 2003, respectively. A portion of pledged loans totaling $363,723,000 were used to secure Federal Home Loan Bank advances of $58,000,000 and the unused commitments.

5.  PREMISES  AND  EQUIPMENT
Premises and equipment as of December 31, consisted of the following:
(in thousands)                                      2005     2004
-------------------------------------------------  -------  -------
Land and Buildings                                 $22,049  $18,934
Furniture, Fixtures and Equipment                   16,557   17,173
Leasehold Improvements                               1,167    1,167
-------------------------------------------------  -------  -------
Subtotal                                            39,773   37,274
Less:  Accumulated Depreciation and Amortization    22,251   22,303
-------------------------------------------------  -------  -------
  Total                                            $17,522  $14,971
=================================================  =======  =======

Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,611,000, $1,574,000 and $1,554,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Total rental expense for premises were $268,000, $265,000 and $255,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Rental income was $109,000, $115,000 and $81,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

6.  OTHER  REAL  ESTATE
The Bank reported no other real estate at December 31, 2005 and 2004. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or fair value less selling costs determined at the date acquired. Losses arising from properties acquired through foreclosure are charged against the allowance for loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.

7.  TIME  DEPOSITS
Time Deposits of $100,000 or more as of December 31, were as follows:

(in thousands)
                                              2005      2004
------------------------------------------  --------  --------
Balance                                     $207,976  $173,550
==========================================  ========  ========

At December 31, 2005, the scheduled maturities of time deposits were as follows:

                                                     Scheduled
(in thousands)                                      Maturities
--------------------------------------------------  -----------
2006                                                $   333,631
2007                                                     13,848
2008                                                      7,873
2009                                                        100
2010                                                        596
--------------------------------------------------  -----------
  Total                                             $   356,048
==================================================  ===========

8.  INCOME  TAXES
Current and deferred income tax expense (benefit) provided for the years ended
December 31, consisted of the following:

(in thousands)                        2005      2004     2003
----------------------------------  --------  --------  -------
Current
  Federal                           $ 8,826   $ 8,071   $6,235
  State                               3,278     3,228    2,535
----------------------------------  --------  --------  -------
    Total Current                    12,104    11,299    8,770
----------------------------------  --------  --------  -------
Deferred
  Federal                            (1,508)   (1,379)    (493)
  State                                (366)     (458)    (234)
----------------------------------  --------  --------  -------
    Total Deferred                   (1,874)   (1,837)    (727)
----------------------------------  --------  --------  -------
      Total Provision for Taxes*    $10,230   $ 9,462   $8,043
==================================  ========  ========  =======

*The Provision for Taxes for 2004 includes the $163,000 tax impact associated with the cumulative effect of change in accounting principle shown net of tax on the Consolidated Statements of Income.

The total provision for income taxes differs from the federal statutory rate as follows:

(in  thousands)
                                                2005              2004               2003
                                          Amount    Rate    Amount    Rate     Amount    Rate
---------------------------------------  --------  ------  --------  -------  --------  ------
Tax Provision at Federal Statutory Rate  $10,030   35.0 %  $ 9,069   35.0  %  $ 7,986   35.0 %
Interest on Obligations of States
  and Political Subdivisions
  Exempt from Federal Taxation            (1,081)  (3.7)%     (769)   (3.0)%     (933)  (4.0)%
State and Local Income Taxes,
  Net of Federal Income Tax Benefit        1,893    6.6 %    1,801     6.9 %    1,496    6.5 %
Bank Owned Life Insurance                   (636)  (2.2)%     (645)   (2.5)%     (576)  (2.5)%
Other, Net                                    24    0.0 %        6     0.0 %       70    0.0 %
---------------------------------------  --------  ------  --------  -------  --------  ------
    Total Provision for Taxes            $10,230   35.7 %  $ 9,462    36.4 %  $ 8,043   35.0 %
=======================================  ========  ======  ========  =======  ========  ======

The  components of the net deferred tax assets as of December 31 are as follows:

(in thousands)                                            2005      2004
------------------------------------------------------  --------  --------
Deferred Tax Assets
  Allowance for Loan Losses                             $ 7,569   $ 7,500
  Accrued Liabilities                                     1,650     1,268
  Deferred Compensation                                   2,335     1,635
  Unrealized Loss on Minimum Pension Liability                -       737
  State Franchise Tax                                     1,147     1,069
  Unrealized Losses on Securities Available-for-Sale        708       468
  Interest on Non-Accrual Loans                             255        13
------------------------------------------------------  --------  --------
    Total Deferred Tax Assets                           $13,664   $12,690
------------------------------------------------------  --------  --------


                                       18

Deferred Tax Liabilities
  Premises and Equipment                                $  (427)  $  (560)
  Securities Accretion (zero coupon securities)            (572)     (407)
  Pension                                                     -      (413)
  Other                                                    (446)     (468)
------------------------------------------------------  --------  --------
    Total Deferred Tax Liabilities                       (1,445)   (1,848)
------------------------------------------------------  --------  --------
      Net Deferred Tax Assets                           $12,219   $10,842
======================================================  ========  ========

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Company's Consolidated Balance Sheets.

9.  SHORT  TERM  BORROWINGS
As of December 31, 2005 and 2004, the Company had unused lines of credit available for short term liquidity purposes of $346 million and $399 million, respectively. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis. Federal Funds purchased totaled $650,000 at December 31, 2005 and $0 at December 31, 2004.

10.  FEDERAL  HOME  LOAN  BANK  ADVANCES
The Company's advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,

(in thousands)                                                                                                2005     2004
-----------------------------------------------------------------------------------------------------------  -------  -------
5.35% note payable due February 4, 2008 with interest due quarterly, callable February 2, 2003 and
quarterly thereafter.                                                                                        $25,000  $25,000
5.38% note payable due August 12, 2008 with interest due quarterly, callable August 12, 2003 and
quarterly thereafter.                                                                                         15,000   15,000
5.60% amortizing note, interest and principal payable monthly with final maturity of September 25, 2018.         847      889
2.34% fixed rate credit advance, interest payable weekly with a maturity of January 5, 2005                        -   30,000
2.04% variable rate credit advance, interest payable daily with a maturity of January 3, 2005                      -   10,000
4.28% fixed rate credit advance, interest payable weekly with a maturity of January 4, 2008                   58,000        -
-----------------------------------------------------------------------------------------------------------  -------  -------
  Total                                                                                                      $98,847  $80,889
===========================================================================================================  =======  =======

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the Company and by agency and mortgage-backed securities, with carrying values of $43,409,000. A portion of pledged loans totaling $363,723,000 were used to secure Federal Home Loan Bank advances of $58,000,000 and the unused commitments.

11.  SHAREHOLDERS'  EQUITY
Beginning in 1975 and continuing through 2005, the Company has issued an annual 5% stock dividend. Earnings and cash dividends per share amounts have been restated for each year presented to reflect the stock dividend.

During the second quarter of 2004, the Board of Directors of Farmers & Merchants Bancorp approved a resolution authorizing the repurchase, from time to time, of outstanding shares of the common stock of the Company. Repurchases will be made on the open market or through private transactions. When the Company repurchases shares in private transactions the price is determined based upon the most recent transactions that have occurred between third party shareholders. This repurchase program was announced in a press release dated June 21, 2004. The aggregate price to be paid by the Company for all repurchased stock will not exceed $10,000,000 and the program will expire on May 31, 2007. The repurchase program also requires that no purchases may be made if the Company would not remain "well-capitalized" after the repurchase. All shares repurchased under the repurchase program will be retired.

Dividends from the Bank constitute the principal source of cash to the Company. The Company is a legal entity separate and distinct from the Bank. Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the

California Department of Financial Institutions. These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 2005, the Bank could declare dividends of $30,845,000 without approval of the California Department of Financial Institutions.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                             Well Capitalized
                                                                                  Regulatory Capital           Under Prompt
(in thousands)                                                Actual                 Requirements           Corrective Action
December 31, 2005                                      Amount        Ratio       Amount        Ratio       Amount        Ratio
---------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Total Bank Capital to Risk Weighted Assets           $   148,139       12.14%  $    97,606         8.0%  $   122,008        10.0%
Total Consolidated Capital to Risk Weighted Assets   $   150,648       12.32%  $    97,805         8.0%        N/A          N/A
Tier 1 Bank Capital to Risk Weighted Assets          $   132,854       10.89%  $    48,803         4.0%  $    73,205         6.0%
Tier 1 Consolidated Capital to Risk Weighted Assets  $   135,333       11.07%  $    48,903         4.0%        N/A          N/A
Tier 1 Bank Capital to Average Assets                $   132,854       10.25%  $    51,852         4.0%  $    64,815         5.0%
Tier 1 Consolidated Capital to Average Assets        $   135,333       10.42%  $    51,936         4.0%        N/A          N/A

December 31, 2004                                    Amount       Ratio        Amount       Ratio        Amount       Ratio
---------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Total Bank Capital to Risk Weighted Assets           $   136,916       13.00%  $    84,243         8.0%  $   105,303        10.0%
Total Consolidated Capital to Risk Weighted Assets   $   140,828       13.34%  $    84,437         8.0%        N/A          N/A
Tier 1 Bank Capital to Risk Weighted Assets          $   123,695       11.75%  $    42,121         4.0%  $    63,182         6.0%
Tier 1 Consolidated Capital to Risk Weighted Assets  $   127,577       12.09%  $    42,218         4.0%        N/A          N/A
Tier 1 Bank Capital to Average Assets                $   123,695       10.41%  $    47,540         4.0%  $    59,425         5.0%
Tier 1 Consolidated Capital to Average Assets        $   127,577       10.69%  $    47,720         4.0%        N/A          N/A

12.  EMPLOYEE  BENEFIT  PLANS
Pension  Plan
The Company, through the Bank, sponsored a defined benefit Pension Plan (the
Plan) that covered substantially all full-time employees of the Company. Effective June 9, 2001 the Plan was amended to freeze the benefit accruals in the Plan. With the exception of employees who had reached age 55 and who had accumulated 10 years of Plan service, the effect of the amendment was to freeze the participants' monthly pension benefit.

In February 2005 the Board of Directors decided to terminate the Plan in 2005. Benefits for those employees who were still accruing benefits under the Plan were frozen on April 30, 2005 when the Plan was amended to halt all future benefit accruals. Those employees now participate in the mandatory contributions to the Company's Profit Sharing Plan.

The Company filed Form 500, Standard Termination Notice for Single Employer Plan, with the Pension Benefit Guaranty Corporation (the "PBGC") on October 21, 2005. The Company did not receive a Notice of Noncompliance from the PBGC within sixty days, so it distributed all benefits to all participants prior to December 31, 2005.

The Company filed Form 5310, Application for Determination of Terminating Plan, with the Internal Revenue Service on September 22, 2005. The Company is currently awaiting their response.

Because of the Company's decision to terminate the Plan in 2005, it elected to accelerate the recognition of gain/loss over a two year amortization period effective January 1, 2004, to match the remaining life of the Plan. This change in amortization period resulted in a cumulative adjustment in the amount of $387,000 ($224,000, net of tax).

The following schedule states the change in benefit obligations for the years ended December 31:

(in thousands)                                             2005     2004
-------------------------------------------------------  --------  -------
Benefit Obligation at Beginning of Year                  $ 5,508   $5,369
Service Cost                                                  53       47
Interest Cost                                                258      255
Benefits Paid                                               (767)    (483)
Increase Due to Actuarial Loss and Assumption Change         320      320
Settlement Payments                                       (5,372)       0
-------------------------------------------------------  --------  -------
    Total Benefit Obligation at End of Year              $     -   $5,508
=======================================================  ========  =======

The Change in Plan Assets are as follows:(in thousands)     2005     2004
-------------------------------------------------------  --------  -------
Fair Value of Plan Assets at Beginning of Year           $ 4,080   $4,191
Employer Contribution                                      1,945      225
Benefits Paid                                             (6,139)    (483)
Actual Return on Plan Assets                                 114      147
-------------------------------------------------------  --------  -------
    Total Fair Value of Plan Assets at End of Year       $     -   $4,080
=======================================================  ========  =======

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Company's Consolidated Balance Sheets for the years ended December 31:

(in thousands)                                                    2005      2004
--------------------------------------------------------------  --------  --------
Benefit Obligation                                              $      -  $ 5,508
Fair Value of Plan Assets                                              -    4,080
--------------------------------------------------------------  --------  --------
Funded Status                                                          -   (1,428)
Unrecognized Net Loss                                                  -    1,855
Cumulative Adjustment Required to Recognize Minimum Liability          -   (1,756)
--------------------------------------------------------------  --------  --------
    Net Amounts Recognized                                      $      -  $(1,329)
==============================================================  ========  ========

Amounts Recognized:(in thousands)
--------------------------------------------------------------  --------  --------
Prepaid Benefit Cost                                            $      -  $     -
Accrued Benefit Liability                                                  (1,329)
Intangible Asset                                                       -        -
--------------------------------------------------------------  --------  --------
    Net Amounts Recognized                                      $      -  $(1,329)
==============================================================  ========  ========

The accumulated benefit obligation for the defined benefit Pension Plan was $0 and $5.4 million at December 31, 2005 and 2004, respectively.

The components of the net periodic benefit costs are as follows:
(in thousands)                                                                       2005      2004     2003
---------------------------------------------------------------------------------  --------  --------  -------
Service Cost                                                                       $    53   $    47   $   52
Interest Cost                                                                          258       255      224
Expected Return on Plan Assets                                                        (114)     (114)    (127)
Amortization of :
  Unrecognized Prior Service Cost                                                        -         -        -
  Unrecognized Net Loss                                                                947     1,569      377
---------------------------------------------------------------------------------  --------  --------  -------
Total Net Periodic Benefit Cost                                                    $ 1,144   $ 1,757   $  526
One-Time Charge Due to Plan Termination                                              1,229         -        -
=================================================================================  ========  ========  =======
  Total Net Periodic Benefit Cost                                                  $ 2,373   $ 1,757   $  526
=================================================================================  ========  ========  =======
(Decrease) /Increase in Minimum Liability Included in Other
Comprehensive Income                                                               $(1,756)  $(1,674)  $2,167
=================================================================================  ========  ========  =======

Weighted-average assumptions used to determine benefit obligations at December
31,

                                           2005   2004
-----------------------------------------  -----  -----
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)            4.89%  4.89%
Rate of Compensation Increase              4.00%  4.00%
=========================================  =====  =====

Weighted-average assumptions used to determine net benefit cost for years ended December 31,

                                           2005   2004   2003
-----------------------------------------  -----  -----  -----
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)            4.89%  5.12%  4.96%
Expected Return on Plan Assets             3.00%  3.00%  3.00%
Rate of Compensation Increase              4.00%  4.00%  4.00%
=========================================  =====  =====  =====

The Company's Pension Plan weighted-average asset allocations for the years ended December 31, 2005 and 2004, by asset category are as follows:

(in thousands)                                     2005   2004
------------------------------------------------  -----  -----
Savings Deposit                                     91%     0%
Money Market Funds                                   0%    30%
Bonds                                                0%    51%
Equity Securities                                    0%    19%
Other                                                9%     0%
------------------------------------------------  -----  -----
  Total                                            100%   100%
================================================  =====  =====

As of December 31, 2005 and 2004 the Plan assets are invested as follows:

(in thousands)                                     2005   2004
------------------------------------------------  -----  -----
Corporate Bonds                                      0%     0%
Government Bonds                                     0%     0%
Equity Securities                                    0%     0%
Savings Deposits                                     0%     0%
Money Market Funds                                   0%   100%
Mutual Funds                                         0%     0%
------------------------------------------------  -----  -----
  Total                                              0%   100%
================================================  =====  =====

Profit  Sharing  Plan
The Company, through the Bank, sponsors a Profit Sharing Plan for substantially all full-time employees of the Company with one or more years of service. Participants receive up to two annual employer contributions, one is discretionary and the other is mandatory. The discretionary contributions to the Profit Sharing Plan are determined annually by the Board of Directors. The discretionary contributions totaled $725,000, $660,000 and $635,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The mandatory contributions to the Profit Sharing Plan are made according to a predetermined set of criteria. Mandatory contributions totaled $693,000, $645,000 and $575,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Company employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the Profit Sharing Plan. The Company does not match employee contributions within the 401(k) feature of the Profit Sharing Plan and the Company can terminate the Profit Sharing Plan at any time. Benefits pursuant to the Profit Sharing Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested.

Indexed Retirement Plan and Life Insurance Arrangements
The Company, through the Bank, sponsors an Indexed Retirement Plan for certain employees. The Indexed Retirement Plan is a defined contribution supplemental executive retirement plan and was developed to supplement the Company's Profit Sharing Plan which, as a qualified plan, has a ceiling on benefits as set by the Internal Revenue Service.

The Company made contributions to the Indexed Retirement Plan of $802,000, $751,000 and $387,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The Company's total accrued liability under the Indexed Retirement Plan was $1.94 million and $1.21 million as of December 31, 2005 and 2004, respectively. The balance in each participant's account is 0% vested during the first five years of employment and becomes fully vested after five years of employment.

The Company has purchased single premium life insurance policies on the lives of the Indexed Retirement Plan participants as well as certain other employees of the Company. These policies provide: (1) financial protection to the Company in the event of the death of a key employee and; (2) since the interest earned on the cash surrender value of the policies is tax exempt as long as the policies are used to finance employee benefits, significant income to the Company to offset the expense associated with the Indexed Retirement Plan and other employee benefit plans. As compensation to each employee for agreeing to allow the Company to purchase an insurance policy on his or her life, split dollar agreements have been entered into with those employees. These agreements provide for a division of the life insurance death proceeds between the Company and each employee's designated beneficiary or beneficiaries.

The Company earned tax exempt interest on the life insurance policies of $1.6 million, $1.6 million and $1.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005 and 2004, the total cash surrender value of the insurance policies was $36.8 million and $35.2 million, respectively.

Deferred  Bonus  and  Executive  Retention  Plans
The Company, through the Bank, sponsors Deferred Bonus and Executive Retention Plans for certain employees. Both plans grant bonuses based on the long-term cumulative profitability and increase in market value of the Company. The Company made contributions to both plans of $966,000, $248,000 and $213,000 for
the years ended December 31, 2005, 2004 and 2003, respectively.   Benefits
pursuant to the Deferred Bonus Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested. Benefits pursuant to the Executive Retention Plan vest 10%
per year beginning in 2005 and after ten years are fully vested.   The Company's
total accrued liability under the Deferred Bonus and Executive Retention Plans was $2.1 million and $1.1 million as of December 31, 2005 and 2004, respectively.

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

                                                            2005                    2004
                                                    Carrying    Estimated   Carrying    Estimated
ASSETS: (in thousands)                               Amount    Fair Value    Amount    Fair Value
--------------------------------------------------  ---------  -----------  ---------  -----------
  Cash and Cash Equivalents                         $  50,669  $    50,669  $  32,170  $    32,170
  Investment Securities Held-to-Maturity              109,911      108,060     89,952       90,212
  Investment Securities Available-for-Sale            158,029      158,029    185,488      185,488
  Loans, Net of Deferred Loan Origination Fees        973,257      971,763    866,908      865,206
  Cash Surrender Value of Life Insurance Policies      36,799       36,799     35,236       35,236
  Accrued Interest Receivable                           7,880        7,880      6,122        6,122
LIABILITIES:
  Deposits:
    Non-Interest Bearing                              325,745      325,745    273,799      273,709
    Interest-Bearing                                  777,595      707,892    728,311      727,509
  Federal Funds Purchased                                 650          650          -            -
  Federal Home Loan Bank Advances                      98,847       99,522     80,889       83,260
  Subordinated Debentures                              10,310       10,365     10,310       10,306
  Accrued Interest Payable                              2,133        2,133      1,446        1,446

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

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Cash Surrender Value of Life Insurance Policies: The fair value of life insurance policies are based on cash surrender values at each reporting date as provided by the insurers.

Deposit liabilities: The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31, 2005 and 2004. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Borrowings: The fair value of federal funds purchased and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

Subordinated Debentures: Fair values of subordinated debentures were determined based on the current market value of like-kind instruments of a similar maturity and structure.

Limitations: Fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented above.

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

As required, the Company records in the balance sheet the interest rate swaps at fair value. Because the transactions meet the criteria for a cash-flow hedge, changes in fair value are reported in other comprehensive income (loss). In the event that a portion of the hedge becomes ineffective, the ineffective portion of the derivative's change in fair value will be immediately recognized in earnings.

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

Standby letters of credit are conditional commitments issued by the Company to guarantee performance of or payment for a customer to a third party. The Company had standby letters of credit outstanding of $11,541,000 at December 31, 2005, and $15,766,000 at December 31, 2004. Outstanding standby letters of credit had original terms ranging from 1 to 28 months with final expiration in 2008. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $447,685,000 and $378,840,000 as of December 31, 2005 and 2004, respectively.
Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2005 were $267,000, $153,000, $139,000, $139,000, and $97,000 for the years 2006 to 2010 and $435,000 thereafter.

In the ordinary course of business, the Company becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, believes that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Company.

The Company may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 2005 or 2004.

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

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 2005, were as follows:

(in thousands)
---------------------------------------------------------------------
Loan Balances January 1, 2005                                $ 3,555
  Disbursements During 2005                                    1,224
  Loan Reductions During 2005                                 (1,434)
-----------------------------------------------------------  --------
Loan Balances December 31, 2005                              $ 3,345
===========================================================  ========

17.  RECENT  ACCOUNTING  DEVELOPMENTS

In March 2004, the FASB Emerging Issues Task Force ("EITF") reached consensus on several issues being addressed in EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 continue to be effective for the Company's consolidated financial statements for the year ended December 31, 2005.

On November 3, 2005, the FASB issued FASB Staff Position ("FSP") Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, and supersedes EITF Topic No. D-44, "Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value." The guidance in this FSP amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The FSP is effective for reporting periods beginning after December 15, 2005. The Company believes the impact of adopting these provisions will be immaterial to its financial position or results of operations.

On June 7, 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." Under the provisions of SFAS No. 154, voluntary changes in accounting principles are applied retrospectively to prior periods' financial statements unless it would be impractical. SFAS No. 154 supersedes APB Opinion No. 20, which required that most voluntary changes in accounting principles be recognized by including in the current period's net income the cumulative effect of the change. SFAS No. 154 also makes a distinction between "retrospective application" of a change in accounting principle and the "restatement" of financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. In management's opinion, the adoption of this SFAS will not have a material impact on the consolidated financial statements, results of operations or liquidity of the Company.

18. PARENT COMPANY FINANCIAL INFORMATION
The financial information below is presented as of December 31, 2005 and December 31, 2004.

                           Farmers & Merchants Bancorp
                             Condensed Balance Sheets

(in thousands)                                                   2005      2004
-------------------------------------------------------------  --------  --------
Cash                                                           $    556  $  2,244
Investment in Farmers & Merchants Bank of Central California    131,170   122,581
Investment Securities                                               310       561
Capital Leases                                                      519       785
Other Assets                                                      1,630     1,049
-------------------------------------------------------------  --------  --------
      Total Assets                                             $134,185  $127,220
=============================================================  ========  ========


Subordinated Debentures                                        $ 10,310  $ 10,310
Liabilities                                                         227       363
Shareholders' Equity                                            123,648   116,547
-------------------------------------------------------------  --------  --------
      Total Liabilities and Shareholders' Equity               $134,185  $127,220
=============================================================  ========  ========


                                       Farmers & Merchants Bancorp
                                       Condensed Income Statements


                                                                               Year Ended December 31,
(in thousands)                                                              2005       2004       2003
------------------------------------------------------------------------  ---------  ---------  ---------
Equity in Undistributed Earnings in Farmers & Merchants Bank of Central
California                                                                $  9,160   $  9,243   $ 12,442
Dividends from Subsidiary                                                   10,000      7,350      2,760
Interest Income                                                                 59         27         78
Other Expenses, Net                                                         (1,327)      (285)      (851)
Tax Benefit                                                                    536        115        346
------------------------------------------------------------------------  ---------  ---------  ---------
      Net Income                                                          $ 18,428   $ 16,450   $ 14,775
========================================================================  =========  =========  =========

                                            Farmers & Merchants Bancorp
                                         Condensed Statements of Cash Flows

                                                                                        Year Ended December 31,
(in thousands)                                                                        2005       2004       2003
----------------------------------------------------------------------------------  ---------  ---------  ---------
Cash Flows from Operating Activities:
Net Income                                                                          $ 18,428   $ 16,450   $ 14,775
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
  Equity in Undistributed Net Earnings from Subsidiary                                (9,160)    (9,243)   (12,442)
  Gain on Sale of Securities                                                            (143)    (1,095)         -
  Net Increase in Other Assets                                                          (522)      (109)      (448)
  Net (Decrease) Increase in Other Liabilities                                          (136)       189        174
----------------------------------------------------------------------------------  ---------  ---------  ---------
      Net Cash Provided by Operating Activities                                        8,467      6,192      2,059
----------------------------------------------------------------------------------  ---------  ---------  ---------
Investing Activities:
  Investment in Bank Subsidiary                                                            -     (3,180)         -
  Securities Purchased                                                                     -          -       (393)
  Securities Sold or Matured                                                             251      1,815         13
  Change in Net Loans                                                                    266       (451)      (335)
----------------------------------------------------------------------------------  ---------  ---------  ---------
      Net Cash Used by Investing Activities                                              517     (1,816)      (715)
----------------------------------------------------------------------------------  ---------  ---------  ---------
Financing Activities:
  Subordinated Debentures Issued                                                           -          -     10,310
  Stock Repurchased                                                                   (4,016)    (3,107)    (1,468)
  Cash Dividends                                                                      (6,656)    (5,930)    (4,878)
----------------------------------------------------------------------------------  ---------  ---------  ---------
      Net Cash Used by Financing Activities                                          (10,672)    (9,037)     3,964
----------------------------------------------------------------------------------  ---------  ---------  ---------
      Increase in Cash and Cash Equivalents                                           (1,688)    (4,661)     5,308
      Cash and Cash Equivalents at Beginning of Year                                   2,244      6,905      1,597
----------------------------------------------------------------------------------  ---------  ---------  ---------
      Cash and Cash Equivalents at End of Year                                      $    556   $  2,244   $  6,905
==================================================================================  =========  =========  =========

19.  LONG-TERM  SUBORDINATED  DEBENTURES
In December 2003, the Company formed a wholly owned Connecticut statutory business trust, FMCB Statutory Trust I ("Statutory Trust I"), which issued $10,000,000 of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures (the "Trust Preferred Securities"). These debentures qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of Statutory Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by FMCB Statutory Trust to purchase $10,310,000 of junior subordinated debentures of the Company, which carry a floating rate based on three-month LIBOR plus 2.85%. The debentures represent the sole asset of Statutory Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 2.85% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Statutory Trust I, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Statutory Trust I. The Trust Preferred Securities are mandatorily redeemable upon maturity of the subordinated debentures on December 17, 2033, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the subordinated debentures purchased by Statutory Trust I, in whole or in part, on or after December 17, 2008. As specified in the indenture, if the subordinated debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest. Additionally, if the Company decided to defer interest on the subordinated debentures, the Company would be prohibited from paying cash dividends on the Company's common stock.

FIVE YEAR FINANCIAL SUMMARY OF OPERATIONS
(in thousands, except for per share data)

SUMMARY OF INCOME:                                   2005         2004         2003         2002        2001
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Interest Income                             $   72,458   $   59,300   $   54,884   $   54,238   $ 63,530
Total Interest Expense                                14,032        9,818       11,073       13,596     23,280
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Net Interest Income                                   58,426       49,482       43,811       40,642     40,250
Provision for Loan Losses                                425        1,275          625        4,926      1,000
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Net Interest Income After
  Provision for Loan Losses                           58,001       48,207       43,186       35,716     39,250
Total Non-Interest Income                             11,274       14,267       12,918       13,866      8,374
Total Non-Interest Expense                            40,617       36,175       33,286       29,109     27,486
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Income Before Income Taxes                            28,658       26,299       22,818       20,473     20,138
Provision for Income Taxes                            10,230        9,625        8,043        7,054      7,821
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Net Income Before Cumulative Effect
  of Change in Accounting Principle                   18,428       16,674       14,775       13,419     12,317
Cumulative Effect of a Change in
  Accounting Principle (net of tax)                        -         (224)           -            -          -
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Net Income                                        $   18,428   $   16,450   $   14,775   $   13,419   $ 12,317
================================================  ===========  ===========  ===========  ===========  =========
BALANCE SHEET DATA:
------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Assets                                      $1,352,989   $1,226,295   $1,148,565   $1,021,907   $970,883
Loans                                                973,257      866,908      806,906      696,675    602,169
Allowance for Loan Losses                             17,860       17,727       17,220       16,684     12,709
Investment Securities                                267,940      275,440      261,922      233,933    275,550
Deposits                                           1,103,340    1,002,110      904,349      850,225    819,711
Federal Home Loan Bank Advances                       98,847       80,889      111,928       40,965     41,000
Shareholders' Equity                                 123,648      116,547      109,605      103,565    100,736
------------------------------------------------  -----------  -----------  -----------  -----------  ---------

SELECTED RATIOS
Return on Average Assets                                1.46%        1.40%        1.36%        1.41%      1.35%
Return on Average Equity                               15.26%       14.50%       13.68%       13.16%     12.84%
Dividend Payout Ratio (1)                              34.55%       34.79%       32.05%       32.82%     31.85%
Average Loans to Average Deposits                      87.28%       86.41%       85.29%       79.71%     68.37%
Average Equity to Average Assets                        9.58%        9.68%        9.97%       10.71%     10.49%
Period-end Shareholders' Equity to Total Assets         9.14%        9.50%        9.54%       10.13%     10.38%

PER SHARE DATA
Net Income (2)(3)                                 $    22.24   $    19.68   $    17.55   $    15.78   $  14.20
Cash Dividends Per Share (1)(3)                   $     7.68   $     6.85   $     5.63   $     5.18   $   4.52

(1)  Not Including Cash Paid in Lieu of Fractional Shares Related to Stock
     Dividend
(2) Based on the weighted average number of shares outstanding of 828,537, 835,746, 841,857, 850,490 and 867,549 for the years ended December 31,
     2005, 2004, 2003, 2002, and 2001, respectively.
(3) Prior years have been adjusted for 5% stock dividends issued in each of the above years.

QUARTERLY FINANCIAL DATA
(in thousands, except for per share data)


                                                                     First     Second    Third    Fourth
                               2005                                 Quarter   Quarter   Quarter   Quarter    Total
------------------------------------------------------------------  --------  --------  --------  --------  -------
Total Interest Income                                               $ 16,093  $ 17,817  $ 18,705  $ 19,843  $72,458
Total Interest Expense                                                 2,729     3,319     3,847     4,137   14,032
------------------------------------------------------------------  --------  --------  --------  --------  -------
Net Interest Income                                                   13,364    14,498    14,858    15,706   58,426
Provision for Loan Losses                                                  0         0         0       425      425
------------------------------------------------------------------  --------  --------  --------  --------  -------
Net Interest Income After
  Provision for Loan Losses                                           13,364    14,498    14,858    15,281   58,001
Total Non-Interest Income                                              2,902     3,023     2,984    2,365    11,274
Total Non-Interest Expense                                             9,299    10,357    10,452    10,509   40,617
------------------------------------------------------------------  --------  --------  --------  --------  -------
Income Before Income Taxes                                             6,967     7,164     7,390     7,137   28,658
Provision for Income Taxes                                             2,536     2,575     2,643     2,476   10,230
------------------------------------------------------------------  --------  --------  --------  --------  -------
Net Income                                                          $  4,431  $  4,589  $  4,747  $  4,661  $18,428
==================================================================  ========  ========  ========  ========  =======
Earnings Per Share (1)                                              $   5.33  $   5.52  $   5.74  $   5.65  $ 22.24
==================================================================  ========  ========  ========  ========  =======


                                                                     First     Second    Third     Fourth
                               2004                                 Quarter   Quarter   Quarter    Quarter    Total
------------------------------------------------------------------  --------  --------  --------  ---------  --------
Total Interest Income                                               $ 14,045  $ 14,565  $ 15,114  $ 15,576   $59,300
Total Interest Expense                                                 2,413     2,414     2,488     2,503     9,818
------------------------------------------------------------------  --------  --------  --------  ---------  --------
Net Interest Income                                                   11,632    12,151    12,626    13,073    49,482
Provision for Loan Losses                                                375       350       350       200     1,275
------------------------------------------------------------------  --------  --------  --------  ---------  --------
Net Interest Income After
  Provision for Loan Losses                                           11,257    11,801    12,276    12,873    48,207
Total Non-Interest Income                                              3,544     3,435     2,950     4,338    14,267
Total Non-Interest Expense                                             8,698     8,730     8,508    10,239    36,175
------------------------------------------------------------------  --------  --------  --------  ---------  --------
Income Before Income Taxes                                             6,103     6,506     6,718     6,972    26,299
Cumulative Effect of a Change in Accounting Principle (net of tax)         -         -         -      (224)     (224)
Provision for Income Taxes                                             2,201     2,402     2,494     2,528     9,625
------------------------------------------------------------------  --------  --------  --------  ---------  --------
Net Income                                                          $  3,902  $  4,104  $  4,224  $  4,220   $16,450
==================================================================  ========  ========  ========  =========  ========
Earnings Per Share (1)                                              $   4.65  $   4.90  $   5.06  $   5.07   $ 19.68
==================================================================  ========  ========  ========  =========  ========

Farmers & Merchants Bancorp stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Based on information from shareholders and from Company stock transfer records, the prices paid in 2005, 2004 and 2003 ranged from $225.00 to $525.00 per share. Additional information about the Company's common stock is available in Part II,
Item 5. of the Company's 2005 Form 10-K.

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

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, agricultural, real estate, consumer, and other lending activities; (iv) changes in federal and state banking laws or regulations; (v) competitive pressure in the banking industry;
(vi) changes in governmental fiscal or monetary policies; (vii) uncertainty regarding the economic outlook resulting from the continuing war on terrorism, as well as actions taken or to be taken by the U.S. or other governments as a result of further acts or threats of terrorism; and (viii) other factors discussed in the Company's filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

INTRODUCTION

Farmers & Merchants Bancorp, or the Company, is a bank holding company formed March 10, 1999. Its subsidiary, Farmers & Merchants Bank of Central California, or the Bank, is a California state-chartered bank formed in 1916. The Bank serves the northern Central Valley of California with 19 banking offices. The service area includes Sacramento, San Joaquin, Stanislaus and Merced Counties with branches in Sacramento, Elk Grove, Galt, Lodi, Stockton, Linden, Modesto, Turlock and Hilmar.

Substantially all of the Company's business activities are conducted within its market area.

As a bank holding company, the Company is subject to regulation and examination by the Board of Governors of the Federal Reserve System ("FRB"). The Bank is a California state-chartered non-fed member bank subject to the regulation and examination of the California Department of Financial Institutions. Since August 1, 1940, the Bank had also been a member of the Federal Reserve System and the FRB served as its primary Federal regulator. However, at a meeting of the Board of Directors of the Bank on April 5, 2005, the Board decided to withdraw from membership in the Federal Reserve System. The Bank received the FRB's approval for this action on April 18, 2005. As a result, the Bank's primary federal regulator is now the Federal Deposit Insurance Corporation. The FRB will continue to regulate and examine the Company but not the Bank. Management and the Board believe that this change will not have any operating or financial impact on the Company or the Bank.

This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report.

OVERVIEW

The Company's primary service area encompasses the northern Central Valley of California, a region that can be significantly impacted by the seasonal needs of the agricultural industry. Accordingly, discussion of the Company's Financial Condition and Results of Operations is influenced by the seasonal banking needs of its agricultural customers (e.g., during the spring and summer customers draw down their deposit balances and increase loan borrowing to fund the purchase of equipment and planting of crops. Correspondingly, deposit balances are replenished and loans repaid in late fall and winter as crops are harvested and sold).

THE FIVE YEAR PERIOD: 2001 THROUGH 2005
The following table presents key performance data for the Company over the past five years.

(in thousands, except per share data)
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
FINANCIAL PERFORMANCE INDICATOR                 2005         2004         2003         2002        2001
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Net Income                                   $   18,428   $   16,450   $   14,775   $   13,419   $ 12,317
-------------------------------------------  -----------  -----------  -----------  -----------  ---------

-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Assets                                 $1,352,989   $1,226,295   $1,148,565   $1,021,907   $970,883
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Loans                                  $  973,257   $  866,908   $  806,906   $  696,675   $602,169
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Deposits                               $1,103,340   $1,002,110   $  904,349   $  850,225   $819,711
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Shareholders' Equity                   $  123,648   $  116,547   $  109,605   $  103,565   $100,736
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Total Risk-Based Capital Ratio                    12.32%       13.34%       13.24%       12.25%     13.76%
-------------------------------------------  -----------  -----------  -----------  -----------  ---------

-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Non-Performing Loans as a % of Total Loans         0.07%        0.03%        0.32%        0.42%      0.40%
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Net Charge-Offs to Average Loans                   0.03%        0.08%        0.01%        0.15%      0.03%
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Loan Loss Allowance as a % of Total Loans          1.84%        2.04%        2.13%        2.39%      2.11%
-------------------------------------------  -----------  -----------  -----------  -----------  ---------

-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Return on Average Assets                           1.46%        1.40%        1.36%        1.41%      1.35%
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Return on Average Equity                          15.26%       14.50%       13.68%       13.16%     12.84%
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Earnings Per Share(1)                        $    22.24   $    19.68   $    17.55   $    15.78   $  14.20
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Cash Dividends Per Share(1)(2)               $     7.68   $     6.85   $     5.63   $     5.18   $   4.52
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Cash Dividends Declared(2)                   $    6,366   $    5,723   $    4,736   $    4,404   $  3,923
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
# Shares Repurchased During Year                  8,066        7,981        5,732       20,749      2,053
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Average Share Price of Repurchased Shares    $      496   $      389   $      256   $      241   $    238
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
High Stock Price - Fourth Quarter            $   500.00   $   455.00   $   375.00   $   300.00   $ 250.00
-------------------------------------------  -----------  -----------  -----------  -----------  ---------
Low Stock Price - Fourth Quarter             $   465.00   $   400.00   $   300.00   $   250.00   $ 250.00
-------------------------------------------  -----------  -----------  -----------  -----------  ---------

_______________________________________________________
(1) Prior years have been restated for the 5% stock dividend issued in each of the above years.
(2) Not including cash paid in lieu of fractional shares related to the stock dividend. These payments totaled $912,000 over the five year period.

During the five year period 2001 through 2005, the Company's operating performance improved every year.

-    Annual net income increased 50% to $18.4 million from $12.3 million.

-    Earnings Per Share increased 57% to $22.24 from $14.20.

- Return on Average Equity increased to 15.26% from 12.84%, a 242 basis point increase.

-    Total assets increased 39% to $1.35 billion.

-    Total loans increased 62% to $973.3 million.

Importantly, during this period of asset and earnings growth:

- The Bank's risk based capital ratio has remained above the 10% level that federal and state banking regulators require for banks to be considered "well capitalized" (see Financial Condition - Capital).

- The Company's asset quality has remained strong, as reflected by net charge-offs never exceeding 0.15% of average loans in any year and non-performing loans totaling 0.07% of total loans at December 31, 2005 (see Financial Condition - Non-Performing Assets).

- The Company's allowance for loan losses has been maintained above 1.8% of total loans, reflecting a conservative approach to providing for loan losses (see Results of Operations - Provision and Allowance for Loan Losses).

As a result of this strong earnings performance, capital position and asset quality, shareholders have benefited well in excess of overall stock market returns over the past five years.

- Return on Average Equity has increased every year from 12.84% in 2001 to 15.26% in 2005.

- Cash Dividends per Share, restated for stock dividends issued, have increased 85% since 2000, and totaled $29.86 per share over the five year period.

- The market price of the Company's stock has increased $245 per share from a close of $245 in the fourth quarter of 2000 to a close of $490 in the fourth quarter of 2005. Additionally, as a result of the 5% stock dividend declared each year; the average shareholder owned approximately 126 shares at December 31, 2005 for every 100 shares they owned at December 31, 2000.

- The combination of cash dividends, stock dividends, cash payments in lieu of fractional shares from stock dividends and increase in market value of the stock has provided investors with a total return of approximately 170% during the five year period. Management believes that this compares very favorably to overall stock market returns as represented by the AMEX Market Index and the Hemscott Group Index of Banks and Bank Holding Companies (see Performance Graph in the Company's definitive proxy statement for the 2006 Annual Meeting of Shareholders).

- The total market capitalization of the Company has increased by $235 million over the five year period.

In 1998, the Board approved the Company's first stock repurchase program which expired on May 1, 2001. During the second quarter of 2004, the Board of Directors of Farmers & Merchants Bancorp approved a second stock repurchase program because it has concluded that the Company continues to have more capital than it needs to meet present and anticipated regulatory guidelines for the Bank to be classified as "well capitalized".

Repurchases under the second program will be made on the open market or through private transactions. The aggregate price to be paid by the Company for all repurchased stock will not exceed $10 million and the program will expire on May 31, 2007. The repurchase program also requires that no purchases may be made if the Bank would not remain "well-capitalized" after the repurchase. All shares repurchased under the repurchase program will be retired.

Since the second stock repurchase program was approved in 2004, the Company has repurchased over 13,000 shares for total consideration of $6.1 million.

The Current Year: 2005
At the completion of our 89th year, management and the Board are pleased to report the highest net income in the Company's history. For the year ended December 31, 2005, Farmers & Merchants Bancorp reported net income of $18.4 million, earnings per share of $22.24, return on average assets of 1.46% and return on average equity of 15.26%.

The Company's continuing strong earnings performance in 2005 was due to a combination of: (1) growth in earning assets; (2) improvement in the mix of earning assets as reflected by an increase in loans as a percentage of average earning assets; (3) improvement in the net interest margin due to rising market interest rates; and (4) a reduction in the provision for loan losses.

The following is a summary of the financial accomplishments achieved during 2005 as compared to 2004.

-    Net income increased 12.0% to $18.4 million from $16.4 million.

-    Earnings per share increased 13.0% to $22.24 from $19.68.

-    Net interest income increased 18.1% to $58.4 million from $49.5 million.

-    Total assets increased 10.3% to $1.35 billion from $1.23 billion.

-    Gross loans increased 12.3% to $973.3 million from $866.9 million.

-    Total deposits increased 10.1% to $1.1 billion from $1.0 billion.

- Total shareholders' equity increased 6.1% to $123.6 million from $116.5 million, after dividends of $6.7 million, stock buybacks of $4.0 million and an increase in Accumulated Other Comprehensive Loss of $655,000.

-     Total market capitalization increased $66 million.

Looking Forward: 2006 and Beyond
In management's opinion, the following key issues will influence the financial results of the Company in 2006 and future years:

- The Company is asset sensitive (see "Quantitative and Qualitative Disclosures About Market Risk-Interest Rate Risk"). As a result, between December 2004 and December 2005, the Company's net interest margin improved approximately 47 basis points as a result of the FRB's 200 basis point increase in short-term market rates. Management's current expectation is that short-term market rates will rise another 25-50 basis points in early 2006; however, no assurance can be given that rates will continue to rise. Should market rates continue to rise, the Company's net interest margin may improve further in the short-term. However, since increases in the Company's deposit rates typically lag increases in loan rates, once short-term market rates stabilize, or should they decline as some economists are predicting, the Company's net interest margin could be adversely impacted. Additionally, the Company's net interest margin could come under pressure from competitor pricing strategies that the Company may need to respond to in order to retain key customers.

- The Company's results can be influenced by changes in the credit quality of its borrowers. Non-performing loans totaled $694,000 or 0.07% of total loans at December 31, 2005 and $225,000 or 0.03% of total loans at December 31, 2004. Management believes that these levels are adequately covered by the Company's current loan loss reserves and that the general economic conditions in the Company's service area appear positive at the current time. However, future financial results could be impacted should deterioration in economic conditions or other factors that affect credit quality cause the level of the Company's non-performing loans to increase.

In addition to the preceding issues, over the past two years management has carefully examined the Company's existing branch delivery system, along with the availability and desirability of additional branch locations, and initiated a major branch expansion, relocation and renovation program. New branches will be opened during 2006 in Sacramento, Lodi and Stockton and the downtown Turlock branch will be relocated to a new facility. In management's opinion, these moves are integral to the long-term strategic positioning of the Company.

The Company currently estimates that the total capital expenditures associated with this multi-year branch program will be in excess of $10 million which will result in an increase in the Company's future occupancy expense as compared to 2005. In addition, the increased staffing and other operating expense associated with these new branches will place pressure on the Company's earnings over the next 24-36 months, the timeframe in which these branches are estimated to reach break-even.

RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide a better understanding of Farmers & Merchants Bancorp and its subsidiaries' performance during each of the years in the three-year period ended December 31, 2005 and the material changes in financial condition, operating income and expense of the Company and its subsidiaries as shown in the accompanying financial statements.

Net Interest Income/Net Interest Margin
The tables on the following pages reflect the Company's average balance sheets and volume and rate analysis for the years ending 2005, 2004 and 2003. Average balance amounts for assets and liabilities are the computed average of daily balances.

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

The Volume and Rate Analysis of Net Interest Income summarizes the changes in interest income and interest expense based on changes in average asset and liability balances (volume) and changes in average rates (rate). For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to: (1) changes in volume (change in volume multiplied by initial rate); (2) changes in rate (change in rate multiplied by initial volume; and (3) changes in rate/volume (allocated in proportion to the respective volume and rate components).

The Company's earning assets and rate sensitive liabilities are subject to repricing at different times, which exposes the Company to income fluctuations when interest rates change. In order to minimize income fluctuations, the Company attempts to match asset and liability maturities. However, some maturity mismatch is inherent in the asset and liability mix. See "Quantitative and Qualitative Disclosures About Market Risk-Interest Rate Risk".

2005 Compared to 2004

Net interest income increased 18.1% to $58.4 million during 2005. During 2004, net interest income was $49.5 million, representing an increase of 12.9% from 2003. On a fully taxable equivalent basis, net interest income increased 18.3% and totaled $60.1 million during 2005, compared to $50.8 million for 2004. Although average earning assets grew 7.4% during 2005, a significant reason for the increase in net interest income during 2005 was increased market interest rates by the FRB.

Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin. For 2005, the Company's net interest margin was 5.12% compared to 4.65% in 2004. This improvement is primarily a result of the FRB's 200 basis point increase in market rates since December 31, 2004. See "Overview - Looking Forward: 2006 and Beyond" for a discussion of factors impacting the Company's future net interest margin.

Loans, generally the Company's highest earning assets, increased $106.3 million as of December 31, 2005 compared to December 31, 2004. On an average balance basis, loans increased by $79.1 million for the year ended December 31, 2005.
As a result of this loan growth, the mix of the Company's earning assets improved as loans increased from 75.5% of average earning assets during 2004 to 77.0% in 2005. Due to increases in the prime rate during the latter half of 2004 through 2005, the year-to-date yield on the loan portfolio increased 86 basis points to 6.84% for the year ended December 31, 2005 compared to 5.98% for the year ended December 31, 2004. This increase in yield plus the growth in loan balances resulted in interest revenue from loans increasing 25.4% to $61.8 million for 2005.

The investment portfolio is the other main component of the Company's earning assets. The Company invests primarily in mortgage-backed securities, U.S. Government Agencies, and high-grade municipals. Since the risk factor for these types of investments is significantly lower than that of loans, the yield earned on investments is generally less than that of loans.

Average investment securities increased slightly from the prior year. Average balances increased $10.9 million in 2005 compared to the average balance during 2004. Interest income on securities increased $969,000 to $12.1 million for the year ended December 31, 2005 compared to $11.1 for the year ended December 31, 2004. The average yield, on a taxable equivalent basis, in the investment portfolio was 4.6% in 2005 compared to 4.4% in 2004. Net interest income on the Schedule of Year-to-Date Average Balances and Interest Rates shown on a taxable equivalent basis, which is higher than net interest income as reflected on the Consolidated Statements of Income because of adjustments that relate to income on securities that are exempt from federal income taxes.

Average interest-bearing sources of funds increased $49.0 million or 6.1% during 2005. Of that increase, average borrowed funds (primarily FHLB Advances) decreased $2.9 million, interest-bearing deposits increased $51.9 million, and subordinated debt remained unchanged.

During 2005, the Company was able to grow average interest bearing deposits by $51.9 million. The increase was primarily in lower cost savings and interest bearing DDA deposits, which grew $33.7 million, as higher cost time deposits
grew by $18.2 million.   Total interest expense on deposit accounts for 2005 was
$9.8 million as compared to $6.7 million in 2004. As deposits increased, interest expense on deposits increased 47.6% or $3.2 million in 2005. The average rate paid on interest-bearing deposits was 1.3% in 2005 and 0.9% in 2004. This increase in rates is a result of the FRB's increase in market rates during 2005.

2004 Compared to 2003

Net interest income increased 12.9% to $49.5 million during 2004. During 2003, net interest income was $43.8 million, representing an increase of 7.8% from 2002. On a fully taxable equivalent basis, net interest income increased 11.9% and totaled $50.8 million during 2004, compared to $45.4 million for 2003. The primary reason for the increase in net interest income during 2004 was an improvement in the volume and mix (as reflected by an increase in loans as a percentage of average earning assets) of earning assets. However, since the Federal Reserve began increasing market interest rates in June, 2004, the Company's net interest income benefited from an increase in the yield on earning assets.

For 2004, the Company's net interest margin was 4.65% compared to 4.50% in 2003. Although this improvement was primarily a result of a decrease in the cost of interest bearing liabilities, the Company's yield on earning assets also improved as a result of the Federal Reserve's 125 basis point increase in market rates between June 30, 2004 and December 31, 2004.

Loans increased $60.0 million as of December 31, 2004 compared to December 31, 2003. On an average balance basis, loans increased by $86.6 million for the year ended December 31, 2004. As a result of this loan growth, the mix of the Company's earning assets improved as loans increased from 73.1% of average earning assets during 2003 to 75.5% in 2004. Due to the continued lagging impact of the decline in market interest rates during 2003 and the first half of 2004, the year-to-date yield on the loan portfolio decreased 10 basis points to 5.98% for the year ended December 31, 2004 compared to 6.08% for the year ended December 31, 2003. This decrease in yield was offset by the growth in loan balances, which resulted in interest revenue from loans increasing 9.8% to $49.3 million for 2004.

Average investment securities remained relatively unchanged from the prior year. Average balances decreased $2.5 million in 2004 compared to the average balance during 2003 and interest income on securities decreased $275,000 for the year ended December 31, 2004. The declining market interest rate environment in 2003 and early 2004, and the fact that rates remained low for a substantial time, resulted in maturities in the portfolio being reinvested at rates slightly below prior years. The average yield, on a taxable equivalent basis, in the investment portfolio was 4.4% in 2004 compared to 4.5% in 2003.

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

FARMERS & MERCHANTS BANCORP
YEAR-TO-DATE AVERAGE BALANCES AND INTEREST RATES
(Interest and Rates on a Taxable Equivalent Basis)
(in thousands)
                                                                               Year Ended December 31,
                                                                                        2005
ASSETS                                                                    Balance     Interest       Rate
----------------------------------------------------------------------  -----------  -----------  ----------
Federal Funds Sold and Securities Purchased Under Agreements to Resell  $    5,593   $      188        3.36%
Investment Securities Available-for-Sale
  U.S. Agencies                                                             58,226        2,187        3.76%
  Municipals - Taxable                                                          81            5        6.17%
  Municipals - Non-Taxable                                                  15,987          976        6.10%
  Mortgage Backed Securities                                                79,290        3,112        3.92%
  Other                                                                      4,582          255        5.57%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Investment Securities Available-for-Sale                         158,166        6,535        4.13%
----------------------------------------------------------------------  -----------  -----------  ----------
Investment Securities Held-to-Maturity
  U.S. Agencies                                                             28,255        1,167        4.13%
  Municipals - Non-Taxable                                                  64,968        3,880        5.97%
  Mortgage Backed Securities                                                12,223          465        3.80%
  Other                                                                        432           26        6.02%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Investment Securities Held-to-Maturity                           105,878        5,538        5.23%
----------------------------------------------------------------------  -----------  -----------  ----------
Loans
  Real Estate                                                              507,315       34,133        6.73%
  Home Equity                                                               65,397        4,172        6.38%
  Agricultural                                                             142,008        9,880        6.96%
  Commercial                                                               170,081       12,012        7.06%
  Consumer                                                                  12,694        1,106        8.71%
  Credit Card                                                                5,046          491        9.73%
  Municipal                                                                  1,029           44        4.28%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Loans                                                            903,570       61,838        6.84%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Earning Assets                                                 1,173,207   $   74,099        6.32%
                                                                                     ===========  ==========
Unrealized Gain/(Loss) on Securities Available-for-Sale                     (1,856)
Allowance for Loan Losses                                                  (17,910)
Cash and Due From Banks                                                     35,453
All Other Assets                                                            72,235
----------------------------------------------------------------------  -----------
    TOTAL ASSETS                                                        $1,261,129
======================================================================  ===========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Interest Bearing DDA                                                  $  117,460   $       79        0.07%
  Savings                                                                  298,181        1,319        0.44%
  Time Deposits                                                            351,552        8,430        2.40%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Interest Bearing Deposits                                        767,193        9,828        1.28%
Other Borrowed Funds                                                        78,719        3,561        4.52%
Subordinated Debt                                                           10,310          643        6.24%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Interest Bearing Liabilities                                     856,222   $   14,032        1.64%
                                                                                     ===========  ==========
Interest Rate Spread                                                                                   4.68%
Demand Deposits                                                            268,038
All Other Liabilities                                                       16,092
----------------------------------------------------------------------  -----------
    TOTAL LIABILITIES                                                    1,140,352
Shareholders' Equity                                                       120,777
----------------------------------------------------------------------  -----------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                            $1,261,129
======================================================================  ===========
Impact of Non-Interest Bearing Deposits and Other Liabilities                                          0.44%
Net Interest Income and Margin on Total Earning Assets                                   60,067        5.12%
Tax Equivalent Adjustment                                                                (1,641)
----------------------------------------------------------------------  -----------  -----------  ----------
Net Interest Income                                                                  $   58,426        4.98%
======================================================================  ===========  ===========  ==========

Notes: Yields on municipal securities have been calculated on a fully taxable equivalent basis. Loan interest income includes fee income and unearned discount of $3.5 million for the year ended December 31, 2005. Nonaccrual loans and lease financing receivables have been included in the average balances. Yields on securities available-for-sale are based on historical cost.

FARMERS & MERCHANTS BANCORP
YEAR-TO-DATE AVERAGE BALANCES AND INTEREST RATES
(Interest and Rates on a Taxable Equivalent Basis)
(in thousands)
                                                                              Year Ended December 31,
                                                                                        2004
ASSETS                                                                    Balance     Interest       Rate
----------------------------------------------------------------------  -----------  -----------  ----------
Federal Funds Sold and Securities Purchased Under Agreements to Resell  $   14,267   $      194        1.36%
Investment Securities Available-for-Sale
  U.S. Agencies                                                             67,419        2,449        3.63%
  Municipals - Taxable                                                       1,005           63        6.27%
  Municipals - Non-Taxable                                                  19,044        1,162        6.10%
  Mortgage Backed Securities                                                97,947        3,703        3.78%
  Other                                                                      7,098          381        5.37%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Investment Securities Available-for-Sale                         192,513        7,758        4.03%
----------------------------------------------------------------------  -----------  -----------  ----------
Investment Securities Held-to-Maturity
  U.S. Agencies                                                             13,409          564        4.21%
  Municipals - Non-Taxable                                                  37,303        2,383        6.39%
  Mortgage Backed Securities                                                 9,604          384        4.00%
  Other                                                                        333           15        4.50%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Investment Securities Held-to-Maturity                            60,649        3,346        5.52%
----------------------------------------------------------------------  -----------  -----------  ----------
Loans
  Real Estate                                                              477,220       29,771        6.24%
  Home Equity                                                               58,187        2,852        4.90%
  Agricultural                                                             131,971        7,091        5.37%
  Commercial                                                               140,145        8,062        5.75%
  Consumer                                                                  11,307        1,037        9.17%
  Credit Card                                                                4,599          442        9.61%
  Municipal                                                                  1,070           47        4.39%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Loans                                                            824,499       49,302        5.98%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Earning Assets                                                 1,091,928   $   60,600        5.55%
                                                                                     ===========  ==========
Unrealized Gain/(Loss) on Securities Available-for-Sale                        779
Allowance for Loan Losses                                                  (17,850)
Cash and Due From Banks                                                     33,389
All Other Assets                                                            63,005
----------------------------------------------------------------------  -----------
    TOTAL ASSETS                                                        $1,171,251
======================================================================  ===========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Interest Bearing DDA                                                  $   96,152   $       62        0.06%
  Savings                                                                  285,796        1,090        0.38%
  Time Deposits                                                            333,377        5,509        1.65%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Interest Bearing Deposits                                        715,325        6,661        0.93%
Other Borrowed Funds                                                        81,598        2,703        3.31%
Subordinated Debt                                                           10,310          454        4.40%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Interest Bearing Liabilities                                     807,233   $    9,818        1.22%
                                                                                     ===========  ==========
Interest Rate Spread                                                                                   4.33%
Demand Deposits                                                            238,817
All Other Liabilities                                                       11,780
----------------------------------------------------------------------  -----------
    TOTAL LIABILITIES                                                    1,057,830
Shareholders' Equity                                                       113,421
----------------------------------------------------------------------  -----------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                            $1,171,251
======================================================================  ===========
Impact of Non-Interest Bearing Deposits and Other Liabilities                                          0.32%
Net Interest Income and Margin on Total Earning Assets                                   50,782        4.65%
Tax Equivalent Adjustment                                                                (1,300)
----------------------------------------------------------------------  -----------  -----------  ----------
Net Interest Income                                                                  $   49,482        4.53%
======================================================================  ===========  ===========  ==========

Notes: Yields on municipal securities have been calculated on a fully taxable equivalent basis. Loan interest income includes fee income and unearned discount of $3.2 million for the year ended December 31, 2004. Nonaccrual loans and lease financing receivables have been included in the average balances. Yields on securities available-for-sale are based on historical cost.

FARMERS & MERCHANTS BANCORP
YEAR-TO-DATE AVERAGE BALANCES AND INTEREST RATES
(Interest and Rates on a Taxable Equivalent Basis)
(in thousands)
                                                                               Year Ended December 31,
                                                                                       2003
ASSETS                                                                    Balance     Interest       Rate
----------------------------------------------------------------------  -----------  -----------  ----------
Federal Funds Sold and Securities Purchased Under Agreements to Resell  $   15,871   $      190        1.20%
Investment Securities Available-for-Sale
  U.S. Agencies                                                             48,682        1,675        3.44%
  Municipals - Taxable                                                       1,255           78        6.22%
  Municipals - Non-Taxable                                                  31,477        1,767        5.61%
  Mortgage Backed Securities                                               121,096        4,549        3.76%
  Other                                                                     14,257          742        5.20%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Investment Securities Available-for-Sale                         216,767        8,811        4.06%
----------------------------------------------------------------------  -----------  -----------  ----------
Investment Securities Held-to-Maturity
  Municipals - Non-Taxable                                                  38,444        2,542        6.61%
  Other                                                                        442           25        5.66%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Investment Securities Held-to-Maturity                            38,886        2,567        6.60%
----------------------------------------------------------------------  -----------  -----------  ----------
Loans
  Real Estate                                                              425,081       27,456        6.46%
  Home Equity                                                               49,000        2,489        5.08%
  Agricultural                                                             113,123        5,801        5.13%
  Commercial                                                               131,587        7,339        5.58%
  Consumer                                                                  13,528        1,326        9.80%
  Credit Card                                                                4,343          410        9.44%
  Municipal                                                                  1,240           65        5.24%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Loans                                                            737,902       44,886        6.08%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Earning Assets                                                 1,009,426   $   56,454        5.59%
                                                                                     ===========  ==========
Unrealized Gain/(Loss) on Securities Available-for-Sale                      3,542
Allowance for Loan Losses                                                  (17,096)
Cash and Due From Banks                                                     30,209
All Other Assets                                                            57,174
----------------------------------------------------------------------  -----------
    TOTAL ASSETS                                                        $1,083,255
======================================================================  ===========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Interest Bearing DDA                                                  $   89,896   $      113        0.13%
  Savings                                                                  254,270        1,306        0.51%
  Time Deposits                                                            322,513        6,695        2.08%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Interest Bearing Deposits                                        666,679        8,114        1.22%
Other Borrowed Funds                                                       100,724        2,942        2.92%
Subordinated Debt                                                              434           16        3.69%
----------------------------------------------------------------------  -----------  -----------  ----------
    Total Interest Bearing Liabilities                                     767,837   $   11,072        1.44%
                                                                                     ===========  ==========
Interest Rate Spread                                                                                   4.15%
Demand Deposits                                                            198,483
All Other Liabilities                                                        8,960
----------------------------------------------------------------------  -----------
    TOTAL LIABILITIES                                                      975,280
Shareholders' Equity                                                       107,975
----------------------------------------------------------------------  -----------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                            $1,083,255
======================================================================  ===========
Impact of Non-Interest Bearing Deposits and Other Liabilities                                          0.35%
Net Interest Income and Margin on Total Earning Assets                                   45,382        4.50%
Tax Equivalent Adjustment                                                                (1,571)
----------------------------------------------------------------------  -----------  -----------  ----------
Net Interest Income                                                                  $   43,811        4.34%
======================================================================  ===========  ===========  ==========

Notes: Yields on municipal securities have been calculated on a fully taxable equivalent basis. Loan interest income includes fee income and unearned discount of $3.3 million for the year ended December 31, 2003. Nonaccrual loans and lease financing receivables have been included in the average balances. Yields on securities available-for-sale are based on historical cost.

FARMERS & MERCHANTS BANCORP
VOLUME AND RATE ANALYSIS OF NET INTEREST REVENUE
(Rates on a Taxable Equivalent Basis)                           2005 versus 2004
(in thousands)                                                 Amount of Increase
                                                         (Decrease) Due to Change in:
                                                    -------------------------------------
INTEREST EARNING ASSETS                               Volume        Rate       Net Chg.
--------------------------------------------------  -----------  -----------  -----------
Federal Funds Sold                                  $     (169)  $      163   $       (6)
Investment Securities Available for Sale
  U.S. Agencies                                           (343)          81         (262)
  Municipals - Taxable                                     (57)          (1)         (58)
  Municipals - Non-Taxable                                (186)           0         (186)
  Mortgage Backed Securities                              (727)         136         (591)
  Other                                                   (140)          14         (126)
--------------------------------------------------  -----------  -----------  -----------
    Total Investment Securities Available for Sale      (1,453)         230       (1,223)
--------------------------------------------------  -----------  -----------  -----------

Investment Securities Held to Maturity
  U.S. Agencies                                            613          (10)         603
  Municipals - Non-Taxable                               1,661         (163)       1,498
  Mortgage Backed Securities                               101          (20)          81
  Other                                                      5            6           11
--------------------------------------------------  -----------  -----------  -----------
    Total Investment Securities Held to Maturity         2,380         (187)       2,193
--------------------------------------------------  -----------  -----------  -----------

Loans:
  Real Estate                                            1,943        2,419        4,362
  Home Equity                                              384          936        1,320
  Agricultural                                             572        2,217        2,789
  Commercial                                             1,912        2,038        3,950
  Installment                                              123          (54)          69
  Credit Card                                               43            6           49
  Other                                                     (2)          (1)          (3)
--------------------------------------------------  -----------  -----------  -----------
    Total Loans                                          4,975        7,561       12,536
--------------------------------------------------  -----------  -----------  -----------
    Total Earning Assets                                 5,733        7,767       13,500
--------------------------------------------------  -----------  -----------  -----------

INTEREST BEARING LIABILITIES
Interest Bearing Deposits:
  Transaction                                               14            3           17
  Savings                                                   49          180          229
  Time Deposits                                            318        2,603        2,921
--------------------------------------------------  -----------  -----------  -----------
    Total Interest Bearing Deposits                        381        2,786        3,167
Other Borrowed Funds                                       (98)         956          858
Subordinated Debt                                            1          189          190
--------------------------------------------------  -----------  -----------  -----------
    Total Interest Bearing Liabilities                     284        3,931        4,215
--------------------------------------------------  -----------  -----------  -----------
TOTAL CHANGE                                        $    5,449   $    3,836   $    9,285
==================================================  ===========  ===========  ===========

Notes: Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total "net change." The above figures have been rounded to the nearest whole number.

FARMERS & MERCHANTS BANCORP
VOLUME AND RATE ANALYSIS OF NET INTEREST REVENUE
(Rates on a Taxable Equivalent Basis)                      2004 versus 2003
(in thousands)                                            Amount of Increase
                                                     (Decrease) Due to Change in:
                                                    ------------------------------
INTEREST EARNING ASSETS                              Volume     Rate     Net Chg.
--------------------------------------------------  --------  --------  ----------
Federal Funds Sold                                  $   (20)  $    24   $       4
Investment Securities Available for Sale
  U.S. Agencies                                         676        98         774
  Municipals - Taxable                                  (16)        1         (15)
  Municipals - Non-Taxable                             (748)      143        (605)
  Mortgage Backed Securities                           (876)       30        (846)
  Other                                                (384)       23        (361)
--------------------------------------------------  --------  --------  ----------
    Total Investment Securities Available for Sale   (1,348)      295      (1,053)
--------------------------------------------------  --------  --------  ----------

Investment Securities Held to Maturity
  U.S. Agencies                                         282       282         564
  Municipals - Non-Taxable                              (74)      (86)       (160)
  Mortgage Backed Securities                            192       192         384
  Other                                                  (5)       (5)        (10)
--------------------------------------------------  --------  --------  ----------
    Total Investment Securities Held to Maturity        395       383         778
--------------------------------------------------  --------  --------  ----------

Loans:
  Real Estate                                         3,278      (963)      2,315
  Home Equity                                           453       (90)        363
  Agricultural                                        1,003       287       1,290
  Commercial                                            487       236         723
  Installment                                          (208)      (81)       (289)
  Credit Card                                            24         8          32
  Other                                                  (8)      (10)        (18)
--------------------------------------------------  --------  --------  ----------
    Total Loans                                       5,029      (613)      4,416
--------------------------------------------------  --------  --------  ----------
    Total Earning Assets                              4,056        89       4,145
--------------------------------------------------  --------  --------  ----------

INTEREST BEARING LIABILITIES
Interest Bearing Deposits:
  Transaction                                             8       (59)        (51)
  Savings                                               148      (364)       (216)
  Time Deposits                                         219    (1,405)     (1,186)
--------------------------------------------------  --------  --------  ----------
    Total Interest Bearing Deposits                     375    (1,828)     (1,453)
Other Borrowed Funds                                   (603)      364        (239)
Subordinated Debt                                       431         7         438
--------------------------------------------------  --------  --------  ----------
    Total Interest Bearing Liabilities                  203    (1,457)     (1,254)
--------------------------------------------------  --------  --------  ----------
TOTAL CHANGE                                        $ 3,853   $ 1,546   $   5,399
==================================================  ========  ========  ==========

Notes: Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total "net change." The above figures have been rounded to the nearest whole number.

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

The provision for loan losses totaled $425,000 in 2005, compared to $1.3 million in 2004 and $625,000 in 2003. Changes in the provision between years were the result of management's evaluation of the adequacy of the allowance for loan losses relative to factors such as the credit quality of the loan portfolio, loan growth, current loan losses and the prevailing economic climate and its effect on borrowers' ability to repay loans in accordance with the terms of the notes (see "Quantitative and Qualitative Disclosures About Market Risk-Credit Risk" and "Critical Accounting Policies and Estimates - Allowance for Loan Losses").

As of December 31, 2005, the allowance for loan losses was $17.9 million, which represented 1.8% of the total loan balance. At December 31, 2004, the allowance for loan losses was $17.7 million or 2.0% of the total loan balance. After reviewing all factors above, management concluded that the allowance for loan losses as of December 31, 2005 was adequate.

The table below summarizes the activity in the allowance for losses for the years 2005 and 2004.

ALLOWANCE  FOR  LOSSES
(in thousands)                                                     2005      2004      2003
Allowance for Loan Losses Beginning of Year                      $17,727   $17,220   $16,684
Allowance for Losses - Unfunded Commitments                          111         0         0
---------------------------------------------------------------  --------  --------  --------
Total Allowance for Losses                                        17,838    17,220    16,684
Provision for Loan Losses Charged to Expense                         425     1,275       625
Provision for Losses - Unfunded Commitments Charged to expense        30         0         0
Loans Charged Off                                                   (867)     (955)     (697)
Recoveries of Loans Previously Charged Off                           575       298       608
---------------------------------------------------------------  --------  --------  --------
Total Allowance for Losses End of Year                           $18,001   $17,838   $17,220
===============================================================  ========  ========  ========
ALLOCATION OF ALLOWANCE FOR LOSSES:
---------------------------------------------------------------  --------  --------  --------
Allowance for Loan Losses                                        $17,860   $17,727   $17,220
Allowance for Losses - Unfunded Commitments*                         141       111         -
---------------------------------------------------------------  --------  --------  --------
  Total Allowance for Losses                                     $18,001   $17,838   $17,220
===============================================================  ========  ========  ========

*As of December 31, 2004, the Company reclassified $111,000 of the Allowance for Loan Losses that pertained to commitments under commercial and standby letters of credit to the "other liabilities" section of the Consolidated Balance Sheets.

NON-INTEREST  INCOME

Non-interest income includes: (1) service charges and fees from deposit accounts; (2) net gains and losses from the sale of investment securities; (3) credit card merchant fees; (4) ATM fees; (5) gains and losses from the sale of assets; (6) increases in the cash surrender value of bank owned life insurance; and (7) fees from other miscellaneous business services.

2005 Compared to 2004

Non-interest income totaled $11.3 million, a decrease of $3.0 million or 20.1% from non-interest income of $14.3 million for 2004.

Most of the decrease in 2005 occurred in gain (loss) on sale of investment securities, which was a loss of $953,000 in 2005 as compared to a gain of $1.9 million for 2004. During 2005 the Company made the decision to sell some of its investment portfolio at a loss in order to better align the portfolio with its evolving asset/liability management objectives (see "Financial Condition-Investment Securities"). Additionally, $1.1 million of the gain in 2004 was a result of a non-recurring gain from the sale of common stock that the Company had previously acquired.

Service charges on deposit accounts totaled $4.4 million, a decrease of $427,000 or 8.9% from service charges on deposit accounts of $4.8 million in 2004 due to:
(1) the conversion of certain deposit customers to a newly offered high performance checking product that does not have a monthly service charge; (2) increasing interest rates which reduced service charges for those commercial customers on business account analysis; and (3) a decrease in fees generated from money service business relationships as a result of the Company's strategic decision to exit this product line.

Credit card merchant fees totaled $2.0 million, an increase of $286,000 or 16.3% over fee income of $1.8 million in 2004. The increase during 2005 was due to an increase in merchant volume during the year.

ATM fees totaled $991,000, an increase of $257,000 or 35.0% over fees in 2004. The increase in these fees is due to the convenience and increased number of ATM's at strategic locations which benefit both customers and non-customers.

2004 Compared to 2003

Non-interest income totaled $14.3 million for 2004, an increase of $1.3 million or 10.4% from non-interest income of $12.9 million for 2003.

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

Gain on sale of investment securities totaled $1.9 million in 2004. This represents an increase of $951,000 or 101.7% over 2003. During the fourth quarter of 2004 the Company sold $1.8 million in common stock for a gain of $1.1 million.

The Company provides merchant bankcard services to business customers in its service area. Fee income of $1.8 million was generated in 2004. This represents an increase of $95,000 or 5.7% over fee income of $1.7 million in 2003. The increase during 2004 was due to an increase in merchant volume during the year.

During 2004, the Company sold some fully depreciated fixed assets resulting in a gain of $171,000.

The Company has purchased life insurance on its key executives. The increase in the cash surrender value of such policies for 2004 was $1.6 million, an increase of $42,000 or 2.7% over 2003.

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

2005 Compared to 2004

Overall, non-interest expense totaled $40.6 million, an increase of $4.4 million or 12.3% for the year ended December 31, 2005, primarily as a result of a $2.7 million increase in salaries and employee benefits. This increase was due to:
(1) officer salary merit increases which occurred in November 2005; (2) increased contributions to the Company's incentive compensation and supplemental retirement plans; and (3) increased expense recognition associated with the termination of the Company's defined benefit pension plan which took place in 2005 (see Note 12 of Notes to Consolidated Financial Statements). At the end of 2005, the Company had 294 full time equivalent employees compared to 288 at the end of 2004.

Occupancy and equipment expenses represent the cost of operating and maintaining branch and administrative facilities, including the purchase and maintenance of furniture, fixtures, and office equipment and data processing equipment. Occupancy expense in 2005 totaled $2.1 million, an increase of $343,000 or 19.8% over 2004. This increase was due to: (1) increased branch maintenance and equipment expense; and (2) increased furniture and equipment depreciation related to remodeling and adding branch locations. Equipment expense in 2005 totaled $2.5 million, an increase of $190,000 or 8.2% over 2004.

Marketing expense was $1.5 million in 2005, an increase of $520,000 or 51.9% from $1.0 million in 2004. This increase in 2005 was due to marketing expenses for a new high performance checking product started in November 2004, including the associated direct mail and other ancillary expenses incurred to promote this product.

Other operating expense totaled $6.3 million, a 7.9% increase from the prior year. This increase in other operating expense during 2005 was due primarily to increases in insurance premiums and charitable contributions.

2004 Compared to 2003

Overall, non-interest expense totaled $36.2 million, an increase of $2.9 million or 8.7% for the year ended December 31, 2004, primarily as a result of a $3.0 million increase in salaries and employee benefits. This increase was due to:
(1) officer salary merit increases which occurred in May 2004; (2) increased contributions to the Company's incentive compensation and supplemental retirement plans; and (3) increased expense recognition associated with the planned termination of Company's defined benefit pension plan in 2005 (see Note 12 of Notes to Consolidated Financial Statements). At the end of 2004, the Company had 288 full time equivalent employees compared to 291 at the end of 2003.

Occupancy and equipment expenses represent the cost of operating and maintaining branch and administrative facilities, including the purchase and maintenance of furniture, fixtures, and office equipment and data processing equipment. Occupancy expense in 2004 totaled $1.7 million, an increase of $139,000 or 8.7% over 2003. Equipment expense in 2004 totaled $2.3 million, a decrease of $96,000 or 4.0% from 2003.

Other operating expense totaled $8.0 million, a 2.4% decrease from the prior year. This decrease in other operating expense during 2004 was due primarily to a decrease of $242,000 in legal fees and $130,000 in operating losses.

INCOME  TAXES
The provision for income taxes increased $605,000 during 2005. The effective tax rate in 2005 was 35.7% compared to 36.5% in 2004 and 35.2% in 2003. The decrease in the effective tax rate during 2005 was due primarily to increased municipal security income that is tax exempt for federal tax purposes. The effective rates were lower than the statutory rate of 42% due primarily to benefits regarding the cash surrender value of life insurance; California enterprise zone interest income exclusion; and tax exempt interest income on municipal securities and loans.

Current tax law causes the Company's current taxes payable to approximate or exceed the current provision for taxes on the income statement. Three provisions have had a significant effect on the Company's current income tax liability; the restrictions on the deductibility of loan losses, deductibility of pension and other long-term employee benefits only when paid and the statutory deferral of deductibility of California franchise taxes on the Company's federal return.

FINANCIAL CONDITION

Investment Securities
The investment portfolio provides the Company with an income alternative to loans. The Company's investment portfolio at the end of 2005 was $267.9 million, a decrease of $7.5 million or 2.7% from 2004. Beginning in the fourth quarter of 2004, the Company's asset and liability management strategy called for increasing the mix of the Company's longer-term municipal security portfolio. These balances have increased $32.4 million since September 30, 2004. This strategy is intended to provide the Company, which is asset-sensitive, with some protection in the event of a drop in interest rates. The Company's total investment portfolio represented 19.8% of the Company's total assets during 2005 and 22.5% of the Company's total assets during 2004. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 2005, average Federal Funds Sold on a year to date basis was $5.6 million compared to $14.3 million in 2004.

The Company classifies its investments as held-to-maturity, trading or available-for-sale. Securities are classified as held-to-maturity and are carried at amortized cost when the Company has the intent and ability to hold the securities to maturity. Trading securities are securities acquired for short-term appreciation and are carried at fair value, with unrealized gains and losses recorded in non-interest income. As of December 31, 2005 and 2004 there were no securities in the trading portfolio. Securities classified as available-for-sale include securities which may be sold to effectively manage interest rate risk exposure, prepayment risk, satisfy liquidity demands and other factors. These securities are reported at fair value with aggregate, unrealized gains or losses excluded from income and included as a separate component of shareholders' equity, net of related income taxes.

Note 3 in the Notes to Consolidated Financial Statements displays the classifications of the Company's investment portfolio, the market value of the Company's investment portfolio and the maturity distribution.

Loans
The Company's loan portfolio at December 31, 2005 increased $106.3 million from December 31, 2004. The increase was due to strong loan demand in the Company's market area, along with a focused calling program on high quality loan prospects. Most of the current year's growth occurred in Commercial, Agricultural and Real Estate Construction loans where the Company believes that current market rates are more reasonable than in the areas of Consumer, Home Equity and Real Estate loans. Additionally, on an average balance basis, loans have increased $79.1 million or 9.6%. In 2004, average balances increased from the prior year by 11.7% or $86.6 million. The table following sets forth the distribution of the loan portfolio by type as of the dates indicated.

Loan Portfolio As Of:
---------------------
(in thousands)                      December 31, 2005   December 31, 2004
----------------------------------  ------------------  ------------------
Real Estate                         $          432,378  $          431,746
Real Estate Construction                       110,235              62,446
Home Equity                                     69,013              63,782
Agricultural                                   170,657             151,002
Commercial                                     174,530             142,133
Consumer                                        18,958              17,973
----------------------------------  ------------------  ------------------
  Gross Loans                                  975,771             869,082
Less:
  Deferred Loan Origination Fees                 2,514               2,174
  Allowance for Loan Losses                     17,860              17,727
----------------------------------  ------------------  ------------------
  Net Loans                         $          955,397  $          849,181
==================================  ==================  ==================

In the ordinary course of business, the Company enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying consolidated financial statements. As of December 31, 2005, the Company had entered into loan commitments amounting to $447.7 million compared to $378.8 million at December 31, 2004. In addition, letters of credit issued by the Company to guarantee the performance of a customer to a third party at December 31, 2005 and December 31, 2004, were $11.5 million and $15.8 million, respectively.

Non-Performing Assets
Non-performing assets are comprised of non-performing loans (defined as non-accrual loans plus accruing loans past due 90 days or more) and other real estate owned. As set forth in the table below, non-performing loans as of December 31, 2005 were $694,000 compared to $225,000 at December 31, 2004. The Company reported no real estate owned at either December 31, 2005 or December 31, 2004.

The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. Accrued interest reversed from income on loans placed on a non-accrual status totaled $50,000 at December 31,
2005 compared to $30,000 at December 31, 2004.   Non-performing loans as a
percentage of total loans for the year ended 2005 was .07%. For the year ended 2004 the percentage was 0.3%.

NON-PERFORMING  ASSETS
(in thousands)                     December 31, 2005    December 31, 2004
--------------------------------  -------------------  -------------------
Non-Performing Loans              $              694   $              225
Other Real Estate Owned                            -                    -
--------------------------------  -------------------  -------------------
Total                             $              694   $              225
================================  ===================  ===================

Non-Performing Assets
as a % of Total Loans                           0.07%                0.03%

Allowance for Loan Losses as a %
of Non-Performing Loans                      2,573.5%             7,878.7%


Except for non-performing loans shown in the table above, the Company's management is not aware of any loans as of December 31, 2005 for which known credit problems of the borrower would cause serious doubts as to the ability of such borrowers to comply with their present loan repayment terms, or any known events that would result in the loan being designated as non-performing at some future date. The Company's management cannot, however, predict the extent to which the following or other factors may affect a borrower's ability to pay: (1) deterioration in general economic conditions, real estate values or agricultural commodity prices; (2) increases in general rates of interest; or (3) changes in the financial condition or business of a borrower.

Although management believes that non-performing loans are generally well-secured and that potential losses are provided for in the Company's allowance for loan losses, there can be no assurance that future deterioration in economic conditions or collateral values will not result in future credit losses.

Deposits
One of the key sources of funds to support earning assets is the generation of deposits from the Company's customer base. The ability to grow the customer base and subsequently deposits is a significant element in the performance of the Company.

At December 31, 2005, deposits totaled $1.1 billion. This represents an increase of 10.1% or $101.2 million from December 31, 2004. The increase was focused in demand and interest bearing transaction deposit accounts, which increased $51.9 million and $30.1 million, respectively. The Bank's calling efforts for prospective customers includes acquiring both loan and deposit relationships which results in new demand and interest bearing transaction accounts. Additionally, as rates have increased during 2005, the Company has experienced growth in its time deposits which have increased by $37.2 million since December 31, 2004.

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

Federal Home Loan Bank Advances
Advances from the Federal Home Loan Bank (FHLB) are another key source of funds to support earning assets. These advances are also used to manage the Bank's interest rate risk exposure, and as opportunities exist to borrow and invest the proceeds at a positive spread through the investment portfolio. FHLB advances as of December 31, 2005 were $98.8 million compared to $80.9 million as of December 31, 2004. This increase of $17.9 million in borrowings occurred as a result of the Company's growth in earning assets exceeding its growth in deposits over the last twelve months. The average rate paid for FHLB advances was 4.6% in 2005 compared to 3.3% in 2004.

Long-term Subordinated Debentures
On December 17, 2003 the Company raised $10 million through an offering of trust preferred securities (see Note 19 of Notes to Consolidated Financial Statements). Although this amount is reflected as subordinated debt on the Company's balance sheet, under applicable regulatory guidelines, trust preferred securities qualify as regulatory capital (see Capital). These securities accrue interest at a variable rate based upon 3-month Libor plus 2.85%. Interest rates reset quarterly (the next reset is March 16, 2006) and the rate was 7.35% as of December 31, 2005. The average rate paid for these securities in 2005 was 6.24% compared to 4.40% in 2004. Additionally, if the

Company decided to defer interest on the subordinated debentures, the Company would be prohibited from paying cash dividends on the Company's common stock.

Capital
The Company relies primarily on capital generated through the retention of earnings to satisfy its capital requirements. The Company engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $123.6 million at December 31, 2005 and $116.5 million at the end of 2004.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

June 30, 2005 was the most recent notification from the Federal Deposit Insurance Corporation in which it categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's categories.

                                                                                                  TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                     REGULATORY CAPITAL       PROMPT CORRECTIVE
(IN THOUSANDS)                                   ACTUAL                 REQUIREMENTS          ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------
THE COMPANY:                              AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT      RATIO
--------------------------------------  -----------  -----------  -----------  -----------  ----------  ----------
As of December 31, 2005
Total Capital to Risk Weighted Assets   $   150,648       12.32%  $    97,805         8.0%  N/A         N/A
Tier 1 Capital to Risk Weighted Assets  $   135,333       11.07%  $    48,903         4.0%  N/A         N/A
Tier 1 Capital to Average Assets        $   135,333       10.42%  $    51,936         4.0%  N/A         N/A

                                                                                                  TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                      REGULATORY CAPITAL       PROMPT CORRECTIVE
(IN THOUSANDS)                                   ACTUAL                  REQUIREMENTS          ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------
THE BANK:                                 AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT        RATIO
--------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
As of December 31, 2005
Total Capital to Risk Weighted Assets   $   148,139       12.14%  $    97,606         8.0%  $   122,008        10.0%
Tier 1 Capital to Risk Weighted Assets  $   132,854       10.89%  $    48,803         4.0%  $    73,205         6.0%
Tier 1 Capital to Average Assets        $   132,854       10.25%  $    51,852         4.0%  $    64,815         5.0%

As previously discussed (see Long-term Subordinated Debentures), in order to supplement its regulatory capital base, during December 2003 the Company issued $10 million of trust preferred securities (see Note 19 of Notes to Consolidated Financial Statements). On March 1, 2005 the Federal Reserve Board issued its final rule effective April 11, 2005, concerning the regulatory capital treatment of trust preferred securities ("TPS") by bank holding companies ("BHCs"). Under the final rule BHCs may include TPS in Tier 1 capital in an amount equal to 25% of the sum of core capital net of goodwill. The quantitative limitation concerning goodwill will not be effective until March 31, 2009. Any portion of trust preferred securities not qualifying as Tier 1 capital would qualify as Tier 2 capital subject to certain limitations. The Company has received notification from the Federal Reserve Bank of San Francisco that all of the Company's trust preferred securities currently qualify as Tier 1 capital.

In accordance with the provisions of Financial Accounting Standard Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), the Company does not consolidate the subsidiary trust which has issued the trust preferred securities.

In 1998, the Board approved the Company's first stock repurchase program which expired on May 1, 2001. During the second quarter of 2004, the Board approved a second stock repurchase program because it concluded that the Company continues to have more capital than it needs to meet present and anticipated regulatory guidelines for the Bank to be classified as "well capitalized".

Repurchases under the second program will be made on the open market or through private transactions. The aggregate price to be paid by the Company for all repurchased stock will not exceed $10,000,000 and the program will expire on May 31, 2007. The repurchase program also requires that no purchases may be made if the Bank would not remain "well-capitalized" after the repurchase. All shares repurchased under the repurchase program will be retired (see the Company's 2005 Form 10-K, Part II, Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities).

During 2005, the Company repurchased 8,066 shares at an average share price of $496 per share. In 2004, the Company repurchased 7,981 shares at an average share price of $389. Since the second share repurchase program was approved in 2004, the Company has repurchased over 13,000 shares for total consideration of $6.1 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     This "Management's Discussion and Analysis of Financial Condition and Results of Operations," is based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the Company's financial statements management makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management believes that the most significant subjective judgments that it makes include the following:

     - Allowance for Loan Losses. As a financial institution which assumes lending and credit risks as a principle element in its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the allowance for loan losses is maintained at a level considered adequate by management to provide for losses that are inherent in the portfolio. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management employs a systematic methodology for determining the allowance for loan losses. On a quarterly basis, management reviews the credit quality of the loan portfolio and considers problem loans, delinquencies, internal credit reviews, current economic conditions, loan loss experience and other factors in determining the adequacy of the allowance balance.

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

     - Fair Value. The Company discloses the fair value of financial instruments and the methods and significant assumptions used to estimate those fair values. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. For additional information, see Note 13 of Notes to Consolidated Financial Statements.

     - Income Taxes. The Company uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the deferred tax asset and deferred tax liability balances during the year. This amount combined with the current taxes payable or refundable results in the income tax expense for the current year. For additional information, see Note 8 of Notes to Consolidated Financial Statements.

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

Our most significant off-balance sheet arrangements are limited to: (1) the full and unconditional payment guarantee of accrued distributions relating to $10 million of Trust Preferred Securities issued by FMCB Statutory Trust (see Note 19 of the Consolidated Financial Statements); (2) derivative instruments indexed to the Prime Rate (see Note 14 of the Consolidated Financial Statements); (3) obligations under guarantee contracts such as financial and performance standby letters of credit for our credit customers (see Note 15 of the Consolidated Financial Statements); (4) unfunded commitments to lend (see Note 15 of the Consolidated Financial Statements); and (5) lease contracts (see Note 15 of the Consolidated Financial Statements). It is our belief that none of these arrangements expose us to any greater risk of loss than is already reflected on our balance sheet. We do not have any off-balance sheet arrangements in which we have any retained or contingent interest (as we do not transfer or sell our assets to entities in which we have a continuing involvement), any exposure to derivative instruments that are indexed to stock indices nor any variable interests in any unconsolidated entity to which we may be a party.

The following table presents, as of December 31, 2005, our significant and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discount, hedge basis adjustments or other similar carrying value adjustments. For further information on the nature of each obligation type, see applicable note disclosure in "Notes to Consolidated Financial Statements".

PAYMENTS DUE BY PERIOD
(in thousands)
-----------------------------------------------------------------------------------------------------
Contractual                                    Total   Less than   1-3 Years   3-5 years   More than
Obligations                                              1 Year                             5 Years
-----------------------------------------------------------------------------------------------------
Operating Lease Obligations                   $ 1,230  $      267  $      292  $      236  $      435
-----------------------------------------------------------------------------------------------------
Other Long-Term Liabilities Reflected On the
Company's Balance Sheet under GAAP             10,310           -           -           -      10,310
-----------------------------------------------------------------------------------------------------
Total                                         $11,540  $      267  $      292  $      236  $   10,745
-----------------------------------------------------------------------------------------------------


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

The Company's methodology for assessing the appropriateness of the allowance is applied on a regular basis and considers all loans. The systematic methodology consists of two major elements. The first major element includes a detailed analysis of the loan portfolio in two phases. The first phase is conducted in accordance with SFAS No. 114, "Accounting by Creditors for the Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Individual loans are reviewed to identify loans for impairment. A loan is impaired when principal and interest are deemed uncollectable in accordance with the original contractual terms of the loan. Impairment is measured as either the expected future cash flows discounted at each loan's effective interest rate, the fair value of the loan's collateral if the loan is collateral dependent, or an observable market price of the loan (if one exists). Upon measuring the impairment, the Company will ensure an appropriate level of allowance is present or established.

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

Based on the risk rating system, specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicates the possibility of loss. Management performs a detailed analysis of these loans, including, but not limited to, cash flows, appraisals of the collateral, conditions of the marketplace for liquidating the collateral and assessment of the guarantors. Management then determines the inherent loss potential and allocates a portion of the allowance for losses as a specific allowance for each of these credits.

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

The second major element of the analysis, which considers all known relevant internal and external factors that may affect a loan's collectibility, is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the second element of the analysis of the allowance include, but are not limited to the following conditions that existed as of the balance sheet date:

- then-existing general economic and business conditions affecting the key lending areas of the Company;
- credit quality trends (including trends in non-performing loans expected to result from existing conditions);
-    collateral values;
-    loan volumes and concentrations;
-    seasoning of the loan portfolio;
-    specific industry conditions within portfolio segments;
-    recent loss experience within portfolio segments;
-    duration of the current business cycle;
-    bank regulatory examination results; and
-    findings of the Company's internal credit examiners.

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

Management believes that the allowance for loan losses at December 31, 2005 was adequate to provide for both recognized losses and estimated inherent losses in the portfolio. No assurances can be given that future events may not result in increases in delinquencies, non-performing loans or net loan charge offs that would increase the provision for loan losses and thereby adversely affect the results of operations.

Market Risk - Interest Rate Risk
The mismatch between maturities of interest sensitive assets and liabilities results in uncertainty in the Company's earnings and economic value and is referred to as interest rate risk. The Company does not attempt to predict interest rates and positions the balance sheet in a manner which seeks to minimize, to the extent possible, the effects of changing interest rates.

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

The simulation model estimates the impact of changing interest rates on interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given a 200 basis point upward and a 200 basis point downward shift in interest rates. A shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations. At December 31, 2005, the Company's estimated net interest income sensitivity to changes in interest rates, as a percent of net interest income was an increase in net interest income of 0.54% if rates increase by 200 basis points and a decrease in net interest income of 3.11% if rates decline 200 basis points.

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

Liquidity Risk
Liquidity risk is the risk to earnings or capital resulting from the Company's inability to meet its obligations when they come due without incurring unacceptable losses. It includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Company's ability to liquidate assets or acquire funds quickly and with minimum loss of value. The Company endeavors to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include credit facilities from correspondent banks, brokerage firms and the Federal Home Loan Bank, as well as interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits.

In general, liquidity risk is managed daily by controlling the level of Federal Funds and the use of funds provided by the cash flow from the investment portfolio. The Company maintains overnight investments in Federal Funds as a cushion for temporary liquidity needs. During 2005, Federal Funds Sold averaged $5.6 million. The Company maintains Federal Funds credit lines of $60 million with major banks subject to the customary terms and conditions for such arrangements and $150 million in repurchase lines with major brokers. In addition, the Company has additional borrowing capacity of $136.2 million from the Federal Home Loan Bank.

At December 31, 2005, the Company had available sources of liquidity, which included cash and cash equivalents and unpledged investment securities of approximately $156.4 million, which represents 11.6% of total assets.

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

Management's report on internal control over financial reporting appears on page 1 and is incorporated herein by reference.

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